As filed with the Securities and Exchange Commission on December 11, 2002
                                                    Registration No. 333-99501
 =============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    ______
                              AMENDMENT NO. 1 TO
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             COMPLETEL EUROPE N.V.
            (Exact name of registrant as specified in its charter)


            The Netherlands                     98-0202823
    (State or other jurisdiction of         (I.R.S. Employer
    incorporation or organization)       Identification Number)

                                   Blaak 16,
                               3011 TA Rotterdam
                            The Netherlands 2132 NA
                         Tel. no.: 011-31-10-4300-800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Puglisi & Associates
                         850 Library Avenue, Suite 204
                                 P.O. Box 885
                            Newark, Delaware 19715
                          Telephone no.: 302-738-6680
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
 Alexandre Westphalen                            Eden Quainton
 CompleTel Europe N.V.                Skadden, Arps, Slate, Meagher & Flom LLP
 Tour Egee, 9-11 allee de l'Arche       68 rue du Faubourg Saint-Honore
 92671 Courbevoie Cedex, France               75008 Paris, France
 Tel. no.:  011-33-1-72-92-20-00         Tel. no.:  011-33-1-5527-1100

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                          CALCULATION OF REGISTRATION FEE
====================================================================================================================
     Title of Each Class of                           Proposed Maximum       Proposed Maximum
        Securities to be            Amount to be       Offering Price            Aggregate            Amount of
           Registered                Registered           Per Unit            Offering Price       Registration Fee

Ordinary shares(euro)0.04 nominal        326,778 (1)          $9.80 (2)           $3,202,673 (2)           $295 (2)
value
====================================================================================================================

(1)    Also includes the registration hereunder of such indeterminate number of Ordinary shares as may be issued, pursuant to the operation of anti-dilution provisions, upon the exercise of Warrants for which no additional consideration will be received.

(2)    Estimated solely for the purpose of computing the amount of the registration fee on the basis of the intended exercise price of (euro)10.05 per Ordinary share, converted into US dollars at the exchange rate of (euro)0.9752 per $1.00, which was the Federal Reserve Bank of New York's Noon Buying Rate on September 10, 2002.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.

==================================================================

          Prospectus (subject to completion) dated December 11, 2002






                             COMPLETEL EUROPE N.V.

       Up to 326,778 Ordinary Shares Issuable Upon Exercise of Warrants

     On September 13, 2002, we issued to holders of our Ordinary shares Warrants to subscribe to an aggregate of up to 326,778 of our Ordinary shares. Our three largest shareholders at the time of the grant and our directors have waived their rights to be granted Warrants. Each other record holder of our Ordinary shares at 9:00 a.m. (Paris time) on September 13, 2002 received one Warrant for each Ordinary share (nominal value (euro)0.10 per share) held at that time. On September 16, 2002, we effected a 670-for-one reverse split and reduction of the nominal value of our Ordinary shares from (euro)0.10 to
(euro)0.04 per share. With the effect of that reverse share split, each Warrant entitles its holder to subscribe to 0.005988 of our Ordinary shares (nominal value (euro)0.04 per share) and 167 Warrants are required to subscribe to one Ordinary share at a price of (euro)10.05. Warrants are only exercisable for the receipt of a whole number of Ordinary shares.

     The Warrants are exercisable during the period commencing at 9:00 a.m. (Paris time) on December 15, 2002 and ending at 5:00 p.m. (Paris time) on the fifteenth day after the publication of our audited annual financial statements for 2002, currently anticipated to occur on or about February 28, 2003. For a period of 30 days following the end of this Warrant exercise period, holders of our Convertible Preferred A and B shares shall be entitled to subscribe, at the same price as the exercise price under the Warrants, to Ordinary shares in respect of Warrants that are not exercised. This prospectus covers the Ordinary shares issuable upon exercise of these backstop rights, as well as exercise of the Warrants.

     Our Ordinary shares are listed on the Premier Marche of Euronext Paris under the symbol "CTL." On December 6, 2002, the last reported sales price for our Ordinary shares on the Premier Marche was (euro)6.98 per share. The Warrants are listed on the Premier Marche of Euronext Paris under the symbol "CTW." The Warrants are traded separately form our Ordinary shares and will continue to trade until the end of their exercise period.

     Investing in our shares involves risks. See the section entitled "Risk Factors" beginning on page 6.

     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is December __, 2002

                                            TABLE OF CONTENTS

                                                                                                            PAGE


PROSPECTUS SUMMARY............................................................................................1

SUMMARY CONSOLIDATED FINANCIAL DATA...........................................................................2

RISK FACTORS..................................................................................................6

FORWARD LOOKING STATEMENTS....................................................................................13

USE OF PROCEEDS...............................................................................................13

PRICE RANGE OF OUR ORDINARY SHARES............................................................................14

DIVIDEND POLICY...............................................................................................17

EXCHANGE RATE DATA............................................................................................18

CAPITALIZATION................................................................................................20

SELECTED FINANCIAL DATA.......................................................................................21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................24

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK....................................................54

BUSINESS......................................................................................................55

PROPERTIES....................................................................................................73

LEGAL PROCEEDINGS.............................................................................................74

MANAGEMENT....................................................................................................75

EXECUTIVE COMPENSATION AND EQUITY INCENTIVE PLANS.............................................................84

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................................95

OUR PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP BY OUR MANAGEMENT..............................................97

DESCRIPTION OF THE WARRANTS...................................................................................100

DESCRIPTION OF SHARE CAPITAL..................................................................................104

SHARES ELIGIBLE FOR FUTURE SALE...............................................................................116

NETHERLANDS TAXATION..........................................................................................116

UNITED STATES FEDERAL INCOME TAXATION.........................................................................122

PLAN OF DISTRIBUTION..........................................................................................130

LEGAL MATTERS.................................................................................................131

ENFORCEABILITY OF CIVIL LIABILITIES...........................................................................131

CHANGES IN ACCOUNTANTS........................................................................................133

EXPERTS.......................................................................................................133

WHERE YOU CAN FIND MORE INFORMATION...........................................................................134

INDEX TO FINANCIAL STATEMENTS.................................................................................F-1


         You should rely only on the information contained in this prospectus or to which we refer you. We have not authorized anyone to provide you with different information or to represent anything not contained in this prospectus. We are not offering to sell, or seeking offers to buy, our Ordinary shares in any jurisdiction where the offer or sale is not permitted.

         All statements made herein are accurate only as of the date hereof and may be relied upon only as of that date. Unless otherwise indicated, all share and per share information reflects the five-for-one split effected on February 25, 2000, the 670-for-one reverse split of our Ordinary shares effected on September 16, 2002 and the 100-for-one reverse split of our Preferred shares effected on September 18, 2002.

                              PROSPECTUS SUMMARY

         This summary contains basic information about this offering. This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the section entitled "Risk Factors" and the financial data and related notes, before making an investment decision.


Who We Are

         We are a facilities-based operator of a technologically advanced, high-capacity, fiber optic communications infrastructure. A facilities-based operator uses its own telecommunications facilities to provide services, in contrast with non-facilities-based resellers who purchase services from other providers and then retail them to customers. We provide telecommunications and Internet-related services to business and government end-users, carriers and Internet service providers in targeted metropolitan areas in France. We deliver these services primarily to on-net customers directly connected to our fiber optic metropolitan area networks, or MANs.

         The construction of our MANs was completed during the last quarter of 2001. We are now focusing our efforts on expanding our customer base in our MANs in France. These are located in nine areas in France, covering the cities of: (1) Paris, (2) Lyon, (3) Marseille and Aix, (4) Lille, Roubaix and Tourcoing, (5) Grenoble, (6) Toulouse, (7) Nice and Sophia-Antipolis, (8) Nantes and (9) Strasbourg, Colmar and Mulhouse. We also constructed MANs in four areas in Germany, however, following the sale of our German operations in May 2002, we no longer have MANs in Germany. Our MANs are interconnected by our leased inter-city network.

         As of December 31, 2001, we had a total of 946 customers, compared to 787 customers as of December 31, 2000 in our continuing, French-based operations. Our consolidated revenue for the year ended December 31, 2001 totaled (euro)75.9 million, an increase of approximately 229% over consolidated revenue of (euro)23.0 million for the year ended December 31, 2000.

         We have generated operating losses and negative cash flow from our operating activities to date, and we expect to continue to experience operating losses and negative cash flows from our operations until we establish a sufficient revenue-generating customer base. While we are experiencing growth in our core retail activity in France, and believe that this trend will continue, since mid-2001, we have been affected by the general weakness in the European markets for carrier and dial-up Internet access and Internet data center services. In light of these adverse market conditions, we implemented operational reorganization and restructuring measures in order to adjust our operations to foreseeable market conditions, reducing ongoing operating expenses and capital outlays. In particular, we implemented a major downsizing of our German operations in view of the slowdown in German telecommunications markets (particularly in the carrier and ISP segments). Further, in April 2002, we decided to sell our entire German operations, which sale was completed in early May 2002. Furthermore, faced with a significant downturn in the web hosting market, linked to the collapse of the ".com" market and installed hosting overcapacity in Europe, we decided to scale down the Internet data center operations we had launched in France, Germany and the United Kingdom. In France, we decided to integrate these activities with our retail business, while in Germany and the United Kingdom we exited these markets by selling our entire operations in these countries in May 2002.

         Finally, on September 17, 2002, we completed the implementation of our recapitalization plan, involving the conversion of all of our outstanding debt securities into shares and a cash investment of (euro)43.7 million.


                      SUMMARY CONSOLIDATED FINANCIAL DATA

         The following summary consolidated financial data has been derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The summary financial data as of and for the three years ended December 31, 2001, 2000 and 1999 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary financial data as of and for the nine months ended September 30, 2002 and 2001 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial data is qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Our consolidated financial statements as of and for the year ended December 31, 2001 have been restated. The revisions that were applied to these financial statements are described in Note 2 to our restated consolidated annual financial statements included in this prospectus. The following summary financial data reflects the effect of our discontinued operations in Germany and the United Kingdom as described in Note 3 to our restated consolidated annual financial statements included in this prospectus.

         Operating results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the interim unaudited consolidated financial statements have been included.



                                 Commencement                                                                             Nine
                                 of operations                                                        Nine months        months
                                  (January 8,     Year ended                         Year ended          ended            ended
         Statement of              1998) to        December        Year ended         December         September        September
          operations             December 31,        31,          December 31,          31,               30,              30,
            data:                    1998            1999             2000              2001              2001            2002
                                                                                     (restated)       (unaudited)      (unaudited)
                                                   (euro, in thousands, except share and per share amounts)
Revenue.........................        -            1,903            22,951           75,939            53,989            70,410
                                 ----------    -------------    --------------    -------------     -------------    ------------
Operating expenses..............    6,509           36,163           154,960          170,809           116,192           123,010
                                ----------    -------------    --------------    -------------     -------------     ------------
Operating loss..................   (6,509)         (34,260)         (132,009)         (94,870)          (62,203)          (52,600)
                                ----------    -------------    --------------    -------------     -------------     ------------
Other income (expense):

Interest income.................        -            2,388            22,186           12,728            11,323             1,783
Interest expense, net of
capitalized interest............        -           (7,887)          (28,968)         (29,485)          (22,834)          (22,831)
Foreign exchange gain (loss)
and other expense...............        -           (2,367)          (18,806)          (8,173)           (2,745)            9,496
Gain on early extinguishment
of debt (1).....................        -                -             1,053           46,168            16,009                 -
Gain on exchange of debt for
shares..........................        -                -                 -                -                 -            91,057
                                ----------    -------------    --------------    -------------     -------------     ------------
Total other income (expense)....        -           (7,866)          (24,535)          21,238             1,753            79,505
Net income (loss) from
continuing operations...........   (6,509)         (42,126)         (156,544)         (73,632)          (60,450)           26,905
Loss from discontinued
operations......................        -           (7,664)          (43,681)        (225,417)          (55,874)           (5,148)
                                ----------    -------------    --------------    -------------     -------------     ------------
Income (loss) before
cumulative effect of change
in accounting principle.........   (6,509)          (49,790)        (200,225)        (299,049)         (116,324)           21,757
Cumulative effect of change
in accounting principle.........        -                 -             (263)               -                 -                 -
                                ----------     -------------    --------------    -------------     -------------    ------------
Net Income (Loss)..............    (6,509)          (49,790)        (200,488)        (299,049)         (116,324)           21,757
                                ==========    =============     ==============    =============     =============    ============
Accretion on convertible
preferred shares................        -                 -                -                -                 -              (293)
Net income (loss) applicable
to ordinary shares ............    (6,509)          (49,790)        (200,488)        (299,049)         (116,324)           21,464
                                ==========    =============    ==============    =============     =============    ============
Basic income (loss) per
ordinary share.................    (178.41)         (336.77)         (896.67)       (1,272.81)          (495.10)            50.75
                                ==========    =============    ==============    =============     =============    ============
Diluted income (loss) per
ordinary share.................(eu)(178.41)         (336.77)         (896.67)       (1,272.81)          (495.10)            35.61
                                ==========    =============    ==============    =============     =============    ============
Weighted average number of
ordinary shares outstanding.....   36,484           147,844          223,592          234,952           234,951           422,929
                                ==========    =============    ==============    =============     =============    ============
Weighted average number of
fully diluted ordinary shares...   36,484           147,844          223,592          234,952           234,951           610,909
                                ==========    =============    ==============    =============     =============    ============

(1)  In September 2002, we adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB
     Statement No. 13, and Technical Corrections." Accordingly, gains on early extinguishment of debt are reported as a part of "other income (expense)." For purposes of this summary consolidated financial data, gains on early extinguishment of debt for the years ended December 31, 2001 and 2000 have been reclassified in accordance with
     SFAS No. 145.

                                                 As of            As of           As of            As of            As of
                                             December 31,     December 31,     December 31,     December 31,    September 30,
                                                 1998             1999             2000             2001            2002
                                                                                                                 (unaudited)
                                                                          (euro, in thousands)
Balance sheet data:
Cash and cash equivalents.................          1,472         57,115           361,698           81,613          73,277
Short-term investments, restricted........             --             --            28,030           16,694              --
Non-current investments, restricted.......             --             --            41,709            8,085              --
Property and equipment, net...............          2,888         91,946           298,623          277,807         247,767
Total assets..............................          6,741        176,208           824,781          455,990         360,979
Long-term debt............................             --         79,596           280,597          227,735           4,063
Convertible preferred shares..............             --             --                --               --         124,606
Total shareholders' equity (deficit)......        (5,182)         43,071           415,960          121,916         176,872
Total liabilities and shareholders' equity          6,741        176,208           824,781          455,990         360,979

                                                    THE OFFER


Securities Offered:....................  Up to 326,778 of our Ordinary shares issuable upon exercise of
                                         Warrants.

Exercise Price:........................  167 Warrants are required to subscribe to one Ordinary share at a price of(euro)10.05 (subject to anti-dilution adjustment upon the occurrence of certain events affecting our Ordinary shares).  Warrants are only exercisable for the receipt of a whole number of Ordinary shares.

Exercise Period:.......................  The Warrants are exercisable during the period:

                                         1) commencing at 9:00 a.m. (Paris time) on December 15, 2002 and

                                         2) ending at 5:00 p.m. (Paris time) on the fifteenth day after the publication of our audited annual financial statements for 2002, currently anticipated to occur on or about February 28, 2003.

Warrant Recipients:....................  The Warrants were issued to holders of our Ordinary shares as of record at 9:00 a.m. (Paris time) on September 13, 2002.  Our largest shareholders at that time, Madison Dearborn Partners, Meritage and
                                         DeGeorge Telcom, as well as the members of our Supervisory and
                                         Management Board, have waived any to be granted or to exercise any
                                         Warrants.

Listing:...............................  Our Ordinary shares are listed on the Premier Marche of Euronext Paris under the symbol "CTL."  The Warrants are listed on that stock exchange under the symbol "CTW"  and will continue to trade until the end of their exercise period.

Use of Proceeds:....................... (euro)3,284,119, if all Warrants are exercised.  We intend to add to our general funds the net proceeds from the exercise of the Warrants for our Ordinary shares and to use these net proceeds for general corporate purposes.

Warrant Backstop Right:................  For a period of 30 days following the end of this Warrant exercise period, holders of our Convertible Preferred A and B shares shall be entitled to subscribe, at the same price as the exercise price under the Warrants, to Ordinary shares in respect of Warrants that are not exercised.  This prospectus covers the Ordinary shares issuable upon exercise of these backstop rights, as well as exercise of the Warrants.


                                 RISK FACTORS

We have experienced substantial operating losses to date, and we do not know if or when our business will become a profitable enterprise.

         We have generated operating losses and negative cash flow from our operating activities to date, and we expect to continue to experience operating losses and negative cash flow from operations until we establish a sufficient revenue generating customer base. From the commencement of our operations in January 1998 through September 30, 2002, we have incurred cumulative operating losses of (euro)320.3 million.

         Our ability to generate positive cash flow and operating profits in the future will depend on a number of factors including our ability to:

         o  finance our business activities;

         o  attract and retain customers with substantial network traffic;

         o develop network infrastructure and connect customers in a timely, efficient and cost-effective manner;

         o  attract and retain experienced, qualified personnel;

         o  price our services competitively; and

         o successfully operate our networks and support systems, such as billing, provisioning and network management.

         The prices of communication services have fallen in Europe in recent years, and may continue to decline in the future. In addition, we have been affected by the general weakness in the European markets, including France, for wholesale carrier and dial-up Internet access and Internet data center services.

         We may be unable to achieve or maintain operating profits or positive cash flow in the future, in which case we will not be able to meet our working capital requirements.

The actual amount and timing of our future capital requirements may differ materially from our current estimates due to various factors, many of which are beyond our control.

         The actual amount and timing of our future capital requirements may differ materially from our current estimates due to various factors, many of which are beyond our control. Additional financing may be required in the event of further departures from our current business plans and projections, including those caused by (1) unforeseen delays, (2) cost overruns, (3) engineering design changes, (4) demand for our services that varies from our expectations, (5) adverse regulatory, technological or competitive developments, (6) difficulties or delays in obtaining necessary rights-of-way, or (7) major changes in market conditions. We have experienced and may continue to experience material deviation of our capital requirements from our estimates. For example, revenue generated from our operations during 2001 was lower than we anticipated, increasing our need to generate cash from financing sources and to modify our business plan to reduce our capital requirements.

Development of our activities involves many challenges that could slow or possibly stop the development of our business.

         Our success in developing our business depends on our ability to implement our business plan in a timely manner, at anticipated costs and on acceptable terms and conditions. The successful implementation of our business plan is subject to a variety of factors, including:

         o attracting and retaining skilled, qualified personnel, including sales and marketing personnel;

         o  operating and technical problems;

         o  adverse changes in the regulatory environment;

         o connecting new customers in a timely and cost-efficient manner, and obtaining the required rights-of-way, licenses and permits for doing so;

         o delays by the incumbent operators in delivering interconnection capacity for our increased traffic volume on our network; and

         o  competition and pricing pressures in each of our markets.

         We may encounter difficulties in obtaining sufficient interconnection capacity from incumbent operators, rights-of-way and building permits while we deploy our networks to connect new customers and we may face construction delays caused by other factors outside of our control. As a result, there can be no assurance that we will be able to develop our networks and connect new customers in accordance with our business plan at our anticipated costs.

We depend on effective billing, customer service and information systems, and we may have difficulties in maintaining and operating these systems.

         We have implemented an integrated management information and billing system to coordinate our key business processes. Our operations depend on sophisticated back-office information and processing systems. We rely on these systems to monitor costs, invoice customers, initiate, implement and track customer orders and achieve operating efficiencies. If our information systems are not effective or experience failures, our ability to develop our business and collect revenue could be adversely affected. Errors in, or problems with, our customer care system could affect our ability to respond quickly and effectively to our customers and, therefore, the quality of our service. The customer care and billing systems we use may require additional enhancements in the future, particularly as traffic volume increases on our network. We may encounter difficulties in enhancing, or integrating new technology into, our systems in a timely and cost-effective manner. We cannot assure that our management information and billing systems will operate effectively and seamlessly, or will perform as expected or that we will be able to upgrade successfully and maintain our management information systems. Any extended difficulties could impair our ability to operate efficiently and to provide adequate customer service.

We rely on third-party equipment and service suppliers. Delays in obtaining or inability to obtain necessary equipment and support services, or equipment failure, could impair our operation and the quality of our services.

         If we cannot obtain the equipment needed for our planned networks and services, or delivery of the equipment is delayed, or the price of the equipment increases, the development of our business could be disrupted or our costs could increase. We depend on Nortel Networks, Siemens AG, Cisco Systems, Ciena Corporation and Riverstone and other third party suppliers to provide voice, data and Internet switching and transmission equipment, and various suppliers for billing and other information management and operations support systems, and to design, build and install our networks and provide maintenance and repair services. From time to time we have experienced network disruptions due to equipment failure that have necessitated maintenance and repair services on an emergency basis. Failure by our suppliers to provide equipment and services necessary for our operations on a timely basis could have a material adverse effect on our network operations, customer relations and results of operations and financial condition.

We face significant competition and cannot predict how the competitive environment will develop or whether we will be able to compete successfully.

         We have deployed our MANs in a recently liberalized market and are operating in an evolving and increasingly competitive industry. In order to achieve profitability, we must compete effectively against both new market entrants and existing telecommunications providers. We expect to compete with France Telecom and other existing telecommunications providers. We also expect to compete with new entrants to our markets, including fiber-based local loop operators, wireless local loop operators, DSL operators, electric and other utilities with rights-of-way or existing cabling that can be used for telecommunications, railways, microwave carriers, telecommunications resellers and large end-users that have private networks. The ongoing liberalization of the French market may also attract other facilities-based operators to enter the markets we serve and intensify competition.

         The telecommunications markets in France has been dominated by France Telecom. France Telecom has significant competitive advantages over us including:

         o  greater financial resources, market presence and network coverage;

         o  brand name recognition and customer loyalty;

         o control over local, national and international transmission lines and over access to these lines by other participants; and

         o established relationships with local and national regulatory authorities.

         We also are dependent upon France Telecom, as well as other alternative service providers, for interconnection of our networks to the incumbent infrastructures. Delays in their delivering sufficient interconnection capacity as traffic increases on our network could adversely impact our operations.

         Other facilities-based operators and resellers in our markets may also have some of the same competitive advantages over us, especially with respect to financial resources, market presence and network coverage. In order to effectively compete, we will need to maintain an acceptable cost structure, provide higher value services at competitive prices and generate increasing amounts of telecommunications and data traffic.

Our success depends on our ability to attract, retain and motivate highly skilled, qualified and experienced managerial, sales, marketing, operating, engineering and technical personnel.

         The loss of key personnel, or our inability to recruit qualified personnel, could materially adversely affect our business. Our future development and success depends on our ability to attract and retain skilled, qualified and experienced managerial, sales, marketing, operating, engineering and technical personnel. Competition for qualified personnel in the telecommunications industry in Europe is intense and many of our competitors have greater financial resources and other competitive advantages over us. Moreover, in connection with our restructuring, we made significant reductions in our workforce. These workforce reductions, as well as our limited financial resources, may have an adverse effect on our ability to recruit and retain qualified personnel. Consequently, we cannot assure that we will be able to hire or retain necessary personnel in the future.

A limited number of customers represent a significant portion of our revenue. If we were to lose any of these customers, our revenue could decrease significantly.

         Our three, five and ten largest customers in France generated approximately 19%, 22% and 29% of our revenue for the year ended December 31, 2001, respectively. These customers include Tiscali/Liberty Surf, which generated slightly over 14% of our total revenue for the year. There can be no assurance that we will be able to retain these customers or other large customers. The loss, or a decrease, of business from one or more of these customers might result in our revenue decreasing proportionately.

If we do not continually adapt to technological change, we could lose customers and market share.

         We could lose customers and market share if we fail to timely obtain and effectively deploy new technology. The telecommunications industry is subject to rapid and significant changes in services and technology. The effect of technological changes on our business cannot be predicted, and we may be unable to anticipate accurately or in a timely fashion the demand for new technology or obtain access to new technology on satisfactory terms.

We depend on agreements with third parties to obtain rights-of-way and leased capacity to build and operate our business successfully.

         In order to develop and operate our local networks, we depend on rights-of-way and other agreements to use underground conduit and building access from various parties, including our competitors, governments and private parties. In addition, we occasionally depend on leased local trunking capacity or wireless transmission systems in order to achieve rapid connection of new customers and maximize speed to market. If we cannot obtain or maintain those arrangements on favorable terms, we may not be able to implement our business plan on acceptable terms.

Our success depends on growth in the use of the Internet, electronic commerce, data transmission services, multimedia and other bandwidth intensive applications in our markets. Use of these services in our markets may not increase as we expect.

         Our business depends on use of the Internet, electronic commerce, data transmission services, multimedia and other bandwidth-intensive applications in Europe, and in particular, in France. Our business plan currently assumes that the use of such services will increase in the next few years. If the use of data transmission services, multimedia and bandwidth-intensive applications in our markets does not increase as we anticipate, demand for many of our value-added products and services, including high-speed data services, Internet access services and web hosting services, could be lower than we currently anticipate. In addition, because our customers include telecommunications carriers, Internet service providers and other Internet-related companies, adverse trends in the demand for such customers' services could have an indirect effect on the demand for our products and services. In particular, during the past several months a number of our customers have announced restructurings or have filed for bankruptcy, calling into question their continuing demand for our products and services.

Our need to comply with extensive and changing government regulation and licensing requirements could increase our costs and slow our development.

         The telecommunications industry in France is subject to a significant degree of regulation. We need telecommunications licenses and other equivalent authorizations to operate our business. We cannot assure that we will be successful in maintaining or renewing licenses and other authorizations required for services we provide or plan to provide. We must keep our existing licenses and other authorizations in force in order to continue providing services. In addition, we must comply with current and future regulation and technical standards regarding interconnection, privacy, neutrality, non-discrimination, security, environmental protection, limitations on ownership and public service in order to maintain our licenses and other authorizations and conduct our business.

The liberalization of the French market in which we plan to operate may not occur on a timely basis.

         Under European Union directives, each individual member state, including France, must pass domestic laws to implement the European Union directives, but has significant latitude to do so according to its own national policies. France has had a legal obligation to liberalize its market in accordance with these directives since January 1, 1998. Following the outcome of the 1999 Communications Review on July 12, 2000, the EU Commission proposed a package of legislative reforms intended to consolidate, simplify and update the existing regulatory framework. These proposals include a new framework directive for electronic communications networks and services, four specific directives covering the licensing and authorization of network operators and service providers, access and interconnection, universal service and users' rights, data protection and privacy, as well as a regulation on unbundled access to the local loop. These directives have been adopted in February 2002, and the regulation regarding unbundled access to the local loop entered into force on January 2, 2001. In July 2000, the EU Commission also proposed a draft Competition Directive aiming to replace by a single text all existing "liberalization" directives in the telecommunications sector. The draft has been submitted to public consultation. As it develops, EU legislation will continue to have a significant effect on our markets, including future developments relating to the convergence of Internet, media and information technology.

We may be liable for information disseminated through our network.

         The law relating to the regulation and liability of Internet service providers in relation to information carried or disseminated is still developing. The European Union has enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel and taxation, apply to the Internet.

         Decisions, laws, regulations and other activities regarding regulation and content liability may adversely affect the development and profitability of companies offering Internet access services, including us.

         The European Union has adopted a directive on certain legal aspects of electronic commerce, which requires member states to make certain changes to national laws. The directive applies to us and other service providers established in the EU and aims to establish a consistent legal framework for electronic commerce within the EU.

         The imposition of potential liability upon Internet and web hosting service providers for material carried on or disseminated through their systems could require us to implement measures to reduce our liability exposure. Such measures may require that we spend substantial resources or discontinue some product or service offerings. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

The price of our shares has declined significantly and may experience further declines.

         The market price of our shares has declined significantly in recent months and may experience further declines. This reflects a variety of factors, including:

         o the dilution of our existing shareholder base in connection with our Recapitalization,

         o  anticipated fluctuations in our financial performance,

         o perceived overhang in equity markets for telecommunications companies,

         o problems related to our industry which pressure the stock prices industry-wide,

         o announcements of technological innovations by our existing or future competitors, or

         o  changes in financial estimates by securities analysts.

         From time-to-time, following periods of decline in the market price of a company's securities, securities class action litigation has been instituted in the United States. The institution of any such litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could materially adversely affect our business, results of operations and financial condition.


The principal stock market for our equity securities is Euronext Paris and there will be little or no active trading of our Ordinary Shares in the United States

         Our Ordinary shares are listed on Euronext Paris, where they trade and settle in euros. We have no current plans to list any of our equity securities in the United States. Consequently, we expect there will be little or no active trading of our Ordinary shares in the United States. U.S. investors may find trading and settlement of our Ordinary shares to be difficult because of time zone and language differences between the United States and France. Moreover, U.S. investors will experience fluctuations in the dollar value of their holdings corresponding to changes in the exchange rate between the dollar and the euro and wholly unrelated to our operating or financial performance.

                          FORWARD LOOKING STATEMENTS

         All assumptions, anticipations, expectations and forecasts contained in the following discussion regarding our future business plans and products and services, financial results, revenue and expenditure forecasts, performance, and the telecommunications industry and operating environment, and future events are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. The forward-looking statements are generally identified by the use of forward-looking words such as "plan", "estimate", "believe", "expect", "anticipate", "will", "should" and "may" or other variations of such terms, or by discussion of strategy that involves risks and uncertainties. The forward-looking statements contained herein represent a good-faith assessment of our future performance for which we believe there is a reasonable basis. These forward-looking statements represent our view only as of the dates they are made, and we disclaim any obligation to update forward-looking statements contained herein, except as may be otherwise required by law. The forward-looking statements contained in this report involve known and unknown risks, uncertainties and other factors that could cause our actual future results, performance and achievements to differ materially from those forecasted or suggested herein. For a more detailed discussion of the risks affecting us, please see "Risk Factors."

         All statements made herein are accurate only as of the date of filing of this prospectus with the U.S. Securities and Exchange Commission and may be relied upon only as of that date. Unless otherwise indicated, all Ordinary share numbers reflect the five-for-one split effected on February 25, 2000 and the 670-for-one reverse split effected on September 16, 2002, and all Preferred share numbers reflect the 100-for-one reverse split effected on September 18, 2002.

                                USE OF PROCEEDS

         A maximum of 326,778 Ordinary shares is issuable, at an aggregate exercise price of (euro)3,284,119, if all Warrants are exercised. We intend to add to our general funds the net proceeds from the exercise of the Warrants for our Ordinary shares and to use these net proceeds for general corporate purposes.

                      PRICE RANGE OF OUR ORDINARY SHARES

         The following table shows the amounts traded and the range of high and low closing sales prices for each month and each fiscal quarter since our initial public offering on March 27, 2000. The information included in the following table has been adjusted to give retroactive effect to the 670-to-one reverse split of our Ordinary shares effected on September 16, 2002.

                                                                                                        Premier Marche of
                                                            Nasdaq(2)             Nasdaq (2)           Euronext Paris S.A.
                  Number
             of Shares Traded     Capital Traded
                Including            Including
         Non-Market Transactions    Non-Market        High         Low        High       Low         High           Low
               (Thousands)         Transactions       (U.S.       (U.S.      (euro)     (euro)      (euro)         (euro)
                                   (millions of     dollars)    dollars)
                                     euro) (1)

March 2000          28.19             422.12           15785.2     13359.8    16348.0    13895.8        18,760         11,725
2000 First                                             15785.2     13359.8    16348.0    13895.8        18,760         11,725
Quarter
April 2000           5.55             193.07           15242.5     10217.5    15812.0    11088.5       15611.0        11061.7
May 2000            12.90             127.01           11892.5      7035.0    12984.6     7758.6       13065.0         7370.0
June 2000            6.01              54.13            9339.8      8040.0    10023.2     8448.7        9540.8         8200.8
2000 Second                                            15242.5      7035.0    15812.0     7758.6       15611.0         7370.0
Quarter
July 2000            3.63              31.94            8964.6      7457.1     9560.9     8066.8        9212.5         8194.1
August 2000          8.43              54.79            7624.6      5319.8     8220.9     5822.3        7906.0         5996.5
September 2000      10.13              70.40            7282.9      4777.1     8107.0     5406.9        8241.0         5561.0
2000 Third                                              8964.6      4777.1     9560.9     5406.9        9212.5         5561.0
Quarter
October 2000         9.01              48.07            5527.5      3517.5     6257.8     4174.1        6465.5         4187.5
November 2000        8.61              34.06            4777.1      2345.0     5628.0     2733.6        5681.6         2546.0
December 2000        6.87              18.93            2767.1      2010.0     3149.0     2157.4        3222.7         2445.5
2000 Fourth                                             5527.5      2010.0     6257.8     2157.4        6465.5         2445.5
Quarter
January 2001        13.66              52.81            4187.5      2097.1     4428.7     2204.3        4757.0         2278.0
February 2001       11.01              38.34            4020.0      2512.5     4288.0     2733.6        4328.2         2814.0
March 2001          11.48              29.58            3075.3      1842.5     3289.7     2083.7        3182.5         1936.3
2001 First                                              4187.5      1842.5     4428.7     2083.7        4757.0         1936.3
Quarter
April 2001          15.79              29.52            1943.0      1380.2     2164.1     1567.8        2137.3         1547.7
May 2001            33.57              89.48            2579.5      1742.0     2914.5     1949.7        3021.7         1882.7
June 2001         14.52 (3)           31 (3)            2130.6      1541.0     2492.4     1795.6        2452.2         1902.8
2001 Second                                             2579.5      1380.2     2914.5     1567.8        3021.7         1547.7
Quarter
July 2001           17.69              28.28            1742.0      1199.3     2036.8     1366.8        1996.6         1380.2
August 2001         64.63              73.02            1728.6       636.5     1956.4      696.8        2123.9          710.2
September 2001      57.48              25.03             603.0       335.0      656.6      361.8         757.1          314.9
2001 Third                                              1742.0       335.0     2036.8      361.8        2123.9          314.9
Quarter
October 2001        130.06            114.46            1072.0       341.7     1199.3      375.2        1273.0          422.1
November 2001       130.64             99.65             924.6       475.7     1025.1      536.0        1045.2          515.9
December 2001       72.79              47.18             750.4       603.0      844.2      676.7         917.9          676.7
2001 Fourth                                             1072.0       341.7     1199.3      375.2        1273.0          422.1
Quarter
January 2002        51.27              36.53             723.6       536.0      797.3      623.1         871.0          676.7
February 2002       111.07             57.95             536.0       335.0      623.1      381.9         663.3          395.3
March 2002          193.72            103.96             603.0       308.2      690.1      348.4         737.0          428.8
2002 First                                               723.6       308.2      797.3      348.4         871.0          395.3
Quarter
April 2002          85.49              34.09             455.6       254.6      515.9      288.1         489.1          321.6
May 2002            757.12            139.23             422.1        53.6      462.3       60.3         462.3           67.0
June 2002           168.16             29.22            NA/(4)      NA/(4)     NA/(4)     NA/(4)         221.1          113.9
2002 Second                                              455.6        53.6      515.9       60.3         489.1           67.0
Quarter
July 2002           51.55              6.02             NA/(4)      NA/(4)     NA/(4)     NA/(4)         134.0          100.5
August 2002         80.97              12.29            NA/(4)      NA/(4)     NA/(4)     NA/(4)         221.1           87.1
September 2002      15.98              1.74             NA/(4)      NA/(4)     NA/(4)     NA/(4)         160.8           25.9
2002 Third                                              NA/(4)      NA/(4)     NA/(4)     NA/(4)         221.1           25.9
Quarter
October 2002        47.94              0.28             NA/(4)      NA/(4)     NA/(4)     NA/(4)           7.3            3.8
November 2002       50.77              0.32             NA/(4)      NA/(4)     NA/(4)     NA/(4)           7.6            5.0


Source: Euronext, Nasdaq
____________________________

(1) The U.S. dollar transactions were accounted for using the average monthly exchange rate.

(2) The euro-equivalent of Nasdaq prices are calculated using the exchange rate in effect on the date such prices were reported on such market.

(3) These numbers take into account the transaction by which CompleTel Europe N.V. obtained 3,142,162 of its own shares in exchange for common units it held in CompleTel LLC. The amount of capital exchanged in this transaction was calculated by applying to the number of shares of CompleTel Europe N.V. obtained the average of the highest and lowest prices on the Premier Marche of Euronext Paris S.A. during the course of the month of June 2001. The amount of capital exchanged during the course of this month, without taking into account this transaction was approximately 20.79 million euro.

(4) We voluntarily delisted our Ordinary shares from the Nasdaq National Market effective May 31, 2002.

                                DIVIDEND POLICY

         We have never declared or paid any dividends. Until June 30, 2004, we plan to retain our earnings, if any, to reinvest in our business. Following this date, and until the cancellation or conversion of our Convertible Preferred A and Convertible Preferred B shares in accordance with their terms, we will pay a dividend equal to 11% per annum, calculated over an amount of
(euro)2,010.00 per share to the holders of these Preferred shares. If in any financial year during this period we do not have sufficient profit to pay this dividend in full to the holders of these Preferred shares, the amount of any deficit will carry over to subsequent dividend payments, together with interest thereon at an annual rate of 11% compounded quarterly.

                              EXCHANGE RATE DATA

         In this prospectus, all references to "euro" and "(euro)" are to the lawful currency of the European Union. The following 12 member states of the European Union have adopted the euro as their national currency: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain and Greece. Where this prospectus contains translations of euro into dollars, the translations have, unless otherwise indicated, been made at the noon buying rate in the City of New York for cable transfers in euro as certified for customs purposes by the Federal Bank of New York on a specified date. Amounts in dollars have been translated from euro at assumed rates solely for convenience and should not be construed as representations that euro amounts actually represent such dollar amounts or could be converted into dollars at the rate indicated or any other rate. All references to "U.S.D", "dollars" or "$" are to the lawful currency of the United States of America.

         The following tables set forth, for the periods indicated, information concerning the Noon Buying Rate for euro, expressed in euro per dollar.


                                      Euro per Dollar Exchange Rate
                                                                                                Period-End
Euro Exchange Rate                                         Average                                 Rate
Year Ended December 31,(1)                                  Rate(2)        High        Low
1997(3).............................................            0.8920      0.9679      0.7917      0.9176
1998(3).............................................            0.8991      0.9472      0.8213      0.8517
1999................................................            0.9445      0.9984      0.8466      0.9930
2000................................................            1.0861      1.2092      0.9676      1.0652
2001................................................            1.1224      1.1947      1.0488      1.1235
2002 (through December 6)...........................            1.0671      1.1636      0.9846      1.0081
_____________________

(1)      Representing the Noon Buying Rate.

(2)      The average of the Noon Buying Rates on the last day of each month during the period.

(3)      A conversion rate of euros per U.S. dollar has been provided for 1997 and 1998, prior to the introduction of the euro on January 1, 1999, by dividing the corresponding French franc exchange rate by 6.55957, the official
         French franc-euro conversion rate established on July 1,1999.


                                Euro per Dollar
Exchange Rate(1)                                  High           Low
November 2001............................        1.1403         1.1057
December 2001............................        1.1270         1.1057
January 2002.............................        1.1636         1.1073
February 2002............................        1.1610         1.1392
March 2002...............................        1.1558         1.1317
April 2002...............................        1.1429         1.1077
May 2002.................................        1.1084         1.0669
June 2002................................        1.0650         1.0116
July 2002................................        1.0277         0.9846
August 2002..............................        1.0370         1.0133
September 2002...........................        1.0346         1.0033
October 2002.............................        1.0301         1.0106
November 2002............................        1.0104         0.9846
_____________________
(1)    Representing the Noon Buying Rate.

      On December 6, 2002, the Noon Buying Rate was (euro)1.0081 = $1.00.



                                CAPITALIZATION

         The following table sets forth our unaudited cash and cash equivalents and capitalization as of September 30, 2002, based upon our consolidated financial statements:

     1)  on an actual (historical) basis; and

     2) as adjusted to give effect to (euro)3.3 million from the issuance of Ordinary shares upon the exercise of the Warrants.

         The information presented below should be read in conjunction with our consolidated financial statements as of December 31, 2001 and September 30, 2002 and the related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(in thousands of euro, except share data)                                                  Historical    Pro Forma
Cash and cash equivalents                                                                      73,277            76,561
                                                                                           ==========        ==========
LONG-TERM DEBT (excludes current maturities)                                                    4,063             4,063
CONVERTIBLE PREFERRED A SHARES, nominal value(euro)4.00 per share, authorized 24,000 shares,
   issued and outstanding 21,730 shares                                                        26,587            26,587
CONVERTIBLE PREFERRED B SHARES, nominal value(euro)4.00 per share, authorized 16,000 shares,
   issued and outstanding 14,925 shares                                                        98,019            98,019

SHAREHOLDERS' EQUITY:
   ORDINARY SHARES, nominal value(euro)0.04 per share, authorized 6,300,000 shares, issued
     and outstanding historical 3,905,241 shares; pro forma 4,232,019 shares                      156               169

C SHARES, nominal value(euro)0.04 per share, authorized 10,000,000 shares, issued and
   outstanding 1,548,261 shares                                                                    62                62
   Additional paid-in capital                                                                 732,268           735,539
    Deferred Compensation                                                                     (4,026)           (4,026)
   Other cumulative comprehensive loss                                                            442               442
   Accumulated deficit                                                                      (536,477)         (536,477)
   Treasury stock, at cost                                                                   (15,553)          (15,553)
         TOTAL SHAREHOLDERS' EQUITY                                                           176,872           180,156
         TOTAL CAPITALIZATION                                                                 305,541           308,825
_____________________

                            SELECTED FINANCIAL DATA

         The following selected consolidated financial data has been derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The selected financial data as of and for the three years ended December 31, 2001, 2000 and 1999 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected financial data as of and for the nine months ended September 30, 2002 and 2001 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Our consolidated financial statements as of and for the year ended December 31, 2001 have been restated. The revisions that were applied to these financial statements are described in Note 2 to our restated consolidated annual financial statements included in this prospectus. The following selected financial data reflects the effect of our discontinued operations in Germany and the United Kingdom as described in Note 3 to our restated consolidated annual financial statements included in this prospectus.

         Operating results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the interim unaudited consolidated financial statements have been included.




                                                         Commencement of
                                                            operations
                                                           (January 8,                             Year ended
                       Statement of                          1998) to           Year ended          December
                        operations                         December 31,        December 31,           31,
                          data:                                1998                1999               2000


                                                     (euro, in thousands, except share and per share amounts)
   Revenue...........................................                   -               1,903           22,951
   Operating expenses:
   Network costs.....................................                   -               1,818           23,162
   Selling, general and administrative (excluding
   non-cash
      compensation)..................................               3,754              23,916           49,839
   Allocated costs from an affiliate(1)..............               2,551               6,195           12,090
   Non-cash compensation charges.....................                 164                 634           55,397
   Depreciation and amortization.....................                  40               3,600           14,472
   Restructuring, impairment and other charges.......                   -                   -                -
                                                         -----------------    ----------------    -------------
   Total operating expenses..........................               6,509              36,163          154,960
                                                         -----------------    ----------------    -------------
   Operating loss....................................              (6,509)            (34,260)        (132,009)
                                                         -----------------    ----------------    -------------
   Other income (expense):
   Interest income...................................                   -               2,388           22,186
   Interest expense, net of capitalized interest.....                   -              (7,887)         (28,968)
   Foreign exchange gain (loss) and other expense....                   -              (2,367)         (18,806)
   Gain on early extinguishment of debt (2)..........                   -                   -            1,053
   Gain on exchange of debt for shares...............                   -                   -                -
                                                         -----------------    ----------------    -------------
   Total other income (expense)......................                   -              (7,866)         (24,535)
   Net loss from continuing operations...............              (6,509)            (42,126)        (156,544)
   Loss from discontinued operations.................                   -              (7,664)         (43,681)
                                                         -----------------    ----------------    -------------
   Income (loss) before cumulative effect
   of change in accounting principle.................              (6,509)            (49,790)        (200,225)
   Cumulative effect of change in accounting principle                  -                   -             (263)
                                                         -----------------    ----------------    -------------
   Net income (loss).................................              (6,509)            (49,790)        (200,488)
                                                         =================    ================    =============
   Accretion of convertible preferred shares ........                   -                   -                -
   Net income (loss) applicable to ordinary shares...              (6,509)            (49,790)        (200,488)
                                                         =================    ================    =============
   Basic loss per ordinary share.....................             (178.41)            (336.77)         (896.67)
                                                         =================    ================    =============
   Diluted loss per ordinary share...................             (178.41)            (336.77)         (896.67)
                                                         =================    ================    =============
   Weighted average number of ordinary shares
   outstanding ......................................              36,484             147,844          223,592
                                                         =================    ================    =============
   Weighted average number of fully diluted ordinary               36,484             147,844          223,592
   shares outstanding ...............................
                                                         =================    ================    =============

Table Continued
                                                                            Nine months     Nine months
                                                                               ended           ended
                       Statement of                        Year ended        September       September
                        operations                        December 31,          30,             30,
                          data:                               2001              2001            2002

                                                           (restated)       (unaudited)     (unaudited)
                                                       (euro, in thousands, except share and per share amounts)
   Revenue...........................................            75,939           53,989           70,410
   Operating expenses:
   Network costs.....................................            66,131           47,199           46,825
   Selling, general and administrative (excluding
   non-cash
      compensation)..................................            61,863           48,495           42,151
   Allocated costs from an affiliate(1)..............             5,402                -                -
   Non-cash compensation charges.....................             2,844           (2,769)           3,329
   Depreciation and amortization.....................            28,520           19,092           22,597
   Restructuring, impairment and other charges.......             6,049            4,175            8,108
                                                          --------------    -------------   -------------
   Total operating expenses..........................           170,809          116,192          123,010
                                                          --------------    -------------   -------------
   Operating loss....................................           (94,870)         (62,203)         (52,600)
                                                          --------------    -------------   -------------
   Other income (expense):
   Interest income...................................            12,728           11,323            1,783
   Interest expense, net of capitalized interest.....           (29,485)         (22,834)         (22,831)
   Foreign exchange gain (loss) and other expense....            (8,173)          (2,745)           9,496
   Gain on early extinguishment of debt (2)..........            46,168           16,009                -
   Gain on exchange of debt for shares...............                 -                -           91,057
                                                          --------------    -------------   -------------
   Total other income (expense)......................             21,238           1,753           79,505
   Net loss from continuing operations...............           (73,632)         (60,450)          26,905
   Loss from discontinued operations.................          (225,417)         (55,874)          (5,148)
                                                          --------------    -------------   -------------
   Income (loss) before cumulative effect
   of change in accounting principle.................          (299,049)        (116,324)          21,757
   Cumulative effect of change in accounting principle                 -               -                -
                                                          --------------    -------------   -------------
   Net income (loss).................................          (299,049)        (116,324)          21,757
                                                          ==============    =============   =============
   Accretion of convertible preferred shares ........                 -                -             (293)
   Net income (loss) applicable to ordinary shares...          (299,049)        (116,324)          21,464
                                                          ==============    =============   =============
   Basic loss per ordinary share.....................         (1,272.81)         (495.10)           50.75
                                                          ==============    =============   =============
   Diluted loss per ordinary share...................         (1,272.81)         (495.10)           35.61
                                                          ==============    =============   =============
   Weighted average number of ordinary shares
   outstanding ......................................           234,952          234,951          422,929
                                                          ==============    =============   =============
   Weighted average number of fully diluted ordinary            234,952          234,951          610,909
   shares outstanding ...............................
                                                          ==============    =============   =============


_____________________________

(1)  Prior to January 1, 2002, we recorded as "allocated costs from an affiliate" amounts that we paid CableTel
     Management, Inc. (then, a wholly owned subsidiary of our former ultimate parent, CompleTel LLC) to reimburse expenses incurred by CableTel Management, Inc. in the performance of certain ordinary and necessary general and administrative services for us and our operating subsidiaries. Effective January 1, 2002, we completed the acquisition of CableTel Management, Inc. Commencing that date, all the expenses incurred by CableTel Management,
     Inc. are now accounted for as selling, general and administrative costs.

(2)  In September 2002, we adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB
     Statement No. 13, and Technical Corrections." Accordingly, gains on early extinguishment of debt are reported as a part of "other income (expense)." For purposes of this selected financial information, gains on early extinguishment of debt for the years ended December 31, 2001 and 2000 have been reclassified in accordance with
     SFAS No. 145.


                                                 As of            As of           As of            As of            As of
                                             December 31,     December 31,     December 31,     December 31,    September 30,
                                                 1998             1999             2000             2001            2002
                                                                                                                 (unaudited)
                                                                          (euro, in thousands)
Balance sheet data:
Cash and cash equivalents.................          1,472         57,115           361,698           81,613          73,277
Short-term investments, restricted........             --             --            28,030           16,694              --
Non-current investments, restricted.......             --             --            41,709            8,085              --
Property and equipment, net...............          2,888         91,946           298,623          277,807         247,767
Total assets..............................          6,741        176,208           824,781          455,990         360,979
Long-term debt............................             --         79,596           280,597          227,735           4,063
Convertible preferred shares..............             --             --                --               --         124,606
Total shareholders' equity (deficit)......        (5,182)         43,071           415,960          121,916         176,872
Total liabilities and shareholders' equity          6,741        176,208           824,781          455,990         360,979


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         General

         Our consolidated annual financial statements for the years ended December 31, 2001, 2000 and 1999 included in this prospectus have been restated. This restatement is described in Note 2 to these financial statements. Unless indicated otherwise, the following discussion concerning our results of operations for those years refers only to our restated annual financial statements, and not to any previously published financial statements.

         In connection with the sale of our German and U.K. operations in May 2002 (see Note 3 to our unaudited interim consolidated financial statements for the nine months ended September 30, 2002), we report these operations' results in discontinued operations, in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). Accordingly, the operating results presented in the following discussion are the operating results of our continuing operations in France; the operating results of our former German and U.K. operations are included in discontinued operations for all periods presented.

         Our Business

         We are a facilities-based operator of a technologically advanced, high-capacity, fiber optic communications infrastructure. We provide telecommunications and Internet-related services to business and government end-users, carriers and Internet service providers in targeted metropolitan areas in France. We deliver these services primarily to on-net customers directly connected to our fiber optic metropolitan area networks, or MANs. We have MANs in nine areas in France, covering the cities of: (1) Paris, (2) Lyon, (3) Marseille and Aix, (4) Lille, Roubaix and Tourcoing, (5) Grenoble,
(6) Toulouse, (7) Nice and Sophia-Antipolis, (8) Nantes and (9) Strasbourg, Colmar and Mulhouse. The construction of our MANs was completed during the last quarter of 2001. Our MANs are connected by our leased inter-city network.

         We were incorporated in December 1998. Through a series of transactions in January 1999, we became the holding company for our telecommunications businesses, which commenced in January 1998 when CompleTel LLC, our then ultimate parent, was formed. We accounted for these transactions as a reorganization of entities under common control, similar to a pooling of interests. Accordingly, our historical results of operations are presented as if we had been legally formed on January 8, 1998 and had performed all competitive local exchange carrier related development activities since CompleTel LLC's inception.

         Our operational restructuring

         Since our inception, we have generated operating losses and negative cash flow from our operating activities. We expect to continue to experience operating losses and negative cash flows from our operations until we establish a sufficient revenue-generating customer base. While we are experiencing growth in our core retail activity in France, and believe that this trend will continue, since mid-2001, we have been affected by the general weakness in the European markets for carrier and dial-up Internet access and Internet data center services. In light of these adverse market conditions, we implemented operational reorganization and restructuring measures in order to adjust our operations to foreseeable market conditions, reducing ongoing operating expenses and capital outlays. In particular, we implemented a major downsizing of our German operations in view of the slowdown in German telecommunications markets (particularly in the carrier and ISP segments). Further, in April 2002, we decided to sell our entire German operations, which sale was completed in early May 2002 (see Note 3 to our unaudited interim consolidated financial statements for the nine months ended September 30,
2002). In addition, faced with a significant downturn in the web hosting market, linked to the collapse of the ".com" market and installed hosting overcapacity in Europe, we decided to scale down the Internet data center operations we had launched in France, Germany and the United Kingdom. In France, we decided to integrate these activities with our retail business, while in Germany and the United Kingdom we exited these markets by selling our entire operations in these countries in May 2002.

         Having decided to concentrate our efforts solely in France, we closed our London offices and simplified our corporate headquarters structure at the end of the second quarter of 2002. We also introduced and continue to evaluate ongoing measures to further reduce our selling, general and administrative expenses, in particular, in our corporate headquarters functions and Internet data center operations.

Our Recapitalization

         Although our operational restructuring described above had the desired effect of reducing ongoing operating expenses and capital outlays, our funding requirements were still in excess of our capital resources. To address our funding situation, we effected our recapitalization plan (the "Recapitalization"), pursuant to a restructuring agreement (the "Restructuring Agreement ") dated May 15, 2002, as amended on July 29, 2002, we entered into with the holders of our 14% senior discount notes due 2009 and 14% senior notes due 2010 (collectively, the "Notes") and our principal shareholders. The Recapitalization was completed on September 17, 2002, and involved:

         o  a debt for equity swap in respect of our Notes,

         o the return to the holders of the senior notes due 2010 of the outstanding balance in the escrow account established to provide funds for interest payments on these senior notes,

         o  a cash investment of(euro)43.7 million, and

         o the issuance of warrants to our existing shareholders. The exercise of these warrants would result in an additional investment of up to(euro)3.3 million.

         Exchange of the Notes for Convertible Preferred B shares and Ordinary shares. The outstanding Notes were exchanged for convertible preferred B shares (the "Convertible Preferred B shares") and Ordinary shares, together representing approximately 39% of our share capital outstanding (excluding the C shares described below). Pursuant to the terms of our 14% senior notes due 2010, the outstanding balance in the escrow account established to provide funds for interest payments on those notes (approximately (euro)16.8 million) was distributed to holders of those notes in September 2002.

         (euro)43.7 million Investment. The Recapitalization included an investment of an aggregate of (euro)30.0 million by Meritage Private Equity Funds ("Meritage") and DeGeorge Telcom Holdings ("DeGeorge Telcom"), two of our principal shareholders, in return for the issuance of convertible preferred A shares (the "Convertible Preferred A shares") and Ordinary shares, together representing approximately 40% of our share capital (excluding the C shares). Meritage and DeGeorge Telcom were also issued, on a pro rata basis, a number of C shares that will cause them to hold the same number of shares for voting purposes as the former holders of the Notes. In order to limit the effect of the C shares strictly to the allocation of voting power, the C shares are structured in a way that effectively gives them only nominal economic value.

         Furthermore, certain of the holders of the senior notes due 2010 made an investment of approximately (euro)9.9 million (reflecting a reinvestment of a portion of the escrow funds released to these holders) in return for the issuance of Convertible Preferred A shares, Convertible Preferred B shares and Ordinary shares, together representing approximately 14% of our share capital (excluding the C shares).

         In addition, an institutional investor made an investment of approximately (euro)2.9 million in return for the issuance of Convertible Preferred A shares and Ordinary shares.

         Finally, several members of our management and senior employees made an investment of approximately (euro)0.9 million in return for the issuance of Convertible Preferred A shares and Ordinary shares.

         Potential additional equity investments. The Restructuring Agreement also contemplates that up to an additional (euro)3.3 million may be invested in the form of the exercise of warrants for Ordinary shares. These warrants were issued on September 13, 2002 to our then existing shareholders and will be exercisable between December 15, 2002 and the fifteenth day following the publication of our 2002 financial statements, currently anticipated to occur on or about February 28, 2003. In the event that warrants expire unexercised, we have undertaken to make the Ordinary shares underlying those warrants available for subscription by the holders of our Convertible Preferred A shares and Convertible Preferred B shares. We received a commitment from an institutional investor to take up approximately 51% of these subscription rights, if they are offered.

         Effect on our financial condition. As part of the Recapitalization, all of our outstanding Notes were converted into Convertible Preferred B and Ordinary shares, thereby, our outstanding indebtedness effectively was eliminated. In addition, we raised a total of (euro)43.7 million cash investment in our Convertible Preferred A and Ordinary shares. We believe that, as a result of the completion of the Recapitalization and the cash saving effect of our operational restructuring, our cash balances, together with the anticipated cash flow from our operations, will be sufficient to fully fund our operations to cash flow breakeven.

Revenue and Expenses

         Revenue

         Our revenue consists of revenue from two principal categories of service offerings, as follows:

         Retail Services

         We generate revenue from the voice, data and Internet services we provide primarily to our directly connected retail customers. We expect revenue from retail services to represent an increasing percentage of our total revenue.

         o Voice services. We derive substantially all our voice revenue from the switched voice communications services we provide to customers directly connected to our networks through our owned fiber and leased lines. A small portion of our voice revenue is derived, however, from off-net sites of customers who are otherwise connected to our network, or from customers awaiting completion of their connection to our network. Voice revenue is based primarily on traffic minutes billed.

         o Data and Internet services. We derive revenue from the local dedicated access and private line services we provide customers for data connections over our MANs. This revenue is based primarily on transmission capacity provided on intra-city dedicated access, inter-city dedicated access, or IP VPN services. We also derive revenue by providing high-capacity Internet protocol-based services and interconnection between local area networks in each of the cities in which our MANs operate. Lastly, we derive a small portion of our revenue from the web hosting, Internet access and other value-added Internet services we provide at our Internet data centers. We also offer web site creation and maintenance services as well as miscellaneous dial-up services to certain of our Internet data centers' customers.

         Wholesale services.

         We derive revenue by providing transmission capacity to other carriers, as well as dial-up Internet access to our Internet service provider customers.

         o Carrier and termination services. We derive revenue from the services we provide to other telecommunications service providers that require local connection to their end-customers, transmission capacity to support gaps in their networks, additional capacity, alternate routing, or that do not have their own transmission facilities. We also terminate traffic for other operators. We expect this revenue, which is based primarily on transmission capacity provided and traffic minutes terminated, to represent a decreasing portion of our total revenue.

         o Internet dial-up. We also derive revenue from dial-up Internet access to our ISP customers delivering the traffic. This revenue is based primarily on traffic minutes, accounted. We expect our Internet dial-up services revenue to represent a decreasing proportion of our total revenue, as our revenue from our retail services increases.

Customers

         Our three, five and ten largest customers in France generated approximately 19%, 22% and 29% of our revenue for the year ended December 31, 2001, respectively. These customers include Tiscali/Liberty Surf, which generated slightly over 14% of our total revenue for the year. For the year ended December 31, 2000, our three, five and ten largest customers in France and Germany generated approximately 21%, 26% and 35%, respectively, of our revenue, including Tiscali/Liberty Surf, which generated slightly more than 10% of our total revenue for 2000.

Operating expenses

         Our primary operating expenses consist of:

         o  network costs,

         o  selling, general and administrative expenses,

         o  (until January 1, 2002) allocated costs from an affiliate,

         o  non-cash compensation charges,

         o  depreciation and amortization expenses, and

         o  restructuring, impairment and other charges.

         Network costs

         Our network costs include variable costs, which are directly related to revenue generated from a customer, such as traffic termination and traffic collection costs directly related to voice minutes invoiced, mostly to the incumbent operator. Other significant variable costs are Internet access capacity purchased on a wholesale basis and resold to our retail customers.

     In addition to these variable costs, we incur:

         a) internal labor and contractual maintenance costs related to plant maintenance, network transmission equipment maintenance, and, to a lesser extent, customer transmission equipment maintenance;

         b) rental, on a short-term basis, of interconnection capacity, primarily from the incumbent operator;

         c) operating leases costs of bandwidth capacity to interconnect our MANs;

         d) rights of ways on public or private property in selected areas crossed by our networks. We also lease dark fiber or conduits on a limited basis to establish and augment our MANs in certain markets;

         e) rental and maintenance of technical facilities such as switch centers, hubs, nodes, and Internet data centers; and

         f) lease of private lines, mostly from the incumbent operator, or DSL or WLL links, to connect customer sites, where, due to the remoteness of these sites, it is not cost efficient to directly connect them to our network.

         To date, we have been able to deploy our networks faster than we initially anticipated in our business plans. As a result, we have experienced relatively high incremental network costs related to network deployment and network completion. We anticipate that, as we continue to expand our customer base and generate revenue from our completed network, our network costs will decrease as a percentage of revenue.

         Selling, general and administrative expenses

         Our selling, general and administrative expenses include costs relating to our sales and marketing department, customer care, billing, corporate administration, salaries and other personnel costs, as well as legal and consultant fees. We expect that selling, general and administrative expenses are likely to continue to decline as a portion of our total revenue and are undertaking efforts to control these expenses through various means, such as restructuring and shifting expenditures away from dependence on consultants towards the use of internal resources.

         We have a large, locally-based, direct sales force in our local and regional markets, and a national account team to service multiple location customers and key account executives. As of September 30, 2002, we had 479 employees, compared to 550 employees at December 31, 2001.

         Allocated costs from an affiliate

         Prior to January 1, 2002, we recorded as "allocated costs from an affiliate" amounts we paid CableTel Management, Inc. (then, a wholly-owned subsidiary of CompleTel LLC) to reimburse expenses incurred by CableTel Management, Inc. in the performance of certain ordinary and necessary general and administrative services for us and our operating subsidiaries. Beginning October 1, 2000, a significant portion of the expenses that were previously incurred on our behalf by CableTel Management, Inc. (representing primarily salaries to some of our European headquarter employees) are now incurred by CompleTel Headquarters Europe S.A.S, our wholly owned subsidiary, and accounted for as selling, general and administrative costs. Furthermore, in early 2002, we completed the acquisition of CableTel Management, Inc. from CompleTel LLC. Accordingly, effective January 1, 2002, all the expenses incurred by CableTel Management, Inc. are accounted for as selling, general and administrative costs.

         Non-cash compensation charges

         We incur stock-based compensation expense under our fixed stock option plan based on the deferred compensation recorded on the date of grant. In addition, some of our employees have purchased common units of CompleTel LLC, our former ultimate parent, for which CompleTel LLC incurs non-cash compensation charges. We record such non-cash compensation charges as a deemed capital contribution with an offsetting entry to deferred compensation. Deferred compensation is amortized to expense over the vesting period of the common units. The non-cash compensation charges are attributable to employees whose salary and benefits were otherwise classified as selling, general and administrative expenses.

         Depreciation and amortization expense

         We record depreciation and amortization expense for our property and equipment, including network equipment, office furniture and equipment, computer equipment and software, leasehold improvements and other properties. Assets are stated at cost and are depreciated when ready for their intended use on a straight-line basis over their estimated useful life. Network equipment is depreciated on a straight-line basis over an estimated useful life of three to eight years.

         Other income and expense

         Other income includes interest income on our cash balances.

         Interest expense recorded reflects interest on our 14% senior notes due 2010, the accretion of our 14% senior discount notes due 2009, and the amortization of deferred financing costs. In connection with the elimination of the indebtedness under these notes as part of our Recapitalization, we ceased incurring interest expense on these notes. We charged the remaining balance of the deferred financing costs related to the Notes against the gain recorded on the exchange of the Notes for shares.

         We capitalized a portion of our interest costs as part of the construction cost of our networks, in accordance with Statement of Financial Accounting Standards No. 34 "Capitalization of Interest Costs." Starting January 1, 2002, we ceased capitalizing interest as a result of our completion of the construction of our MANs.

         Foreign exchange loss and other expense

         Our revenue, operating expenses, capital expenditures, assets and liabilities are, for the most part, denominated in euro, which became our functional and reporting currency effective January 1, 2000. We invest all excess cash in euro-denominated accounts. Prior to the completion of our Recapitalization on September 17, 2002, we were exposed to changes in currency exchange rates due to our U.S. dollar denominated senior discount notes. As part of our Recapitalization, these notes were exchanged into Ordinary shares and Convertible Preferred B shares. We believe that our current exposure to exchange rate risks is immaterial.

         Discontinued operations

         In May 2002, we disposed of our German and U.K. operations in their entirety. In accordance with SFAS 144, we restated our financial statements for the years ended December 31, 2001, 2000 and 1999 to report the results of these operations in discontinued operations.

Results of operations

Nine months ended September 30, 2002 compared to nine months ended September 30, 2001

         Our revenue for the three months ended September 30, 2002 totaled
(euro)23.4 million, compared to (euro)19.8 million for the corresponding period in 2001. Our revenue for the nine months ended September 30, 2002 totaled (euro)70.4 million, compared to (euro)54.0 million for the corresponding period in 2001. We attribute this increase in revenue to our overall growth, and in particular, to the growth of our customer base, the increase in traffic over our networks and the continued demand for additional services from our existing customers.

         The following table summarizes our revenue by category of service offering (in thousands):

                                          Three Months Ended September 30,    Nine Months Ended September 30,
                                          --------------------------------    -------------------------------
Revenue Category                               2002              2001              2002             2001
Retail Voice.........................   (euro)13,517       (euro)7,821      (euro)38,223     (euro)19,167

Retail Data and Internet.............          4,270             2,780            12,452            6,793
Carrier..............................          3,054             2,704            10,223            6,919
ISP..................................          2,523             6,482             9,512           21,110
                                         -----------       -----------       -----------      -----------
Total................................   (euro)23,364     (euro) 19,787     (euro) 70,410    (euro) 53,989
                                         ===========       ===========       ===========      ===========

         Retail revenue accounted for 76% of total revenue for the third quarter of 2002 compared to 53% for the third quarter of 2001, significantly reducing our exposure to the volatile ISP market and weaker carrier market. The carrier and the ISP dial up business are becoming smaller as a percentage of our total revenue as we continue to focus on our core retail activity.

         Operating expenses

         Network costs

         Our network costs for the three months ended September 30, 2002 decreased to(euro)15.3 million from(euro)17.8 million for the corresponding period in 2001. Our network costs for the nine months ended September 30, 2002 totaled(euro)46.8 million, compared to(euro)47.2 million for the corresponding period in 2001. This decrease resulted primarily from the optimization of network costs allowed by the completion of our network buildout at the end of 2001. Going forward, we believe that our network costs will continue to decrease as a percentage of revenue.

         Selling, general and administrative expenses

         For the three months ended September 30, 2002, our selling, general and administrative expenses totaled(euro)12.2 million, compared to(euro)16.7 million for the corresponding period in 2001. Our selling general and administrative expenses for the nine months ended September 30, 2002 totaled(euro)42.2 million, compared to(euro)48.4 million for the corresponding period in 2001. The decrease in selling, general and administrative expenses primarily results from our operational restructuring, which included the sale of our German and U.K. operations in May 2002 and the integration of our Internet data center operations with our retail business, as well as from our ongoing selling, general and administrative expense reduction measures. In particular, given our decision to concentrate our efforts only in France, our London offices were closed and our corporate headquarters structure was simplified. Furthermore, because our hosting activity has been integrated into our core telecom activities and hosting products and services are now sold by the telecom sales force, the overhead costs associated with this activity have been lowered.

         Our selling, general and administrative expenses represented 52% of our total revenue for the three months ended September 30, 2002, compared to 84% for the corresponding period in 2001. For the nine months ended September 30, 2002, our selling, general and administrative expenses represented 60% of our total revenue, compared to 90% for the corresponding period in 2001. We expect our selling, general and administrative expenses as a percentage of our total revenue to continue to decrease in future periods, as our revenue increases and our restructuring and other cost saving measures continue to take effect.

         Gross Margin

         Gross margin constitutes the difference between revenue and network costs, divided by revenue. For both the three and nine month periods ended September 30, 2002, our gross margin was 34%, compared to 10% and 13% for the corresponding periods in 2001. This improvement is primarily the result of (1) our continued focus on higher margin products, (2) improved network cost efficiency as a result of increase in traffic carried on our network and (3) the reduction in average customer fixed network costs due to an increase in total number of on-network customers. We expect our gross margin to continue to improve as additional customers are added, network utilization improves with increased on-network traffic and customers continue to move towards higher margin products and services.

         Non-cash compensation charges

         We incurred non-cash stock-based compensation expense of(euro)0.8 million under our fixed stock option plan for the three months ended September 30, 2002. This amount was based on deferred compensation at the date of grant totaling(euro)25.1 million. We also recorded a compensation credit of(euro)0.4 million, based on the closing price per share on September 30, 2002 related to our performance vesting and time vesting shares. The non-cash compensation charges are attributable to employees whose salary and benefits were otherwise classified within selling, general and administrative expenses.

         Depreciation and amortization

         Depreciation and amortization increased to(euro)7.4 million for the three months ended September 30, 2002, compared to (euro)7.1 million for the corresponding period in 2001. Depreciation and amortization for the nine months ended September 30, 2002 totaled (euro)22.6 million, compared to(euro)19.1 million for the corresponding period in 2001. The majority of these increases resulted from the completion of our MANs in late 2001, resulting in a higher depreciable asset base.

         Restructuring, impairment and other charges

         In connection with our restructuring efforts during the second half of 2001, we recognized approximately (euro)6.0 million in restructuring and impairment charges in our continuing operations for the year ended December 31, 2001. In addition, during that period, we recognized restructuring and impairment charges, totaling (euro)158.5 million, in our discontinued operations in Germany and the United Kingdom (see Note 3 to our unaudited interim consolidated financials statements). These charges consist of the following (in millions):

Write-down of German and United Kingdom assets...........      (euro)142.7
Write-down of materials and supplies.....................              6.0
Restructuring charges(1).................................             15.8
Total....................................................      (euro)164.5

____________________
    (1) Includes (euro)6.0 million of restructuring charges reflected in loss from our continuing operations.


         Impairment charges

         In light of adverse market conditions and as part of our efforts to reduce our ongoing operating expenses and capital outlays, in the fourth quarter of 2001 we decided to significantly scale-back our operations in Germany and exit the market in the United Kingdom. As a result of this decision, and in light of the adverse conditions in these markets, we determined, in accordance with our policy relating to recoverability of long-lived assets, that we were unlikely to recover our investment in these assets (whether by utilizing these assets in our business or through disposition) and thus, that the values of our German and U.K. assets (consisting of network property and equipment, including switches, network plant, customer access equipment and operational support systems) were impaired as of December 31, 2001. In addition, as a result of our decision to significantly scale-back operations in Germany, we had materials and supplies in excess of what we needed in order to complete construction of our networks under our revised business plan. Accordingly, we revalued these excess materials and supplies, resulting in the write-down of all these excess materials and supplies to the lower of cost or market value, as of December 31, 2001. Accordingly, we recorded total charges of (euro)142.7 million to write-down the carrying values of these assets to their estimated fair market values using a discounted cash flow approach. All of these impairment charges are reflected in loss from discontinued operations.

         Restructuring charges

         Our restructuring charges relate primarily to severance costs associated with the reductions in the size of our workforce in France, Germany and the United Kingdom, charges incurred as a result of lease terminations and the renegotiation of interconnection agreements in connection with the sale of our operations in Germany and the United Kingdom and costs associated with our Recapitalization efforts.

         For the nine months ended September 30, 2002, we recognized an additional (euro)8.1 million of restructuring and other charges in our continuing operations.


Restructuring charges........................   (euro) 6.2
Other charges................................
                                                       1.9
Total........................................
                                                 (euro)8.1

         Since we began our restructuring efforts in June 2001, we have incurred the following restructuring charges (in thousands):

                                         Summary of Restructuring Charges
                                             as of September 30, 2002
                                                                                    Europe HQ and
                                        France        Germany(5)         UK(5)      other                  Total
                                       -----------   --------------     ----------  --------------     ------------
Severance (1)...................       (euro)1,151      (euro)2,399      (euro)527       (euro)603     (euro)4,680
Facilities and Network (2)......             1,558            5,194            992               -           7,744
Other (3).......................                20              601             50           2,694           3,365
Accrual Balance,
   December 31, 2001............             2,729            8,194          1,569           3,297          15,789
   Less: payments and changes in
   accruals through September 30,
   2002.........................            (1,818)          (8,194)        (1,569)          1,064         (10,517)
Accrual balance,
 September 30, 2002(4)..........         (euro)911          (euro)-        (euro)-     (euro)4,361     (euro)5,272
_______________________________

     (1)   Severance charges relate to estimated termination salaries and benefits in connection with the termination of employees, related outplacement fees and other related benefits.

     (2)   Facilities and network charges relate to costs to terminate or renegotiate facilities and equipment leases and interconnection agreements.

     (3)   Other charges primarily relate to legal and consulting costs incurred in connection with our operational restructuring and the Recapitalization.

     (4)   Outstanding accruals are expected to be paid prior to December 31, 2002.

     (5)   Restructuring charges for our former operations in Germany and the United Kingdom are reflected in loss from discontinued operations.

         Other charges

         Other charges of (euro)1.9 million are related to a reserve made in connection with the decrease in value of the collateral for a loan we extended to William Pearson, our former President and Chief Executive Officer (see Note 5 to our unaudited interim consolidated financial statement).

         Other income and expense

         We recorded interest income of (euro)0.6 million during the three months ended September 30, 2002, compared to (euro)2.4 million for the corresponding period in 2001. We recorded interest income of (euro)1.8 million during the nine months ended September 30, 2002, compared to (euro)11.3 million for the corresponding period in 2001. These decreases are the result of lower cash and cash equivalents balances prior to the completion of the Recapitalization on September 17, 2002.

         We incurred interest expense of (euro)6.9 million during the three months ended September 30, 2002, compared to interest expense for the corresponding period in 2001 of (euro)7.5 million, net of capitalized interest expense of (euro)4.0 million. We incurred interest expense, net of (euro)0.9 million of capitalized interest expense, of (euro)22.8 million during the nine months ended September 30, 2002, compared to interest expense, net of capitalized interest of (euro)11.7 million, of (euro)22.8 million for the corresponding period in 2001. The interest expense recorded reflects interest on our senior notes due 2010, the accretion of our senior discount notes due 2009 and the amortization of deferred financing costs. As a result of the exchange of these notes for Ordinary and Convertible Preferred B shares as part of our Recapitalization, we expect future interest expense to be immaterial.

         Foreign exchange gain (loss) and other expense

         For the three months ended September 30, 2002, we recorded foreign exchange loss and other expenses of (euro)1.0 million, compared to a gain of
(euro)2.9 million in the corresponding period in 2001. For the nine months ended September 30, 2002, we recorded foreign exchange gain and other expenses of (euro)9.5 million, compared to a loss of (euro)2.7 million in the corresponding period in 2001. The foreign exchange gain (loss) and other expenses in the three and nine month periods ended September 30, 2002 and 2001 resulted primarily from unrealized foreign exchange gains and losses related to our dollar-denominated senior discount notes due 2009. These notes were exchanged for Ordinary and Convertible Preferred B shares as part of our Recapitalization. We expect future foreign exchange results to be immaterial as a result of our limited exposure to foreign currencies.

         Gain on exchange of debt for ordinary and preferred shares

         In connection with the Recapitalization, we recorded a gain of
(euro)91.1 million on the exchange of our 14% Senior Notes due 2010 and 14% Senior Discount Notes due 2009 for our Ordinary and Convertible Preferred B shares. The gain represents the difference between the carrying value of the debt less the fair market value of the Ordinary shares and the total cash payments payable on the Convertible Preferred B shares. Additionally, we charged against this gain certain direct expenses incurred to effect the exchange of our Notes for shares.

         Net income (loss) from continuing operations

         Our net income from continuing operations for the three months ended September 30, 2002 was (euro)72.7 million, compared to a net loss from continuing operations of approximately (euro)7.8 million for the corresponding period in 2001. Our net income from continuing operations for the nine months ended September 30, 2002 was (euro)26.9 million, compared to a net loss from continuing operations of (euro)60.4 million for the corresponding period in 2001. These changes resulted primarily from the gain on the exchange of our Notes for Ordinary and Convertible Preferred B shares, as described above.

         Segment information

         Historically, we evaluated our development efforts and results according to the geographic location of our markets in France, Germany and the UK. As discussed in Note 3 to our unaudited consolidated financial statements for the nine months ended September 30, 2002, we sold and discontinued our operations in Germany and the United Kingdom in May 2002. Having decided to concentrate our efforts solely in France, we closed our London offices and simplified our corporate headquarters structure at the end of the second quarter of 2002. Consequently, our continuing French operations constitute our sole operating "segment."

Year ended December 31, 2001 compared to year ended December 31, 2000

         Revenue

         Revenue for the year ended December 31, 2001 increased to (euro)75.9 million, compared to approximately (euro)23.0 million for the year ended December 31, 2000. We attribute these increases in revenue to our overall growth resulting from the continued implementation of our business plan and the rapid deployment of our networks. Specifically, the increase resulted from the steady growth of our customer base to 946 customers as of December 31, 2002, an increase in traffic over our networks, which totaled 2.9 billion minutes in 2001, and a heightened demand for services from existing customers.

         For the year ended December 31, 2001, revenue from retail services totaled (euro)39.0 million (or 51% of our total revenue); revenue from wholesale services totaled (euro)35.0 million (or 46% of our total revenue); and revenue from Internet data centers, web hosting and other Internet-related services totaled (euro)1.9 million (or 3% of our total revenue).

         For the year ended December 31, 2000, revenue from retail services totaled (euro)8.9 million (39% of total revenue), revenue from wholesale services totaled (euro)11.7 million (51% of total revenue), and revenue from Internet data centers, web hosting and other Internet-related services totaled
(euro)2.4 million (10% of total revenue).

         Operating expenses

         Network costs

         Our network costs for the year ended December 31, 2001 increased to approximately (euro)66.1 million, from (euro)23.2 million for the year ended December 31, 2000. This increase resulted primarily from the continued deployment of our networks and the associated costs of establishing interconnection and leasing arrangements. The increase also resulted from increased customer traffic, which resulted in higher interconnection payments, primarily to France Telecom.

         Selling, general and administrative expenses

         For the year ended December 31, 2001, selling, general and administrative expenses totaled approximately (euro)61.9 million, compared to approximately (euro)49.8 million for the year ended December 31, 2000. This increase primarily resulted from the growth in the number of personnel and the expenses related to wages and salaries in the first three quarters of 2001. The increase in selling, general and administrative expenses is also attributable to an increase from (euro)0.7 million to (euro)1.5 million in our provision for doubtful receivables primarily relating to trade receivables attributable to ISP and carrier customers. During the year ended December 31, 2001, several of our ISP and carrier customers entered into bankruptcy proceedings or faced financial difficulties resulting in receivables from these customers being outstanding for more than 90 days. Accordingly, we recognized a provision for these customers in accordance with our accounts receivable allowance policy. In response to this problem, we have expanded the credit and business checks we perform on new customers in order to minimize collection risk.

         Selling, general and administrative expenses for the year ended December 31, 2001 also include an expense of approximately (euro)1.7 million associated with our repayment of loans made by a commercial bank to certain senior employees and an expense of approximately (euro)1.4 million associated with an incentive bonus (structured as a forgivable loan) granted to our former Chief Executive Officer, Timothy Samples. These expenses are described more fully in Note 4 to our consolidated financial statements (Related Party Transactions).

         As a percentage of our total revenue, selling, general and administrative expenses represented 81% of our total revenue for the year ended December 31, 2001, compared to 217% for the year ended December 31, 2000. We expect our selling, general and administrative expenses as a percentage of our total revenue to continue to decrease in future periods, as our revenue increases and our restructuring and other cost saving measures continue to take effect.

         Allocated costs from an affiliate

         For the year ended December 31, 2001, we recorded approximately
(euro)5.4 million of allocated costs from an affiliate, compared with approximately (euro)12.1 million for the year ended December 31, 2000. This decrease is the direct result of reduced personnel, legal and accounting costs allocated from CableTel Management, Inc.

         Non-cash compensation charges

         We incurred non-cash stock-based compensation expense of approximately (euro)7.4 million under our fixed stock option plan for the year ended December 31, 2001. This amount was based on deferred compensation at the date of grant totaling approximately (euro)25.1 million. Additionally, we recorded a compensation credit of approximately (euro)4.2 million, based on the closing price per share on December 31, 2001 related to our performance vesting and time vesting shares. The non-cash compensation charges are attributable to employees whose salary and benefits were otherwise classified within selling, general and administrative expenses.

         Depreciation and amortization

         Depreciation and amortization increased to approximately (euro)28.5 million for the year ended December 31, 2001, from approximately (euro)14.5 million for the year ended December 31, 2000. The majority of this increase resulted from the build-out of our MANs.

         Restructuring, impairment and other charges

         In connection with our restructuring efforts during the second half of 2001, we recognized approximately (euro)164.5 million in restructuring and impairment charges. As discussed below, the impairment charge and the restructuring charges that relate to our former operations in Germany and the United Kingdom are reported in discontinued operations in our consolidated statement of operations (see Note 3, Discontinued Operations, to our consolidated financial statements).

         These charges consist of the following (in millions):

Write-down of German and United Kingdom assets...............   (euro)142.7
Write-down of materials and supplies.........................           6.0
Restructuring charges(1).....................................          15.8
Total........................................................   (euro)164.5

         ______________________________________

     (1) Includes (euro)6.0 million of restructuring charges recognized by our holding company, CompleTel Europe and our French operations and reflected in loss from continuing operations in our consolidated statements of operations.


         Impairment charges

         In light of adverse market conditions and our efforts to reduce our ongoing operating expenses and capital outlays, in the fourth quarter of 2001 we decided to significantly scale-back our operations in Germany and exit the market in the United Kingdom. As a result of this decision, and in light of the adverse conditions in these markets, we determined, in accordance with our policy relating to recoverability of long-lived assets, that we were unlikely to recover our investment in these assets (whether by utilizing these assets in our business or through disposition) and thus, that the values of our German and U.K. assets (consisting of network property and equipment, including switches, network plant, customer access equipment and operational support systems) were impaired as of December 31, 2001. Accordingly, we recorded total charges of (euro)142.7 million to write-down the carrying values of these assets to their estimated fair market values using a discounted cash flow approach. These charges are reflected in loss from discontinued operations in our consolidated statements of operations.

         In addition, as a result of our decision to significantly scale-back our operations in Germany, we had materials and supplies in excess of what we needed in order to complete construction of our networks under our revised business plan. Accordingly, we revalued these excess materials and supplies, resulting in the write-down of all these excess materials and supplies to the lower of cost or market value, as of December 31, 2001.

         Restructuring charges

         Our restructuring charges relate primarily to severance costs associated with the reductions in the size of our workforce in France, Germany and the United Kingdom and charges incurred as a result of lease terminations and the renegotiation of interconnection agreements in connection with our decision to significantly scale back our operations in Germany and to exit the market in the United Kingdom.

         Our restructuring charges can be detailed as follows (in thousands):



                                                                                      Europe HQ and
                                   France         Germany(5)         UK(5)                other         Total
Severance (1)                     (euro)1,151       (euro)2,399      (euro)527         (euro)603    (euro)4,680
Facilities and Network (2)              1,558             5,194            992                 -          7,744
Other (3)                                  20               601             50             2,694          3,365
                                        2,729             8,194          1,569             3,297         15,789
Paid during 2001                        1,025             2,251            546             2,228          6,050

Accrual balance,
 December 31, 2001(4)             (euro)1,704       (euro)5,943    (euro)1,023       (euro)1,069    (euro)9,739
_______________________________

     (1) Severance charges relate to estimated termination salaries and benefits in connection with the termination of employees, related outplacement fees and other related benefits.

     (2) Facilities and network charges relate to costs to terminate or renegotiate facilities and equipment leases and interconnection agreements.

     (3) Other charges primarily relate to legal and consulting costs expected to be incurred in connection with the restructuring.

     (4) Outstanding accruals are expected to be paid prior to December 31, 2002.

     (5) Restructuring charges for our former operations in Germany and the United Kingdom are included in discontinued
         operations (see Note 3 to our consolidated financial statements).

         The following table details the number of employees involved in the restructuring:

                                      Total number of employees to be        Total number of employees terminated
                                      terminated                             as of December 31, 2001
                                      -------------------------------------- ---------------------------------------
        France                                       144                                       122
        Germany                                      231                                       220
        UK                                            33                                        33
        Europe HQ and other                           21                                        15
                                      -------------------------------------- ---------------------------------------
        Total                                        429                                       390
        ============================= ====================================== =======================================

         Other income and expense

         We recorded interest income of approximately (euro)12.8 million during the year ended December 31, 2001, compared to (euro)22.2 million for the year ended December 31, 2000. This decrease is the direct result of lower cash and cash equivalents balances in 2001 compared to 2000.

         We incurred interest expense, net of approximately (euro)14.2 million of capitalized interest expense, of approximately (euro)29.5 million during the year ended December 31, 2001. For the year ended December 31, 2000, interest expense totaled approximately (euro)29.0 million, net of capitalized interest expense of approximately (euro)10.1 million. The interest expense recorded reflects interest on our senior notes due 2010, the accretion of our senior discount notes due 2009 and the amortization of deferred financing costs.

         Foreign exchange gain (loss) and other expense

         For the year ended December 31, 2001, we recorded foreign exchange loss and other expenses of (euro)8.2 million, compared to (euro)18.8 million in foreign exchange loss and other expenses in the year ended December 31, 2000. The foreign exchange loss and other expenses in the year ended December 31, 2001 resulted primarily from an unrealized foreign exchange loss related to our dollar-denominated senior discount notes due 2009. The foreign exchange loss in 2000 is attributable primarily to the requirement that we invest the cash we raised in our debt and equity offerings in U.S. treasury bills, pending receipt of an exemption from regulations under the Investment Company Act of 1940. We received that exemption in August 2000.

         Loss from discontinued operations

         For the year ended December 31, 2001, we recorded a loss of
(euro)225.4 million from discontinued operations, reflecting write-down of the carrying values of our Germany and U.K. assets in connection with our decision, in the fourth quarter of 2001, to significantly scale-back our operations in Germany and exit the market in the United Kingdom. We sold our German operations on May 10, 2002 and our U.K. operations on May 15, 2002.

         Gain on Early Extinguishment of Debt

         As a result of our repurchases during the second half of 2001 of
(euro)78.1 million face amount of our 14% senior notes due 2010, we recorded a gain on early extinguishment of debt totaling (euro)49.9 million. In addition, the gain reflects a (euro)6.0 million write-off of deferred financing costs. On September 17, 2002, the Company adopted SFAS 145 which resulted in a reclassification of previously recognized gain on early extinguishment of debt from extraordinary item to other income and expense in the consolidated statements of operations.

         Segment information

         General

         In May 2002, we disposed of our German and U.K. operations in their entirety. In accordance with SFAS 144, the results of these disposed operations are reported in our consolidated financial statements in discontinued operations (see Note 3 to our consolidated financial statements).

         Historically, we have evaluated our development efforts according to the geographic location of our markets. The key operating performance measures used by our management in this evaluation include revenue growth and a measure we refer to as Adjusted EBITDA. Earnings before deducting interest, taxes, depreciation and amortization, or EBITDA, is a measure commonly used in the telecommunications industry. In calculating Adjusted EBITDA, which we believe is a more helpful performance measure of our operating segments, we exclude (in addition to interest, taxes, depreciation and amortization) non-cash compensation charges and foreign exchange loss and other expenses, including restructuring, impairment and other charges, as well as other non-recurring operating expenses. We believe that Adjusted EBITDA provides both our management and investors with a measure of the operating results of our segments that is unaffected by the financing and accounting effects of gains and losses that are either of a non-recurring nature or are not closely related to the operating performance of these segments. For example, Adjusted EBITDA eliminates the effect of one-time gains or losses such as restructuring, impairment and other charges, which we believe are of a non-recurring nature. Adjusted EBITDA also eliminates the effect of interest, foreign exchange loss and other expenses, which we believe relate to general trends in global capital markets (such as exchange and interest rates), but are not necessarily indicative of our segments' operating performance. Finally, Adjusted EBITDA eliminates the effect of non-cash compensation charges and credits, as these reflect the closing price of our shares at the end of each fiscal quarter and thus are influenced by trends in capital markets that are not necessarily related to the operating performance of our segments.

         Adjusted EBITDA is not derived pursuant to generally accepted accounting principles and therefore should not be considered as an alternative to operating income (loss), as an alternative to cash flows from operating activities, or as a measure of liquidity. Furthermore, we are not aware of any uniform standards for determining Adjusted EBITDA. Presentations of Adjusted EBITDA may not be calculated consistently by different companies in the same or similar businesses. As a result, our reported Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

         France

         As further described above, in France, we had revenue of approximately (euro)75.9 million for the year ended December 31, 2001, compared to approximately (euro)22.9 million for 2000.

         Operating expenses, excluding non-cash compensation charges and restructuring, impairment and other charges, in France totaled approximately
(euro)109.4 million for the year ended December 31, 2001, compared to approximately (euro)77.8 million for 2000. This increase is primarily a result of increased network costs associated with the growth in our connected customer base and an increase in French employees to 467 at December 31, 2001, from 433 as of December 31, 2000. Additionally, depreciation and amortization in France increased as a result of the build-out of our MANs in France.

         Adjusted EBITDA in France for the year ended December 31, 2001 totaled negative (euro)33.5 million, compared to negative (euro)54.9 million in 2000. This improvement reflected the increase in revenue, which was only partially offset by the increase in operating expenses as we achieved greater operating efficiencies.

         Germany

         In Germany, we had revenue of approximately (euro)18.5 million for the year ended December 31, 2001, compared to (euro)3.0 million for 2000. As of December 31, 2001, we had over 224 connected customers in Germany and carried over 300 million minutes of use in Germany during 2001. Revenue from our Internet data centers, web hosting and other Internet-related services cumulatively generated 7.0% of our revenue in Germany for the year ended December 31, 2001. In May 2002, we sold our German operations to a third party.

         Operating expenses, excluding non-cash compensation charges and restructuring, impairment and other charges, in Germany totaled approximately
(euro)44.8 million for the year ended December 31, 2001, compared to approximately (euro)35.3 million for 2000. This increase is primarily a result of increased network costs associated with the growth in our connected customer base and an increase in the number of our German employees during the year, prior to our restructuring efforts. The number of employees in Germany peaked at 339 in the 2001 prior to our restructuring efforts. Additionally, depreciation and amortization in Germany increased as a result of the build-out of our MANs in our German markets.

         Adjusted EBITDA in Germany for the year ended December 31, 2001 totaled negative (euro)26.3 million, compared to negative (euro)32.3 million in 2000. Adjusted EBITDA excludes certain operating expenses that we believe are of a non-recurring nature. In particular, we have excluded from the computation of Adjusted EBITDA for 2001 impairment charges of approximately
(euro)130.3 million and restructuring charges of approximately (euro)8.2 discussed above under "Operating expenses--Restructuring, impairment and other charges." The improvement in comparison to 2000 reflected the increased revenue from these operations, as well as the restructuring measures we implemented during the second half of 2001, which caused operating expenses to increase at a lower rate.

         The United Kingdom

         In the United Kingdom, we had revenue of approximately (euro)3.5 million for the year ended December 31, 2001, compared to approximately
(euro)5.6 million for 2000. In May 2002, we sold our U.K. operations to a third party.

         Operating expenses, excluding non-cash compensation charges and restructuring, impairment and other charges, in the United Kingdom totaled approximately (euro)12.2 million for the year ended December 31, 2001, compared to approximately (euro)10.4 million for 2000. This increase is primarily a result of increased costs associated with the growth in our data center customer base and increased selling, general and administrative expenses prior to our decision to restructure our United Kingdom business in the second quarter of 2001.

         Adjusted EBITDA in the United Kingdom for the year ended December 31, 2001 totaled negative (euro)8.7 million, compared to negative (euro)4.8 million in 2000. Adjusted EBITDA excludes certain operating expenses that we believe are of a non-recurring nature. In particular, we have excluded from the computation of Adjusted EBITDA for 2001 impairment charges of approximately (euro)12.4 million and restructuring charges of approximately
(euro)1.6 million discussed above under "Operating expenses--Restructuring, impairment and other charges." The increase in negative Adjusted EBITDA for 2001 was primarily due to the high selling, general and administrative expenses we incurred in connection with our efforts to expand our customer base in the United Kingdom prior to our decision to restructure our U.K. operations in the second quarter of 2001 and decreased revenue resulting from our decision to restructure these operations and exit the U.K. market.

Year ended December 31, 2000 compared to year ended December 31, 1999

         Revenue

         In the fourth quarter of 2000, we adopted, effective January 1, 2000, Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which requires deferral and amortization of certain installation and start-up revenues over the longer of the contract period or the expected customer relationship. Previously such revenues were recognized upon service activation. Unless otherwise indicated, all revenue figures for the year ended December 31, 2000 reflect the adoption of SAB 101.

         Excluding the effect of SAB 101, our total revenue was approximately
(euro)24.0 million for the year ended December 31, 2000, an increase of
(euro)22.1 million from (euro)1.9 million for the year ended December 31, 1999. As adjusted for SAB 101, our revenue was (euro)23.0 million for the year ended December 31, 2000, compared to (euro)1.9 million in 1999. We attribute this increase in revenue to the steady growth of revenue from retail customers in the seven French areas in which our MANs were operating and the increase in our total customer base to 787 customers as of December 31, 2000. The increase in our customer base and traffic resulted in a total of 671 million minutes of use carried over our networks.

         For the year ended December 31, 2000, revenue from retail services totaled (euro)8.9 million (or 39% of our total revenue); revenue from wholesale services totaled (euro)11.7 million (51% of our total revenue); and revenue from Internet data centers, web hosting and other Internet-related services totaled (euro)2.4 million (or 10% of our total revenue).

         Operating expenses

         Network costs

         Our network costs for the year ended December 31, 2000 increased to approximately (euro)23.2 million from (euro)1.8 million for the previous year. This increase resulted primarily from the continued deployment of our networks in France and the associated costs of establishing interconnection and leasing arrangements. Additionally, the increase reflected increased customer traffic, which resulted in higher interconnection payments to France Telecom and other operators.

         Selling, general and administrative expenses

         For the year ended December 31, 2000, selling, general and administrative expenses totaled approximately (euro)49.8 million, compared to approximately (euro)23.9 million for the year ended December 31, 1999. This increase resulted primarily from the rapid growth in the number of personnel in France from 253, as of December 31, 1999, to 433, as of December 31, 2000, and the related increase in wage and salary expense, as well as our heavy reliance throughout that year on external consultants for management information system implementation. Additionally, the increase reflected administrative and start-up costs associated with the launches of our Internet data centers facilities.

         Allocated costs from an affiliate

         For the year ended December 31, 2000, we recorded approximately
(euro)12.1 million of costs allocated from an affiliate, compared with approximately (euro)6.2 million for the year ended December 31, 1999. This increase was primarily a result of increased personnel, legal and accounting costs allocated from CableTel Management, Inc.

         Non-cash compensation charges

         We incurred amortization of stock-based compensation expense of approximately (euro)3.0 million under our fixed stock option plan for the year ended December 31, 2000. This amount was based on deferred compensation at the date of grant totaling approximately (euro)25.1 million.

         We incurred additional stock-based compensation expense of approximately (euro)41.9 million upon completion of our initial public offering in March 2000 due to the resulting vesting of certain CompleTel LLC performance-based vesting common units held by our employees in connection with a qualified public offering. This compensation expense was based on the IPO price of (euro)17.50 per share. In addition, based upon our value as indicated in the IPO, we recorded compensation expense and deferred compensation at the IPO date of approximately (euro)24.0 million and
(euro)74.9 million, respectively, for performance-based vesting units that would not have vested as a result of the IPO but that may vest upon a qualified sale by Madison Dearborn Partners or in May 2005 based on a deemed vesting date. For the year ended December 31, 2000, we reduced previously recorded compensation expense by approximately (euro)17.9 million and deferred compensation by approximately (euro)63.8 million, based on the closing price per share on December 31, 2000. These non-cash compensation charges are attributable to employees whose salary and benefits were otherwise classified within selling, general and administrative expenses.

         Depreciation and amortization

         Depreciation and amortization increased to approximately (euro)14.5 million for the year ended December 31, 2000, from approximately (euro)3.6 million for the previous year. The majority of this increase resulted from the build-out of our MANs. We started recording network depreciation during the quarter ended June 30, 1999, when we initiated network services.

         Other income and expense

         During the year ended December 31, 2000, we had interest income of approximately (euro)22.2 million, compared with interest income of approximately (euro)2.4 million for the year ended December 31, 1999. The increase is the result of the investment of our IPO proceeds and proceeds from our senior notes due 2010.

         During the year ended December 31, 2000, we incurred interest expense of approximately (euro)29.0 million, net of approximately (euro)10.1 million of capitalized interest. For the year ended December 31, 1999, interest expense totaled approximately (euro)7.9 million, net of capitalized interest of approximately (euro)1.4 million. The interest expense recorded is the cash interest due on our senior notes due 2010, the accretion of our senior discount notes due 2009 and the amortization of deferred financing costs.

         Foreign exchange loss and other expense

         For the year ended December 31, 2000, we recorded an (euro)18.8 million foreign exchange loss. The foreign exchange loss in 2000 is attributable primarily to the requirement that we invest the cash proceeds of our debt and equity offerings in U.S. treasury bills, pending receipt of an exemption from regulations under the Investment Company Act of 1940. We received that exemption in August 2000. Additionally, we also recorded an unrealized foreign exchange loss of (euro)5.0 million related to our U.S. dollar-denominated senior discount notes.

         Loss from discontinued operations

         For the year ended December 31, 2000, we recorded a loss of
(euro)43.7 million from our discontinued operations in Germany and the United Kingdom, compared to a loss of (euro)7.7 in the year ended December 31, 1999. This increase was primarily attributable to increased costs associated with the increase in the employee headcount in these countries and to significant network costs associated with the growth of our customer base in Germany in 2000.

         Segment information

         General

         In May 2002, we disposed of our German and U.K operations in their entirety. In accordance with SFAS 144, the results of these disposed operations are reported in our consolidated financial statements in discontinued operations (see Note 3 to our consolidated financial statements).

         France

         As discussed above, in France we had revenue of approximately
(euro)23.0 million for the year ended December 31, 2000, compared to approximately (euro)1.9 million for the year ended December 31, 1999.

         Operating expenses, excluding non-cash compensation charges, in France totaled approximately (euro)77.8 million for the year ended December 31, 2000, compared to approximately (euro)29.1 million for 1999. This increase is primarily a result of increased network costs associated with the growth in our connected customer base and an increase in French employees to 433 as of December 31, 2000, from 253 as of December 31, 1999. Additionally, depreciation and amortization in France increased as a result of the build-out of our MANs in our French markets.

         Adjusted EBITDA in France for the year ended December 31, 2000 totaled negative (euro)54.9 million, compared to negative (euro)27.2 million in 1999. This increase was primarily the result of high network costs associated with the growth of our customer base and the increase in selling, general and administrative expenses associated with the growth in our employee headcount discussed above.

         Germany

         In Germany, we had revenue of approximately (euro)2.9 million for the year ended December 31, 2000, compared to no revenue for the year ended December 31, 1999. The increase in revenue in Germany resulted from the fact that we did not begin to carry traffic on our MANs in Germany until November 1999. As of December 31, 2000, we had approximately 110 signed customers in Germany and carried over 44 million minutes of use in Germany. Additionally, revenue from our Internet data centers, web hosting and other Internet-related services cumulatively generated 10% of our revenue in Germany for the year ended December 31, 2000.

         Operating expenses, excluding non-cash compensation charges, in Germany totaled approximately (euro)35.3 million for the year ended December 31, 2000, compared to approximately (euro)5.3 million for 1999. This increase is primarily a result of increased network costs associated with the growth in our connected customer base and the development of our MANs in Germany. During this period, selling, general and administrative expenses increased because of the hiring of additional employees. Total headcount in Germany increased to 213 employees as of December 31, 2000, from 49 employees as of December 31, 1999. Additionally, depreciation and amortization in Germany increased as a result of the build-out of our MANs in our German markets.

         Adjusted EBITDA in Germany for the year ended December 31, 2000 totaled negative (euro)32.3 million, compared to negative (euro)5.3 million in 1999. The primary reasons for this increase were the high network costs and the high selling, general and administrative expenses we incurred in our efforts to penetrate this market.

         The United Kingdom

         In the United Kingdom, we had revenue of approximately (euro)5.6 million for the year ended December 31, 2000, compared to approximately
(euro)1.0 million for the year ended December 31, 1999. Revenue derived from our Internet data center in London, our web hosting and other Internet-related services, represented 64% of revenue in the United Kingdom for the year ended December 31, 2000. Miscellaneous dial-up services contributed (euro)2.0 million, which represented 36% of our revenue in the United Kingdom in 2000.

         Operating expenses, excluding non-cash compensation charges, in the United Kingdom totaled approximately (euro)10.4 million for the year ended December 31, 2000, compared to approximately (euro)2.3 million for 1999. This increase is primarily a result of the acquisition of the iPcenta business and the increase in selling, general and administrative expenses associated with anticipated growth in that market.

         Adjusted EBITDA in the United Kingdom for the year ended December 31, 2000 was negative (euro)4.8 million, compared to negative (euro)1.3 million in 1999. This increase was primarily the result of a sharp increase in selling, general and administrative expenses associated with the growth in our employee headcount during the year as a result of our acquisition of the iPcenta business.

Statements of Cash Flows

Nine months ended September 30, 2002 compared to nine months ended September 30, 2001

         We had cash and cash equivalents of approximately (euro)73.3 million as of September 30, 2002, an increase of (euro)35.9 from approximately
(euro)37.4 million as of September 30, 2002. The increase is a result of the Recapitalization, as described above.

         Details of the change in cash and cash equivalents are set forth in the table below (in thousands).

                                                                         Nine Months Ended September
                                                                                     30,

                                                                             2002           2001

Cash flows from continuing operating activities......................   (euro)(32,417)  (euro)(62,929)

Cash flows from investing activities.................................         (19,292)       (162,686)

Cash flows from financing activities.................................          43,678         (12,019)

Effect of exchange rates on cash.....................................            (305)          2,117

Net decrease in cash and cash equivalents............................          (8,336)       (235,517)

Cash and cash equivalents at beginning of period.....................          81,613         361,698


Cash and cash equivalents at end of period...........................    (euro)73,277   (euro)126,181


         Cash flows from operating activities

         During the nine months ended September 30, 2002, we used approximately (euro)32.4 million in operating activities, a (euro)30.5 million decrease from the approximately (euro)62.9 million used in operating activities for the corresponding period in 2001. This decrease in cash used for operating activities was primarily related to the increase in revenue and to the operating cost savings resulting from our restructuring efforts.

         Cash flows from investing activities

         We used approximately (euro)19.3 million in investing activities during the nine months ended September 30, 2002, compared to approximately
(euro)162.7 million for the nine months ended September 30, 2001. The decrease was primarily due to lower capital expenditures as we completed the buildout of our MANs at the end of 2001.

         Cash flows from financing activities

         We received proceeds from our Recapitalization of approximately
(euro)43.7 million during the nine months ended September 30, 2002. In comparison, we used (euro)12.0 million of cash in financing activities for the corresponding period in 2001.

Year ended December 31, 2001 compared to year ended December 31, 2000

         We had cash and cash equivalents of approximately (euro)81.6 million as of December 31, 2001, a decrease of (euro)280.1 from approximately
(euro)361.7 million as of December 31, 2000. Additionally, as of December 31, 2001, we had approximately (euro)24.8 million of restricted investments placed in escrow for debt service. As of December 31, 1999, we had cash and cash equivalents of approximately (euro)57.1 million.

         Details of the change in cash and cash equivalents since inception are set forth in the table below.

                                                                                Year Ended December 31,
                                                                            2001         2000          1999
                                                                                 (euro, in thousands)

Cash flows from continuing operations................................       (50,206)      (76,565)     (28,357)
Cash flows from discontinued operations..............................       (52,625)      (20,325)     (11,234)
                                                                           ---------     ---------     --------
Net cash flows from operating activities.............................      (102,831)      (96,890)     (39,591)
Cash flows from investing activities.................................      (147,035)     (274,192)     (69,630)
Cash flows from financing activities.................................       (29,679)       678,762      155,610
Effect of exchange rates on cash.....................................          (540)       (3,097)        9,254

Net increase (decrease) in cash and cash equivalents.................      (280,085)       304,583       55,643
Cash and cash equivalents at beginning of period.....................        361,698        57,115        1,472

Cash and cash equivalents at end of period...........................         81,613       361,698       57,115
                                                                           =========     =========     ========

         Cash flows from continuing operating activities

         During the year ended December 31, 2001, we used approximately
(euro)102.8 million in operating activities, a (euro)5.9 million increase from the approximately (euro)96.9 million used in operating activities for the year ended December 31, 2000. This increase in cash used for operating activities was primarily related to the significant growth of our customer base and the associated increased selling, general and marketing costs, an increase in network costs and additional capital expenditures resulting from planned network expansion.

         During the year ended December 31, 2000, we used approximately
(euro)96.9 million in operating activities, a (euro)57.3 million increase from the approximately (euro)39.6 million used in operating activities for 1999. This increase was primarily related to the substantial organization and start-up costs we continued to incur in the development of our networks during 2000 and the associated increased selling, general and marketing costs, an increase in network costs and additional capital expenditures outlays resulting from planned network expansion.

         Cash flows from investing activities

         We used approximately (euro)147.0 million in investing activities during the year ended December 31, 2001, compared to using approximately
(euro)274.2 million for the year ended December 31, 2000. The decrease was primarily due to proceeds from the issue of our senior note being placed in escrow in 2000, and lower capital expenditure as we completed the build out of our MANs.

         Our cash flow from investing activities was approximately (euro)274.2 million for the year ended December 31, 2000, compared to a net reduction of approximately (euro)69.6 million during the prior year. The increase in cash flow was primarily due to investment of the proceeds from our IPO during the first quarter of 2000 in property and equipment and the purchase of approximately (euro)69.7 million of securities to secure interest and principal payments under our senior notes due 2010.

         Cash flows from financing activities

         We used approximately (euro)29.7 million of cash for financing activities during the year ended December 31, 2001, compared to (euro)678.8 million of cash flows provided by financing activities for the year ended December 31, 2000. The change was due primarily to the net proceeds from our IPO being reflected in 2000 and approximately (euro)28.9 million used to repurchase a portion of our outstanding senior notes due 2010 in 2001.

         We had approximately (euro)678.8 million of cash flows from financing activities during the year ended December 31, 2000, compared to (euro)155.6 million for the year ended December 31, 1999. The increase was due to the net proceeds from our IPO and our senior notes due 2010, less approximately
(euro)14.9 million used to repurchase a portion of our outstanding senior discount notes due 2009. Cash flows from financing activities during 1999 resulted from proceeds from our senior discount note offering and equity contributions from CompleTel LLC.

Liquidity and Capital Resources

         The telecommunications business is capital intensive. We have used and will continue to need large amounts of capital to fund capital expenditures, working capital, and operating losses. As of September 30, 2002, we had (euro)73.3 million of unrestricted cash and cash equivalents. We believe that our cash balances, together with the anticipated cash flow from our operations, will be sufficient to fully fund our operations to cash flow breakeven.

         The following table presents our contractual obligations and commercial commitments for the periods indicated, as of September 30, 2002:

------------------------------------------ ----------------------------------------------------------------
               Description                                     Payments due by period
              of obligation                                    (in thousands of euro)
              or commitment
------------------------------------------ --------------- ----------------- -------------- ---------------
                                               Total             2002          2003-2004      thereafter
------------------------------------------ --------------- ----------------- -------------- ---------------
Operating leases                                   45,142             5,076         12,726          27,340
Other long-term debt                                4,063               200            609           3,254
------------------------------------------ --------------- ----------------- -------------- ---------------

Total obligations/commitments                      49,205             5,276         13,335          30,594
------------------------------------------ --------------- ----------------- -------------- ---------------


         Information concerning our financial condition and debt servicing obligations are presented in the following table (amounts in thousands):

                                                 At September 30, 2002       At December 31, 2001
                                                 ---------------------- ---------------------------
Cash and cash equivalents                                      73,277                      81,613

Other current assets                                           31,946                      73,138
                                                 ---------------------- ---------------------------
              Total current assets                            105,223                     154,751

Non-current assets                                            255,756                     303,839
                                                 ---------------------- ---------------------------

              Total assets                                    360,979                     458,590
                                                 ====================== ===========================


Current Liabilities                                            55,438                     108,939

Long-term debt (1)                                              4,063                     227,735
                                                 ---------------------- ---------------------------

              Total liabilities                                59,501                     336,674
                                                 ====================== ===========================

(1)   Long-term debt as of September 30, 2002 consists only of long term capital lease obligations acquired in our purchase of one of our French subsidiaries in 2001. Long-term debt as of December 31, 2001 consisted of the capital lease obligations, in addition to (a)
      14% senior discount notes due 2009 and (b) 14% senior notes due 2010.

Capital Expenditures

         During the nine months ended September 30, 2002, we made capital expenditures in our continuing operations of approximately (euro)20.5 million. These capital expenditures were primarily for connecting customers to our MANs. During the nine months ended September 30, 2001, we made capital expenditures of approximately (euro)93.0 million for property and equipment necessary to deploy networks in our initial markets. The decrease in capital expenditures during the nine months ended September 30, 2002 compared to the nine months ended September 30, 2001 is attributable to the completion of the buildout of our MANs during 2001 and our current focus on network development to connect new customers to our existing MANs, which generally involves lower expenses in comparison to deployment of new MANs.

         During the year ended December 31, 2001, we made capital expenditures of approximately (euro)108.2 million. These capital expenditures were for property and equipment necessary to deploy networks and to connect customers to our MANs and include capitalized interest of (euro)14.2 million. During the years ended December 31, 2000 and 1999, we made capital expenditures of approximately (euro)112.3 million and (euro)68.9 million, respectively, for property and equipment necessary to deploy networks in our initial markets. The decrease in capital expenditures for 2001 is attributable to (a) the completion of the build out of our MANs during that year and (b) our increased concentration on network development to connect new customers to our existing MANs, which generally involves lower expenses in comparison to deployment of new MANs.

         We currently estimate that we will make total capital expenditures of approximately (euro)25 million to (euro)28 million for the year ending December 31, 2002, most of which will be expended to connect new customers to our MANs. The actual amount and timing of our future capital requirements may differ materially from our current estimates, and additional financing may be required in the event of departures from our current business plans and projections, including those caused by unforeseen delays, cost overruns, engineering design changes, demand for our services that varies from our expectations, adverse regulatory, technological or competitive developments, difficulties or delays in obtaining necessary rights-of-way, or major changes in market conditions.

Critical Accounting Policies and Estimates

         The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities as of the date of our financial statements. Actual results may differ for these estimates under different assumptions or conditions.

         Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, which would potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accenting policies, see Note 2 "Summary of Significant Accounting Policies" in the notes to the consolidated financial statements as of and for the year ended December 31, 2001.

         Revenue Recognition

         Revenue related to non-installation services offered by the Company is recognized in the period the services are delivered.

         Installation revenue is initially deferred upon installation and invoicing and recognized as revenue over the expected life of the service. Based on our experience with the churn rate for our services, we determined that the average life of these services is three years.

         Recoverability of Long-Lived Assets

         We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

         o significant underperformance relative to expected historical or projected future operating results;

         o significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

         o  significant negative industry or economic trends.

         When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we evaluate the future anticipated cash flows to determine if we need to take an impairment charge. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets, we recognize an impairment loss. The measurement of the impairment loss is based on the fair value of the asset, which we generally determine using a discounted cash flow approach. Additionally, we include recent comparable transactions in the market in our analysis of fair value.

         Allowance for Doubtful Accounts

         The allowance for doubtful accounts is based upon our assessment of probable loss related to overdue accounts receivable. The allowance is maintained on the books either until receipt of payment, or until the account is deemed non-collectible. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We have attempted to reserve for expected losses based on our past experience and believe our reserves to be adequate. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

         New Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board authorized the issuance of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS 142 requires intangible assets to be recognized if they arise from contractual or legal rights or are "separable," that is, if it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that more intangible assets will be recognized under SFAS 142 than its predecessor, APB Opinion No. 16, although in some instances previously recognized intangibles will be subsumed into goodwill.

         Under SFAS 142, goodwill will no longer be amortized on a straight-line basis over its estimated useful life, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. A reporting unit is defined as a SFAS No. 131 operating segment or one level lower. Goodwill will no longer be allocated to other long-lived assets for impairment testing under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." Under SFAS 142, intangible assets with indefinite lives will not be amortized. Instead, they will be carried at the lower of cost or market value and be tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives.

         We adopted SFAS 141 and 142 effective January 1, 2002. Accordingly, we discontinued amortizing our remaining balance of goodwill of approximately
(euro)5.8 million effective January 1, 2002. We estimate that the adoption of these statements did not have a material impact on our results of operations, financial position or cash flows.

         Our goodwill amortization expense and net loss for the three and nine month periods ended September 30, 2002 and 2001 are as follows (amounts in thousands, except per share information):

                                         Three Months Ended September 30,      Nine Months Ended September 30,
                                              2002               2001              2002               2001
Reported net income (loss) applicable   -----------
to ordinary shares...............            72,373           (25,202)            21,464           (116,324)

Add back: goodwill amortization.....             --                201                --                 356
Adjusted net income (loss)
   applicable to ordinary shares....    ===========        ===========       ===========        ============
                                             72,373           (25,001)            21,464           (115,968)

Basic net income (loss) per ordinary
   share............................    ===========        ===========       ===========        ============
                                              91.29           (107.26)             50.75            (495.10)
Adjusted basic net income (loss) per
   ordinary share...................    ===========        ===========       ===========        ============
                                              91.29           (106.41)             50.75            (493.59)

Diluted net income (loss) per
   ordinary share...................          53.80           (107.26)             35.61            (495.10)
Adjusted diluted net income (loss)
per ordinary share...................         53.80           (106.41)             35.61            (493.59)


         In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 establishes accounting requirements for retirement of obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of cost to expense, (4) subsequent measurement of the liability, and (5) related financial statement disclosure. SFAS 143 requires that the fair value of the liability for an asset retirement obligation be recognized in the period during which it is incurred, if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying value of the asset and depreciated over the life of the associated asset. SFAS 143 requires the measurement of changes in the liability for an asset retirement obligation due to the passage of time by applying an interest method of allocation to the amount of the liability at the beginning of a reporting period. The interest rate used to measure that change is the credit-adjusted-risk-free rate that existed when the liability was initially measured. Finally, SFAS 143 requires such changes in liability for asset retirement obligations to be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS 143 applies to fiscal years beginning after June 15, 2002. We do not anticipate that the adoption of SFAS 143 will have a material impact on our results of operations, our financial position, or our cash flows.

         In August 2001, the Financial Accounting Standards Board issued SFAS
144. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." While it supersedes APB Opinion 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," it retains the presentation of discontinued operations, but broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. Under SFAS 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. SFAS 144 also establishes a probability weighted cash flow estimation approach to deal with situations in which there is a range of cash flows that may be generated by the asset being tested for impairment. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale.

         SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The provisions of the SFAS 144 are generally to be applied prospectively. Other than the restatement of our financial statements to report in discontinued operations the results of our German and U.K. operations, which we disposed of in May 2002, the adoption of SFAS 144 on January 1, 2002 did not have a material impact our results of operations, financial position, or cash flows.

         In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds SFAS 4 "Reporting Gains and Losses from Extinguishment of Debt" and also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. SFAS 145 applies to fiscal years beginning after May 15, 2002. Other than the classification in our statement of operations of the gain on the extinguishment of debt, the adoption of SFAS 145 did not have a material impact on our results of operations, financial position, or cash flows.

         In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 replaces Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 will be applied prospectively to exit or disposal activities initiated after December 31, 2002. We do not expect the adoption of SFAS 146 to have a material impact on our results of operations, financial position, or cash flows.


          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Investment portfolio and interest rate sensitivity

         Our investment policy is to utilize instruments denominated in euros that meet high credit quality standards, such as obligations of any European Economic Community member government or any agency thereof guaranteed by the country, certificates of deposits, money market deposits, and commercial paper with a rating of A-1 or P-1.

         Interest income earned on our investment portfolio is affected by changes in short-term interest rates. We are thus exposed to market risk related to changes in market interest rates. To date, we have managed these risks by monitoring market rates and the duration of our investments.

Impact of foreign currency rate changes

         Our revenue, operating expenses, capital expenditures, assets and liabilities are, for the most part, denominated in euro, which is our functional and reporting currency. In order to minimize our exposure to exchange rate risk, we invest all excess cash in euro-denominated accounts and limit our expenditures in other currencies. Prior to the completion of our Recapitalization on September 17, 2002, we were exposed to changes in currency exchange rates due to our U.S. dollar denominated senior discount notes. As part of our Recapitalization, these notes were exchanged into Ordinary shares and Convertible Preferred B shares. We believe that our current exposure to exchange rate risks is immaterial.

                                   BUSINESS

Overview

         We are a facilities-based operator of a technologically advanced, high-capacity, fiber optic communications infrastructure. A facilities-based operator uses its own telecommunications facilities to provide services, in contrast with non-facilities-based resellers who purchase services from other providers and then retail them to customers. We provide telecommunications and Internet-related services to business and government end-users, carriers and Internet service providers in targeted metropolitan areas in France. We deliver these services primarily to on-net customers directly connected to our fiber optic metropolitan area networks, or MANs.

         The construction of our MANs was completed during the last quarter of 2001. We are now focusing our efforts on expanding our customer base in our MANs in France. These are located in nine areas in France, covering the cities of: (1) Paris, (2) Lyon, (3) Marseille and Aix, (4) Lille, Roubaix and Tourcoing, (5) Grenoble, (6) Toulouse, (7) Nice and Sophia-Antipolis, (8) Nantes and (9) Strasbourg, Colmar and Mulhouse. We also constructed MANs in four areas in Germany, however, following the sale of our German operations in May 2002, we no longer have MANs in Germany. Our MANs are interconnected by our leased inter-city network.

         As of December 31, 2001, we had a total of 946 customers, compared to 787 customers as of December 31, 2000 in our continuing, French-based operations. Our consolidated revenue for the year ended December 31, 2001 totaled (euro)75.9 million, an increase of approximately 229% over consolidated revenue of (euro)23.0 million for the year ended December 31, 2000.

         We have generated operating losses and negative cash flow from our operating activities to date, and we expect to continue to experience operating losses and negative cash flows from our operations until we establish a sufficient revenue-generating customer base. While we are experiencing growth in our core retail activity in France, and believe that this trend will continue, since mid-2001, we have been affected by the general weakness in the European markets for carrier and dial-up Internet access and Internet data center services. In light of these adverse market conditions, we implemented operational reorganization and restructuring measures in order to adjust our operations to foreseeable market conditions, reducing ongoing operating expenses and capital outlays. In particular, we implemented a major downsizing of our German operations in view of the slowdown in German telecommunications markets (particularly in the carrier and ISP segments). Further, in April 2002, we decided to sell our entire German operations, which sale was completed in early May 2002.

         Furthermore, faced with a significant downturn in the web hosting market, linked to the collapse of the ".com" market and installed hosting overcapacity in Europe, we decided to scale down the Internet data center operations we had launched in France, Germany and the United Kingdom. In France, we decided to integrate these activities with our retail business, while in Germany and the United Kingdom we exited these markets by selling our entire operations in these countries in May 2002.

         Having decided to concentrate our efforts solely in France, we closed our London offices and simplified our corporate headquarters structure at the end of the second quarter of 2002. We also introduced and continue to evaluate ongoing measures to further reduce our selling, general and administrative expenses, in particular, in our corporate headquarters functions and Internet data center operations.

         Finally, on September 17, 2002, we completed our Recapitalization, involving the conversion of all of our outstanding debt securities into shares and a cash investment of (euro)43.7 million.


Facilities-based competitive local access provider

         On-net customer-driven network

         Overview

         We focus on providing on-net local access telecommunications services to an underserved customer base. We believe our on-net strategy offers substantial long-term benefits over carriers with limited or no local loop infrastructure, such as:

         o substantially increased product offerings made possible by direct fiber connection;

         o  higher revenue per customer;

         o  lower interconnection costs and improved operating margins; and

         o  increased loyalty of customers and reduced churn.

         Our integrated network supports both local and long-distance voice products and services, as well as high-speed data and Internet services. We believe our networks offer greater capacity, lower operating costs and higher service reliability than those of the incumbent carriers in the areas we serve. The integrated design of our networks significantly reduces our cost of providing a bundled service offering.

         To deliver high-quality, reliable telecommunications services, we employ a technologically advanced, uniform, high-capacity, protocol-transparent technology platform. Our integrated network architecture includes digital telephone switches, data switches and Internet protocol, as well as synchronous digital hierarchy (SDH) and dense wavelength division multiplexing (DWDM) transmission technology compliant with European telecommunications standards. It employs centralized network management and monitoring centers designed to accommodate anticipated future technology upgrades.

         Customers and route design

         The design of our networks is based on the location and requirements of our target customer segments. We have targeted those high-density business areas where customers purchase their telecommunications services principally from the incumbent operators or from resellers, because we believe these areas currently are underserved by other local carriers.

         Network design principles

         Our network design enables us to provide high-capacity transmission services to our customers, while providing substantial potential for expansion of existing service offerings and adoption of new offerings in a cost-effective manner. Our networks are capable of efficiently supporting a wide mix of telecommunications traffic and protocols, including telephony, data, high speed Ethernet, digital videoconferencing, virtual private networks
(VPNs), private lines and Internet. Our network design is based on the following principles:

         o Scalability. We can expand both transmission capacity, switching capacity and routing capacity rapidly and cost-effectively as traffic volume and capacity demands increase. We installed duct systems, typically with the capacity to hold six ducts, to ensure we would have sufficient capacity for our future growth. Each duct is capable of holding between one and three cables, and each cable is capable of holding between 144 and 288 fibers. We currently use either one or two ducts, each containing at least one cable, depending on the level of network security required. The remaining ducts can accommodate additional capacity for our use, or can be sold to or swapped with other telecommunications service providers. As we installed our duct system, we also installed the access chambers immediately adjacent to our network route in order to expedite the connection of new customers.

         o Opportunity-based deployment schedule. We designed and deployed our networks with the goal of maximizing potential revenue generation while minimizing our build-out costs.

         o Service reliability. Our networks provide redundancy at multiple levels. The ring structure is designed to provide dual direction routing capability that allows a connection to be completed in the event of network failure. Our MANs use European standards-based SDH transmission technology and Ethernet protocol to transport information along our fiber optic backbone. Our SDH systems are based on self-healing concentric rings, a technology that routes traffic through an alternative path in the event there is a point of failure. This design results in a reliable network that is less susceptible to disruptions in the event of breakage at one point. Additionally, our external carrier interconnections and Internet transit have alternative routing capability that should assure access to alternative carriers and to the Internet. Finally, we chose vendors that we believe provide reliable and quality equipment, such as Nortel Networks, Siemens, Ciena, Cisco Systems and Riverstone Networks.

         o Use of multiple local access and transmission technologies. We employ a variety of access and transmission technologies, including SDH, DWDM, packet data or Internet protocol routing, Ethernet and Gigabit Ethernet. We believe they allow us to (1) meet customers' changing communications requirements; (2) pursue a flexible approach to network coverage expansion; and (3) respond to a wide range of integration requirements among different customer segments. The link between our network and the customer is typically fiber, but may also be copper or wireless transmission. On a limited, case by case, basis, we extend the reach and efficiency of our core network rings through alternative methods, such as leased fiber or point-to-point wireless and digital subscriber line (DSL) connections.

         o Protocol transparent. We use transmission equipment that we believe should allow us to converge circuit-switched and data networks. As these networks effectively merge, traffic can move more economically over data networks, resulting in simplified network management. We are continually reviewing our designs to ensure flexibility and rapid evolution, as we believe that over time, voice, data, video, Internet, intranets and extranets will interconnect with our network platform.

         Network infrastructure

         The core of our network is the fiber loops that we built or leased in selected areas. Metropolitan area networks, or MANs, comprise single or several fiber optic rings that allow customers direct connection within a city or metropolitan area to our network. We have constructed MANs that have route diversity and self-healing architecture, allowing re-routing of traffic in case of a network outage and enabling us to provide high levels of service reliability.

         During 2001, we completed the construction of our MANs in nine areas in France and four areas in Germany. Following the sale of our German operations in May 2002, we no longer have MANs in Germany. As of December 31, 2001, we had deployed over 1,400 route kilometers of fiber in our MANs, of which approximately 600 kilometers are leased on long-term contracts. In addition, we lease bandwidth capacity for our leased inter-city network, which interconnects our MANs. Having completed the expansion of our network in accordance with our current business plan, we intend to concentrate on network development to connect new customers to our existing MANs.

         Network construction and installation

         Our local access networks consist of fiber deployed in existing ducts, as well as newly constructed ducts for the extension of our network to the customer's site, commonly known as the "the last drop." We have installed our fiber optic cables in conduits we either own or lease from third parties. In isolated instances, however, in order to achieve maximum speed to market, we have leased fiber trunking capacity from third parties. We also lease conduit and pole space from utilities, carriers, local governments and transit authorities. These arrangements are generally for multi-year terms with renewal options.

         Network components

         Switch Centers. We have constructed switching centers in each of our markets. Our switching centers are purchased or leased facilities and are typically sized between 600 square meters and 4,000 square meters. Our switching centers are environmentally controlled, secure sites, featuring back-up AC/DC power, emergency back-up battery and power generator, ventilation and air-conditioning systems, redundant communication facilities, fire suppression and dual direct connection to our high-speed fiber optic city MAN backbone. In addition, at some of our switch sites, we have made specific accommodations for the provision of co-location services. Each switch center hosts a class-5 voice switch from either Nortel Networks or Siemens and a backbone IP Router from Cisco Systems.

         Hubs and distribution nodes (DNs). Hubs and distribution nodes are located in leased or purchased facilities. They house electronic equipment that provides the ability to add and remove voice and data traffic from the fiber backbone destined to a customer or an interconnection point. These hubs and DNs are secured, environmentally-controlled, and continuously monitored stand-alone facilities.

         Network operation center. We have a network operation center in a Paris suburb, allowing centralized and integrated management of all the equipment deployed in our MANs. This center continuously monitors performance of the various pieces of transmission, and switching and routing equipment, operating systems, performance of customer transmission paths and circuits and customer premises equipment in each of the MANs.

         Third-party agreements supporting our network

         Leased inter-city network. Our leased inter-city network connects our MANs. We lease bandwidth capacity (a) from Lambdanet, a network loop linking our MANs in Paris, Strasbourg and Lille (b) from Telia, a network loop linking our MANs in Paris, Lyon, Marseille, Toulouse and Nantes and (c) from various service providers, fiber optic capacity connecting our MANs in Paris, Lyon, Marseille, Lille, Grenoble, Toulouse, Nice, Strasbourg and Nantes.

         Interconnection and service agreements. We have several interconnection or service agreements with a range of other operators for transmission of traffic outside the reach of our local loops. We have principal national interconnection agreements with the incumbent and dominant mobile operators in France; that is, France Telecom and its affiliate Orange and SFR. We also have agreements with other national and international carriers, such as WorldCom, Inc., Telecom Developpement and Swisscom. We have developed additional physical interconnections with the incumbent public operators, at both their tandem switching centers and the end office/serving wire centers, in each of our markets. In addition, our networks have multiple interconnections with some of the major switching centers of France Telecom. In connection with our operational restructuring during the last quarter of 2001 and the first half of 2002, we terminated some of our interconnection agreements as part of our plan to concentrate our operations. Furthermore, in connection with the sale of our German operations in May 2002, we entered into reciprocal agreements for traffic termination with the purchaser of our German operations to allow us to service our French customers who have operations in Germany.

         Access agreements and rights-of-way. Our MANs were constructed primarily by digging trenches along rights-of-way obtained from local authorities. Where necessary or economically preferable to digging trenches, we secured alternative rights-of-way from highway commissions, utilities, political subdivisions, subway operators, sewer operators and others. For example, in Paris, we received approval from the city authorities to lay our fiber in the underground sewer system. This agreement enabled us to lay our fiber in a cost-effective manner, because it entailed minimal excavation of city streets as the sewer system's conduits connect to nearly all buildings in Paris.

         Building entry license agreements. Before providing services to customers, we must obtain permission from the property owner. We have adopted a collaborative approach with property developers and owners. Generally, developers and owners are willing to provide access to their buildings since we are providing enhanced services to the building. Our agreements typically contain a provision for access by our network to a specified point inside the building, with a renewable right of access regarding inside wiring to the premises of our clients. Access is usually granted on a non-exclusive basis.

         Technology supplier relationships. We entered into an agreement with Nortel Networks to supply us with equipment, including SDH, voice and data switching, internet routers, customer premise equipment, engineering services, network operations center management, inventory management, equipment installation maintenance during the initial start up phase of each market. We selected Nortel Networks to provide the core components of our MANs. We also purchased voice-switching equipment from both Siemens and Nortel Networks. We have sourced network equipment from other suppliers, including SDH from Siemens, routers from Cisco Systems, DWDM system equipment from Ciena and Ethernet switches from Riverstone Networks.

         Alternative access and transmission technologies. Although we provide our services primarily over our own fiber optic network, we occasionally use alternative access technologies to allow us to provide services to those customers who we may not be able to serve on-net. For example, we use leased lines from France Telecom and DSL. This complementary strategy provides us with rapid access to buildings and allows us to gain market penetration and take advantage of market opportunities.

         High-capacity telecommunications services

         We currently offer a broad range of telecommunications services, including a number of value-added services.

         Voice services

         Current voice services. Through our direct connections to customers, we offer switched voice services, covering inbound and outbound calls (including local, national, international and mobile) allowing customers to dispense with the incumbent operator for all their voice services. We also provide voice services to off-net sites of on-net customers, allowing them to access our long-distance services using pre-selection. The inbound voice services we currently offer also include number portability, allowing customers to retain their number from the incumbent operators. In addition, we deliver voice value-added services, such as audio conference services, free phone services and premium-rate services (known as "800 numbers" in France and "900 numbers" in the United States).

         Planned voice services. In phase with the recent regulatory opening of the French market for higher rate premium-rate services, we are currently extending our voice services portfolio in France to include these services.

         Data and Internet services

         Our MANs allow customers to access our high-capacity technology to transport their data and Internet traffic efficiently and flexibly.

         Current data and Internet services.  We offer:

         o Point-to-point bandwidth between two customer sites, allowing customers to operate their own private network for data and/or intra-company communications. Point-to-point bandwidth is provided either within one metropolitan area (intra-city) or between two different metropolitan areas (inter-city). Capacity ranges from 2 Mega bit per second to 2 Giga bit per second.

         o LAN to LAN interconnection between 2 or more customer sites, allowing customer's Local Area Networks to operate as if they were located within the same building. Our fiber optic customer access and other advanced technologies significantly differentiate our LAN to LAN service from many competing services because of the intra-city and inter-city geographic availability that they provide, as well as the transparency, flexibility and high capacity that it offers. Capacity ranges from 10 Mega bit per second to 1 Giga bit per second, available through standard Ethernet LAN interfaces.

         o Connectivity to the Internet, allowing customers' employees to have access to the Internet and/or to have customer's web sites and IP applications located on customer sites accessed from the Internet. We provide all our customers overcapacity that can be used in part instantly and can be upgraded smoothly in phase with customer's increased capacity requirements. Optional complementary services to basic connectivity are often chosen by our customers, including standard or advanced e-mail managed services.

         o IP Virtual Private Network Services (IP VPN), allowing customers to connect all their sites and employees to their IT systems through our IP platforms and networks as if they were using their own private network.

         o Internet hosting and managed services, allowing customers who want to outsource part or all of their Internet based IT systems to benefit from a reliable system environment, from flexible and very high connectivity and from tailored managed services. Our Internet and data centers, or IDCs, have been designed and are operated in order to provide a secure and controlled environment as well as high capacities to the Internet as well to our data network. Tailored managed services include support for hardware or operating system maintenance, security services such as firewall and security tests and application based services such as extranet/intranet and back-up.

         Planned data and Internet services. We plan to enhance our LAN-to-LAN and IP VPN services by adding more classes of services, providing customers with a network tailored to the specific quality requirements of their applications. We plan to package some of the managed services we currently supply on a tailored base, such as security services, and offer such packages as optional add-on services to our data and Internet customer base.

         Carrier and call termination or collect services

         We provide carriers with high and very high capacity metropolitan links that allow them to connect their points of presence, or to connect their points of presence to other carriers or to their customers. We also provide carriers with call termination services on a wholesale basis, allowing them to benefit from lower costs for call termination. We provide major Internet access providers with call collect on a wholesale basis, offering dial-up access to their Internet hub for their retail mass market or professional customers.

Customers

         Telecommunications services

         We serve three principal groups of telecommunications customers:

         o Business, government and institutional end-users. Businesses with a minimum of 30 employees, with a focus on medium and large businesses, governmental entities and institutions such as hospitals and educational establishments;

         o Internet service providers. Major mass market Internet access providers and other Internet-related companies, such as web agencies and application service providers;

         o Carriers. Long-distance, international carriers, resellers and alternative access providers.

         Business, government and institutional end-users

         Initially, we primarily targeted small-sized and medium-sized businesses, because we believed that these companies would have greater flexibility to change to a new service provider and would make decisions faster than large businesses. Subsequently, we have expanded our targeted customers to include larger customers, for example multi-nationals that often have service requirements in multiple locations. As of December 31, 2001, we had 946 connected business customers, including Aventis, EADS and EDF.

         We also have identified local government authorities and other public institutions as important potential customers in view of their need to obtain advanced technology to link up their different geographic sites at competitive prices. Moreover, local municipalities, government agencies and other public institutions, such as hospitals, have a high degree of local calls and depend heavily on local networks to provide their services. Our government and public institutional customers include the French Senate, six French ministries, and universities and public hospitals in several of our markets.

         Internet service providers

         We target corporate customers that outsource their Internet related IT systems, as well as Internet service providers, including mass market Internet access providers, web agencies, and application and content service providers. We are developing suites of services to respond to such customers' specific needs, primarily in high-capacity access, co-location, dial-up collect calls and various tailored managed services. The Internet-related providers to whom we currently provide services include Tiscali, Noos and BackUp Avenue.

         Carriers

         We provide carriers with high and very high capacity metropolitan links, as well as call termination, call collect and dial-up services. Our carrier customers include Swisscom, Telia, Equant and Cable and Wireless.

Sales, marketing and distribution

         Customer acquisition and retention strategy

         As of December 31, 2001, we had a sales force of 143 based in our local markets in France. As of September 30, 2002, our sales force included 149 employees. Tailored to our different target markets, our sales organization includes:

         o local sales teams located in each of our metropolitan areas of presence, each dedicated to a list of key accounts that are managed and served nationally;

         o sales teams dedicated to sales to the carriers and Internet access providers, respectively, in each geographic market; and

         o local specialized sales teams dedicated to our Internet hosting and managed services, which focus on Internet related companies and on corporate customers who have outsourcing needs.

         Marketing communications

         We believe that recognition of the CompleTel trade name is important to our success and that awareness of our brand is becoming an important tool. However, we believe that using mass-media to develop brand awareness is not cost-effective. Instead, we use a targeted marketing approach for on-net prospects within 500 meters of our network backbone, primarily driven by local PR events, telemarketing and newsletter activities. We supplement these targeted communications with periodic press communications and event marketing.

         Pricing and product portfolio strategy

         In addition to our high-capacity, quality-driven networks, we use our pricing structure to differentiate ourselves from the incumbent operators and to attract customers. We generally price our services to our customers at a discount to the local incumbent operator. We offer combined services discounts to encourage customers to purchase a portfolio of services in order to maximize usage and revenue per customer. The wholesale rates charged to other carriers and Internet-related providers are generally set at the market price of the leading facilities-based carriers, and we do not anticipate offering a major discount compared to any alternative carrier. On a promotional basis, we may provide discounted installation to facilitate customer migration from the incumbent carriers.

         Customer service

         Our goal is to maintain an advantage over our competitors in our target markets by providing superior customer service and care. We believe that providing a high level of customer service is a key element to establishing customer loyalty and attracting new customers. We have dedicated customer service representatives who initiate contact with our customers on a routine basis to ensure customer satisfaction. Shortly after we commenced commercial operations, we established a practice of engaging an external agency to periodically carry out customer satisfaction surveys. Results of these surveys have generally been positive.

         We also believe that technology plays an important role in customer satisfaction. Advanced technological equipment is crucial to enabling the provision of high quality service to our customers. We have installed sophisticated status-monitoring and diagnostic equipment at our network operations centers that allows us to identify and remedy network problems before they affect customers.

Our customer care function includes:

         o on-line customer care personnel available 24 hours a day, seven days a week;

         o an integrated data base management system that allows immediate access to data concerning our customers, enabling us to quickly respond to customers' inquiries;

         o an integrated billing system that can be customized for all our services;

         o  access to technical support;

         o  escalation processes to deal with customer concerns;

         o personal relationships with customers based on local and dedicated customer care staff; and

         o local designated sales account executives and service managers to grow and support customer relationships.

         We provide customer care to our business end-user customers on a local rather than national basis, in order to develop customer relationships at the city level and develop responsibility and accountability at the local level. Our local customer care functions are supported by our centralized operations centers, including service provisioning, network supervision and after-hours customer care.

         Management information and billing systems

         Our information systems are managed by our information technology group based in Paris and supported by local representatives in charge of local network management and office systems management. The back office systems are centralized in our central data center located in Paris. We have selected our comprehensive management information system based on a scalable and highly flexible platform of off-the-shelf applications using technology proven in the European or U.S. market. We believe these systems allows us to coordinate smoothly and effectively our key business processes, including:

         o  geomarketing and sales force automation;

         o  customer order management, service provisioning and activation;

         o  customer care and account management;

         o  network planning and design;

         o  customer rating, billing and collection;

         o  business financial systems; and

         o  network management and maintenance.

         The core of our management information system is based on applications supplied by (a) Kenan for retail billing, (b) Intec for wholesale billing, (c) Oracle for finance applications, (d) Metasolv for customer and operations support system, (e) TCSI for mediation systems and (f) Nortel Networks, Siemens, Cisco Systems and Hewlett-Packard for network supervision.

         The production platform to operate our systems is based on high-capacity, scalable and highly reliable servers and technologies for data storage, and a fully automated backup library, to ensure a complete secured solution.

         We have incorporated a data warehouse within our central data center in Paris. A data warehouse is a dedicated and integrated information system which permits storage and retrieval of data concerning customers' usage of our network. This data warehouse allows us to monitor usage on a daily basis by type of customer and detect changes in customer behavior and usage. With this information, we are better able to tailor our product and service offering to the particular requirements of each type of customer.

         Our billing system allows for integrated invoicing of all the products we currently offer. We offer customers different levels of detail on invoices depending on their specific requirements. All these applications are operated from our central data center in Paris.

Competition

         Overview

         The ongoing liberalization of the European telecommunications market has coincided with technological innovation to create a fast changing and increasingly competitive market. It is characterized by dominant incumbent telecommunications operators as well as a number of new market entrants. We expect that we will need to compete effectively against a considerable number of telecommunications service providers and Internet operators in our targeted markets, even though some alternative carriers have exited the market during 2001.

         The European Union is actively stimulating competition among telecommunications providers. As a European member state, France is required to end restrictions on the entry of new telecommunications operators and adopt standardized regulations intended to promote competition. Under the new regulatory structure, public telecommunications operators can compete in local exchange services markets outside their home countries, either alone or through existing joint ventures, subject to restrictions on market concentration and anti-competitive mergers and acquisitions.

     We compete primarily on the basis of:

         o  variety of services;

         o  network coverage;

         o  network quality and service reliability;

         o  price;

         o  customer service; and

         o  accurate and detailed billing.


         Incumbent telecommunications carriers

         We compete principally with France Telecom, the incumbent public telecommunications operator in France, and to a lesser extent with other local or long distance carriers in our markets. Based on its historically exclusive market position, France Telecom has competitive advantages over new entrants including:

         o expansive financial, technical, management, marketing and other key human resources;

         o established relationships with local and national regulatory authorities;

         o  established local and long-distance distribution facilities;

         o  existing rights-of-way;

         o  control of or access to the majority of end-users; and

         o  control over local telecommunications connectivity.

         We expect that our principal competitor will continue to be France Telecom.

         Alternative telecommunications providers and IDC operators

         We also compete with a range of operators of fiber networks and, potentially, with wireless local loop and DSL operators. These operators include WorldCom (mostly in Paris, Lyon and Strasbourg), COLT (in Paris, Lyon and Marseille) and to a lesser extent Cegetel (in a few areas mostly in Paris) and SIRIS (a member of the Deutsche Telekom group). We believe that we can effectively compete with these operators because of our networks' coverage and our local presence, and because most current competitors seeking to gain market share from France Telecom are focusing on long-distance service instead of local exchange service like us. Where competitive local exchange operators are present, they have concentrated their efforts on limited high-volume areas in and around Paris, such as the business district of La Defense.

         Wireless Local Loop (WLL) deployment in France has been limited. To date, we have not experienced significant competition from such operators. However, we expect that some WLL operators may ultimately compete with us in selected geographical areas for the low-end customer segment.

         Alternative DSL operators have not yet developed significant activity in France, principally due to the slow implementation of local loop unbundling. We anticipate that some DSL operators may ultimately deploy DSL-based services, potentially competing with our services for small customers with limited bandwidth requirements.

         Since we bundle our customer packages with both local and long distance services, we also face competition from long distance resellers on part of our voice services. However, during 2001, a number of such long distance competitors have withdrawn from the market, significantly reducing the level of competition.

         Our Internet data centers and web hosting activity compete principally with other operators of IDCs, including established carriers such as COLT and Cable & Wireless. During 2001, a number of specialized web hosting companies (including the largest one, Exodus) withdrew from the market or were consolidated into larger, less specialized companies in the telecommunications industry.

Regulation

         General

         As a provider of telecommunications and Internet-related services in France, we are subject to French telecommunications regulation. Furthermore, because France is a member of the European Union (the "EU"), we are affected by applicable EU regulation. We have obtained a fixed wireline license and a service license for network deployment in France. In addition to these licenses we have obtained licenses in Germany and the United Kingdom. However, as a result of our operational restructuring, which included the sale of our entire operations in Germany and the United Kingdom, we no longer operate in these countries.

         Deregulation of the telecommunications market is a relatively new phenomenon in Europe, and there is little history to guide competitive entrants. There is little history in Western Europe to provide guidance to competitive entrants concerning the independence of newly-created regulatory bodies or to demonstrate how vigorously or efficiently such bodies will adopt and enforce regulations or rules. While regulators in some European countries have been increasing their enforcement of pro-competitive policies, in some cases, regulators have relaxed regulatory requirements previously imposed on the incumbent operators. Lifting carrier obligations before solid competition has developed in a market sector could potentially harm competitors. Competition at the local level in France is still underdeveloped. Although local loop access was introduced, effective on January 2, 2001, by Regulation No. 2887/2000 of December 18, 2000 in the European Union, in practice, many technical and regulatory issues remain unresolved in most of the member states. Thus, regulatory, judicial, legislative or political considerations may prevent us from offering our services on a cost-effective basis and in a timely fashion, which may adversely affect our business.

         European Union

         The EU consists of the following member states: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom (collectively, the "Member States"). Other countries are applying for membership. EU legislation can take a number of forms. Regulations have general applications and are binding in their entirety and directly applicable in Member States. Directives are binding, but Member States may choose the form and method of implementation. If a Member State fails to effect such legislation or fails to render the provisions of EU directives effective within its national territory, the European Commission may take action against the Member State to enforce the legislation, including initiating proceedings before the European Court of Justice. Under certain circumstances, private parties also may bring actions against Member States for failures to implement such legislation.

         The European Commission, the European Parliament and the Council of Ministers have issued a number of key directives establishing basic principles for the liberalization of the European Union telecommunications market. Although the EU set January 1, 1998 as the deadline for mandatory liberalization of the provision of voice telephony services throughout the EU, each Member State had to enact its own laws to implement the EU's mandate through its own processes. Not every Member State has enacted laws that implement fully the EU directives within the time frame set by the EU or in a way that complies or will comply fully with the intent and spirit of the directives. Further, there can be no assurance that all EU Member States will enact laws which fully comply with the intent and spirit of the EU directives. The actual method or form of implementation of EU directives varies from country to country. From time to time, the European Commission has initiated legal action against several Member States for not implementing adequately certain directives relating to the telecommunications industry. The European Commission also challenged the way in which France Telecom's universal service obligations are funded, with a particular emphasis on the burden it might place on new carriers. In a judgment of December 6, 2001, the European Court of Justice found that the method used to calculate the financial contributions due by new entrants to the universal fund did not conform with the principles of transparency, objectivity and non-discrimination, and led to an overestimation of the burden that universal service represents for France Telecom.

         In 1990, the "Services Directive" required Member States to abolish all exclusive and special rights for the provision of all telecommunication services other than for public switched voice telephony, teleprinter, mobile phone, radio and satellite services, as well as public telecommunications networks. Since that first phase of activity, further legislative initiatives have been designed to provide full liberalization of the telecommunications sector, including notably the adoption of:

         o The revised Open Network Provision Directive, which Member States were required to implement by June 30, 1998, aims to ensure the availability of quality public telephone services and to define the services to which all users should have access in the context of universal service at an affordable price.

         o The Full Competition Directive, which required Member States to abolish exclusive and special rights for the provision of telecommunications services, including public voice telephone services and to allow the provision of public telecommunications networks by January 1, 1998. The Full Competition Directive also required that Member States abolished special and exclusive rights regarding the self-provision of infrastructure, the use of infrastructure operated by third parties and the use of shared infrastructure for the provision of services other than public voice telephony, by July 1, 1996.

         o The Licensing Directive, which established a common framework for general authorizations and individual licenses in the field of telecommunication services. The Licensing Directive is intended to allow telecommunications operators to benefit from a European Union-wide market for telecommunications and establish a common framework for national authorization regimes and seeks to facilitate cross-border networks and services.

         o The Interconnection Directive, which mandates that each Member State ensure that operators with significant market power (generally, the incumbent telecommunications operator): provide interconnection to other operators under terms and conditions that are cost-oriented, non-discriminatory, objective and transparent; publish their "unbundled" interconnection terms and conditions; negotiate access agreements and specific terms of interconnection, subject to the intervention of the Member State's regulatory authority in case of a breakdown in the negotiations; and adopt transparent accounting methods for each business unit.

         o The Telecommunications Data Protection Directive, which covers the processing of personal data and the protection of privacy in the telecommunications sector, and complements the general Data Protection Directive, Directive No. 95/46/EC. In addition, on July 26, 2000, the European Commission rendered a decision that the protection provided for personal data by the so-called "Safe Harbor Principles" is adequate under European law. According to the Safe Harbor Principles, U.S. companies that receive personal data from the EU are encouraged to file voluntary declarations with the U.S. Government to adhere to certain data protection principles. In return, EU law would assume that the data protection which these U.S. companies provide is adequate under the EU's privacy rules. Since November 2000, only a few U.S. companies have filed Safe Harbor declarations. It is uncertain how and when the European Commission and the Member States would impose sanctions on U.S. companies that do not comply with the Data Protection Directive requirements and/or the Safe Harbor Principles.

         Member States are also required to adopt a quick, inexpensive and effective procedure to solve interconnection disputes in order to prevent the historical operator from maintaining its dominant position through unnecessary litigation and other delaying tactics. Since January 2000, operators of public fixed telecommunications networks with significant market power are required to offer carrier pre-selection, enabling subscribers to choose an alternative carrier to convey their long-distance calls, with the possibility of overriding their choice on a call-by-call basis. In addition, the Interconnection Directive requires number portability in the fixed market, enabling subscribers, while remaining at a specific location, to retain their telephone number despite switching network operators. Number portability for all subscribers on public fixed networks was required by January 1, 2000. Member States may also decide to apply this requirement to other operators, as has been the case in the United Kingdom.

         In July 2000, following the 1999 Communications Review, the European Commission proposed a package of legislative reforms intended to consolidate, simplify and update the existing regulatory framework. This legislative package includes, among others, a new Competition Directive which will consolidate all existing liberalization directives; a new framework directive covering all communications infrastructure and associated services, and four specific directives on licensing and authorizations; access and interconnection; universal service and users rights; and data protection and privacy; as well as a regulation mandating unbundled access to the local loop. The regulation requiring unbundled access to the local loop, Regulation No. 2887/2000/EC, became effective as of January 2, 2001. On February 14, 2002, the Framework Directive, the Licensing and Authorizations Directive, the Access and Interconnection Directive, and the Universal Service and Users Rights Directive were finally adopted. Member States have fifteen months to implement them in their national legal systems following their forthcoming publication in the Official Journal of the European Communities. As it develops, EU legislation will continue to have significant effect on our markets.

         The regulatory regime concerning Internet services in Europe is currently under development. On June 8, 2000, the EU adopted its E-Commerce Directive, which establishes rules and guidelines regarding e-commerce applicable throughout all the Member States. The Electronic Commerce Directive is intended to ensure the free movement of information society services, including electronic commerce, within the Member States of the EU according to a country of origin principle. The directive was required to be implemented within Member States by January 17, 2002. This directive regulates the legal recognition and formulation of electronic contracts, the information to be provided by service providers to consumers, and solicited and unsolicited commercial communications with consumers. The directive also contains rules on the liability of intermediary service providers for mere conduit, caching and hosting activities. In principle, intermediary service providers cannot be held liable if they only act as a mere conduit, that is, as long as they do not initiate the transmission, select the receiver of the transmission, or select or modify the information contained in the transmission. An intermediary service provider cannot be held liable for caching, provided it does not modify the information, complies with the conditions on access to and updating of information, does not interfere with the lawful use of technology to obtain data on use of the information, and acts expeditiously to remove or disable access to information upon receiving knowledge that the information has been removed or disabled at the initial source or this has been ordered by a court or administrative authority. An intermediary service provider cannot be held liable for hosting activities if it does not have actual knowledge of illegal activity or information, and, as regards claims for damages, was not aware of facts or circumstances from which illegal activity or information is apparent or acts expeditiously to remove or disable access to the information once it receives knowledge.

         France

         In July 1996, France enacted legislation amending the French Code des Postes et Telecommunications, abolishing France Telecom's legal monopoly and providing for the immediate liberalization of all telecommunications activities in France, but maintaining a partial exception for the provision of voice telephony to the public on fixed wireline. Such voice telephony was fully liberalized, including carrier selection on a call-by-call basis on January 1, 1998. Carrier pre-selection was introduced on January 17, 2000. Carrier selection and carrier pre-selection were extended on January 1, 2002 to include local calls. French law allows market participants to build and operate public voice telecommunications networks or offer services following receipt of the required license. Interconnection is available as a matter of right to all licensed operators.

         Voice telephony licenses are granted by the Secretaire d'Etat a l'Industrie, the "Minister of Telecommunications," in charge of telecommunications upon recommendation of the Autorite de Regulation de Telecommunications (the "ART"), which is an independent regulatory authority. The ART has broad rule-making and adjudicatory powers and is administratively independent from the Telecommunications Ministry. Among other things, the ART has the power to approve interconnection rates of operators deemed dominant in the market place, arbitrate interconnection disputes and to exercise oversight powers and punish regulatory infringements through suspensions or revocations of licenses or through fines based on a percentage of the infringer's revenues.

         On December 13, 1998, the Minister of Telecommunications, pursuant to the ART's recommendation, awarded our French operating subsidiary a fixed wireline license and a service license for network deployment in four regions and six cities and the provision of services in four regions and six departments in France. The term of these licenses is 15 years from December 13, 1998, the date of publication of the license in the French Official Gazette (Journal Officiel de la Republique Francaise). Under French law, these licenses entitle us, among other things, to obtain rights-of-way to establish network infrastructure along public roads, to obtain easements on private property and to obtain certain rights on public domain property other than roads. On November 7, 2000, we obtained an extension of our license to operate a public telecommunications network in the city of Amiens and to provide public voice telephony services in a fifth region, Picardie.

         On December 18, 1998, we entered into an interconnection agreement with France Telecom. France is one of the Member States that differentiates between interconnection for public telecommunications network operators and for voice telephony service providers. The published interconnection tariffs of France Telecom, which are approved annually by the ART, provide substantially more favorable interconnection terms for public telecommunications network operators than for voice telephony service providers that use the transmission facilities of third-party operators.

         As a public network operator and service provider in France and pursuant to our license, we must provide, among other things, non-discriminatory treatment of customers and we must accept reasonable requests for interconnection from other operators of networks open to the public and from voice telephony and mobile telephony providers. In addition, we are required to notify interconnection agreements to the ART and to make contributions to the universal service fund based on our volume of activity. The amounts for universal service contributions are set annually by the French Telecommunications Ministry as proposed by the ART. In addition, we are required to spend 5% of our net capital investments and property equipment expenditures in the preceding fiscal year to support research and development in France.

         Concerning access to France Telecom's copper local loops (commonly known as unbundling of the local loop), following the setting up by the ART of a working group at the beginning of 2000 to establish technical and financial conditions for experimental access to the copper local loops, and the launch of technical trials in July 2000 (we participated in a trial in Paris for one of our ISP customers), on September 13, 2000, the French government published Decree No. 2000-881 that, effective January 1, 2001, mandates full and shared access to the copper local loops of the incumbent telecommunications operator, as well as the provision of associated services, such as collocation. (The obligation for the incumbent operator to provide access to the local loops is also imposed by EC Regulation No. 2887/2000 of December 18, 2000 on unbundled access to the local loop.) While legislation is in place, actual access to the local loop is proceeding slowly due to practical and technical concerns. The ART had to intervene several times in 2001 to obtain from the incumbent operator, France Telecom, modifications to the technical and tariff conditions for local loop access as set out in France Telecom's reference offer. The modifications requested by the ART were eventually implemented by France Telecom in its reference offer of July 16, 2001.

Employees

         As of December 31, 2001, we had 696 employees (including 550 employees in our continuing operations), compared to 775 (including 485 employees in our continuing operations) at December 31, 2000. In 2001, in connection with our restructuring measures and our efforts to adjust our operations to foreseeable market conditions and reduce ongoing operating expenses, we made significant reductions to our workforce in the United Kingdom and Germany. These reductions were approximately 70% and 50%, respectively. Our total employee headcount continued to decrease in the beginning of 2002, in particular, as a result of the workforce reductions in Germany and the United Kingdom, the subsequent sale of our operations in these countries in May 2002, the closure of our London offices and the simplification of our corporate headquarters structure. As of September 30, 2002, we had 479 employees in our continuing operations.

         Our French employees are covered by a collective bargaining agreement governing the telecommunications industry.

Insurance coverage

         We have comprehensive construction, property, product and professional liability insurance, covering risks relating to the construction and operation of our network sites; as is customary for similar telecommunications companies. We also have liability insurance for our directors and officers and loss of revenue insurance. The main exclusions of the policies are war and wilful acts.

Trademarks and trade names

         We have registered "CompleTel" as a trademark in France, Germany, the United Kingdom and selected other Western European jurisdictions. In early 2000, we entered into a differentiation agreement with a German content and telemedia services provider, restricting us from using the name CompleTel in connection with the promotion of "speech, fax and data value added telecommunications services." We are currently involved in a dispute regarding the scope of such limitation and are engaged in discussions to settle this matter. Although, at this stage, we are not in a position to predict the outcome of such discussions, we believe that this dispute would not have a material adverse effect on our marketing activity or on our financial condition or results of operations.

General corporate information

         CompleTel Europe N.V. was incorporated on December 14, 1998 as a Netherlands public company with limited liability (naamloze vennootschap), and our registered office is located at Blaak 16, 3011 TA, Rotterdam, The Netherlands. We are registered with the Trade Register of the Amsterdam Chamber of Commerce under number 34108119 and have our corporate seat at Amsterdam, The Netherlands.

         Below is a simplified organizational chart of our corporate structure as of September 30, 2002.


                          -----------------------------
                         |                             |
                         |     CompleTel Europe N.V.   |
                         |                             |
                         |        (Netherlands)        |
                         |                             |
                          -----------------------------
                                        |
                                        |
                                        |  100%
                                        |
                                        |
                          -----------------------------
                         |                             |
                  100%   |                             |  100%
                         |                             |
                         |                             |
                         |                             |
                        \/                             \/
                  ----------------              ----------------
                 |   CompleTel    |            |   CompleTel    |
                 |  Headquarters  |            |     S.A.S.     |
                 |  Europe S.A.S. |            |    (France)    |
                 |    (France)    |            |                |
                  ----------------              ----------------
                                           100%   |           | 100%
                                                  |           |
                                                  |           |
                                                  |           |
                                                 \/          \/
                                        ------------      ---------------
                                       | Estel S.A. |    |   Acces et    |
                                       |  (France)  |    |  Solutions    |
                                       |            |    | Internet SARL |
                                       |            |    |   (France)    |
                                        ------------      ---------------



                                  PROPERTIES

         Our European headquarters are located in Paris, France. We also have sales offices in each of our local markets. Our sales offices, switch and IDC sites, as well as our operations and service centers, are located in leased facilities.

         Our material properties currently under lease include our IDC sites and switch sites, as follows:

Location                             Size (sq. meters) Lease Expiration Date
--------                             ---------------------------------------
France:
  Aubervilliers/Paris                             7,970 September 2012
  Grenoble                                          637 July 2011
  Marseille                                       1,789 February 2011
  Mundolsheim                                       220 September 2007
  Nanterre/Paris                                  2,638 November 2010
  Lille                                             684 May 2011
  Lyon                                              734 October 2011
  Nantes                                            150 October 2012
  Nice                                              625 November 2011
  Toulouse                                          640 Own facilities


                               LEGAL PROCEEDINGS

         We are not party to any legal proceedings that we believe would, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

                                  MANAGEMENT

Directors and Executive Officers of the Registrant

         For purposes of this prospectus "directors" include the individuals who are members of our Supervisory Board and "executive officers" include individuals who are members of the Board of Management.

Supervisory Board and Board of Management

         Our general affairs and business are managed by our Board of Management and supervised by our Supervisory Board. The Supervisory Board provides advice to the Board of Management and has the authority to decide that certain resolutions of the Board of Management will be subject to Supervisory Board approval. In fulfilling their duties, all members of the Supervisory Board must serve our best interests.

         Pursuant to our Articles of Association, which were amended with effect from September 18, 2002, the Supervisory Board shall consist of two Supervisory Directors until such time as the general meeting is held at which the Supervisory Directors A, B and C are appointed, following which time the Supervisory Board shall be composed of two Supervisory Directors A, two Supervisory Directors B, and two Supervisory Directors C.

         On November 29, 2002, we convened an extraordinary general meeting of our shareholders (the "EGM"), to be held on December 16, 2002, at which our shareholders will vote to designate the current two members of our Supervisory Board as Supervisory Directors A and to appoint two Supervisory Directors B and two Supervisory Directors C. Information concerning these nominees is set forth below.

         Following the reconstitution of the Supervisory Board as a six-member body, which is expected to occur at our EGM:

         o Supervisory Directors A shall be appointed by the general meeting of our shareholders from a binding nomination drawn up by the combined meeting of holders of Preferred A shares and holders of C shares, of at least two nominees for each vacancy to be filled. If the combined meeting of holders of Preferred A shares and holders of C shares fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the general meeting is free to make the appointment.

         o Supervisory Directors B shall appointed by the general meeting of shareholders from a binding nomination drawn up by the meeting of holders of Preferred B shares, of at least two nominees for each vacancy to be filled. If the meeting of holders of Preferred B shares fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the general meeting is free to make the appointment.

         o Supervisory Directors C shall be appointed by the general meeting of our shareholders from a binding nomination drawn up by the Supervisory Board and approved by the Supervisory Directors A and the Supervisory Directors B of at least two nominees for each vacancy to be filled. If the Supervisory Board fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the general meeting is free to make the appointment.

         The general meeting of shareholders may at all times override the binding nature of the Supervisory Board's nomination by adopting a resolution to this effect with two-thirds of the votes cast at a meeting representing more than half of the issued capital.

         Every two years the Supervisory Directors must resign at the close of the general shareholders' meeting at which the annual accounts are considered; resigning Supervisory Directors will be immediately eligible for re-election.

         Members of the Supervisory Board may be suspended or dismissed by the general meeting of our shareholders at any time. A resolution of the general meeting to suspend or dismiss members of the Supervisory Board requires a majority of two-thirds of the votes cast, representing more than half of the issued capital, unless the proposal concerned has been made by the combined meeting of holders of Preferred A shares and holders of C shares in the event of a suspension or dismissal of a Supervisory Director A, or by the meeting of holders of Preferred B shares in the event of a suspension or dismissal of a Supervisory Director B, as the case may be. A suspension may last no longer than three months in total, even after having been extended one or more times. In case no decision on a termination of the suspension or dismissal has been made following such time, the suspension ends.

         Management and policy making for us and our subsidiaries is entrusted to the Board of Management under the supervision of the Supervisory Board. The Board of Management will have no more than three members, and the Supervisory Board will designate a member as Chief Executive Officer and a member as President, although one person could have both designations. The members of the Board of Management shall be appointed by the general meeting of shareholders from a binding nomination, drawn up by the Supervisory Board, of at least two nominees for each vacancy to be filled. If the Supervisory Board fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the general meeting of shareholders shall be free to make the appointment. The general meeting may at all times override the binding nature of the Supervisory Board's nomination by adopting a resolution to this effect with two-thirds of the votes cast representing more than half of the issued capital.

         The general legal authority to represent us is vested in the Board of Management and in the Chief Executive Officer acting together with one other member of the Board of Management. Certain resolutions by the Board of Management determined from time to time by the Supervisory Board will require the approval of the Supervisory Board.

         The general meeting of shareholders may suspend and dismiss the members of the Board of Management. The Supervisory Board may also suspend the members of the Board of Management. Other than upon a proposal thereto by the Supervisory Board, the general meeting may only suspend or dismiss members of the Board of Management with a majority of two-thirds of the votes cast representing more than half of the issued capital. Upon a proposal thereto by the Supervisory Board, the general meeting may suspend or dismiss members of the Board of Management with an absolute majority of the votes cast. Even after having been extended, a suspension shall not last for more than three months. If no decision has been reached after that time on the lifting of the suspension or the removal from office, the suspension shall cease to exist. The remuneration and other conditions of employment of each member of the Board of Management will be determined by the Supervisory Board.

         The following tables show the composition of our Supervisory Board and Board of Management.

         Supervisory Board

         Current members

         Our Supervisory Board currently consists of the following two members:

 Name                                             Age  Position(s)
 ----                                             ---  -----------

James C. Allen................................    56   Supervisory Director
Lawrence F. DeGeorge..........................    57   Supervisory Director
_______________
         Upon the completion of our Recapitalization on September 17, 2002, James E. Dovey, Paul J. Finnegan, James H. Kirby and James N. Perry, Jr. resigned as members of our Supervisory Board.

         Nominees

         The following nominees will stand for election as members of our supervisory Board by our shareholders at our EGM, which is scheduled to be held on December 16, 2002.

         Supervisory Directors A. In November 2002, our Supervisory Board and Board of Management adopted a resolution to designate our two current Supervisory Directors, Lawrence F. DeGeorge and James C. Allen, as Supervisory Directors A.

         Supervisory Directors B. Pursuant to a meeting of the holders of our Preferred B shares held on November 27, 2002, a binding nomination was drawn up for the election of Jean-Pierre Vandromme and Marie-Laure Ducamp Weisberg for the first vacancy and Duncan Lewis and Paul Alexander Joost Westhoff for the second vacancy of the Supervisory Directors B.

         Supervisory Directors C. On November 13, 2002, our Supervisory Board adopted a resolution making binding nominations of Jean Marie Descarpentries and Paul Alexander Joost Westhoff for the first vacancy and Dominique Vignon and Marie-Laure Ducamp Weisberg for the second vacancy of the Supervisory Directors C.


                  Board of Management

         Our Board of Management currently consists of one member:


 Name                 Age  Position(s)

Jerome de Vitry ....  40   Managing Director, President and Chief Executive
                           Officer, Chief Operating Officer, President of
                           CompleTel Headquarters SAS.


         Further information about our directors, executive officers and nominees

         James C. Allen, age 56, has served as a member of our Supervisory Board since the consummation of the initial public offering of our ordinary shares in March 2000. He also has served as a Director of CompleTel LLC since December 1998. From March 1993 to January 1998, Mr. Allen was the CEO and Vice-Chairman of Brooks Fiber Properties, Inc. Since June 1998, Mr. Allen has acted as an investment director and member of Meritage Investment Partners LLC, a Denver-based private equity firm that invests exclusively in telecommunication companies. Mr. Allen also currently serves on the boards of directors of Masergy, Inc. and of Xspedius, Corp., each, a privately held U.S. telecommunications company, and of David Lipscomb University in Nashville, Tennessee.

         Lawrence F. DeGeorge, age 57, has served as a member of our Board of Management from January 2000 to March 2000, when, upon the consummation of the initial public offering of our shares, he stepped down from this position and was elected to our Supervisory Board. He also has served as a Director of CompleTel LLC since January 1998. Mr. DeGeorge is a private investor who has managed and participated in a number of principal equity investments in technology and communications companies, including, since December 1995, as President and Chief Executive Officer of LPL Investment Group, Inc., LPL Management Group, Inc. and DeGeorge Holdings Ltd. From June 1987 to January 1991, Mr. DeGeorge held various positions with Amphenol Corporation, including serving as President from May 1989 to January 1991, as Executive Vice President and Chief Financial Officer from June 1987 to May 1989 and as a director from June 1987 until January 1991. Mr. DeGeorge also currently serves as a director of Advanced Display Technologies, which is a publicly traded company, and several private companies, including GigaRed LLC, iplan networks, HomeSource Capital Mortgage LLC and Cervalis LLC.

         Jean-Pierre Vandromme, age 49, is currently the Chairman, President and CEO of Ventelo (formerly GTS Business Services). Mr. Vandromme has over 30 years' experience in the telecommunications industry. Prior to his work with Global Telesystems, Mr. Vandroome served as the Commercial Director for Combelga-Russia, a joint venture between Belgacom, Alcatel, Moscow City Telephone Network and Comincom. From September 1994 to September 1998, Mr. Vandromme served as the First Deputy - General Director of Sovintel GTS-Russia, a joint venture between Global Telesystems (GTS) and Rostelcom, Russia's national carrier, where Mr. Vandromme succeeded in transforming Sovintel into the largest alternative international carrier in Russia. From March 1998 to March 1999, Mr. Vandromme served as Vice President and Chief Operating Officer of GTS Russia, where he was responsible for developing a strategy to take the Company public in order to shield the shareholders from the effects of the Russian financial crisis. In April 1999, Mr. Vandromme served as Vice President and, in February 2000, President of GTS-Business Services, during which time Mr. Vandromme oversaw key acquisitions and integrations of strategic telecommunications assets. As President of GTS-Business Services, Mr. Vandromme was responsible for operational P&L for the company's retail channel with activities in 12 European countries. Mr. Vandromme served as CEO of GTS Business Services from November 2000 to September 2001.

         Duncan Lewis, age 51, is currently a member of the Board of Directors of Viridian Plc. Mr. Lewis is an experienced professional in the telecommunications, Internet, and media industries. Prior to becoming a director of Viridian, Mr. Lewis served, from January 2001 to March 2002, as Chief Executive and President of GTS Inc., where he was responsible for running Europe's largest optical and Internet network, carrying over 25% of Europe's Internet traffic. During his service at GTS Inc., Mr. Lewis oversaw the first successful restructuring of an alternative network provider in Europe. From 1998 to December 2000, Mr. Lewis served as the Managing Director and Chief Corporate Development Officer of Equant N.V., which runs the world's third largest global data network, where he had overall responsibility for the strategic and operational development of the business, and from July 1998, overall responsibility for day-to-day global operations. While at Equant N.V., Mr. Lewis brought the company to profitability within three years of its start-up, and oversaw the Company's IPO in 1998 and two secondary offerings in 1999, raising a total of $8 billion. From 1991 to 1996, Mr. Lewis was employed with Cable & Wireless plc, where he served as managing director of Cable & Wireless Business Networks from 1991 to 1994, CEO of Cable & Wireless Europe from 1992 to 1993, and Vice Chairman of Cable & Wireless Inc. from 1993 to 1994. While at Cable & Wireless, Mr. Lewis was responsible for the development of the new C&W Business Networks designed to offer global voice and data services to the Group's multinational customers. Mr. Lewis also served as the Chief of Strategic Planning and Operations and as a member of the executive board of Hawker Sidley plc from 1990 to 1991 and served as Director of various divisions of BT plc. from 1996 to 1998.

         Jean-Marie Descarpentries, age 66, serves as an independent Board Member of seven different companies. Since 2001, Mr. Descarpentries has served as the President of Board of Directors of Sidel, the world's leading manufacturer of blow-moulding machines for plastic bottles and a provider of a comprehensive array of packaging products. Mr. Descarpentries graduated from the Ecole Polytechnique and began his career with the Shell group and went on to become a Consultant-Partner at McKinsey, and served as general manager of Glaverbel SA and Saint-Gobain. Mr. Descarpentries earned an international reputation as a leading business manager largely as a result of his work at CarnaudMetalBox, a European leader in food packaging, where, from 1982-1991 he served as Board Member, General Manager, and then President, as well as for his work at Bull, a European leader in information technology. From 1994 to 1997, Mr. Descarpentries served as the CEO of Bull, where he presided over a two-year turn around of the company from recording annual losses of
(euro)760,000 to earning net profits of (euro)467,000 in 1995 and
(euro)924,000 in 1997, the return of the company to positive growth, and a sixfold increase in share value. An Officer of the Legion d'Honneur and l'Ordre National du Merite, Fortune magazine in 1989 distinguished Mr. Descarpentries as one of the 25 most influential business leaders.

         Dominique Vignon, age 55, is the Chairman of Gemplus Card International, where he has responsibility for Gemplus's relations with the French government authorities as well as the unions while the company undergoes a restructuring. Mr. Vignon is a graduate of France's renowned engineering school, the Ecole Polytehcnique, and of the leading French Civil Engineering School, the Ecole National des Ponts et Chaussees. After an assignment as a civil engineer in the central administration of the French Ministry for Equipment, he joined the nuclear industry in 1975, first with Electricite de France. Mr. Vignon joined the Framatome Group in 1990, where he was appointed Chief Executive of Nuclear Power International (NPI), the joint subsidiary of Framatome and Siemens for the development of the European pressurized water reactor (EPR). In 1993, Mr. Vignon took over as Chairman the newly organized Jeumont Industries, and from 1995 he was also Managing Director of Framatome's nuclear business. In 1996, Mr. Vignon was appointed Chairman and CEO of the Framatome Group, and, following the merger of the nuclear activities of Framatome and Siemens in January 2001, he was CEO of the new joint venture company Framatome ANP, a company with 93 reactors in operation, 13,300 employees, and (euro)2.5 billion turnover. Mr. Vignon served as CEO of Framatome ANP until December 2001.

         Marie-Laure Ducamp Weisberg, age 42, served as the general counsel of Completel Europe N.V. from October 16, 2001 until November 30, 2002. While at Completel, Ms. Weisberg played a vital role in the implementation of our Recapitalization, completed on Sept. 17, 2002, which eliminated all of our outstanding debt and resulted in total new equity investment of (euro)43.7 million. Since December 4, 2002, Ms. Weisberg has served as General Counsel for NextiraOne Europe, a provider of network services and voice, data and converged technology solutions to enterprises worldwide.

         Paul Alexander Joost Westhoff, age 37, is a lawyer at the Stibbe law firm in Amsterdam, The Netherlands. Mr. Westhoff specializes in corporate law, including incorporations of public and private companies, mergers and acquisitions, reorganizations and capital markets transactions. Since 1999, Mr. Westhoff has provided us legal services through a retention agreement between ourselves and the Stibbe law firm and played a key role in the completion of our operational restructuring and Recapitalization.

         Jerome de Vitry, age 40, was appointed our President and Chief Executive Officer on May 22, 2002, replacing Timothy Samples. Mr. De Vitry was appointed as our Chief Operating Officer in January 2001 and became a member of our Board of Management at the end May 2001. Mr. de Vitry joined us in February 1999, and from March 1999 until January 2001, he served as the President of CompleTel Headquarters S.A.S and as Managing Director and President of CompleTel GmbH. Prior to joining CompleTel, Mr. de Vitry was Vice President of Radio Communications France for Alcatel Access System Division from January 1995 until December 1999. From January 1993 until December 1995, Mr. de Vitry was Vice President Marketing, Research and Development for Alcatel Radio Transmissions Systems.

         Alexandre Westphalen, age 40, was appointed as our Vice President, Finance in June 2001. In addition, he has served as Vice President, Finance of our operating subsidiary, Completel SAS, France since July 1998. Prior to joining Completel, Mr. Westphalen served as the chief financial officer of Time Warner Cable - France, a position he held since December 1994 until June 1998. From December 1991 to December 1994, Mr. Westphalen served as the director of finance of the ERD Group.

Committees of our Supervisory Board

         We have established three Supervisory Board committees, including:

         o        an Audit Committee;
         o        a Compensation Committee; and
         o        an Executive Committee.

         Below is a description of the current composition and responsibilities of our Supervisory Board committees. After the reconstitution of our Supervisory Board, which is expected to occur on December 16, 2002 at our EGM, we intend to reconsider the composition and respective responsibilities of these committees.

         The audit committee. The members of the audit committee are currently Messrs. Allen and DeGeorge.

         None of the Committee's members is a current or former employee of CompleTel or any of its subsidiaries or has any relationship that we believe would interfere with the exercise of independent judgement in carrying out his responsibilities as a director. Notwithstanding the foregoing, we understand that the National Association of securities Dealers (the "NASD") is of the opinion that a person who owns or controls a significant amount of stock in a company shall not be considered "independent" under the rules of the NASD applicable to companies whose securities are quoted on the Nasdaq National Market. Accordingly, Mr. DeGeorge, one of our principal shareholder who beneficially owns approximately 11.4% of our voting securities, and Mr. Allen, who is an investment director of Meritage, and one of our principal shareholders who beneficially owns approximately 35.2% of our voting securities, may not be considered "independent" under such rules.

         The audit committee is responsible for making recommendations to the Board of Management regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by our independent accountants and reviewing and evaluating our audit and control functions. In fiscal 2000, our Supervisory Board approved and adopted a written charter, setting forth the audit committee's duties and responsibilities, which charter has been filed as Appendix A to the proxy statement relating to our 2001 annual meeting. We intend, however, to consider the adoption of a new charter that would reflect certain regulatory and other developments affecting us.

         The compensation committee. The members of the compensation committee are currently Messrs. Allen and DeGeorge. The compensation committee is responsible for reviewing, and as it deems appropriate, recommending to the Supervisory Board with respect to members of the Board of Management, and to the Board of Management with respect to other managerial employees, policies, practices and procedures relating to compensation and the establishment and administration of employee benefit plans. The compensation committee is responsible for making recommendations to the Board of Management in relation to any employee stock option, stock purchase or other rights plans, and advises and consults with our officers as may be requested regarding managerial personnel policies.

         The executive committee. Mr. DeGeorge is currently the sole member of the executive committee. The executive committee is authorized to take certain actions on behalf of the Supervisory Board, but such actions must be approved unanimously by the members of the executive committee or they will be referred to the full Supervisory Board.


               EXECUTIVE COMPENSATION AND EQUITY INCENTIVE PLANS

Compensation of "Named Executive Officers"

         The following table sets forth in summary form all compensation paid, for each year in the three-year period ended December 31, 2001, to each of:

         1. the person who became our Chief Executive Officer at the end of May 2001 and resigned in May 2002;

         2. other than our Chief Executive Officer, the two persons who were serving as our executive officers at the end of 2001;

         3. the person who was our Chief Executive Officer last year until the end of May 2001; and

         4. other than this former Chief Executive Officer, two of our former executive officers who served as such for part of last year (together with the persons specified above, our "Named Executive Officers").

Executive Compensation Summary Table

                                                         Annual   Compensation                        Long Term Compensation
Name and Principal Position       Fiscal    Salary       Bonus    Other Annual       Aggregate       Number of  Other Payouts
                                  Year      (euro)                Compensation         Annual         Shares
                                                                    (euro)(2)       Compensation    Underlying
                                                                                                          Awarded
                                                                                                          Options
Tim Samples(1)(3)                  2001      372,000     223,400       1,069,450       1,665,450          2,239            --
Former President and Chief         2000           --          --              --              --             --            --
   Executive Officer               1999           --          --              --              --             --            --

William H. Pearson(1)(4)(11)       2001      168,480          --         389,639         558,119             --            --
Former Chairman of the             2000      205,349     162,750         187,710         555,809             --            --
Supervisory Board, former          1999      172,572     172,572          73,796         418,940             --            --
President and Chief Executive
Officer

Jerome de Vitry(6)(11)             2001      236,897          --              --         236,888            597    749,672(9)
President, Chief Executive         2000      147,661      79,428              --         227,089             --      2,206(9)
Officer and Chief Operating        1999      129,607      32,131              --         161,738             --            --
Officer

J. Lyle Patrick(1)(7)              2001       41,888          --           1,414          43,303            746            --
Former Chief Financial Officer     2000           --          --              --              --             --            --
                                   1999           --          --              --              --             --            --

David E. Lacey(1)(5)(11)           2001      202,805          --          53,108         255,913             --            --
Former Chief Financial             2000      189,875      94,938         111,235         396,048             --            --
Officer                            1999      159,659      79,829              --         239,488             --            --
Martin Rushe(1)(8)                 2001       70,871          --              --          70,871             -- 456,207(9)(10)
Former Managing Director and       2000      156,038      46,811              --         202,849             -- 133,330(9)(10)
President of CompleTel UK          1999       90,513       6,171              --          96,684             --            --
Limited and iPcenta Limited

___________

(1)      Compensation amounts for Messrs. Pearson, Samples, Patrick and Lacey were converted from U.S. dollars to euro using the following average exchange rates for the relevant fiscal years: for 1999, U.S.$1.00 = (euro)0.9392;
         for 2000, U.S.$1.00 = (euro)1.0850; for 2001, U.S.$1.00 = (euro)1.1170. Compensation amounts for Mr. Rushe were converted from pounds sterling to euro using the average exchange rates for the relevant fiscal years.

(2)      Includes perquisites and other benefits paid in excess of 10% of the total annual salary and bonus received by such officer during the last fiscal year. These amounts consist of housing allowances, moving expenses and travel expenses associated with the relocation of these executives to Paris and London and their ongoing foreign service.

(3)      Mr. Samples was appointed as our Chief Executive Officer in March 2001 and resigned effective May 17, 2002.

(4)      Mr. Pearson served as our Chief Executive Officer from March 2000 to March 2001. After his resignation from this position, he continued to receive compensation of $1,000 per month. These compensation payments ceased effective February 28, 2002.

(5)      Mr. Lacey joined us in December 1998 and served as our Chief Financial Officer from March 2000 through November
         2001. Under the terms of his resignation, Mr. Lacey continued to receive compensation of $1,000 per month.
         These compensation payments ceased on June 30, 2002.

(6)      Mr. de Vitry was appointed as our President and Chief Executive Officer on May 22, 2002 instead of Mr. Samples.
         He was appointed as Chief Operating Officer in January 2001. On May 30, 2001, he was elected as one of our
         Managing Directors. He also serves as President of CompleTel Headquarters S.A.S.

(7)      Mr. Patrick was appointed as our Chief Financial Officer in early November 2001 and resigned effective May 17,
         2002.

(8)      Mr. Rushe resigned from his positions as member of our Board of Management and President of iPcenta UK Limited
         in late May 2001.

(9)      For 2000, these amounts include (a) (euro)888 and (euro)488, which was the value to Messrs. de Vitry and Rushe, respectively, of interest free loans we made in support of the repayment of interest under loans in the amounts of (euro)567,000 and (euro)309,000, made to Messrs. de Vitry and Rushe, respectively, by a commercial bank in connection with our initial public offering, and (b) (euro)1,318 and (euro)718, respectively, of loan insurance payments we made in connection with these commercial loans. The value of the interest free loans we extended to
         Messrs. de Vitry and Rushe, has been computed based on the difference between the 0% interest rate on the interest free loans we provided and the 4.95% annual interest rate accrued on the commercial loans.

         For 2001, these amounts include (a) amounts we paid to the commercial bank covering Messrs. de Vitry and
         Rushe's loan shortfalls, (b) the value of the interest free loans and insurance payments we extended in connection with the commercial loans and (c) reimbursement of taxes. The total value of the payments and benefits made to Messrs. De Vitry and Rushe during 2001 in connection with these commercial loans was
         (euro)749,672 and (euro)408,451, respectively. See "Certain Relationships and Related Transactions."

(10)     Includes (euro)47,756 and (euro)132,124 we forgave during 2001 and 2000, respectively, in connection with a forgivable loan, dated March 23, 2000, we made to Mr. Rushe. See "Certain Relationships and Related
         Transactions."

(11)     As of December 31, 2001, each of the following Named Executive Officers owned restricted units of CompleTel
         LLC, our former ultimate parent. Their ownership of these units constitutes an indirect ownership interest in our ordinary shares held by CompleTel LLC. The total number and market value (based on the price of our ordinary shares on the Nasdaq National Market) of the restricted shares underlying these units owned by each of the Named Executive Officers as of December 31, 2001 were as follows: Mr. Pearson, 2,192 (U.S.$1,380,226); Mr.
         Lacey, 297 (U.S.$187,310); Mr. de Vitry, 174 (U.S.$109,332).

Compensation of members of the Supervisory Board

         General

         We reimburse the members of our Supervisory Board for their reasonable out-of-pocket expenses incurred in connection with attending our and any of our subsidiaries' board or committee meetings. We also maintain directors' and officers' indemnity insurance coverage.

         In addition, on November 5, 2002, our Supervisory Board has approved a resolution for the implementation of a remuneration plan for our Supervisory Directors. Under this plan, each of our Supervisory Directors B and Supervisory Directors C will receive options to purchase 20,000 of our Ordinary shares, with a total of 80,000 options authorized to be issued to the Supervisory Directors B and Supervisory Directors C as a group under the Plan. The plan is subject to shareholders approval sought at our December 16, 2002 EGM.

         Fiscal 2001

         During the fiscal year ended December 31, 2001, except for Mr. Dovey, former member and Chairman of our Supervisory Board, who was compensated for his services as Chairman, our Supervisory Directors received no other compensation for services provided as members of our Supervisory Board, as members of boards of any of our subsidiaries, or as members of any board committee.

         Mr. Dovey was compensated for his services as Chairman of our Supervisory Board until he stepped down from this position on May 30, 2001. The total amount paid to Mr. Dovey during the year ended December 31, 2001 was $60,201 ((euro)67,245). Further, Mr. Dovey, who continued to serve as a member of our Supervisory Board after his resignation as Chairman, was re-appointed to that position in late February 2002, and received compensation of $1,000 per month for his services. He later resigned from our Supervisory Board upon the completion of our Recapitalization on September 17, 2002.

Equity incentive plans

         General

         Since our inception, we have provided two forms of equity incentive plans to our employees. After our initial public offering in March 2000, we established our 2000 Stock Option Plan.

         We intend to establish a new stock option plan under which options to purchase up to 8% of our share capital will be available for grant to our senior employees and executive officers.

         Our 2000 Stock Option Plan

         Our 2000 Stock Option Plan is the only equity incentive plan that we currently have outstanding. This plan provides for the grant to our employees of options to purchase our Ordinary shares. All of our employees (including management) are eligible to participate in this plan.

         As of December 31, 2001, 667 employees and two members of our Board of Management held options under the plan, or shares acquired pursuant to the exercise of such options. No options were held by members of our Supervisory Board.

         Options granted under the plan are subject to the following terms.

         Vesting. Options granted to employees resident in France vest in an increment of 60% on the second anniversary of the date of the grant and in two additional increments of 20% on the third and fourth anniversaries of the date of the grant. The options are valid for a period of 10 years from the date of their grant by the Managing Board.

         Exercise Price. The exercise price of any options granted under the plan must be at least equal to the fair market value of the shares at the time of the grant. Subject to the exception noted below, the fair market value is deemed to be the closing price of the shares on the Euronext Paris, or the principal stock exchange outside the United States on which the shares are traded, on the date the option is granted. With regard to options granted to employees resident in France, the exercise price may not be lower than the average closing price of the shares on the Euronext Paris over the 20 trading days preceding the grant.


Options granted during Fiscal Year ended December 31, 2001.

         General

         All options granted during the fiscal year ended December 31, 2001, were granted under our 2000 Stock Option Plan.

         During 2001, six of the holders of stock options granted under our 2000 Stock Option Plan exercised their stock options, for 9 of our Ordinary shares. However, none of our executive officers and senior employees included in the tables below have exercised any stock options during 2001.

         Options grants to members of our Supervisory Board

         Members of our Supervisory Board generally do not participate in our equity incentive plans. Accordingly, during the fiscal year ended December 31, 2001, we did not grant any stock options to members of our Supervisory Board.

         Options granted to our Named Executive Officers

         The following table sets forth information relating to the options granted during the fiscal year ended December 31, 2001 to each of our Named Executive Officers. None of our Named Executive Officers had vested options as of December 31, 2001.

                                                                                                           Potential Realizable
                                                                                                         Value at Assumed Annual
                                                                                                           Rates of Stock Price
                                                            Individual Grants                            Appreciation for Option
                                                                                                                   Term
                                     ----------------------------------------------------------------    -------------------------

                                                   Percent of
                                                 Total Options
                                    Number of      Granted to
                                     Shares       Employees in
                                   Underlying     Fiscal Year     Exercise      Expiration
_Name and Principal Position         Options         2001          Price          Date (s)                 5%          10%
                                                                 ((euro)per                            ((euro))     ((euro))
                                                                   Share)
Named Executive Officers
Tim Samples ....................       2,239           26.3%        2,640       March 14, 2011               0            0
Former President and Chief
 Executive Officer

William H. Pearson..............          --              --           --                   --              --           --
Former Chairman of the
Supervisory Board

Jerome de Vitry.................         597            7.0%        4,563     January 30, 2011               0            0
Chief Executive Officer

J. Lyle Patrick.................         746            8.8%          797    December 15, 2011         349,799      909,371
Former Chief Financial Officer

David E. Lacey..................          --              --           --                   --              --           --
Former Chief Financial Officer

Martin Rushe....................          --              --           --                   --              --           --
Former Managing Director and
President of CompleTel
UK Limited and iPcenta
Limited


Employment agreements

         William H. Pearson

         In May 1998, CompleTel LLC's wholly owned subsidiary, CableTel Management, Inc., entered into an employment agreement with Mr. Pearson. This employment agreement was amended effective January 1, 2000, and was terminated on May 30, 2001, upon Mr. Pearson's resignation from his positions as our President, Chief Executive Officer and Managing Director. The employment agreement for Mr. Pearson, who was seconded to us, included the following terms.

         Salary. During the course of his employment, Mr. Pearson was entitled to receive an annual base salary of U.S.$183,750, U.S.$189,263 and U.S.$250,000 for 1999, 2000 and 2001, respectively.

         Bonus. At the end of each calendar year, Mr. Pearson was entitled to receive an incentive bonus of up to 55% of his annual salary, subject to achievement of certain performance benchmarks.

         Tax equalization. As an expatriate, Mr. Pearson was subject to additional taxes and different taxes than if he lived and worked in the United States. Consequently, his employment agreement contained tax equalization provisions designed to ensure that he was to be placed in substantially the same economic position as if he were employed in the United States.

         Severance. Mr. Pearson, or his respective beneficiaries, was entitled to receive severance benefits if his employment were to be terminated due to death, disability or non-performance, in an amount equal to his base salary and benefits for nine months. He was also entitled to receive severance benefits equal to his base salary, benefits and bonuses for 24 months after the date of termination if he were to be terminated without cause or constructively terminated within six months after a change in control. In case of resignation or termination for a cause, no severance benefits were due.

         On May 30, 2001, Mr. Pearson stepped down from his positions as our President, Chief Executive Officer and Managing Director. As of that date, Mr, Pearson was no longer employed by us. However, he continued to receive compensation of $1,000 per month. These compensation payments have ceased on February 28, 2002.

         Tim Samples

         Effective March 1, 2001, we entered into an employment agreement with Mr. Samples to serve as our President and Chief Executive Officer. This employment agreement was terminated on May 17, 2002, upon Mr. Samples' resignation from his positions as our President and Chief Executive Officer pursuant to a resignation agreement and a non-qualified stock option agreement, both dated May 17, 2002. The employment agreement, resignation agreement and non-qualified stock option agreement for Mr. Samples included the following terms.

         Salary. During the course of his employment, Mr. Samples was to receive an annual base salary of U.S.$400,000.

         Bonus. As incentive to entering the employment agreement, we granted Mr. Samples a forgivable loan in the amount of (euro)865,000, which loan was forgiven in full in accordance with its terms. In addition to the forgivable loan, at each anniversary of the effective date of his employment agreement, Mr. Samples was entitled to receive an incentive bonus of up to 50% of his annual base salary, subject to the achievement of certain performance benchmarks. At the discretion of the Supervisory Board, this bonus could have been increased by up to 200% of the annual base salary for outstanding performance. For the first year of employment, we agreed to pay Mr. Samples the said 50% bonus regardless of any performance targets.

         Stock options. During his employment, Mr. Samples received options to purchase 2,239 Ordinary shares in accordance with our 2000 Stock Option Plan. In connection with Mr. Samples' resignation in May 2002, all of these options became fully vested and exercisable; however, Mr. Samples subsequently waived 1,493 of these options. These options will expire on May 17, 2003. In addition, in connection with his resignation, we agreed, conditional upon our achievement of sufficient cash resources to fully fund our business plan to cash flow breakeven, to grant Mr. Samples an option to purchase 10,945 Ordinary shares in accordance with our 2000 Stock Option Plan, pursuant to a non-qualified stock option agreement. Pursuant to this non-qualified stock option agreement, this option will vest in full on the first anniversary of the date upon which we obtain sufficient cash resources to fully fund our business plan to cash flow breakeven and will expire on May 17, 2007. The exercise price of this option is (euro)20.10 per share.

         Severance. Pursuant to his employment agreement, Mr. Samples was entitled to receive severance benefits under his employment agreement upon termination or constructive termination of his employment without cause, or upon termination or constructive termination within six months after a change of control. The severance benefits payable upon such termination were to equal his base salary, and his benefits were to continue for 12 months following termination in the event he was terminated after the first anniversary of his employment. In each case, Mr. Samples was entitled to a pro-rata portion of his performance bonus, based on the number of days he was employed during the relevant fiscal year. In connection with his resignation in May 2002, we entered into a resignation agreement with Mr. Samples, pursuant to which we agreed to pay Mr. Samples a U.S.$400,000 lump-sum and a U.S.$25,000 "ex gratia" payment.

         J. Lyle Patrick

         In November 2001, we entered into an employment agreement with J. Lyle Patrick, our Chief Financial Officer. This employment agreement was terminated on May 17, 2002, upon Mr. Patrick's resignation from his position as our Chief Financial Officer pursuant to a resignation agreement and a non-qualified stock option agreement, both dated May 17, 2002. The employment agreement, resignation agreement and non-qualified stock option agreement for Mr. Patrick included the following terms:

         Salary. During the course of his employment, Mr. Patrick was to receive an annual base salary of U.S.$225,000.

         Bonus. At each calendar year, Mr. Patrick was entitled to receive an incentive bonus of up to 50% of his base salary, subject to meeting certain performance targets.

         Tax equalization, cost of living adjustments and housing. As an expatriate, Mr. Patrick was subject to additional taxes and different taxes than if he had lived and worked in the United States. Consequently, his employment agreement contained tax equalization provisions designed to ensure that he was to be placed in substantially the same economic position as if he had been employed in the United States. Mr. Patrick was also entitled to cost of living adjustments, reflecting the difference in the cost of goods and services in England as opposed to the United States, as determined by an independent advisor. In addition, he was entitled to accommodation expenses of up to (pound)5,000 per month.

         Stock options. During his employment, Mr. Patrick received options to purchase 746 Ordinary shares in accordance with our 2000 Stock Option Plan. In connection with Mr. Patrick's resignation in May 2002, all of these options became fully vested and exercisable; however, Mr. Patrick subsequently waived all of these options. In connection with his resignation, we agreed, conditional upon our achievement of sufficient cash resources to fully fund our business plan to cash flow breakeven, to grant Mr. Patrick an option to purchase 5,473 Ordinary shares in accordance with our 2000 Stock Option Plan, pursuant to a non-qualified stock option agreement. Pursuant to this non-qualified stock option agreement, this option will vest in full on the first anniversary of the date upon which we obtain sufficient cash resources to fully fund our business plan to cash flow breakeven and will expire on May 17, 2007. The exercise price of this option is (euro)20.10 per share.

         Retention Agreement. Effective February 1, 2002, we entered into a retention agreement with Mr. Patrick. Under that agreement, Mr. Patrick received three monthly installments of U.S.$10,000.

         Severance. Mr. Patrick, or his respective beneficiaries, was entitled to receive severance benefits if his employment was terminated due to death, disability or non-performance, in an amount equal to his base salary and benefits for three months. He was also entitled to receive severance benefits equal to his base salary, benefits and bonuses for three months after the date of termination if he was terminated without cause or constructively terminated within six months after a change in control. In the case of resignation or termination for a cause, no severance benefits were due. In connection with his resignation in May 2002, we entered into a resignation agreement and a non-qualified stock option agreement with Mr. Patrick, pursuant to which we paid Mr. Patrick a lump sum of (euro)228,178 and granted him an option to purchase 5,473 Ordinary shares in accordance with our 2000 Stock Option Plan.

         Jerome de Vitry

         In December 1998, we entered into an employment agreement with Jerome de Vitry, which subsequently was amended effective January 1, 2001. Effective June 1, 2002, in connection with the appointment of Mr. de Vitry as our Chief Executive Officer, 2002, we entered into a new employment agreement with Mr. de Vitry, which replaces his old employment agreement. These employment agreements include the following terms.

         Salary. Under his old employment agreement, during the course of his employment, Mr. de Vitry was entitled to receive an annual base salary of
(euro)190,561. Under his new employment agreement, Mr. de Vitry is entitled to receive an annual base salary of (euro)248,000 from June 1, 2002 until December 31, 2003, and (euro)338,000 thereafter.

         Bonus. Under his old employment agreement, Mr. de Vitry was entitled, at the end of each calendar year, to receive an incentive bonus of up to 50% of his annual salary if he achieves certain performance benchmarks. Under his new employment agreement, Mr. de Vitry will be entitled to a performance bonus of up to (euro)300,000 and (euro)350,000 for 2002 and 2003, respectively, if he achieves certain performance benchmarks.

         Severance. Mr. de Vitry is entitled to three months notice in the event of termination of his employment, other than for gross misconduct. In addition, in the event of dismissal (other than for gross misconduct) or constructive dismissal, or if Mr. de Vitry resigns within a six months period following a change of control, he will be entitled to receive a severance payment equal to (euro)262,500, in case of dismissal during 2002 or 2003, or
(euro)350,000, if the dismissal occurs thereafter.

         Non-compete. In case of termination of his employment for any reason, Mr. de Vitry will be prohibited from competing with us for a period of one year from the termination of his employment. In the event that Mr. de Vitry's employment is terminated other than for gross misconduct, he will be entitled to a non-compete payment equal to (euro)262,500, in the event his employment is terminated during 2002 or 2003, or (euro)330,000, in case the termination occurs thereafter. Mr. de Vitry will not be entitled to a non-compete payment in the event that we release him from his non-compete obligations.

         Retention Bonus. Effective February 1, 2002, we entered into a retention bonus agreement with Mr. de Vitry. Pursuant to this agreement, we paid Mr. de Vitry a retention bonus of (euro)100,000 upon signing the agreement, as well as (euro)240,000 in five equal monthly installments of
(euro)48,000. In addition, we paid Mr. de Vitry (euro)150,750 as a success bonus for his contribution to our Recapitalization and operational restructuring.

         David E. Lacey

         In December 1998, CableTel Management, Inc. entered into an employment agreement with Mr. Lacey, our Chief Financial Officer at the time. This agreement subsequently was amended effective January 1, 2000. The employment agreement of Mr. Lacey, who was seconded to us, included the following terms.

         Salary. During the course of his employment, Mr. Lacey was entitled to receive an annual base salary of U.S.$175,000 (which amount was increased to U.S.$180,250 for 2001). Mr. Lacey's employment agreement provided for tax equalization.

         Bonus. At the end of each calendar year, beginning in 1999, Mr. Lacey was entitled to receive an incentive bonus of up to 50% of his annual salary, subject to achievement of certain performance benchmarks.

         Severance. Mr. Lacey, or his beneficiaries, were entitled to receive severance benefits in an amount equal to his base salary and benefits for three months in the event his employment was to be terminated due to his death, disability, or non-performance, or terminated without cause, or terminated within six months after a change of control. In case of resignation or termination for cause, no severance benefits were due.

         On November 1, 2001, Mr. Lacey resigned from his position as our Chief Financial Officer. In accordance with the terms of his resignation, Mr. Lacey continued to receive compensation of $1,000 per month for consultancy services. These compensation payments ceased on June 30, 2002.


         Martin Rushe

         In June 1999, our former wholly owned subsidiary, iPcenta Limited, entered into a service agreement with Mr. Rushe. Mr. Rushe's employment with us terminated in late May 2001. His employment agreement included the following terms.

         Salary. During the course of his employment Mr. Rushe was entitled to receive an annual base salary of (pound)65,000, subject to review in January of each year.

         Bonus. During the course of his employment, Mr. Rushe was entitled to receive an annual incentive bonus of up to 25% of his base salary, based on certain requirements concerning the performance of iPcenta.

         Pension and Other Benefits. Mr. Rushe was eligible to join our contributory pension scheme. The contribution was 5% of his base salary with CompleTel contributing 12% of his base salary.


Compensation committee interlocks and insider participation

         During 2001, Messrs. Allen, DeGeorge and Finnegan served as members of our Compensation Committee. Mr. Finnegan resigned from our Supervisory Board and the Compensation Committee upon the completion of our Recapitalization on September 17, 2002.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Restructuring Agreement

         On May 15, 2002, we signed the Restructuring Agreement in support of our Recapitalization with an ad hoc committee of holders of our Notes and with our principal shareholders at that time; Meritage, DeGeorge Telcom and Madison Dearborn, who beneficially owned, as of May 15, 2002, approximately 4.3%, 16.8% and 40.6% of our outstanding share capital, respectively. The Restructuring Agreement was unanimously approved by our Supervisory and Management Boards.

         The Restructuring Agreement provides, among other things, for an equity investment of an aggregate of (euro)30 million by Meritage and DeGeorge Telcom in return for the issuance of Convertible Preferred A shares and Ordinary shares representing approximately 40% of our outstanding share capital at the close of the Recapitalization.

         Further, pursuant to our Recapitalization, several executive officers and other senior employees made an aggregate investment of approximately
(euro)0.9 million in return for the issuance of Convertible Preferred A shares and Ordinary shares at the same purchase price per share as Meritage and DeGeorge.

         In addition, pursuant to the Restructuring Agreement, we intend to establish a stock option plan under which options to purchase up to 8% of our share capital will be available for grant to senior employees and executive officers.

         On September 17, 2002, we completed the Recapitalization. Additional information concerning our Recapitalization and the Restructuring Agreement can be found in our periodic reports filed with the U.S. Securities and Exchange Commission.

Employee loans

         In March 2000, iPcenta Limited, our then wholly-owned indirect subsidiary, loaned Martin Rushe, at the time, one of our Managing Directors and the President of our former subsidiary, CompleTel UK Limited, the principal amount of U.S.$206,500 ((euro)220,000) to purchase 100 common units of CompleTel LLC. The principal amount, together with accumulated interest at the rate of 7% compounded semi-annually, was to become due and payable on the earlier of (a) January 15, 2003, (b) 30 days after a termination for cause, or
(c) 90 days after any termination of employment. The common units were subject to vesting and forfeiture provisions, entitling Mr. Rushe, upon vesting, to receive a pro rata number of our Ordinary shares when and if CompleTel LLC is liquidated. In accordance with the terms of the loan, iPcenta forgave a pro rata portion of the principal and interest on the note as the common units vest or upon forfeiture. In addition, iPcenta reimbursed Mr. Rushe for tax liabilities arising as a result of this arrangement. We forgave a total of
(euro)179,880 of this loan, including principal and interest and reimbursement of associated tax liabilities. Following the termination of Mr. Rushe's employment with us in late May 2001, approximately $92,502 ((euro)101,752) of the loan became due and payable. This amount was settled by Mr. Rushe by transferring to us CompleTel LLC units he owned, representing approximately 64 of our Ordinary shares and having market value equal to the amount due for repayment as of the date of transfer.

         In December 2000, we loaned William Pearson, at the time, our Managing Director, President and Chief Executive Officer, the principal amount of U.S.$1.5 million. The principal amount, together with accumulated interest at the annual rate of 7% was originally scheduled to be due and payable on the earlier of December 31, 2001, or 180 days after any termination of employment. Effective as of December 11, 2001, the maturity date for this loan was extended to December 31, 2002, or 180 days after any termination of employment. As a result of Mr. Pearson's resignation from our Supervisory Board on February 22, 2002, the loan became due and payable on August 19, 2002. This loan is secured by a pledge on 1,430 of our Ordinary shares.

         In April 2001, we granted Timothy Samples, our then Chief Executive Officer, an incentive bonus, which was structured as a loan agreement, pursuant to which we made a (euro)865,000 forgivable loan to Mr. Samples. The loan accrued interest at 6%, compounded quarterly, and became due February 28, 2002. In accordance with its terms, we forgave the repayment of the loan (including interest and reimbursement of associated tax liabilities), as Mr. Samples was still employed by us.

         In March 2000, a limited number of our employees obtained interest-bearing loans in an approximate aggregate principal amount of (euro)2 million from a commercial bank to purchase Ordinary shares in our initial public offering. The shares purchased by these employees were pledged to the bank as a security for the repayment of the loans. In connection with these loans, we entered into certain arrangements with these employees and the lending bank, including indemnity letters under which we agreed to pay the lending bank the amount of any shortfalls from the amount payable on these loans (including interest); that is, the difference between the amount due for repayment and the proceeds of the sale of the pledged shares. In accordance with their terms, the loans matured in September 2001. In August 2001, the employees decided to prepay the loans prior to the maturity date. On August 16, 2001 the commercial bank sold the 111,827 Ordinary shares pledged to it by the employees and used the proceeds from such sale to reimburse the amount of the loans. We paid to the lending bank the amount of approximately (euro)1.8 million, which represented the difference between the proceeds of the sale of the pledged sales and the amount due for repayment on the maturity of the loans.

Tax equalization payments

         Prior to our operational restructuring, as a result of which our business is focused exclusively on the French market, certain of our U.S. employees were employed under expatriate agreements and were relocated to Paris and London. In accordance with their expatriate agreements, these employees were subject to tax equalization provisions whereby they were placed in substantially the same economic position as if they were employed in the United States. Based on such employees' year-end tax status, we paid taxes on behalf of these employees, however, the tax liability is the responsibility of these employees. For the year ended December 31, 2001, these amounts totaled approximately (euro)270,000 and were classified as part of affiliate receivables in our consolidated balance sheet.

       OUR PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP BY OUR MANAGEMENT

         Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information regarding the beneficial ownership of our equity securities as of September 19, 2002 by:

         o each member of our Supervisory Board and Board of Management and persons designated or nominated to become members of our Supervisory Board;

         o each of our "named executive officers," except for Messrs. Pearson, Samples, Lacey, Rushe and Patrick, former executive officers of ours who are no longer required to report their beneficial ownership in our shares;

         o taken as a group, all our executive officers, Supervisory Board and Board of Management members and persons designated or nominated to become members of our Supervisory Board; and

         o each shareholder who is known to us to own beneficially more than 5% of our voting shares as of such date.

Name of Beneficial Owner        Ordinary Shares(1)   Preferred A      Preferred B      C Shares(4)      Total
                                                      Shares(2)        Shares(3)                     Percentage
                                                                                                      of Voting
                                                                                                       Rights
                                     #        %        #        %       #       %        #       %        %
Directors and Named Executive
Officers:
Jerome de Vitry(5)(11)........       12,673      *     125.00     *         -      -         -     -           *
Alexandre Westphalen(6)               8,400      *      84.00     *         -      -         -     -           *
Lawrence F. DeGeorge(7)8)(11).      395,083   10.1    3552.24  16.3         -      -   289,817  18.7        11.4
James C. Allen(9)(10)(11).....        1,243      *          -     -         -      -         -     -           *
Jean-Marie Descarpentries(12)             -      -          -     -         -      -         -     -           -
Dominique Vignon(12) .........            -      -          -     -         -      -         -     -           -
Jean-Pierre Vandromme(12) ....            -      -          -     -         -      -         -     -           -
Marie-Laure Ducamp                        -      -          -     -         -      -         -     -           -
 Weisberg(12)................]
Duncan Lewis(12)..............            -      -          -     -         -      -         -     -           -
Paul Alexandre Joost                      -      -          -     -         -      -         -     -           -
 Westhoff(12).................
All directors and executive         417,399   10.1      3,649  16.3         -      -   289,817  18.7        11.8
officers as a group (10
persons)......................
5% and other principal owners:
LPL Investment Group,               394,341   10.1    3552.24  16.3         -      -   289,817  18.7        11.4
 Inc.(7)(8)...................
Meritage Funds (10)(11).......    1,147,400   29.4  11,373.13  52.3         -      -   927,902  59.9        35.2
Deutsche Bank AG(13)..........      388,613   10.0   1,434.00   6.6   2452.13   16.4                         8.5
SISU Capital Limited(14)......      262,334    6.7     491.00   2.3   2132.34   14.3         -     -        11.4
The Goldman Sachs Group, Inc.       666,172   17.1      3,272  15.1  3,389.72   22.7         -     -        14.6
 (15).........................
Malo Asset Management(16)           313,157    8.0     928.00   4.3  2,203.57   14.8         -     -         6.9
___________
*        Less than 0.5%.

(1)      As of September 18, 2002, we had 3,905,241 Ordinary shares outstanding, each entitled to one vote. The information concerning beneficial ownership in our Ordinary shares presented in the table above does not reflect Ordinary shares that may be acquired upon conversion of our Preferred shares.

(2)      As of September 18, 2002, we had 21,731 Preferred A shares outstanding, each entitled to 100 votes. Each
         Preferred A share is convertible into 100 Ordinary shares at any time at the option of its holder.

(3)      As of September 18, 2002, we had 14,926 Preferred B shares outstanding, each entitled to 100 votes. Each
         Preferred B share is convertible into 100 Ordinary shares at any time at the option of its holder.

(4)      As of September 18, 2002, we had 1,541,261 C shares outstanding, each entitled to one vote. The C shares beneficially owned by Meritage and LPL Investment Group are held by a trustee pursuant to a trust instrument, which provides that the trustee will vote the C shares in accordance with the directions of their beneficial owners in proportion to their respective holdings of Convertible Preferred A shares.

(5)      Mr. de Vitry became our President and Chief Executive Officer effective May 22, 2002. 173 of these shares are owned indirectly by Mr. de Vitry through his ownership interests in CompleTel LLC.

(6)      Alexandre Westphalen, Vice President - Finance, was designated an executive officer of Completel Europe N.V.
         with effect from November 5, 2002.

(7)      Mr. DeGeorge is a member of our Supervisory Board and a Supervisory Director A designee. Mr. DeGeorge holds 742 of our Ordinary shares directly. The remaining shares are held indirectly as follows: 355,224 Ordinary shares and 3552.24 Preferred A shares and 289,817 C shares are owned by DeGeorge New Completel Holdings LP ("DeGeorge
         New Completel"), and 37,284 Ordinary shares and 289,817 C shares are owned by DeGeorge Telcom Holdings Limited
         Partnership ("DeGeorge Telcom"). As the Chairman and Chief Executive Officer of LPL Investment Group, Inc.,
         which controls DeGeorge New Completel and DeGeorge Telcom, Mr. DeGeorge has sole voting and investment power over the shares owned by DeGeorge New Completel and DeGeorge Telcom.

(8)      LPL Investment Group Inc. is the general partner of DeGeorge Holdings LP, which is the 100% owner of DeGeorge
         Telcom LLC. DeGeorge Telcom LLC, in turn, is the general partner of DeGeorge Telcom Holdings Limited
         Partnership and DeGeorge New Completel Holdings LP. LPL Investment Group Inc. owns its shares indirectly through DeGeorge New Completel Holdings LP, which owns 355, 224 Ordinary shares and 3552.24 Convertible
         Preferred A shares, and through DeGeorge Telcom Holdings Limited Partnership, which owns 37,284 Ordinary shares and which has contributed 289,817 C shares to a trust. The address of LPL Investment Group Inc. is 140
         Intracoastal Pointe Drive, Suite 410, Jupiter, Florida 33477.

(9)      Mr. Allen is a member of our Supervisory Board and a Supervisory Director A designee. Mr. Allen holds 1,243 of our Ordinary shares. 48 of these shares are owned indirectly by Mr. Allen through his ownership interests in
         CompleTel LLC and 1,195 shares are owned directly by Mr. Allen.

(10)     The Meritage Funds ("Meritage") own, in the aggregate, 1,147,400 Ordinary shares, 11,373.13 Preferred A shares and 927,902 C shares. 423 of the Ordinary shares owned by Meritage are held indirectly through its ownership interests in CompleTel LLC. Mr. Allen is the investment director of Meritage. The address of Meritage Private
         Equity Funds is 1600 Wynkoop, Suite 300, Denver, Colorado 80202-5910.

(11)     CompleTel LLC, our former ultimate parent, owns 564 of our Ordinary shares directly, and 7,152 indirectly through its wholly owned subsidiary, CompleTel (N.A.) N.V. Holders of common interests in CompleTel LLC could be deemed to be beneficial owners of our Ordinary shares that are owned by CompleTel LLC, because (a) CompleTel
         (N.A.) N.V.'s power to vote and dispose of our outstanding Ordinary shares is exercised by CompleTel (N.A.)
         N.V.'s sole managing director, who is appointed by CompleTel LLC as sole owner of all the voting interests in
         CompleTel (N.A.) N.V. and (b) CompleTel LLC's power to vote and dispose of its equity interests in CompleTel
         (N.A.) N.V. is exercised by CompleTel LLC's board of managers, which is elected by the holders of CompleTel
         LLC's common interests. The address of CompleTel LLC is 6300 South Syracuse Way, Suite 320, Englewood, Colorado
         80111.

(12)     Each of Jean-Pierre Vandromme, Duncan Lewis, Marie-Laure Ducamp Weisberg and Paul Alexandre Joost Westhoff is a
         nominee for a Supervisory Director B position. Each of Jean-Marie Descarpentries, Dominique Vignon, Marie-Laure
         Ducamp Weisberg and Paul Alexandre Joost Westhoff is a nominee for a Supervisory Director C position. The mailing address for each of these nominee is c/o CompleTel Europe N.V., Blaak 16, 3011 TA Rotterdam, The
         Netherlands. For additional information about these nominees, see "Management."

(13)     The address of Deutsche Bank AG is Taunusanlage 12, D-60325 Frankfurt am Main Germany.

(14)     The address of SISU Capital Limited is c/o Citco Fund Services (Dublin) Limited, Custom House Plaza, Block 6,
         International Financial Services Centre, Dublin 1, Ireland.

(15)     The address of Goldman Sachs International is Peterborough Court, 133 Fleet Street, London EC4A 2BB, United
         Kingdom.

(16)     The address of Malo Asset Management is 34 Book Street, London W1K 5DN, United Kingdom.

                          DESCRIPTION OF THE WARRANTS

General

         On September 13, 2002, we issued to holders of our Ordinary shares at that time Warrants to subscribe to an aggregate of up to 326,778 of our Ordinary shares. Our largest shareholders at that time, Madison Dearborn Partners, Meritage and DeGeorge Telcom, as well as the members of our Supervisory Board and Board of Management, have waived their rights to be granted or to exercise any Warrants.

         The Warrants are governed by the law of The Netherlands.

         The Warrants were issued, by means of a book entry, in registered form under a Warrant agreement among us and Netherlands Management Company B.V., as warrant agent with respect to registered Warrants and transfer agent and registrar with respect to our Ordinary shares, and BNP Paribas Securities Services, as warrant agent with respect to beneficial interests in Warrants held through Euroclear France (including its successors, the "Euroclear Warrant Agent"). Netherlands Management Company is the transfer agent and registrar for the Warrants (including its successors, the "Warrant Registrar"). The Warrant agents will act solely as our agents in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants.

         We have authorized and reserved for issuance, and until the expiry of the Warrants will reserve and keep available, the number of Ordinary shares that will be issuable upon the exercise of all outstanding Warrants. The Ordinary shares underlying the Warrants, when issued upon exercise of these Warrants, will be fully paid and nonassessable. No service charge will be payable by registered holders of Warrants for registration of transfer or exercise of any Warrant. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exercise of the Warrants.

Number of Ordinary Shares Issuable upon Exercise of the Warrants;
Exercise Price

         Initial terms. Each holder of our Ordinary shares at 9:00 a.m. (Paris time) on September 13, 2002 (other than those who waived their right to be granted Warrants) received one Warrant for each Ordinary share (nominal value
(euro)0.10 per share) held at that time. On September 16, 2002, we effected a 670-for-one reverse split and reduction of the nominal value of our Ordinary shares from (euro)0.10 to (euro)0.04 per share. With the effect of that reverse share split, each Warrant entitles its holder to subscribe to 0.005988 of our Ordinary shares (nominal value (euro)0.04 per share) and 167 Warrants are required to subscribe to one Ordinary share at a price of (euro)10.05 (the "Exercise Price"). Warrants are only exercisable for the receipt of a whole number of Ordinary shares and any fractional number of Ordinary shares will be rounded down to the nearest whole number of Ordinary shares.

         Anti-Dilution adjustment.  If, after the date hereof, we:

         1) pay a dividend or makes a distribution on our Ordinary shares in shares of our capital stock,

         2) subdivide our outstanding Ordinary shares into a greater number of shares,

         3) combine our outstanding Ordinary shares into a smaller number of shares,

         4) make a distribution on our Ordinary shares in shares of our capital stock other than Ordinary Shares, or

         5) issue by reclassification of our Ordinary shares of any shares of our capital stock,

then the Exercise Price and the number and kind of shares of our capital stock issuable upon the exercise of a Warrant shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of our capital stock which he would have owned immediately following such action if such Warrant had been exercised immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. The adjustment shall be made successively whenever any event listed above shall occur.

         If after an adjustment a holder of a Warrant upon exercise may receive shares of two or more classes or series of our capital stock, we shall determine the allocation of the adjusted Exercise Price between the classes or series of capital stock based on the relative fair market values of such class or classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class or series of capital stock shall thereafter again be subject to adjustment on the terms applicable to our Ordinary shares in this section.

         Upon any anti-dilution adjustment pursuant to this section, we shall within 15 days thereafter cause to be given to each of the registered holders of the Warrants, at such registered holder's address appearing on the Warrant register, written notice of such adjustment by first-class mail, postage prepaid. We shall also publish such notice in a press release.

Exercise Period

         The Warrants are exercisable, at the option of the holders thereof, during the period (the "Warrant Exercise Period"):

         1) commencing at 9:00 a.m. (Paris time) on December 15, 2002 and

         2) ending at 5:00 p.m. (Paris time) on the fifteenth day after the publication of our audited annual financial statements for 2002, currently expected to occur on or about February 28, 2003. We will announce the precise expiration date of the Warrants on the day we publish our financial statements.

         At the end of the Warrant Exercise Period, the Warrants expire.

Exercise of the Warrants

         If you are not a registered holder of Warrants, but you hold Warrants through Euroclear France, you may exercise all or any of them by:

         1) delivering to the Euroclear Warrant Agent a form of election to purchase properly completed and executed,

         2) causing the Warrants to be transferred to the account of the Euroclear Warrant Agent at Euroclear France, and

         3) paying in full the Exercise Price for each multiple of 167 Warrants. The Exercise Price may be paid in cash in euro by wire transfer to an account designated by us for that purpose or by certified or official bank check payable in euro to the order of "CompleTel Europe N.V."

         If you are a registered holder of Warrants, you may exercise all or any of them by:

         1) delivering to the Warrant Registrar the form of election to purchase properly completed and executed (which form is set forth in the warrant agreement), accompanied

            a) in the case of a registered holder of Warrants that is a legal entity, by documentation evidencing that the person(s) signing the form for election to purchase is (are) an authorized signatory (such as an extract from the applicable chamber of commerce and identification, or an official authorized signatory list), as well as a copy of a passport or other official identification to verify signature(s) or

            b) in the case of a registered holder of Warrants that is a private individual, by a copy of a passport or other official identification to verify signature, and

         2) paying in full the Exercise Price for each multiple of 167 Warrants. The Exercise Price may be paid in cash in euro by wire transfer to an account designated by us for that purpose or by certified or official bank check payable in euro to the order of "CompleTel Europe N.V."

         Upon surrender of Warrants and payment of the Exercise Price, the Company shall cause to be delivered with all reasonable dispatch to or upon the written order of the registered holder of the Warrants and, in such name(s) as the holder may designate, the number of Ordinary shares issuable. We or the transfer agent for the Ordinary Shares and every subsequent transfer agent for any shares of our capital stock issuable upon the exercise of any of the rights of purchase represented by the Warrants (the "Transfer Agent") will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. We will keep a copy of the warrant agreement on file with the Transfer Agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. We will supply such Transfer Agent a copy of all notices of any anti-dilution adjustments.

Transfer and Exchange of the Warrants

         Some of our Ordinary shares are held through the book-entry facilities of Euroclear France. The Warrants in respect of these shares are recorded in our Warrant register in the name of Euroclear France, and delivered to beneficial owners of these shares through these facilities. These Warrants are held by Euroclear France on behalf of institutions that have accounts with this clearing system. As brokers, dealers or other types of agents, these participants in Euroclear France may, in turn, hold interests in these Warrants on behalf of their clients. If you own interests in the Warrants as, or through, a participant in a clearing system, you must rely on the procedures of that clearing system and participant to receive, transfer and exercise the Warrants. We understand that under existing market practice Euroclear France, as registered Warrant holder, would act upon the transfer and exercise instructions of its participants and its participants would act upon the transfer and exercise instructions of their clients who are beneficial owners of the Warrants.

         Some of our Ordinary shares are recorded in our Ordinary share register in the name of persons who thereby directly hold our Ordinary shares in definitive form. The Warrants in respect of these shares are registered in the name of these registered shareholders.

         The Warrant Registrar shall from time to time register the transfer of any outstanding Warrant upon the records to be maintained by it for that purpose, upon surrender thereof accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Registrar, duly executed by the registered holder(s) thereof or by the duly appointed legal representative thereof or by a duly authorized attorney.

         Warrants are listed on the Premier Marche of Euronext Paris under the symbol "CTW". The Warrants are traded separately from our Ordinary shares and will continue to trade until the end of their exercise period.

SEC Registration Statement

         For a holder in the United States to exercise the Warrants, there must be a current registration statement in effect with the SEC and qualification in effect under applicable state securities laws, or applicable exemptions from the federal and state securities laws of the U.S., with respect to the issuance of the Ordinary shares underlying the Warrants. We have filed such a registration statement and are seeking to cause it to become and remain effective. We will not be required to honor the exercise of Warrants if, in our opinion, the sale of Ordinary shares upon exercise of the Warrants would be unlawful.

No Rights as Shareholders

         The holders of Warrants are not entitled, as such, to receive dividends or other distributions, receive notice of any meeting of our shareholders, consent to any action of our shareholders, receive notice of any other shareholder proceedings or to any other rights as shareholders. The holders of Warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to our rejection with approval of the bankruptcy court and the holder of Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

Warrant Backstop Right of Holders of Preferred Shares

         For a period of 30 days following the end of the Warrant Exercise Period, holders of our Convertible Preferred A and B shares shall be entitled to subscribe, at the Exercise Price, to Ordinary shares in respect of Warrants that are not exercised. This prospectus covers the Ordinary shares issuable upon exercise of these subscription rights, as well as exercise of the Warrants, except that we have received a commitment from Deutsche Bank AG London, an institutional investor that will hold our Preferred shares, to take up approximately 51% of these subscription rights, if they are issued. This 51% represents the potential subscription rights in respect of Preferred shares to be held by Deutsche Bank AG London, as well as potential subscription rights assigned to Deutsche Bank AG London by two of our major shareholders, Meritage and DeGeorge Telcom. Any Ordinary shares purchased by Deutsche Bank AG London pursuant to its commitment will be issued on a private placement basis.


                         DESCRIPTION OF SHARE CAPITAL

General

         CompleTel Europe was incorporated under Dutch law on December 14, 1998, as a public limited company (naamloze vennootschap, or N.V.). Its corporate seat is in Amsterdam and its registered office is in Rotterdam, The Netherlands. It is registered at the Trade Register of the Chamber of Commerce and Industries for Rotterdam under No. 34108119 and is registered at the Dutch Ministry of Justice under number NV 1005197.

         Set forth below is a description of the material provisions of our Articles of Association and of relevant provisions of Dutch law. The full Dutch text of our proposed restated and amended Articles of Association is available at our registered office and an English translation has previously been filed with the U.S. Securities and Exchange Commission. For purposes of this discussion, "we," "our," or the "Company" refer to CompleTel Europe N.V. only and "share" and "shares" refer to our Ordinary shares, Convertible Preferred A shares, Convertible Preferred B shares and C shares. In the following description, we refer to our Convertible Preferred A shares and Convertible Preferred B shares collectively as "Preferred shares."

         Our authorized share capital consists of:

         o 6,300,000 Ordinary shares, each with a nominal value of(euro)0.04 per share,

         o 24,000 Convertible Preferred A shares, each with a nominal value of(euro)4.00 per share,

         o 16,000 Convertible Preferred B shares, each with a nominal value of(euro)4.00 per share, and

         o 10,000,000 C shares, each with a nominal value of(euro)0.04 per share.

         Upon the conversion of the Convertible Preferred A shares or Convertible Preferred B shares into Ordinary shares, the number of authorized Convertible Preferred A shares, or Convertible Preferred B shares, as the case may be, will decrease by the number of Preferred shares so converted, and the number of authorized Ordinary shares will increase by one hundred times the number of Preferred shares so converted.

         Our shares are issued in registered form only. We maintain a shareholders' register for our outstanding registered shares, which is available for inspection by our shareholders at our registered office and, at the discretion of the Board of Management, may, in whole or in part, be kept in more than one copy and at more than one place. Should the Board of Management so decide, our Ordinary and Preferred shares may also be made available in the form of an entry in the share register with issue of a certificate.

Supervisory Board

         We will have a six-member Supervisory Board, comprising two Supervisory Directors A, two Supervisory Directors B and two Supervisory Directors C, each with a term of two years ending with the general shareholders meeting at which our annual accounts are submitted for approval.

         The initial nominees for the two Supervisory Director A positions and Supervisory Director C positions will be selected by the Supervisory Board. Thereafter, new or replacement Supervisory Directors A are elected by our shareholders from a binding nomination made by the combined meeting of the Convertible Preferred A shareholders and the C shareholders. That combined meeting is entitled to nominate two Supervisory Directors, so long as the outstanding Convertible Preferred A shares represent 12.5% or more of our issued and outstanding share capital, excluding C shares and any shares (other than shares issued to or for the benefit of our employees or one of our subsidiaries) issued subsequent to the effective date of our Recapitalization. In the event that the outstanding Convertible Preferred A shares represent less than 12.5% but more than 8% of our share capital, excluding the C shares and any shares (other than shares issued to or for the benefit of our employees or subsidiaries) issued subsequent to the effective date of our Recapitalization, the number of Supervisory Directors A will be reduced to one, the number of Supervisory Directors C will be increased by one, and the holders of Convertible Preferred A shares and C shares will be collectively entitled to nominate the one remaining Supervisory Director A. In the event that the outstanding Convertible Preferred A shares represent less than 8% of our outstanding share capital, calculated on the basis described above, the number of Supervisory Directors A will be reduced to zero, the number of Supervisory Directors C will be increased by an additional one, and the holders of Preferred A shares and C shares will no longer be entitled to nominate a separate class of Supervisory Directors.

         A meeting of the holders of Convertible Preferred B shares has the right to make a binding nomination of at least two persons for each of two "Supervisory Director B" positions. New or replacement Supervisory Directors B are elected by our shareholders from a binding nomination made by the meeting of holders of Convertible Preferred B shares, so long as the outstanding Convertible Preferred B shares represent 12.5% or more of our issued and outstanding share capital, excluding C shares and any shares (other than shares issued to or for the benefit of employees of the Company or of a subsidiary) issued subsequent to the effective date of our Recapitalization. In the event that the outstanding Convertible Preferred B shares represent less than 12.5% but more than 8% of our share capital, excluding the C shares and any shares (other than shares issued to or for the benefit of such employees) issued subsequent to the effective date of our Recapitalization, the number of Supervisory Directors B will be reduced to one, the number of Supervisory Directors C will be increased by one, and the holders of Convertible Preferred B shares will be entitled to nominate the one remaining Supervisory Director B. In the event that the outstanding Convertible Preferred B shares represent less than 8% of our outstanding share capital, calculated on the basis described above, the number of Supervisory Directors B will be reduced to zero, the number of Supervisory Directors C will be increased by an additional one, and the holders of Convertible Preferred B shares will no longer be entitled to nominate a separate class of Supervisory Directors.

         The initial nominees for the two Supervisory Director C positions on our six-member Supervisory Board will be selected by the Supervisory Board from candidates mutually acceptable to Meritage and DeGeorge Telcom, on the one hand, and the holders of our outstanding Notes who signed the Restructuring Agreement, on the other hand. After January 1, 2003, new or replacement Supervisory Directors C will be elected by our shareholders from a binding nomination made by the Supervisory Directors, subject to the approval of the Supervisory Directors A and the Supervisory Directors B then in office. The initial Supervisory Directors C will resign at the end of our annual general meeting at which our annual accounts for 2002 are considered. We expect that this will occur in the first half of 2003.

Ordinary Shares

         Voting rights: The Ordinary shares vote with the C shares and with the Preferred shares on all matters submitted for the approval of our shareholders (other than those matters, described below, requiring (a) a separate vote of the Convertible Preferred A shareholders, the Convertible Preferred B shareholders, or the C shareholders, or (b) a combined vote of the Convertible Preferred A shareholders and the Convertible Preferred B shareholders or, as the case may be, a combined vote of the Convertible Preferred A shareholders and the C shareholders). Each Ordinary share is entitled to one vote.

         Pre-emptive rights: Each holder of an Ordinary share (together with the holders of Preferred shares) has a pre-emptive right with respect to any issue of shares (other than C shares issued in connection with a Company Sale, as defined below). This pre-emptive right exists in proportion to the aggregate nominal value of shares held by the shareholder. However, this pre-emptive right does not apply to shares issued to or for the benefit of employees of the Company or of a Group Company, or to a person who exercises a previously acquired subscription right. Nor shall it apply to shares issued in consideration for anything other than cash.

         Until March 29, 2005, pre-emptive rights may be excluded or restricted by the Board of Management, subject to the unanimous approval by all members of the Supervisory Board in office. After March 29, 2005, if the Management Board is so designated by a two-thirds majority of the votes cast at a general meeting of our shareholders, pre-emptive rights may be excluded or restricted by the Board of Management, subject to Supervisory Board approval, adopted with a two-thirds majority of the votes cast by all members of the Supervisory Board in office. If after March 29, 2005, the Management Board is not so designated, pre-emptive rights may only be restricted or excluded by a two-thirds majority of votes cast at a general meeting of shareholders.

         Liquidation rights: After we have paid our creditors and any liquidation preference to which the holders of our Preferred shares (including former holders of Preferred shares that have been cancelled) are entitled, we will distribute any remaining balance, first to the holders of C shares in an amount not exceeding the par value of the C shares, and then to all holders of Ordinary shares and Preferred shares in proportion to the total number of shares held by each holder.

         Dividends: Until June 30, 2004, the holders of Ordinary shares are entitled to a dividend amount per share equal to one percent of the dividend per share paid to holders of Convertible Preferred A shares and Convertible Preferred B shares, following payment of accrued dividends in respect of our C shares, with the C shares being entitled only to no more than an annual dividend of one hundredth of a percent (0.01%) of their (euro)0.04 par value per share. No distribution may exceed the amount of our distributable reserves. From July 1, 2004, we may distribute dividends to the holders of Ordinary shares out of any profits remaining after payment of the accrued dividends in respect of the Preferred shares and C shares, described below. The Board of Management may make interim dividends payable to the holders of Ordinary shares, subject to the requirements of Dutch law and the approval of the Supervisory Board.

Convertible Preferred A Shares

         Voting rights: The Convertible Preferred A shares vote with the Convertible Preferred B shares, the C shares and the Ordinary shares on all matters submitted for the approval of our shareholders, with each Convertible Preferred A share entitled to one hundred votes. Any proposed sale of all or substantially all of our business to a third party (including by way of a merger) for less than an amount equal to the total number of Preferred shares multiplied by (euro)2,010.00 will require the approval of the meeting of the Convertible Preferred A shares, as well as the meeting of Convertible Preferred B shares. A meeting of the holders of the Convertible Preferred A shares shall also be required to approve any amendment to the Articles of Association that adversely affects the rights of the holders of Convertible Preferred A shares.

         Pre-emptive rights: Each holder of a Convertible Preferred A share (together with the holders of the Convertible Preferred B shares and Ordinary shares) has a pre-emptive right with respect to any issue of shares (other than C shares issued in connection with a Company Sale). This pre-emptive right exists in proportion to the aggregate nominal value of shares held by the shareholder. However, this pre-emptive right does not apply to shares issued to or to the benefit of employees of the Company or of a Group Company, or to a person who exercises a previously acquired subscription right. Nor does it apply to shares issued in consideration for anything other than cash.

         Until March 29, 2005, pre-emptive rights may be excluded or restricted by the Board of Management, subject to the unanimous approval by all members of the Supervisory Board in office. After March 29, 2005, if the Management Board is so designated by a two-thirds majority of the votes cast at a general meeting of our shareholders, pre-emptive rights may be excluded or restricted by the Board of Management, subject to Supervisory Board approval, adopted with a two-thirds majority of the votes cast by all members of the Supervisory Board in office. If after March 29, 2005, the Management Board is not so designated, pre-emptive rights may only be restricted or excluded by a two-thirds majority of votes cast at a general meeting of shareholders.

         Liquidation rights: After our creditors have been paid, we will distribute in respect of each Convertible Preferred A share, out of any surplus that remains, (euro)2,010.00, the amount of any accrued but unpaid dividends in respect of the Convertible Preferred A shares, and the amount of any accrued dividends in respect of cancelled Convertible Preferred A shares that remains unpaid as of the time of their cancellation (unless subsequently paid). Subject to the same having been paid to the holders of Convertible Preferred B shares, we will distribute any remaining balance first to the holders of the C shares, in an amount not exceeding the par value of the C shares, and then to all holders of our Ordinary shares and Preferred shares in proportion to the total number of such shares held by each holder.

         In addition, we have granted to the Convertible Preferred A shareholders an option, exercisable upon a sale of us (including by way of merger or a sale of substantially all our assets) to which we are a party or which is approved by our Supervisory Board (a "Company Sale"), to subscribe, at their nominal value, to that number of newly issued C shares that, when taken together with the outstanding Preferred shares, would provide sufficient voting rights to constitute the majority of a general meeting of shareholders required to adopt a resolution to dissolve the Company. The purpose of this option is to give the Convertible Preferred A shareholders an effective blocking vote on any Company Sale that is not in their economic interest. The option will expire upon the conversion or transfer by DeGeorge Telcom and Meritage of 50% (or more) of the aggregate 14,925 Convertible Preferred A shares they have received in the Recapitalization.

         Dividends: Until June 30, 2004, the holders of Convertible Preferred A shares are entitled to the same dividend per share, if any, as the holders of Convertible Preferred B shares and one hundred times any dividend per share paid to holders of Ordinary shares, following payment of accrued dividends in respect of our C shares, with the C shares being entitled only to no more than an annual dividend of one hundredth of a percent (0.01%) of their (euro)0.04 par value. Commencing July 1, 2004, and until the cancellation or conversion of the Convertible Preferred A shares in accordance with their terms, we will pay a dividend equal to 11% per annum, calculated over an amount of
(euro)2,010.00 per share to the holders of Convertible Preferred A shares. If in any financial year during this period we do not have sufficient profit to pay this dividend in full to the holders of Convertible Preferred A shares, the amount of any deficit will carry over to subsequent dividend payments, together with interest thereon at an annual rate of 11% compounded quarterly. The Board of Management may make interim dividends payable to the holders of Convertible Preferred A shares, subject to the requirements of Dutch law and the approval of the Supervisory Board.

         Share premium reserves: We maintain a separate share premium reserve account exclusively for the Convertible Preferred A shares. Commencing July 1, 2004, the holders of Convertible Preferred A shares may request distributions from the Preferred A share premium reserve account to make up for any dividend shortfall. If a portion of the Convertible Preferred A shares ceases to exist, we will allocate a pro rata part of the Preferred A share premium reserves to our general reserves.

         Conversion: Each Convertible Preferred A share is convertible into one hundred Ordinary shares at any time at the option of the holder of the Convertible Preferred A share and will be entitled to customary anti-dilution adjustments in relation to share dividends, share splits and similar transactions. In addition, if at the time of conversion, there are accrued but unpaid dividends in respect of the Convertible Preferred A shares, holders of the Convertible Preferred A shares will be issued a certificate representing the right to receive such accrued but unpaid dividends. The Convertible Preferred A shares will be subject, at any time, to mandatory conversion if a two-thirds majority of the total outstanding Preferred shares elect to do so with respect to all of the Preferred shares.

         Cancellation: A resolution adopted on August 20, 2002 at a general meeting of our shareholders authorized the redemption, as of July 1, 2007, of all (but not less than all) of the Convertible Preferred A shares at a redemption value of (euro)6,030.00 per share, as well as any accrued but unpaid dividends in respect of the cancelled Convertible Preferred A shares. If at that time we do not have access to sufficient funds to redeem all our then outstanding Preferred shares, the holders of Convertible Preferred A shares shall have the right to receive (euro)2,010.00 per share, as well as any accrued but unpaid dividends in respect of the cancelled Convertible Preferred A shares. Subject to the same having been paid to the holders of Convertible Preferred B shares, we will distribute any remaining surplus proportionally to the holders of the Convertible Preferred A shares and the Convertible Preferred B shares, up to the remaining balance of (euro)4,020.00 per share. The general meeting resolution must be approved by a simple majority vote, or by a two-thirds majority vote if less than half of the issued share capital is represented at the meeting.

         In addition, provided all holders of Convertible Preferred A shares consent thereto, all (but not less than all) of the Convertible Preferred A shares may be cancelled, at any time, pursuant to a Management Board proposal (subject to Supervisory Board approval, adopted with a two-thirds majority of the votes cast by all members of the Supervisory Board in office), approved by the general meeting of our shareholders by a simple majority vote, or a two-thirds majority vote if less than half of the issued share capital is represented at that meeting.

Convertible Preferred B Shares

         Voting rights: The Convertible Preferred B shares will vote with the Convertible Preferred A, the C shares and Ordinary shares on all matters submitted for the approval of our shareholders, with each Convertible Preferred B share entitled to one hundred votes. Any proposed sale of all or substantially all of our business to a third party (including by way of a merger) for less than an amount equal to the total number of Preferred shares multiplied by (euro)2,010.00 will require the approval of the meeting of Convertible Preferred B shares, as well as the meeting of Convertible Preferred A shares. A meeting of the holders of the Convertible Preferred B shares will also be required to approve any amendment to the Articles of Association that adversely affects the rights of the holders of Convertible Preferred B shares.

         Pre-emptive rights: Each holder of a Convertible Preferred B share, together with the holders of Convertible Preferred A shares and Ordinary shares has a pre-emptive right with respect to any issue of shares (other than C shares issued in connection with a Company Sale). This pre-emptive right exists in proportion to the aggregate nominal value of shares held by the shareholder. However, this pre-emptive right does not apply to shares issued to or for the benefit of employees of the Company or of a Group Company, or to a person who exercises a previously acquired subscription right. Nor does it apply to shares issued in consideration for anything other than cash.

         Until March 29, 2005, pre-emptive rights may be excluded or restricted by the Board of Management, subject to the unanimous approval by all members of the Supervisory Board in office. After March 29, 2005, if the Management Board is so designated by a two-thirds majority of the votes cast at a general meeting of our shareholders, pre-emptive rights may be excluded or restricted by the Board of Management, subject to Supervisory Board approval, adopted with a two-thirds majority of the votes cast by all members of the Supervisory Board in office. If after March 29, 2005, the Management Board is not so designated, pre-emptive rights may only be restricted or excluded by a two-thirds majority of votes cast at a general meeting of shareholders.

         Liquidation rights: After our creditors and the holders of Convertible Preferred A shares have been paid, we will distribute in respect of each Convertible Preferred B share, out of any surplus that remains,
(euro)2,010.00, the amount of any accrued but unpaid dividends in respect of the Convertible Preferred B shares, and the amount of any accrued dividends in respect of cancelled Convertible Preferred B shares that remains unpaid as of the time of their cancellation (unless subsequently paid). We may then distribute any remaining balance first to the holders of C shares, in an amount not exceeding the par value of the C shares, and then to the holders of our Ordinary shares and Preferred shares in proportion to the total number of shares (except C shares) held by each holder.

         Dividends: Until June 30, 2004, the holders of Convertible Preferred B shares are entitled to the same dividend per share, if any, as the holders of Convertible Preferred A shares and one hundred times any dividend per share paid to holders of Ordinary shares, following payment of accrued dividends in respect of our C shares, with the C shares being entitled only to no more than an annual dividend of one hundredth of a percent (0.01%) of their (euro)0.04 par value. Commencing July 1, 2004, and until the cancellation or conversion of the Convertible Preferred B shares in accordance with their terms, we will pay a dividend equal to 11% per annum, calculated over an amount of
(euro)2,010.00 per share to the holders of Convertible Preferred B shares. If in any financial year during this period we do not have sufficient profit to pay this dividend in full to the holders of Convertible Preferred B shares, the amount of any deficit will carry over to subsequent dividend payments, together with interest thereon at an annual rate of 11% compounded quarterly. The Board of Management may make interim dividends payable to the holders of Convertible Preferred B shares, subject to the requirements of Dutch law and the approval of the Supervisory Board.

         Share premium reserves: We maintain a separate share premium reserve account exclusively for the Convertible Preferred B shares. Commencing July 1, 2004, the holders of Convertible Preferred B shares may request distributions from the Preferred B share premium reserve account to make up for any dividend shortfall. If a portion of the Convertible Preferred B shares ceases to exist, we will allocate a pro rata part of the Preferred B share premium reserves to our general reserves.

         Conversion: Each Convertible Preferred B share is convertible into one hundred Ordinary shares at any time at the option of the holder of the Convertible Preferred B share and will be entitled to customary anti-dilution adjustments in relation to share dividends, share splits and similar transactions. In addition, if at the time of conversion, there are accrued but unpaid dividends in respect of the Convertible Preferred B shares, holders of the Convertible Preferred B shares will be issued a certificate representing the right to receive such accrued but unpaid dividends. The Convertible Preferred B shares are at any time subject to mandatory conversion if a two-thirds majority of the total issued Preferred shares elect to do so with respect to all Preferred shares.

         Cancellation: A resolution adopted on August 20, 2002 at a general meeting of our shareholders authorized the redemption, as of July 1, 2007, of all (but not less than all) of the Convertible Preferred B shares at a redemption value of (euro)6,030.00 per share, as well as any accrued but unpaid dividends in respect of the cancelled Convertible Preferred B shares. If at that time we do not have access to sufficient funds to redeem all our then outstanding Preferred shares, the holders of Convertible Preferred B shares shall have the right to receive (euro)2,010.00 per share, as well as any accrued but unpaid dividends in respect of the cancelled Convertible Preferred B shares, out of any balance that remains after we similarly pay the holders of Convertible Preferred A shares. We will then distribute any remaining surplus proportionally to the holders of Convertible Preferred A shares and Convertible Preferred B shares up to the remaining balance of
(euro)4,020.00 per share. The general meeting resolution must be approved by simple majority vote, or by a two-thirds majority vote if less than half of the issued share capital is represented at the meeting.

         In addition, provided that all holders of Convertible Preferred B shares consent thereto, all (but not less than all) of the Convertible Preferred B shares may be cancelled, at any time, pursuant to a Management Board proposal (subject to Supervisory Board approval, adopted with a two thirds majority of the votes cast by all members of the Supervisory Board in office), adopted by the general meeting of our shareholders by a simple majority vote, or a two-thirds majority vote if less than half of the issued share capital is represented at that meeting.

C Shares

         General: Pursuant to our Restructuring Agreement, DeGeorge Telcom and Meritage were issued, on a pro rata basis, that number of C shares that caused them to have the same number of shares for voting purposes as the former holders of our senior Notes. In addition, we have granted to the Convertible Preferred A shareholders an option, exercisable upon a sale of us (including by way of merger or sale of substantially all of our assets) to which we are a party or which is approved by our Supervisory Board (a "Company Sale"), to subscribe, at their nominal value, to that number of newly issued C shares that, when taken together with the outstanding Preferred shares, would provide sufficient voting rights to constitute the majority required to adopt a resolution to dissolve the Company in a general meeting of shareholders. The option will provide that these C shares may not be voted for any other purpose. The purpose of this option is to give the Convertible Preferred A shareholders an effective blocking vote on any Company Sale that is not in their economic interest. We will not issue C shares for any other purpose. In order to limit the effect of the C shares strictly to the allocation of voting power, as described above, the C shares are structured in a way that effectively gives them no independent economic value.

         Voting rights: The C shares vote with the Ordinary shares and with the Preferred shares on all matters submitted for approval by the shareholders, with each C share entitled to one vote.

         Pre-emptive rights: The holders of C shares do not have pre-emptive rights with respect to the issue of Ordinary shares or Preferred shares.

         Liquidation rights: After we have paid our creditors and any liquidation preference to which holders of Preferred shares (including former holders of Preferred shares that have been cancelled) are entitled, we will distribute any remaining balance, first to the holders of C shares in an amount not exceeding the par value of the C shares, and then to the holders of Ordinary shares and Preferred shares in proportion to the total number of such shares held by each holder.

         Dividends: The C shares are entitled to any distribution from any of our premium reserves. The holders of C shares are only entitled to a non-cumulative dividend of 0.01% per annum calculated over the (euro)0.04 par value per share of the C shares. Beginning July 1, 2004, the holders of C shares will only be entitled to this dividend after payment of all dividends owed to our Preferred Shareholders.

         Transfer restrictions: The C shares may only be transferred with the approval of our Supervisory Board. We shall not issue share certificates for C shares.

         Cancellation: The C shares held by the Company are subject to cancellation pursuant to the general meeting's adoption of a Management Board proposal, with the approval of our Supervisory Board, by a two-thirds majority vote if less than half of the issued share capital is represented at that meeting, at a redemption value equal to the par value of the C shares, subject to the consent of all holders of the C shares.

         The C shares trust: The C shares issued to Meritage and DeGeorge Telcom to equalize their voting rights are held by a trustee (the "C shares Trustee") pursuant to a trust instrument that provides that: (i) the C shares Trustee will not transfer the C shares to any person other than the Company;
(ii) in the event of any distribution in respect of the C shares, the C shares Trustee will pay such distribution (net of expenses) to the Company; (iii) so long as the C shares are outstanding, the C shares Trustee will vote the C shares in accordance with the directions of Meritage and DeGeorge Telcom, in proportion to their respective holdings of the Convertible Preferred A shares; and (iv) upon conversion of 50% or more of those Convertible Preferred A shares initially issued to Meritage and DeGeorge Telcom into Ordinary shares, or the sale to a third party of 50% or more of those Convertible Preferred A shares, the C shares Trustee will tender the C shares it holds to the Company for nil consideration.

Shareholder Meetings

         All shareholders and other persons entitled to vote have the right to attend general meetings of shareholders, either in person or represented by a person holding a written proxy, to address the meeting and to exercise voting rights, subject to the provisions of our Articles of Association. We hold annual meetings of shareholders within six months after the close of our financial year, in The Netherlands, in Amsterdam, Schiphol (Haarlemmermeer) or The Hague. Extraordinary meetings of shareholders may be held there as often as our Board of Management or our Supervisory Board deems necessary. Extraordinary meetings of shareholders must be held upon the written request of holders of shares or other persons entitled to attend these meetings jointly representing at least 10% of the total outstanding share capital, which request must be delivered to our Board of Management or our Supervisory Board specifying in detail the business to be dealt with.

         We must give notice of each meeting of shareholders by mail to registered holders of our Ordinary shares, Preferred shares and C shares at their addresses recorded in our shareholders' register. Such notice shall be given no later than the fifteenth day prior to the day of the meeting and shall state the business to be considered. It shall specify that the agenda is open to inspection by the shareholders at our offices and, if our Ordinary shares or Preferred shares are listed on a stock exchange, also at the offices of our paying agent for such stock exchange. Euroclear France will provide notice of general meetings of shareholders to, and compile voting instructions from, holders of Ordinary shares and Preferred shares held directly or indirectly through Euroclear France.

         Unless otherwise required by our Articles of Association or Dutch law, resolutions of general meetings of shareholders require the approval of a majority of the votes cast at a meeting at which at least one third of the outstanding share capital is present or represented. Under Dutch law, there are no restrictions on the rights of holders of shares who are not resident in The Netherlands to hold or vote their shares.

Issue of Shares

         Our general meeting of shareholders, or our Board of Management if so designated by the general meeting of shareholders, has the power to cause us to issue shares and determine the terms and conditions thereof. In addition to this designation by the general meeting of shareholders, a resolution on the issue of shares by our Board of Management requires the approval of our Supervisory Board adopted with a two-thirds majority of the votes cast by all of its members in office. Pursuant to a shareholder resolution adopted on March 29, 2000, our Board of Management was designated, for a period of five years ending on March 29, 2005, as the corporate body authorized to so resolve on the issue of shares.

Right of Pledge or Usufruct on Shares

         A right of pledge or a right of usufruct may be created on our shares. The Board of Management shall, upon receiving notification thereof, note the establishment of such restricted right to a share in the shareholders' register.

Amendment of our Articles of Association

         A resolution of the general meeting of shareholders to amend our Articles of Association may only be taken:

         a) at the proposal of the Board of Management, which proposal requires the approval of the Supervisory Board, and

         b) with a majority of no less than two-thirds of the votes cast at the meeting.

         If any such amendment would adversely affect the rights of the holders of Preferred shares, such resolution to amend our Articles of Association requires the prior or simultaneous approval of the meeting of holders of the class of Preferred shares concerned. The complete proposal for any amendment shall be made available, at no cost, for inspection by the shareholders and the other persons entitled to attend general meetings of shareholders at our registered office, as from the day of the notice convening such meeting until the end of the meeting.

Annual Accounts and Distribution of Profits

         Our financial year is concurrent with the calendar year. Annually, within five months after the expiry of our financial year, unless this period is extended by a maximum of six months by the general meeting of shareholders on account of special circumstances, our Board of Management will draw up the annual accounts and make them available for inspection by the shareholders at our offices.

         We may only make distributions to our shareholders and to others entitled to receive part of the distributable profits if this payment does not reduce our shareholders equity below the sum of the called and paid-up share capital and any reserves required to be maintained by Dutch law or our Articles of Association. Our Board of Management may, subject to the requirements of Dutch law and the approval of our Supervisory Board, make interim dividends payable.

Dissolution

         A resolution to dissolve us may only be adopted at a general meeting of our shareholders by a majority of no less than three-fourths of the votes cast, except that a simple majority of votes cast will be required for this purpose following the occurrence of any Company Sale. As further described above under "--C Shares--General," the Convertible Preferred A shareholders were granted an option, exercisable upon such a sale, to subscribe to C shares providing them with sufficient voting rights to constitute such a simple majority.

Indemnification of the Members of the Board of Management and Supervisory Board

         Pursuant to our Articles of Association, we have indemnified the members of the Board of Management, the Supervisory Board and proxy holders (procuratiehouders) against any liabilities resulting from proceedings against such member in connection with such member's actions as a member of the Board of Management or the Supervisory Board, as the case may be, if such member acted in good faith and in a manner he believed to be in our best interests.

Discharge of the Members of the Board of Management and Supervisory Board

         After a proposal to adopt our annual accounts has been dealt with at a general meeting of our shareholders, the proposal will be made to our shareholders at the meeting to discharge, in connection with the annual accounts and all that has been said in relation thereto at the meeting, the members of the Board of Management in respect of their conduct of management during the relevant fiscal year and the Supervisory Directors in respect of their supervision thereof.

Repurchase of Shares

         Pursuant to a proposal of our Board of Management and the approval of our Supervisory Board, we may acquire our own shares, subject to certain provisions of Dutch law, for no consideration or under universal title or if:

         a) the distributable reserves are at least equal to the price of the acquisition,

         b) the nominal amount of the shares in our capital to be acquired, already held or held in pledge by us or by a subsidiary of us, does not exceed one-tenth of the issued capital, and

         c) the authorization for such acquisition has been granted by our general meeting of shareholders. Such authorization shall be valid for no more than eighteen months.

Reduction of Share Capital

         Subject to certain provisions of Dutch law, our general meeting of shareholders may resolve on reduction of our issued capital:

         a) by cancelling the entire issued capital of Preferred shares in accordance with the provisions specified above under "--Convertible Preferred A Shares--Cancellation" and "--Convertible Preferred B Shares--Cancellation;" or

         b) at the proposal of our Board of Management, and with the approval of our Supervisory Board adopted with a two-thirds majority of the votes cast by all of its members in office, by cancelling shares or by reducing the nominal amount of the shares by means of an amendment of our Articles of Association (a two-thirds majority of the votes cast at a general meeting of our shareholders being required to amend our Articles of Association).

Disclosure of Holdings

         Under the Dutch Act on disclosure of holdings in listed companies (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996), holders and certain beneficial owners of an interest in our voting rights or our capital, must promptly notify us and the Dutch Authority for the Financial Markets (Autoriteit Financiele Markten) if their voting rights or capital interests reach, exceed or fall below the range of 5%-10%, 10%-25%, 25%-50%, 50%-662/3% or over 662/3%. Furthermore, members of our Board of Management and Supervisory Board must promptly disclose to this authority their interest in the voting rights or share capital of (a) us and (b) listed "affiliates" of us, if any (as such term is defined under the Act). This Act also requires that any resignation or other removal of any of these members be promptly disclosed by us to this authority. Failure to comply with this Act constitutes a criminal offence and could result in criminal as well as civil and administrative sanctions, including suspension of voting rights.

         We must, in turn, inform the French regulatory authorities of all such notifications provided to us by shareholders and beneficial owners.

Mandatory Public Offering

         A person required to disclose, in accordance with the Dutch Act on disclosure of holdings in listed companies 1996, that it acquired voting rights exercisable on our share capital in excess of twenty-five percent (25%), shall be under the obligation to make a public offer on all of our outstanding Ordinary and Preferred shares, unless, prior to the fifteenth day after such disclosure requirement arises, that person ceases to hold voting rights in excess of this twenty-five percent (25%) threshold.

         The shareholder required to make the public offer must do so at a price equal to the highest price paid by it for any of our shares in the twelve-month period preceding the date on which the disclosure obligation arose. The public offer has to be made within a period determined by our Board of Management, which shall not begin earlier than thirty days after notification of the period to this shareholder. So long as the public offer has not been made, the voting and distribution rights of this person's shares are suspended. The public offer may not be made subject to any conditions or withdrawn.

         These provisions regarding mandatory public offerings shall not apply, inter alia, to (a) Meritage, DeGeorge Telcom or persons controlling, controlled by or under common control with them, or (b) a person who, because of us modifying our share capital or us or one of our subsidiaries acquiring our shares, is required to disclose, in accordance with the Act, that it holds voting rights exercisable on our share capital in excess of twenty-five percent (25%) of the total number of voting rights exercisable on our share capital, unless such person subsequently acquires additional shares, or (c) trusts holding C shares in our capital, or (d) a person that holds voting rights in excess of twenty-five percent (25%) of the total number of voting rights exercisable on our share capital, but that would hold less than such twenty-five percent (25%) if its holding of C shares were disregarded.


                        SHARES ELIGIBLE FOR FUTURE SALE

         The holders of Convertible Preferred A shares have the right to two long-form registrations and unlimited short-form and "piggyback" registrations at the Company's expense, subject in the case of piggyback registration to customary underwriting cutbacks. The holders of Convertible Preferred B shares have the right to participate on a pro rata basis in all demand registrations by the holders of Convertible Preferred A shares.


                             NETHERLANDS TAXATION

Substantial Interest

         A shareholder that owns, whether or not together with his or her spouse or registered partner, either via shares, conversion rights or options, or upon exercise of warrants, directly or indirectly 5% or more of any class of shares, or 5% or more of the total issued share capital of a company (a "substantial interest"), is subject to special rules. Profit participation rights which give the holder rights to 5% or more of the annual profit or 5% or more of the liquidation proceeds of the target company will also qualify as substantial interest. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a nonrecognition basis. With respect to individuals, attribution rules exist in determining the presence of a substantial interest.

         With respect to a holder that has or is deemed to have a substantial interest in our share capital, among other things, all the Ordinary shares and/or Warrants such holder holds will form a part of the substantial interest.

         Unless indicated otherwise, the term "holder," as used herein, includes individuals and entities, as defined under Netherlands tax law, that hold the Ordinary shares, Warrants and/or notes but does not include any such person having a substantial interest in our share capital.

Income Tax Consequences for Existing Shareholders Upon the Receipt of the Warrants

         The receipt of the Warrants by the existing shareholders, whether resident of The Netherlands or not, should not be treated as a taxable event for Netherlands tax purposes. For the income tax consequences for resident and deemed resident holders or non-resident holders of the owning and disposing of the Warrants, refer to the respective paragraphs below.

Income Tax Consequences for Residents or Deemed Residents of The Netherlands of Acquiring, Owning and Disposing of the Ordinary shares and Owning and Disposing of the Warrants

         A. Individual income tax for resident individual shareholders

         An individual resident or deemed resident holder will be taxed on deemed income from "savings and investments" (sparen en beleggen). The calculation of deemed income from savings and investments will include the Ordinary shares and/or Warrants, unless the Ordinary shares and/or Warrants are generating income which qualifies as income from work plus home (belastbaar inkomen uit werk en woning) or income from a substantial interest (inkomsten uit aanmerkelijk belang)

         The deemed income from savings and investments amounts to 4% of the average of the individual's yield basis (rendementsgrondslag) at the beginning of the year and the individual's yield basis at the end of the year, insofar as this average exceeds a certain threshold. The (net) yield basis consists of the fair market value of certain assets and liabilities of the individual.

         The income from savings and investments is taxed annually at a flat rate of 30%, regardless of whether any dividend is received, capital gains are realized or capital losses are suffered.

         When the income qualifies as income from work plus home, capital gains realized from the sale or exchange of the Ordinary shares and/or Warrants and income derived from the Ordinary shares are subject to tax on a net income basis at the progressive income tax rates.

         When the income qualifies as income from a substantial interest, income derived from the Ordinary shares and capital gains realized from the sale or exchange of the Ordinary shares and/or Warrants are generally subject to income tax at a rate of 25% on a net basis.

         B. Corporate income tax for resident corporate shareholders

         Dividends received on the Ordinary shares and capital gains realized from the sale or exchange of the Ordinary shares by a corporate holder that resides, or is deemed to reside, in The Netherlands are generally subject to Netherlands corporation tax on a net basis, if the Ordinary shares are attributable (or deemed attributable) to a trade or business carried on (or deemed to be carried on) by the holder, unless that shareholding qualifies for the participation exemption.

         To qualify for the participation exemption, the holder must generally hold at least 5% of our nominal paid-in capital and meet other requirements.

         Capital gains realized from the sale or exchange of the Warrants by a corporate holder that resides, or is deemed to reside, in The Netherlands are generally subject to Netherlands corporation tax on a net basis, if the Warrants are attributable (or deemed attributable) to a trade or business carried on (or deemed to be carried on) by the holder.

         If the Ordinary shares and/or Warrants are held by a qualifying pension fund, income derived from the Ordinary shares and capital gains realized from the sale or exchange of the Ordinary shares and/or Warrants are exempt from Netherlands corporation tax.

         Income Tax Consequences for Non-Residents of The Netherlands of Acquiring, Owning and Disposing of the Ordinary shares and Owning and Disposing of the Warrants

         A. Individual income tax for non- resident individual shareholders

         A non-resident individual holder of Ordinary shares and/or Warrants will not be subject to Netherlands income tax on income received from the Ordinary shares or capital gains derived from the sale, exchange or disposition of the Ordinary shares and/or Warrants, provided that such holder:

         o does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the Ordinary shares and/or Warrants are attributable;

         o does not hold and has not held a substantial interest in our share capital or, in the event the non-resident holder holds or has held a substantial interest in our share capital, such interest is or was a business asset in the hands of the holder;

         o does not share and has not shared directly (not through the beneficial ownership of Ordinary shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or was deemed to have owned Ordinary shares and/or Warrants;

         o does not carry out and has not carried out any activities which can be qualified as taxable income from one or more activities which do not generate taxable profit or taxable wages (belastbaar resultaat uit overige werkzaamheden) to which the holding of the Ordinary shares and/or Warrants was connected;

         o does not carry out and has not carried out employment activities in The Netherlands, does not serve and has not served as a director or board member of any entity resident in The Netherlands, and does not serve and has not served as a civil servant of a Netherlands public entity with which the holding of the Ordinary shares and/or Warrants is or was connected; and

         o is not an individual that has opted to be taxed as a resident of The Netherlands.

         B. Corporate  income tax for non- resident corporate shareholders

         Income derived from Ordinary shares or capital gains derived from the sale or disposition of Ordinary shares and/or Warrants by a non-resident corporate holder, carrying on a business through a permanent establishment or permanent representative in The Netherlands, are not taxable, provided that:

         o the Ordinary shares and /or Warrants are attributable to the business carried on outside of The Netherlands; or

         o the Ordinary shares and/ or Warrants are attributable to the business carried on in The Netherlands and the participation exemption applies;

         o the holder does not hold and has not held a substantial interest in our share capital or, in the event the non-resident holder holds or has held a substantial interest in our share capital, such interest is or was a business asset in the hands of the holder.

         To qualify for the participation exemption, the holder must generally hold at least 5% of our nominal paid-in capital and meet other requirements.

         Under most Netherlands tax treaties, the right to tax capital gains realized by a non-resident holder from the sale or exchange of Ordinary shares and/or Warrants is in many cases allocated to the holder's country of residence.

Dividend Withholding Tax

         Domestic law

         Dividends that we distribute are subject to withholding tax at a rate of 25%, unless:

         o the participation exemption applies and the shares are attributable to a business carried out in The Netherlands; or

         o the dividends are distributed to a qualifying European Union ("EU") corporate holder satisfying the conditions of the EU directive; or

         o  the rate is reduced by treaty; or

         o Surtax (as defined below) was due on the dividend distribution and the recipient is a resident of The Netherlands, The Netherlands Antilles or Aruba, a Member State of the EU or a country with which The Netherlands has concluded a treaty for the avoidance of double taxation.

A resident corporate shareholder will generally qualify for the participation exemption if, among other things, the resident shareholder owns at least 5% of our nominal paid-in capital.

Dividends include:

         o  distributions of cash;

         o  distributions of property in kind;

         o  deemed and constructive dividends;

         o  liquidation proceeds in excess of our recognized paid-in capital;

         o consideration for our repurchase of the Ordinary shares (including a repurchase by our direct or indirect subsidiaries) in excess of our recognized average paid-in capital, unless such repurchase is for temporary investment, or exempt on the basis of article 4c of the Dividend Tax Act 1965;

         o consideration for our repurchase of the Warrants (including a repurchase by our direct or indirect subsidiaries);

         o proceeds from the redemption of the Ordinary shares in excess of our recognized paid-in capital;

         o stock dividends equal to their nominal value (unless distributed out of our recognized paid-in share premium); and

         o  the repayment of paid-in capital not recognized as capital.

         The term "recognized paid-in capital" or "share premium" relates to our paid-in capital or share premium as recognized for Netherlands tax purposes.

Generally, a holder that resides, or is deemed to reside, in The Netherlands will be allowed a credit against Netherlands income tax or corporation tax for the tax withheld on dividends paid on the Ordinary shares. A legal entity resident in The Netherlands that is not subject to Netherlands corporate income tax may, under certain conditions, request a refund of the tax withheld.

         Dividend stripping rules

         According to new legislation regarding anti-dividend stripping, no exemption from, or refund of, Netherlands withholding tax is granted if the recipient of dividends that we pay is not considered to be the beneficial owner of such dividends.

         Treaties

         A non-resident shareholder may benefit from a reduced dividend withholding tax rate pursuant to an income tax treaty in effect between the shareholder's country of residence and The Netherlands. Under most Netherlands income tax treaties, the withholding tax rate is reduced to 15% or less, provided that:

         o the recipient shareholder is subject to tax or otherwise defined as resident for the purposes of, and under the terms of the treaty; and

         o the recipient shareholder does not have a permanent establishment in The Netherlands to which the shares are attributable; and

         o the recipient shareholder is the beneficial owner of the dividends; and

         o  the recipient shareholder qualifies for the benefit of the treaty.

         Residents of the United States that qualify for and comply with the procedures for claiming benefits under the Treaty are generally eligible for a reduction of Netherlands dividend withholding tax to 15%, which rate may under certain conditions be reduced to 5%. Generally, a holder of the Ordinary shares will qualify for benefits under the Treaty (subject to compliance with the procedures for claiming benefits) if the holder:

         o  is the beneficial owner of the dividends paid;

         o  is resident in the United States according to the Treaty;

         o does not hold the Ordinary shares in connection with the conduct of business in The Netherlands;

         o  qualifies under article 26 of the Treaty (Limitation on Benefits).

         The Treaty provides a complete exemption for dividends received by exempt pension trusts and exempt organizations, under the conditions set forth therein.

Surtax

         As a result of a major tax reform effective as of January 1, 2001, we will be subject to a 20% corporate income tax on "excessive" dividends that we distribute during the period from January 1, 2001 to, and including, December 31, 2005 (the "Surtax").

Net Wealth Tax

         The net wealth tax has been abolished.

Gift Tax and Inheritance Tax

         Residents or Deemed Residents of The Netherlands

         Netherlands gift tax or inheritance tax will be due with respect to a gift or inheritance of Ordinary shares and/or Warrants from a person who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. Netherlands tax will be due in the case of a gift of Ordinary shares and/or Warrants by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands, if such individual dies within 180 days after the date of the gift, while being resident or deemed resident in The Netherlands. A Netherlands national is deemed to have been resident in The Netherlands if, among other things, he or she was a resident in The Netherlands at any time during the ten years preceding the date of the gift or the date of his or her death.

         For gift tax purposes, each person (regardless of nationality) is deemed to be a Netherlands resident if he or she was a resident in The Netherlands at any time during the 12 months proceeding the date of the gift. The ten-year and 12-month residency rules may be modified by treaty.

         Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is primarily dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and his or her heir(s). Exemptions may apply under specific circumstances.

         Non-Residents of The Netherlands

         A gift or inheritance of Ordinary shares and/or Warrants from a non-resident holder will not be subject to Netherlands gift tax or inheritance tax in the hands of the donee or heir provided the non-resident holder:

         o is not a Netherlands national who has been resident in The Netherlands at any time during the ten (10) years preceding the date of gift or the date of death or, in the event that he or she was resident in The Netherlands during such period, the non-resident holder was not a Netherlands national at the time of gift or death;

         o was not, solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the date of the gift (however, in the case of a gift by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands and who dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands, tax will be due);

         o is not engaged in a business in The Netherlands through a permanent establishment or a permanent representative which includes in its assets the Ordinary shares and/or Warrants; and

         o has not shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or is deemed to have owned Ordinary shares and/or Warrants.


                     UNITED STATES FEDERAL INCOME TAXATION

         The following discussion is a summary of certain material United States federal income tax consequences of the receipt, acquisition, ownership and disposition of Warrants and Ordinary shares acquired upon the exercise of Warrants ("Warrant Shares"). This discussion is based on the United States Internal Revenue Code (the "Code"), Treasury regulations promulgated thereunder, administrative rulings, judicial decisions, and The Convention Between the United States of America and the Kingdom of The Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the "Treaty"), all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to U.S. Holders (as defined below) that use the United States dollar as their functional currency and only to the extent that such U.S. Holders hold Warrants or Warrant Shares as capital assets within the meaning of Section 1221 of the Code. As used herein, a "U.S. Holder" is a beneficial owner of Warrants or Warrant Shares that, for United States federal tax purposes, is:

         o  a citizen or resident of the United States;

         o a corporation created or organized in the United States or under the laws of the United States or any state (or the District of Columbia);

         o an estate the income of which is subject to United States federal income taxation regardless of its source;

         o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

         o a trust if it has a valid election in effect to be treated as a United States person under the Code.

         Furthermore, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular holder in light of its particular circumstances or to holders subject to special treatment under the United States federal income tax laws, including:

         o  non-U.S. Holders;

         o investors that hold (directly, indirectly or constructively) 10% or more of the voting power or value of our stock;

         o  banks or other financial institutions;

         o  tax-exempt organizations;

         o  insurance companies;

         o dealers in securities or non-United States dollar currency ("Foreign Currency");

         o traders in securities who elect to apply a mark-to-market method of accounting;

         o  pass-through entities and investors in such entities; and

         o holders who hold their Warrants or Warrant Shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

         In addition, the discussion does not address any alternative minimum tax or any state, local or non-United States tax consequences.

         If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of Warrants or Warrant Shares, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of receiving, acquiring, owning and disposing of Warrants and Warrant Shares.

         Each holder of Warrants or Warrant Shares should consult its tax advisor with respect to the particular tax consequences to such holder, including the state, local, and non-United States tax consequences, of receiving, acquiring, owning, and disposing of the Warrants and the Warrant Shares.

The Warrants

         Receipt. Pursuant to the Code, the receipt of rights to acquire stock, such as the Warrants, may, in some circumstances, be treated as a taxable distribution. We intend to treat the distribution of Warrants as non-taxable. However, it is possible that the United States Internal Revenue Service (the "IRS") could assert that the Warrant distribution is taxable, if we pay dividends on our Convertible Preferred shares within thirty-six months of the date that the Warrants are distributed. As a result, no assurance can be given that the IRS will not take positions contrary to our intended treatment or that a court would not agree with such positions. We assume for purposes of this discussion that the Warrant distribution will be non-taxable.

         Adjusted Tax Basis and Holding Period of Warrants. The adjusted tax basis of the Warrants will be determined by allocating the adjusted tax basis of the Ordinary shares with respect to which the distribution is made (the "Old Shares") between such shares and the Warrants in proportion to their respective fair market values on the date of distribution. If the fair market value of the Warrants on the date of distribution is less than fifteen percent (15%) of the fair market value of the Old Shares on such date, however, no such allocation will be made (and thus, the basis of the Warrants will be zero) unless the holder makes an irrevocable election to so allocate. The election to allocate basis is made by attaching a statement to the holder's United States federal income tax return filed for the taxable year in which the Warrants are received. The election, if made, will apply to all of the Warrants received by a holder pursuant to the Warrant distribution and will be irrevocable. If a Warrant expires without exercise, as described below, the amount of basis allocated to such Warrant will be reallocated to the Old Shares. A holder's holding period for the Warrants will include the holder's holding period for the Old Shares.

         Exercise. No gain or loss will be recognized upon the exercise of a Warrant. The adjusted tax basis of a Warrant Share will equal the adjusted tax basis of the exercised Warrants plus any exercise price paid therefor. The holding period for a Warrant Share will begin on the date of exercise of the Warrants.

         Disposition. Upon a sale or other disposition of a Warrant (other than an exercise thereof), a U.S. Holder will generally recognize gain or loss in an amount equal to the difference, if any, between the amount realized on such disposition and such U.S. Holder's adjusted tax basis in the Warrant. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period for the Warrant exceeds one year at the time of the sale or other disposition. Such gain will generally be income from sources within the United States for foreign tax credit purposes. Long-term capital gain realized by an individual U.S. Holder is generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

         A U.S. Holder that receives Foreign Currency upon the sale or other disposition of a Warrant will generally realize an amount equal to the United States dollar value of the Foreign Currency on the date of sale (or, if the Warrant is traded on an established securities market, in the case of cash basis taxpayers and electing accrual basis taxpayers, the settlement date). A U.S. Holder will have an adjusted tax basis in the Foreign Currency received equal to the United States dollar value of the amount realized. Any gain or loss realized by a U.S. Holder on a subsequent conversion or other disposition of Foreign Currency will be ordinary income or loss and will generally be income or loss from sources within the United States for foreign tax credit purposes.

         Expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder of such Warrant will not recognize any gain or loss in respect of such lapse. The U.S. Holder's adjusted tax basis in such holder's Old Shares will be increased by the U.S. Holder's adjusted tax basis in the lapsed Warrant.

The Warrant Shares

         Distributions--In General. We do not anticipate paying dividends with respect to the Warrant Shares in the foreseeable future. However, if we pay dividends, subject to the passive foreign investment company rules discussed below, the gross amount of any dividend distributions (including the amount of any Netherlands withholding tax imposed thereon) paid out of current and/or accumulated earning and profits, as determined under United States tax principles, will be included in the gross income of a U.S. Holder on the day such dividends are actually or constructively received and will be characterized as ordinary income for United States federal income tax purposes. To the extent that a dividend distribution exceeds our current and accumulated earnings and profits, it will be treated as a non-taxable return of capital to the extent of a U.S. Holder's adjusted basis in the Warrant Shares and thereafter as capital gain. We do not currently maintain calculations of our earnings and profits under United States tax principles. Dividends paid by us to corporate U.S. Holders will not be eligible for the dividends-received deduction that might otherwise be available if such dividends were paid by a United States corporation.

         Foreign Currency Considerations. Dividends that we pay in euros will be included in a U.S. Holder's income when the distribution is actually or constructively received by the U.S. Holder. The amount of the dividend distribution includible in the income of a U.S. Holder will be the United States dollar value of the euros, determined by the spot rate of exchange on the date when the distribution is actually or constructively received by the U.S. Holder, regardless of whether the euros are actually converted into United States dollars at such time. If the euros received as a dividend are not converted into United States dollars on the date of receipt, then a U.S. Holder might realize exchange gain or loss on a subsequent conversion of such euros into United States dollars. The amount of any gain or loss realized in connection with a subsequent conversion will be treated as ordinary income or loss and will generally be treated as income or loss from sources within the United States for foreign tax credit purposes.

         The Netherlands Withholding Tax/Foreign Tax Credits. Subject to certain conditions and limitations, Netherlands withholding tax imposed on dividend distributions will be treated as a non-United States tax that U.S. Holders may elect to credit against their United States federal income tax liability. For United States foreign tax credit purposes, income resulting from dividend distributions on Warrant Shares will generally be treated as "passive income" or in the case of certain holders, "financial services income." If tax is withheld at a rate in excess of the applicable Treaty rate, the excess withholding will not be eligible for credit against the U.S. Holder's United States federal income tax liability.

         Netherlands withholding tax may not be creditable against the U.S. Holder's United States federal income tax liability, however, to the extent that we are allowed to retain the amount of such tax withheld (rather than paying such amount over to The Netherlands tax administration) by crediting withholding tax imposed on certain dividend distributions paid to us. Although we do not anticipate being subject to these provisions, in the event that such provisions are applicable, we will endeavor to provide to U.S. Holders the information that they will need to calculate their foreign tax credit.

         In lieu of claiming a foreign tax credit, a U.S. Holder may be eligible to claim a deduction for Netherlands withholding taxes imposed in a taxable year. However, a deduction generally does not reduce a U.S. Holder's United States federal income tax liability on a dollar-for-dollar basis like a tax credit. An election by a U.S. Holder to claim a deduction for non-United States taxes for a taxable year will apply to all non-United States taxes for such taxable year, and no foreign tax credit may be claimed for such taxable year.

The rules relating to foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers to determine whether and to what extent a foreign tax credit might be available in connection with dividends paid on the Warrant Shares.

         Disposition of Warrant Shares. Subject to the passive foreign investment company rules described below, a U.S. Holder will generally recognize gain or loss on the sale or other taxable disposition of the Warrant Shares in an amount equal to the difference between the amount realized in such sale or disposition and the U.S. Holder's adjusted tax basis in the Warrant Shares. Such gain or loss will generally be treated as capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period with respect to such Warrant Shares exceeds one year. Such gain will generally be income from sources within the United States for foreign tax credit purposes. Long-term capital gain realized by an individual U.S. Holder is generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

         A U.S. Holder that receives Foreign Currency upon the sale or other disposition of a Warrant Share will generally realize an amount equal to the United States dollar value of the Foreign Currency on the date of sale (or, if the Warrant Share is traded on an established securities market, in the case of cash basis taxpayers and electing accrual basis taxpayers, the settlement date). A U.S. Holder will have a tax basis in the Foreign Currency received equal to the United States dollar value of the amount realized. Any gain or loss realized by a U.S. Holder on a subsequent conversion or other disposition of Foreign Currency will be ordinary income or loss and will generally be income or loss from sources within the United States for foreign tax credit purposes.

         Passive Foreign Investment Company Status: In general, we will be classified as a passive foreign investment company (a "PFIC") for any taxable year in which:

         o  at least 75% of our gross income is "passive income," or

         o the average percentage of our assets that consist of assets that produce or are held for the production of "passive income" is at least 50%.

         For this purpose, "passive income" includes dividends, interest, certain royalties, rents, annuities, and the excess of gains over losses from the disposition of assets which produce passive income.

         There is a substantial possibility that we will be a PFIC for the taxable year 2002. Furthermore, there is a possibility that we may be a PFIC for future taxable years. The determination of whether we are a PFIC for any taxable year is based upon the composition of our income and our assets and the valuation of those assets for that year. The valuation of our assets may be derived from the trading value of our Ordinary shares which is subject to fluctuation and may be affected by the Recapitalization. Consequently, the determination of whether we will be a PFIC for the taxable year 2002 cannot be made until the end of such year and no assurance can be given regarding our status as a PFIC for any future taxable year.

         If we are classified as a PFIC for any taxable year during which a U.S. Holder holds Warrant Shares, then unless a U.S. Holder makes one of the elections described below for the first such year, the U.S. Holder will generally be subject to special tax rules on certain excess distributions that we make to the U.S. Holder and on any gain realized on the sale or other disposition of the Warrant Shares. Under the PFIC rules:

         o the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the Warrant Shares;

         o the amount allocated to the current taxable year and any taxable year prior to the first taxable year in the U.S. Holder's holding period in which we are treated as a PFIC will be treated as ordinary income;

         o the amount allocated to each taxable year beginning with the first taxable year in the U.S. Holder's holding period in which we are classified as a PFIC, other than the current taxable year, will be subject to tax at the highest tax rate in effect for the applicable class of taxpayer for that year; and

         o the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each taxable year beginning with the first taxable year in the U.S. Holder's holding period in which we were classified as a PFIC, other than the current taxable year.

         A U.S. Holder may generally avoid the tax consequences described above by either:

         o electing to be taxed annually on its pro rata share of our ordinary earnings and net capital gain for the taxable year in which we are a PFIC (regardless of whether amounts are distributed to an electing U.S. Holder) (a "QEF Election"), or

         o in certain circumstances, electing to be taxed annually on the excess of the fair market value of its Warrant Shares at the end of the taxable year over the adjusted tax basis of the Warrant Shares (and eligible, subject to limitation, for a deduction equal to the excess of the adjusted tax basis of the Warrant Shares over the fair market value of the Warrant Shares at the end of the taxable year) (a "Mark-to-Market Election").

         The electing U.S. Holder's adjusted tax basis in the Warrant Shares will be adjusted to reflect any income or loss resulting from such elections. If we are or become a PFIC, we will provide information necessary for our U.S. Holders to make a QEF Election and to elect to mark shares to market. A U.S. Holder who owns Warrant Shares during any year that we are a PFIC must file an annual IRS Form 8621 with the IRS.

         Under proposed Treasury regulations, Warrants would be treated as stock of a PFIC for any taxable year in which we were classified as a PFIC and the Warrants were outstanding, and for any subsequent taxable year that the Warrants were outstanding. No QEF Election or Mark-to-Market Election would be available with respect to the Warrants. Although Warrant Shares received upon exercise of such Warrants would be eligible for a QEF Election and might be eligible for a Mark-to-Market Election, a U.S. Holder of such Warrant Shares would still be subject to the tax consequences described above upon certain excess distributions that we make or upon an actual or deemed sale or other disposition of the Warrant Shares. If finalized, the proposed Treasury regulations will apply retroactively, including application to the taxable year 2002.

         Each prospective investor is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing of Warrant Shares if we are or become a PFIC, including the possibility of making a mark-to-market election and the coordination of the PFIC rules with the CFC (as defined below) and FPHC (as defined below) rules.

         Controlled Foreign Corporation Status A non-United States corporation will be classified as a controlled foreign corporation (a "CFC") for any period in which more than 50% of the value or the voting power of the stock of such corporation is owned (directly, indirectly, or constructively) by U.S. Holders and certain other United States persons (including any entity treated as a domestic partnership for United States federal income tax purposes) each of whom owns (directly, indirectly, or constructively) 10% or more of the voting power of the corporation (a "CFC Shareholder").

         In general, each CFC Shareholder of a CFC is subject to United States federal income tax on the CFC Shareholder's pro rata share of the "Subpart F Income" of the CFC, regardless of whether such CFC Shareholder has received distributions on such stock. We will be classified as a CFC for the taxable year 2002 and may be classified as a CFC in future taxable years. Accordingly, each prospective investor who may be a CFC Shareholder is urged to consult its tax advisor concerning the United States federal income tax consequences to such investor of purchasing, holding, and disposing of interests in a CFC and the coordination of the CFC rules with the PFIC and FPHC rules.

         Foreign Personal Holding Company Status A non-United States corporation will be classified as a foreign personal holding company (an "FPHC") for a taxable year, if:

         o five or fewer individuals who are United States citizens or residents own (directly or constructively through certain attribution rules) more than 50% of the total voting power or the total value of our stock at any time during the taxable year (the "Ownership Test"), and

         o at least 60% (50%, in certain cases) of our gross income for the taxable year consists of "foreign personal holding company income," which generally includes passive income such as dividends, interest, rent, royalties, and gains from certain commodities and securities transactions (the "Income Test").

         Classification as an FPHC will, in general, require each U.S. Holder who holds (directly or indirectly through non-United States entities) Warrant Shares on the last day of the taxable year during which the Ownership Test is satisfied to include in gross income as a dividend the U.S. Holder's pro rata portion of our "undistributed foreign personal holding company income" for such taxable year. We expect to meet the Ownership Test but not the Income Test for the taxable year 2002. As a result, we do not expect to be classified as an FPHC for the taxable year 2002. Although we may meet the Ownership Test for future taxable years, we do not expect to meet the Income Test for such future taxable years and, thus, do not expect to be classified as an FPHC for such future taxable years. Nevertheless, FPHC status for a taxable year is based upon the facts in existence during such taxable year. Consequently, no assurance can be made that we will not be classified as an FPHC for any future taxable year. If we are classified as an FPHC for a taxable year, we will provide each U.S. Holder with the information necessary to comply with the FPHC rules. Each prospective investor is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing of Warrant Shares if we are or become an FPHC including the coordination of the FPHC rules with the PFIC and CFC rules.

Information Reporting and Back-up Withholding

         Dividend payments made with respect to Warrant Shares and proceeds received in connection with the sale or other disposition of Warrants or Warrant Shares may be subject to information reporting to the IRS and backup withholding. Backup withholding will not apply, however, if a U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules. Persons required to establish their exempt status must generally provide such certification on IRS Form W-9 or Form W-8BEN (as applicable). Amounts held as backup withholding may be credited against a holder's United States federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

                             PLAN OF DISTRIBUTION

         On September 13, 2002, we issued to holders of record of our Ordinary shares Warrants to subscribe to an aggregate of up to 326,778 of our Ordinary shares. Our three largest shareholders at the time of the grant and our directors have waived their rights to be granted Warrants. The number of issued Warrants cannot be increased. If all holders of the Warrants exercise them, then we will issue 326,778 Ordinary shares (assuming no anti-dilution adjustments pursuant to the terms of the Warrants).

         Each holder of our Ordinary shares at 9:00 a.m. (Paris time) on September 13, 2002 (other than those who waived their right to be granted Warrants) received one Warrant for each Ordinary share (nominal value
(euro)0.10 per share) held at that time. On September 16, 2002, we effected a 670-for-one reverse split and reduction of the nominal value of our Ordinary shares from (euro)0.10 to (euro)0.04 per share. With the effect of that reverse share split, each Warrant entitles its holder to subscribe to 0.005988 of our Ordinary shares (nominal value (euro)0.04 per share) and 167 Warrants are required to subscribe to one Ordinary share at a price of (euro)10.05. This exercise price was determined by reference to the price of (euro)20.10 per Unit paid by two of our principal shareholders and certain of the holders of our senior notes due 2010 in connection with our Recapitalization. Each Unit consists of one Ordinary share and 1/100 Convertible Preferred A share.

         The Warrants are exercisable during the period commencing at 9:00 a.m. (Paris time) on December 15, 2002 and ending at 5:00 p.m. (Paris time) on the fifteenth day after the publication of our audited annual financial statements for 2002, currently anticipated to occur on or about February 28, 2003.

         For a period of 30 days following the end of the Warrant exercise period, holders of our Convertible Preferred shares shall be entitled to subscribe, at the same price as the exercise price under the Warrants, to Ordinary shares in respect of Warrants that are not exercised. This prospectus covers the Ordinary shares issuable upon exercise of these subscription rights, as well as exercise of the Warrants, except that we have received a commitment from one of our preferred shareholders to take up 51% of these subscription rights, if they are issued. Any Ordinary shares purchased pursuant to this commitment will be issued on a private placement basis.

         For a holder in the United States to exercise the Warrants, there must be a current registration statement in effect with the SEC and qualification in effect under applicable state securities laws, or applicable exemptions from the federal and state securities laws of the U.S., with respect to the issuance of the Ordinary shares underlying the Warrants. We have filed such a registration statement and are seeking to cause it to become and remain effective. We will not be required to honor the exercise of Warrants if, in our opinion, the sale of Ordinary shares upon exercise of the Warrants would be unlawful.

         The Warrants are listed on the Premier Marche of Euronext Paris under the symbol "CTW." The Warrants are traded separately from our Ordinary shares and will continue to trade until the end of their exercise period.

         We have not taken any action that would permit a public offering of the Ordinary shares in any jurisdiction where action for that purpose is required, other than in the United States and France. Any resales of our Warrants and Ordinary shares, including the Ordinary shares issued upon the exercise of the Warrants, may be made only in accordance with applicable securities laws. You should inform yourself about, and observe, any restrictions as to such resales, the offering of the Warrants or Ordinary shares, and the distribution of this prospectus.

                                 LEGAL MATTERS

         The validity of the Ordinary shares underlying the Warrants will be passed upon for us by Stibbe, Amsterdam.

                      ENFORCEABILITY OF CIVIL LIABILITIES

         We are a corporation existing under the laws of The Netherlands. Some of our directors and officers and some of the experts named in this prospectus, are non-U.S. residents. A large portion of the assets of these non-U.S. residents and our assets are and will be located outside the United States and the Netherlands. As a result, it may be difficult for you to effect service of process within the United States upon these persons or us to realize, against these assets, these persons or us, judgments of courts in the United States predicated on civil liabilities under the U.S. securities laws.

         We have been advised by our Dutch legal counsel, Stibbe, that, because there is no convention on reciprocal recognition and enforcement of judgments in civil and commercial matters between the U.S. and The Netherlands, a final judgment rendered by a U.S. court will not automatically be enforced by the courts in The Netherlands. In order to obtain a judgment that is enforceable in The Netherlands, the relevant claim may have to be relitigated before a Dutch court of competent jurisdiction. However, a final judgment for the payment of money obtained in a U.S. court, which is not subject to appeal or any other means of contestation and is enforceable in the U.S., would in principle be upheld by a Dutch court of competent jurisdiction when asked to render a judgment in accordance with such final judgment by a U.S. court, without substantive reexamination of the merits of the subject matter thereof; provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature and that its content and possible enforcement are not contrary to public policy or public order of The Netherlands. Notwithstanding the foregoing, there can be no assurance that U.S. investors will be able to enforce against us, or members of our Supervisory Board or Board of Management or certain experts named herein who are residents of The Netherlands or other countries outside the U.S., any judgments in civil and commercial matters, including judgments under the federal securities laws or judgments that address matters relating to our corporate organization, including the validity of the resolutions on which the issue of the Warrants is based. In addition, there is doubt as to whether a Dutch court would impose civil liability on us or on the members of our Supervisory Board or Board of Management in an original action predicated solely upon the federal securities laws of the U.S. brought in a court of competent jurisdiction in The Netherlands against us or such members. In addition, Dutch law does not recognize a shareholder's right to bring a derivative action on behalf of a corporation.

         A substantial portion of our assets are located in France and held by an operating subsidiary incorporated under the laws of France. This operating subsidiary and our Chief Executive Officer are French nationals. We have been advised by our French counsel Skadden, Arps, Slate, Meagher and Flom LLP that, if an original action is brought in France, predicated solely upon the U.S. securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought. Furthermore, enforcement of a U.S. court judgment against French nationals requires the waiver by them of their rights, under
Article 15 of the French Civil Code, to be sued in France only. We believe that none of these persons has waived this right with respect to actions predicated solely upon U.S. securities laws. In addition, the discovery of evidence in France or from French persons in connection with actions in the United States under the U.S. securities laws could be precluded, restricted or delayed pursuant to the French law of July 16, 1980, the Hague convention of March 18, 1970, and other French laws.

                             CHANGES IN ACCOUNTANTS

         Resignation of Arthur Andersen

         On June 21, 2002, we were notified by Arthur Andersen (The Netherlands), our independent auditor since our inception, that Arthur Andersen had resigned as our auditor. Arthur Andersen's resignation results from the acquisition of Arthur Andersen's audit practice in The Netherlands by Deloitte & Touche Accountants. Consequently, as of June 21, 2002, Arthur Andersen no longer served as our independent auditor.

         Arthur Andersen's reports on our consolidated financial statements for the fiscal years ended December 31, 2000 and 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles, except that Arthur Andersen's report dated March 5, 2001 on our consolidated financial statements for the year ended December 31, 2001, which was included in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 1, 2002, stated that our recurring losses from operations and our expectation to utilize our existing cash resources during 2002 raise substantial doubt about our ability to continue as a going concern. During the two most recent fiscal years, and the interim period through the date of Arthur Andersen's resignation, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company's consolidated financial statement for these periods, and there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

         Engagement of Deloitte & Touche

         On July 17, 2002, our Supervisory Board appointed Deloitte & Touche Accountants as our independent auditor. This action was unanimously recommended by the members of our audit committee. The agenda for our EGM, which is scheduled to be held on December 16, 2002, includes a proposal for the appointment of Deloitte & Touche as our independent auditors until the close of the annual general meeting at which our accounts for the financial year ended December 31, 2002 are considered.

         During the two most recent fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period through the date of this report, we did not consult with Deloitte & Touche Accountants regarding the application of accounting principles to any transaction, completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or any of the matters or events set forth in
Item 304(a)(2)(ii) of Regulation S-K.


                                    EXPERTS

         The consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this prospectus have been audited by Deloitte & Touche Accountants, independent auditors, as stated in their report appearing herein, which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's ability to continue as a going concern and the restatement described in Note 2 to those financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

         This prospectus in only a part of a related registration statement filed with the SEC and does not include all of the information contained in it. You should refer to the registration statement and its exhibits for additional information. This prospectus refers you to other documents. Since this prospectus may not contain all the information that is important to you, you should review the full text of these documents. We have filed these documents with the SEC.

         We are subject to the reporting requirements of the U.S. Securities Exchange Act and file reports and other information with the SEC. You may read and copy any document we file with the SEC, at public reference facilities of the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, U.S.A. and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, U.S.A. and at 233 Broadway, New York, New York 10279, U.S.A. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference facilities. We file our materials electronically with the SEC, so you can also review our filings by accessing the site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can review our SEC filings by accessing our website www.completel.com.

         On December 16, 2002, we intend to hold an extraordinary general meeting for the purpose of electing new Supervisory Directors. In the event that our shareholders elect to our Supervisory Board a majority of individuals who are not US citizens or residents, we would qualify as a "foreign private issuer" within the meaning of Rule 3b-4 under the Securities Exchange Act of 1934, and consequently be exempt from certain requirements under the US securities laws, including the proxy rules and the obligation to file quarterly reports on Form 10-Q. We intend, however, to continue to make public quarterly statements and related information.


                                    INDEX TO FINANCIAL STATEMENTS


COMPLETEL EUROPE N.V. AND SUBSIDIARIES

Independent Auditors' Report...........................................................................  F-2
Consolidated Balance Sheets as of December 31, 2001 and 2000...........................................  F-3
Consolidated Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999.............  F-4
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 2001, 2000 and 1999...  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999.............  F-7
Notes to Consolidated Financial Statements.............................................................  F-8
Consolidated Balance Sheets as of September 30, 2002 and December 31, 2001(unaudited)..................  F-38
Consolidated Statements of Operations for the Nine Months Ended September 30, 2002
  and 2001 (unaudited).................................................................................  F-39
Consolidated Statements of Shareholders' Equity for the Nine Months Ended
  September 30, 2002 (unaudited).......................................................................  F-40
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2002
  and 2001 (unaudited).................................................................................  F-41
Notes to Consolidated Financial Statements (unaudited).................................................  F-42


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of CompleTel Europe N.V.:

         We have audited the accompanying consolidated balance sheet of CompleTel Europe N.V. (an N.V. registered in the Netherlands) and subsidiaries (the "Company") as of December 31, 2001 and 2000 and the related consolidated statement of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CompleTel Europe N.V. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the financial statements, the Company has been experiencing recurring losses from operations and expects to fully utilize its existing cash resources by the end of the third quarter of 2002, which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         As discussed in Note 2, the accompanying 2001 consolidated financial statements have been restated.

                                                  Deloitte & Touche Accountants

Amstelveen, The Netherlands,
September 12, 2002, except for
the matters described in Note 14
as to which the date is
September 17, 2002.

                                                COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEETS
                                   (Stated in thousands of euro, except share and per share amounts)
                                                                                               December 31,       December 31,
                                                                                                       2001               2000
                                                                                               ------------       ------------
                                                            ASSETS
CURRENT ASSETS:
     Cash and cash equivalents........................................................               81,613            361,698
     Short-term investments, restricted...............................................               16,694             28,030
     Accounts receivable, net of allowance for doubtful receivables of (euro)1,530
       and (euro)733, as of December 31, 2001 and 2000, respectively..................               15,757             13,883
     Affiliate receivables............................................................                2,121              1,500
     VAT receivables..................................................................               24,472             41,900
     Prepaid expenses and other current assets........................................               11,494             12,986
                                                                                                    -------            -------
            Total current assets......................................................              152,151            459,997
                                                                                                    -------            -------

NON-CURRENT ASSETS:
     Property and equipment, net......................................................              277,807            298,623
     Licenses and other intangibles, net of accumulated
         amortization of (euro)640 and (euro)611, respectively........................                7,897              6,858
     Deferred financing costs, net....................................................                7,525             15,129
     Non-current investments, restricted..............................................                8,085             41,709
     Other non-current assets.........................................................                2,525              2,465
                                                                                                    -------            -------
          Total non-current assets....................................................              303,839            364,784
                                                                                                    -------            -------

TOTAL ASSETS..........................................................................              455,990            824,781
                                                                                                    =======            =======


                                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Network vendor payables..........................................................               37,356             54,341
     Accrued liabilities .............................................................               11,640             26,184
     Accrued payroll..................................................................               10,256              7,900
     Trade accounts payable...........................................................               45,694             37,600
     Affiliate payables...............................................................                1,393              2,199
                                                                                                     ------            -------

          Total current liabilities...................................................              106,339            128,224
                                                                                                    -------            -------

LONG-TERM DEBT                                                                                      227,735            280,597

COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' EQUITY:
     Ordinary shares, nominal value (euro).04 per share, 6,300,000 shares authorized;
            239,635 shares issued and outstanding at both December 31, 2001
            and 2000..................................................................                9,585              9,585
     Additional paid-in capital.......................................................              696,563            713,291
     Deferred compensation............................................................              (11,192)           (33,196)
     Other cumulative comprehensive loss..............................................                  747              1,019
     Accumulated deficit..............................................................             (558,234)          (259,185)
     Treasury stock, at cost (Note 4).................................................              (15,553)           (15,554)
                                                                                                    -------            -------

TOTAL SHAREHOLDERS' EQUITY............................................................              121,916            415,960
                                                                                                    -------            -------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................................              455,990            824,781
                                                                                                    =======            =======

                       The accompanying notes are an integral part of these consolidated balance sheets.

                                                COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Stated in thousands of euro, except share and per share amounts)
                                                              Year Ended
                                                           December 31, 2001           Year Ended              Year Ended
                                                              (Restated)           December 31, 2000        December 31, 1999
                                                          --------------------    ---------------------    --------------------
REVENUE.............................................                   75,939                   22,951                   1,903

OPERATING EXPENSES:
   Network costs, excluding depreciation............                   66,131                   23,162                   1,818
   Selling, general and administrative (excluding non-
      cash compensation charges)....................                   61,863                   49,839                  23,916
   Allocated costs from an affiliate................                    5,402                   12,090                   6,195
   Non-cash compensation charges....................                    2,844                   55,397                     634
   Depreciation and amortization....................                   28,520                   14,472                   3,600
   Restructuring, impairment and other charges......                    6,049                        -                       -
                                                          --------------------    ---------------------    --------------------
         Total operating expenses...................                  170,809                  154,960                  36,163
                                                          --------------------    ---------------------    --------------------

OPERATING LOSS......................................                  (94,870)                (132,009)                (34,260)
                                                          --------------------    ---------------------    --------------------

OTHER INCOME (EXPENSE):
   Interest income..................................                   12,728                   22,186                   2,388
   Interest expense, net of capitalized interest....                  (29,485)                 (28,968)                 (7,887)
   Gain on early extinguishment of debt..............                   46,168                    1,053                       -
   Foreign exchange loss and other expense..........                   (8,173)                 (18,806)                 (2,367)
                                                          --------------------    ---------------------    --------------------
         Total other income (expense)...............                   21,238                  (24,535)                 (7,866)
                                                          --------------------    ---------------------    --------------------

NET LOSS FROM CONTINUING OPERATIONS                                  (73,632)                (156,544)                (42,126)

DISCONTINUED OPERATIONS:
   Loss from discontinued operations................                (225,417)                 (43,681)                 (7,664)
                                                          --------------------    ---------------------    --------------------

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
   PRINCIPLE........................................                (299,049)                (200,225)                (49,790)

CUMULATIVE EFFECT OF CHANGE IN .ACCOUNTING PRINCIPLE                       -                     (263)                      -
                                                          --------------------    ---------------------    --------------------
NET LOSS                                                            (299,049)                (200,488)                (49,790)
                                                          ====================    =====================    ====================

BASIC AND DILUTED LOSS PER ORDINARY SHARE                          (1,272.81)                 (896.67)                (336.77)
                                                          ====================    =====================    ====================
WEIGHTED AVERAGE NUMBER OF ORDINARY
SHARES OUTSTANDING..................................                 234,952                  223,592                 147,844
                                                          ====================    =====================    ====================

                        The accompanying notes are an integral part of these consolidated financial statements.


                                                                  COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                                                              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                            (Stated in thousands of euro, except share amounts)

                                                    Ordinary Shares       Additional                    Other Cumulative
                                              ------------------------     Paid-in         Deferred       Comprehensive
                                                Number         Amount      Capital       Compensation        Loss
                                              ---------    -----------  -------------    ------------    ---------------
BALANCE, January 1, 1999                         36,485          1,460          2,864           (462)          (137)
 Issuance of Ordinary shares in connection
 with corporate reorganization ..............   109,757          4,390         46,476              -              -
 Issuance of Ordinary shares in connection
 with Units Offering ........................    11,007            440          3,564              -              -
 Issuance of Ordinary shares in connection
 with capital contributions .................    31,009          1,240         40,434              -              -
 Deemed contributions by LLC related to
 allocation of non-cash compensation charges          -              -          2,055         (2,055)             -
 Issuance of stock options ..................         -              -         26,153        (26,153)             -
 Amortization of deferred compensation ......         -              -              -            634              -
 Cumulative translation adjustment ..........         -              -              -              -            865
 Net loss ...................................         -              -              -              -              -
                                              ---------    -----------  -------------    ------------    ---------------
BALANCE December 31, 1999 ...................   188,258          7,530        121,546        (28,036)           728

 Issuance of Ordinary shares in connection
 with initial public offering, net of
 underwriters' discount and offering costs...    46,687          1,867        510,669              -              -

 Deemed contributions by LLC related to
 allocation of non-cash compensation charges.         -              -         66,832        (60,493)              -
 Issuance of stock options, net of
 forfeited stock options ....................         -              -        (1,122)          1,122              -
 Amortization of deferred compensation.......         -              -              -         54,211              -
 Issuance of Ordinary shares as
 consideration for LLC units ................     4,690            188         15,366              -              -
 Cumulative translation adjustment ..........         -              -              -              -            291
 Net loss ...................................         -              -              -              -              -
                                              ---------    -----------  -------------    ------------   --------------
BALANCE, December 31, 2000 ..................   239,635          9,585        713,291        (33,196)         1,019
 Deemed contributions by LLC related to
 allocation of non-cash compensation charges.         -              -        (16,744)         9,496              -
 Exercise of stock options ..................         -              -             16              -              -
 Amortization of deferred compensation.......         -              -              -         12,508              -
 Cumulative translation adjustment ..........         -              -              -              -           (272)
 Net loss ...................................         -              -              -              -              -
                                              ---------   ------------  -------------   -------------   --------------
BALANCE, December 31, 2001 ..................   239,635          9,585        696,563         11,192)           747
                                              =========   ============  =============   =============   ==============


[TABLE CONTINUED]
                                                                Treasury
                                                                Stock at           Total
                                                Accumulated       Cost         Comprehensive
                                                 Deficit        (Note 4)           Loss               Total
                                                ------------   --------------  ---------------    --------------
BALANCE, January 1, 1999.....................         (8,907)             -             (6,645)           (5,182)
 Issuance of Ordinary shares in connection
 with corporate reorganization ..............             -               -                  -            50,866
 Issuance of Ordinary shares in connection
 with Units Offering ........................             -               -                  -             4,004
 Issuance of Ordinary shares in connection
 with capital contributions .................             -               -                  -            41,674
 Deemed contributions by LLC related to
 allocation of non-cash compensation charges              -               -                  -                 -
 Issuance of stock options ..................             -               -                  -                 -
 Amortization of deferred compensation ......             -               -                  -               634
 Cumulative translation adjustment ..........             -               -                865               865
 Net loss ...................................        (49,790)             -            (49,790)          (49,790)
                                                ------------  ---------------   ---------------    -------------
BALANCE December 31, 1999 ...................        (58,697)             -            (48,925)           43,071
                                                                                ===============
 Issuance of Ordinary shares in connection
 with initial public offering, net of
 underwriters' discount and offering costs...             -               -                   -          512,536

 Deemed contributions by LLC related to
 allocation of non-cash compensation charges.             -               -                   -            6,339
 Issuance of stock options, net of
 forfeited stock options ....................             -               -                   -                -
 Amortization of deferred compensation.......             -               -                   -           54,211
 Issuance of Ordinary shares as
 consideration for LLC units ................             -         (15,554)                  -                -
 Cumulative translation adjustment ..........             -               -                 291              291
 Net loss ...................................       (200,488)             -            (200,488)        (200,488)
                                              ---------------   ---------------  ---------------   --------------
BALANCE, December 31, 2000 ..................       (259,185)        (15,554)          (200,197)         415,960
 Deemed contributions by LLC related to
 allocation of non-cash compensation charges.             -               -                   -           (7,248)
 Exercise of stock options ..................             -               1                   -               17
 Amortization of deferred compensation.......             -               -                   -           12,508
 Cumulative translation adjustment ..........             -               -                (272)            (272)
 Net loss ...................................       (299,049)             -            (299,049)        (299,049)
                                             ---------------   ---------------   ---------------   --------------
BALANCE, December 31, 2001 ..................       (558,234)        (15,553)          (299,321)         121,916
                                             ===============   ===============   ===============   ==============


                 The accompanying notes are an integral part of these consolidated financial statements.


                                                COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                     (Stated in thousands of euro)

                                                                  Year Ended              Year Ended           Year Ended
                                                               December 31, 2001       December 31, 2000    December 31, 1999
                                                             ----------------------  --------------------  ----------------------
 OPERATING ACTIVITIES:
 Loss from continuing operations ...............................     (73,632)              (156,807)             (42,126)
   Adjustments to reconcile loss from continuing
   operations to net cash flows provided by
   continuing operating activities:
     Depreciation and amortization .............................      28,520                 14,472                3,600
     Non-cash compensation expense .............................       2,844                 55,397                  634
     Accretion of senior discount notes ........................      13,347                 10,932                7,617
     Amortization of deferred financing costs ..................       1,596                  2,081                  226
     Gain on early extinguishment of debt ......................     (46,168)                (1,053)                  --
     Foreign exchange loss .....................................       6,926                 12,188                1,849
     Changes in operating assets and liabilities net
     of the effects of acquisitions:
       Increase in accounts receivable .........................          87                (10,657)                (798)
       Decrease (increase) in prepaid expenses,
         VAT receivables and other current assets ..............       9,167                (29,361)              (5,703)
       Decrease (increase) in other non-current assets .........         370                   (647)                (586)
       Increase in accrued liabilities and trade
       accounts payable ........................................       5,532                 28,299               13,794
       Decrease in net affiliate payables/Receivables ..........       1,205                 (1,409)              (6,864)
                                                                    --------               ---------           ----------
     Net cash used in continuing operations ....................     (50,206)               (76,565)             (28,357)
     Net cash used in discontinued operations ..................     (52,625)               (20,325)             (11,234)
                                                                    ---------              ---------           ----------
Net cash flows used in operating activities ....................    (102,831)               (96,890)             (39,591)
                                                                    ----------             --------             ---------

INVESTING ACTIVITIES:
   Expenditures for property and equipment .....................    (149,852)              (227,496)             (93,009)
   Increase (decrease) in network vendor payables ..............     (16,985)                25,748               27,514
   Expenditures for licenses and other intangibles .............        (936)                (2,705)              (4,135)
    Acquisitions, net of cash acquired .........................     (12,886)                    --                   --
   Offering proceeds and investment earnings placed
   in escrow ...................................................          --                (69,739)             (70,146)
   Proceeds from escrowed offering and investment
     earnings ..................................................      33,624                     --               70,146
                                                                    --------               --------              -------
 Net cash flows used in investing activities ...................    (147,035)              (274,192)             (69,630)
                                                                    --------               --------              -------

FINANCING ACTIVITIES:
   Net proceeds from senior discount notes .....................          --                     --               63,063
   Proceeds from issuance of Ordinary shares
   and subsequent capital contribution .........................          --                     --               96,544
   Net proceeds from initial public offering ...................          --                512,536                   --
   Net proceeds from senior notes ..............................          --                192,995                   --
   Repurchase of senior discount notes .........................          --                (14,867)                  --
   Repurchase of senior notes from cash and cash
     equivalents ...............................................     (11,236)                    --                   --
   Repurchase of senior notes from restricted ..................     (17,721)                    --                   --
   investments
   Deferred financing costs ....................................        (722)               (11,902)              (3,997)
                                                                     -------               --------              -------
Net cash flows provided by (used in) financing activities.......     (29,679)               678,762              155,610
                                                                     -------                -------              -------

   Effect of exchange rates on cash ............................        (540)                (3,097)               9,254
                                                                     --------               -------              -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..........     (280,085)               304,583               55,643
CASH AND CASH EQUIVALENTS, beginning of period ................      361,698                 57,115               1,472
                                                                    --------                --------              ------
CASH AND CASH EQUIVALENTS, end of period ......................       81,613                 361,698              57,115
                                                                     =======                 =======              ======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Cash paid for interest .......................................       25,488                  14,000                  --
 Cash paid for taxes ...........................................          --                      --                  --

               The accompanying notes are an integral part of these consolidated financial statements.

                    COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Organization and Nature of Operations

The Company's Business and Financial Condition

         CompleTel Europe N.V. ("CompleTel Europe") (together with its wholly-owned subsidiaries, the "Company") is a Dutch holding company incorporated on December 14, 1998. The Company is a facilities-based operator of a technologically advanced, high-capacity, fiber optic communications infrastructure. A facilities-based operator uses mainly its own telecommunications facilities to provide services, in contrast with non-facilities-based resellers who purchase the services of other providers and then retail the services to customers.

         The Company provides telecommunications and Internet-related services to business and government end-users, carriers and Internet service providers in targeted metropolitan areas in France. It delivers these services primarily to on-net customers directly connected to its fiber optic metropolitan area networks, or MANs. The Company has MANs in nine areas in France, covering the cities of: (1) Paris, (2) Lyon, (3) Marseille and Aix, (4) Lille, Roubaix and Tourcoing, (5) Grenoble, (6) Toulouse, (7) Nice and Sophia-Antipolis, (8) Nantes and (9) Strasbourg, Colmar and Mulhouse. The construction of the Company's MANs was completed during the last quarter of 2001. The Company's MANs are connected by its leased inter-city network.

         Since its inception, the Company has generated operating losses and negative cash flow from its operating activities. The Company expects to continue to experience operating losses and negative cash flows from operations until it establishes a sufficient revenue-generating customer base. While the Company is experiencing growth in its core retail activity in France, and believes that this trend will continue, during 2001 and beginning of 2002 it observed signs of general weakness in the European markets for wholesale carrier and dial-up Internet access and Internet data center services. In light of these adverse market conditions, the Company implemented reorganization and restructuring measures in order to adjust its operations to foreseeable market conditions, reducing ongoing operating expenses and capital outlays. In particular, the Company implemented a major downsizing of its German operations in view of the slowdown in German telecommunications markets (particularly in the carrier and ISP segments). Further, in April 2002, in connection with its planned recapitalization as described below, the Company decided to sell its entire German operations, which sale was completed in early May 2002 (see Note 3, Discontinued Operations). In addition, faced with a significant downturn in the web hosting market, linked to the collapse of the ".com" market and installed hosting overcapacity in Europe, the Company decided to scale down the Internet data center operations it had launched in France, Germany and the United Kingdom. In France, the Company decided to integrate these activities with its retail businesses, while in Germany and the United Kingdom the Company has exited these markets by selling its entire operations in these countries in May 2002.

         Having decided to concentrate its efforts solely in France, the Company closed its London offices and simplified its corporate headquarters structure at the end of the second quarter of 2002. The Company also launched ongoing measures to further reduce its selling, general and administrative expenses in its corporate headquarters functions and Internet data center operations.

         While the Company previously estimated its funding gap (that is, the additional financing required to bring it to cash flow breakeven) to be approximately (euro)60 million to (euro)90 million, in light of (i) the anticipated elimination of interest payments upon the exchange or retirement of the Company's outstanding debt securities pursuant to the recapitalization plan described below, (ii) the cash savings from the sale of the Company's German and UK operations and cost reductions at the Company's European headquarters, and (iii) the lower cash requirements related to selling, general and administrative expenses and capital expenditures resulting from the Company's restructuring efforts, the Company currently estimates its funding gap to be approximately (euro)30 million. The Company expects that, upon the completion of the Recapitalization plan described below, its existing cash balances and the additional equity infusion, together with the anticipated cash flow from its operations, will be sufficient to fully fund its restructured operations to cash flow breakeven.

The Company's Recapitalization Plan

         On May 15, 2002, the Company signed an agreement (the "Restructuring Agreement") in support of a recapitalization plan (the "Recapitalization") with an ad hoc committee of holders of its 14% senior discount notes due 2009 and 14% senior notes due 2010 (collectively, the "Notes"), constituting over 75% of the Company's outstanding Notes and with Meritage Private Equity Funds ("Meritage") and DeGeorge Telcom Holdings ("DeGeorge Telcom"), two of the Company's principal shareholders. The Recapitalization will involve:

     o   a debt for equity swap in respect of the outstanding Notes,

     o the return to the holders of the senior notes due 2010 of the outstanding balance in the escrow account established to provide funds for interest payments on these senior notes, and

     o equity investments at the closing of the Recapitalization of approximately(euro)42.8 million, in the aggregate.

         Means of implementation. The Company decided to effect the Recapitalization by means of a pre-arranged Netherlands composition proceeding known as an Akkoord, which requires, among other things, the approval of 75% of the admitted creditors, by value. To avail itself of this proceeding, on May 29, 2002, CompleTel Europe N.V. filed with the Dutch bankruptcy court for protection from its creditors. At the same time, it submitted to the Dutch court a composition plan whereby the holders of the Notes would receive convertible preferred B shares (the "Convertible Preferred B shares") and Ordinary shares as described below. On June 24, 2002, the meeting of its creditors approved this composition plan, which approval was confirmed by the Dutch court on September 4, 2002. The composition plan is binding on all of CompleTel Europe's non-preferred unsecured creditors, which consist almost entirely of the holders of its Notes. Any additional creditors existing at May 29, 2002, the effective date of the suspension of payments order, are entitled to receive in respect of their claims Convertible Preferred B shares and Ordinary shares under the same terms as the holders of the Notes. The Company estimates that the aggregate amount of these additional claims is immaterial and that the shares to be issued in respect of these claims, if any, would constitute less than 1.0% of CompleTel Europe's share capital that would be outstanding at the close of the Recapitalization, scheduled to occur in the third week of September 2002. The Akkoord effectively eliminates the Company's outstanding indebtedness while permitting its operating subsidiaries to continue operations without disruption.

         Exchange of the Notes for Convertible Preferred B shares and Ordinary shares. The outstanding Notes will be exchanged for Convertible Preferred B shares and Ordinary shares together representing approximately 39% of CompleTel Europe's share capital that the Company estimates would be outstanding at the close of the Recapitalization (excluding the C shares described below). Pursuant to the terms of the Company's 14% senior notes due 2010, the outstanding balance in the escrow account established to provide funds for interest payments on those notes in September 2002 (approximately
(euro)16.8 million) was distributed to holders of those notes.

         Equity investment of Meritage, DeGeorge Telcom and certain Noteholders in exchange for Convertible Preferred shares and Ordinary shares. The Recapitalization includes an equity investment of an aggregate of (euro)30 million by Meritage and DeGeorge Telcom in return for the issuance of convertible preferred A shares (the "Convertible Preferred A shares") and Ordinary shares, together representing approximately 40% of the Company's share capital that the Company estimates would be outstanding at the close of the Recapitalization (excluding the C shares). Meritage and DeGeorge Telcom will also be issued, on a pro rata basis, a number of C shares that will cause them to hold, at the close of the Recapitalization, the same number of shares for voting purposes as the former holders of the Notes. In order to limit the effect of the C shares strictly to the allocation of voting power, the C shares are structured in a way that effectively gives them only nominal economic value.

         In addition, certain of the holders of the senior notes due 2010 have committed to make an equity investment of approximately (euro)9.9 million (reflecting a reinvestment of a portion of the escrow funds to be released to these holders) in return for the issuance of Convertible Preferred A share, Convertible Preferred B shares and Ordinary shares, together representing approximately 14% of CompleTel Europe's share capital that the Company estimates would be outstanding at the close of the Recapitalization (excluding the C shares).

         The Company will pay a dividend equal to 11% per annum, compounded quarterly, calculated over an amount of (euro)2,010.00 per share to the holders of Convertible Preferred A shares and Convertible Preferred B shares during the period commencing July 1, 2004, and until their cancellation or conversion in accordance with their terms. Assuming 21,313 Convertible Preferred A shares and 14,926 Convertible Preferred B shares are issued (that is, after giving effect to the investment of (euro)42.8 million in equity investments that the Company anticipates receiving at the closing of the Recapitalization, and after giving effect to the 100-to-one reverse split of the Preferred shares) and that none of the Convertible Preferred A shares and Convertible Preferred B shares are converted or cancelled prior to July 1, 2004, the aggregate annual dividend payable in respect of the Convertible Preferred A shares and Convertible Preferred B shares would be approximately
(euro)8.3 million commencing in 2005.

         In accordance with their respective terms, in the event of a liquidation of CompleTel Europe, the Convertible Preferred A shares will rank senior to the Convertible Preferred B shares, which, will rank senior to CompleTel Europe's Ordinary shares. In addition, upon liquidation, the Convertible Preferred A shares and Convertible Preferred B shares will be entitled to receive, prior to any distribution in respect of the Ordinary shares, an amount in cash equal to (euro)2010.00 per share (after giving effect to the Company's intended reverse share splits), or approximately
(euro)72.8 million in the aggregate. Furthermore, on August 20, 2002, CompleTel Europe's extraordinary general meeting of shareholders adopted a resolution to authorize the redemption, on July 1, 2007, of all of the Convertible Preferred A shares and Convertible Preferred B shares to be issued as part of the Recapitalization, in accordance with their terms. Upon the redemption of the Preferred shares, their holders will be entitled to receive a redemption value of (euro)6,030.00 per share (after giving effect to the 100-to-one reverse split of the Preferred shares). If at such time the Company does not have access to sufficient funds to redeem all the then outstanding Preferred shares, the holders of Convertible Preferred A shares shall have the right to receive (euro)2,010.00 per share. After the Company similarly pays the holders of Convertible Preferred B shares, the Company will distribute any remaining surplus proportionally to the holders of Convertible Preferred A shares and Convertible Preferred B shares up to the remaining balance of
(euro)4,020.00 per share. Assuming 21,313 Convertible Preferred A shares and 14,926 Convertible Preferred B shares are issued (after giving effect to the 100-to-one reverse split of the Preferred shares) and that none of the Convertible Preferred A shares and Convertible Preferred B shares are converted prior to the redemption date, the aggregate redemption value due on the Convertible Preferred A shares and Convertible Preferred B shares would be approximately (euro)218.5 million.

         Potential additional equity investments. The Restructuring Agreement also contemplates that up to an additional (euro)3.3 million may be invested in the form of the exercise of warrants for Ordinary shares (which warrants are to be issued to the Company's existing shareholders), and that up to
(euro)1.0 million may be invested by the Company's management and senior employees in return for the issuance of Convertible Preferred A shares and Ordinary shares. In the event that warrants expire unexercised, the Company has undertaken to make the Ordinary shares underlying those warrants available for subscription by the holders of its Convertible Preferred A Shares and Convertible Preferred B Shares. The Company has received a commitment from an institutional investor to take up approximately 51% of these subscription rights, if they are offered.

         Effect on share ownership and Supervisory Board composition. Post-Recapitalization, but without giving effect to the Company's warrant offering, the Company anticipate that, the former holders of the Notes, Meritage and DeGeorge Telcom would own, in the aggregate, approximately 97.5% of the economic interests in the Company's share capital that would be outstanding at the completion of the Recapitalization. The remaining shares (representing 2.5% of the economic interests in the Company's share capital) would be held by the Company's existing shareholders, other than Meritage and DeGeorge Telcom.

         Conditions. The completion of the recapitalization is subject to, among other things:

     o the approval of the Recapitalization by the Company's existing shareholders, which approval took place at the Company's extraordinary general meeting of shareholders held on August 20, 2002;

     o the approval of at least 75% of the Company's admitted creditors, by value, which approval took place at the meeting of creditors held on June 24, 2002;

     o the final sanction of the Dutch courts, which occurred on September 4, 2002;

     o the closure or sale of the Company's operations outside of France, which occurred in May 2002; and

     o   other customary conditions.

         The Company's Supervisory and Management Boards voted unanimously to approve the Recapitalization.

         Going concern. The Company's ability to continue as a going concern is dependent upon successful completion of the Recapitalization (or obtaining alternative sources of financing if the Recapitalization is not complete). There is no assurance that the Company will be able to effect the Recapitalization, or that the Company will be able to secure alternative sources of financing if the Recapitalization is not consummated. If the Company fails to effect the Recapitalization, or to obtain sufficient alternative financing, it will cease to be able to continue as a going concern and be forced into liquidation. In that event, the Company anticipates, based on its internal analyses, that the proceeds of the liquidation would not suffice to pay off its creditors and, therefore, there would be nothing left for distribution to its shareholders.

The Company's Organization

         As discussed further below, CompleTel Europe was an indirect majority owned subsidiary of CompleTel LLC ("LLC"), a Delaware limited liability company, through November 2000. An indirect 7% interest in CompleTel Europe was acquired by purchasers of units in the Offering. LLC was known as CableTel Delaware LLC ("CableTel Delaware") from its formation on January 8, 1998 through May 18, 1998, when it was reorganized and renamed as CableTel Europe LLC in connection with the admission of a new member. Effective August 20, 1998, CableTel Europe LLC changed its name to CompleTel LLC.

         As of December 31, 1998, LLC's other direct and indirect wholly-owned subsidiaries consisted of CableTel Management Inc. ("Management Co."), CompleTel Holding I B.V. ("BVI"), CompleTel Holding II B.V. ("BVII"), its French operating subsidiary, CompleTel SAS ("CompleTel France") (formerly known as CompleTel S.A.R.L.), its UK operating subsidiary, CompleTel UK Limited ("CompleTel UK"), and its German operating subsidiary, CompleTel GmbH ("CompleTel Germany"). As of December 31, 1998, LLC's operating companies were held indirectly through BVI and BVII. CompleTel Europe had no material assets or operations as of December 31, 1998.

         In January 1999, LLC formed CompleTel Services SAS, CompleTel Holdings LLC ("CompleTel Holdings"), CompleTel ECC B.V. ("CompleTel ECC"), CompleTel (N.A.) N.V. ("NANV") and CompleTel SPC ("CompleTel SPC"). CompleTel Holdings was formed to issue the equity component of the Offering. CompleTel ECC was formed to be the group's European corporate center and to hold the proceeds of the Offering, through an escrow account, until the Company received certain financing commitments. Through a series of transactions in the restructuring, LLC contributed approximately (euro)51 million of equity, consisting of cash of approximately (euro)46 million and accounts receivable of approximately (euro)5 million, to CompleTel France through CompleTel SPC. Also, through a series of restructuring transactions, CompleTel SPC became a wholly-owned subsidiary of BVI. BVI was contributed to CompleTel Europe in exchange for the issuance of 109,757 additional Ordinary shares and CompleTel Europe became a wholly-owned subsidiary of NANV. Furthermore, LLC contributed its 100% interest in NANV to CompleTel Holdings in exchange for all 19,596,429 Class A Membership Interests in CompleTel Holdings. The Non-Voting Class B Membership Interests in CompleTel Holdings were issued substantially to unrelated parties in connection with the Offering. In connection with this issuance by CompleTel Holdings of its Non-Voting Class B Membership Interests, CompleTel Europe issued 11,007 additional Ordinary shares to NANV and NANV issued additional Ordinary shares to CompleTel Holdings in consideration of a cash contribution to CompleTel Europe totaling approximately (euro)4 million. This corporate reorganization has been accounted for as a reorganization of entities under common control, similar to a pooling of interests. Accordingly, the accompanying consolidated financial statements retroactively reflect the new corporate organizational structure of CompleTel Europe as if CompleTel Europe had been incorporated as of January 8, 1998. The incorporation is reflected through a deemed issuance, on January 8, 1998, of 36,485 Ordinary shares of CompleTel Europe in exchange for a subscription receivable from LLC of approximately (euro)46,000, which was paid on December 14, 1998. Furthermore, the accompanying consolidated financial statements have been prepared as though CompleTel Europe had performed all competitive local exchange carrier ("CLEC") related development activities in Western Europe since the inception of LLC. The accompanying consolidated financial statements of CompleTel Europe include its direct and indirect wholly-owned subsidiaries consisting of BVI, BVII, CompleTel France, CompleTel Germany, CompleTel UK, CompleTel ECC, CompleTel SPC, CompleTel Headquarters U.K. Limited, iPcenta Germany GmbH, CompleTel Escrow B.V., CompleTel Headquarters Europe SAS.

         In November and December 1999, LLC received additional cash contributions totaling approximately (euro)41.7 million from new and existing investors. As of December 31, 1999, LLC had contributed, through a series of planned transactions, (euro)39.6 million to CompleTel GmbH through intermediate subsidiaries in exchange for one share of CompleTel GmbH, and contributed approximately (euro)2.1 million to CompleTel Europe through intermediate subsidiaries in exchange for Ordinary shares of CompleTel Europe. Through this series of planned transactions, an intermediate subsidiary of LLC received one share of CompleTel GmbH, which was contributed to BVI in February 2000 in exchange for one BVI Class B share. Also, in February 2000 the BVI share was contributed to CompleTel Europe in exchange for Ordinary shares in CompleTel Europe. These transactions have been accounted for as a reorganization of entities under common control. Accordingly, the accompanying consolidated financial statements retroactively reflect the deemed capital contribution by LLC through certain intermediate subsidiaries to BVI and CompleTel Europe of the one share interest in CompleTel GmbH and the associated 31,009 Ordinary shares issued by CompleTel Europe as if such transaction had occurred in December 1999.

         Following CompleTel Europe's initial public offering ("IPO") (see
Note 5), LLC commenced certain transactions that provided its members the ability to hold their interests in CompleTel Europe directly rather than indirectly. In December 2000, an aggregate 920,048 Ordinary shares of CompleTel Europe were distributed to members of LLC. As a result of this distribution and the contribution transaction described in Note 4, LLC no longer exercises majority voting control over CompleTel Europe and CompleTel Europe is not a consolidated entity in the financial statements of LLC, effective December 1, 2000. CompleTel L.L.C. is therefore not preparing consolidated financial statements including CompleTel Europe N.V. for the fiscal year 2001.

(2) Summary of Significant Accounting Policies

Basis of Presentation

         The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

Restatement

         These consolidated financial statements have been restated. The restatement relates to the reporting of the operating results of the Company's German and U.K. operations in discontinued operations (see Note 3). In addition, the restatements relates to the reclassification of an expense of approximately (euro)1.7 million associated with the repayment in 2001 of certain loans made to senior employees and the reclassification of an expense of approximately (euro)1.4 million associated with the forgiveness of a loan, plus accrued interest and applicable taxes, to a former executive officer of the Company. These expenses, which are described more fully in Note 4 are included in the consolidated statement of operations in selling, general and administrative expense and were previously included in other expenses.

Stock Split

         In April 1999, the Company executed a stock split through which its 431 Ordinary shares then outstanding were converted into 21,071,429 of the Company's Ordinary shares. Additionally, the Company increased its authorized Ordinary shares to 105,330,800. Subsequent to December 31, 1999, the Company completed a 5-for-1 stock split through which its then outstanding Ordinary shares totaling 25,226,612 were converted into 126,133,060 Ordinary shares. Additionally, the Company increased its authorized Ordinary shares to 625,000,000 and changed the nominal value of its Ordinary shares to (euro).10 per Ordinary share. Accordingly, the accompanying consolidated financial statements have been retroactively restated to give effect to these recapitalizations.

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of CompleTel Europe and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

         For purposes of reporting cash flows, the Company considers commercial paper with original maturities of ninety days or less at the date of acquisition to be cash equivalents.

Current, Non-current Investments, Restricted

         Restricted investments include investments in euro-denominated securities related to the Senior Notes (Note 6) and have been classified based on the expected expiration of such requirements.

Accounts Receivable

         Customer accounts receivable represent receivables from the Company's services, less an allowance for doubtful receivables based on the Company's assessment of probable loss related to overdue accounts receivable. The following table reflects the movement in the Company's allowance for doubtful receivables (in thousands):

                                                                      2001               2000
                                                                 -------------        ------------
Allowance for doubtful receivables, beginning of year ..........           733                 31
Additional provisions...........................................         4,748                702
Receivables write-offs..........................................        (3,951)                 -
                                                                 -------------        ------------
Allowance for doubtful receivables, end of year.................         1,530                733
                                                                 =============        ===========


Prepaid Expenses, VAT Receivables and Other Current Assets

         Prepaid expenses consist primarily of prepaid rent and prepaid insurance. Prepayments are amortized on a straight-line basis over the life of the underlying agreements. VAT receivables consist primarily of amounts due to the Company's subsidiaries for value added taxes ("VAT") paid on purchased goods and services. VAT receivables are recoverable through a netting of VAT payables on sales revenue or by a request for reimbursement to the applicable taxing authority. Other current assets consist primarily of deposits on office and switch location premises.

Property and Equipment

         Property and equipment includes network equipment, office furniture and equipment, computer equipment and software, leasehold improvements, buildings and construction in progress. These assets are stated at historical cost and are being depreciated when ready for their intended use on a straight-line basis over the estimated useful lives of the related assets as follows:

                                                               Estimated
                                                               Useful Life

Network equipment............................................  3 to 8 years
Office furniture and equipment...............................  5 years
Computer equipment and software..............................  3 to 5 years
Leasehold improvements.......................................  9 to 12 years
Buildings....................................................  20 years

         Property and equipment consisted of the following (in thousands):


                                                             December 31,
                                                  ------------------------------
                                                        2001           2000
                                                  --------------  --------------

Network equipment................................. (euro)276,206  (euro)207,587
Office furniture and equipment....................         3,602          5,186
Computer equipment and software...................         7,152         10,891
Leasehold improvements............................         4,096          8,239
Materials and supplies ..........................          5,525          8,429
Buildings.........................................           205            205
                                                    -------------  ------------

Property and equipment, in service................       296,786        240,537
Less: accumulated depreciation....................       (49,573)       (24,963)
                                                    -------------  ------------

Property and equipment, in service, net...........       247,213        215,574
Construction in progress..........................        30,594         83,049
                                                    -------------  ------------

Property and equipment, net....................... (euro)277,807  (euro)298,623
                                                   =============  =============


Network Equipment

         Network equipment costs include the network plant equipment installed and portions of labor involved in the installation of the Company's core MANs and the extensions from the core MAN to buildings and sites where potential customers may be located. The Company depreciates its network equipment over periods ranging from 3 years for network support equipment to 8 years for switch equipment and network transmission equipment.

         The Company capitalized approximately (euro)14.2 million and
(euro)10.1 million of interest for the years ended December 31, 2001 and 2000, respectively.

         Expenditures for maintenance and repairs are expensed as incurred.

Computer Software Costs

         The Company capitalizes software used for internal purposes in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Internal and external costs incurred in the planning or conceptual development of software for internal use are expensed as incurred. Once the planning or conceptual development of software has been achieved and the project has reached the application or development stage, external direct costs of materials and services used in the project, payroll and payroll-related costs for employees who are directly associated with and who devote time to the project (to the extent of the time spent directly on the project) and interest cost incurred in the development of the project are capitalized. Training and routine maintenance costs are expensed as incurred.

Deferred Financing Costs

         Costs to obtain debt financing are capitalized and amortized to interest expense over the life of the related debt facility using the effective interest method.

License Costs and Other Intangibles

         The Company capitalizes third-party direct costs associated with obtaining licenses. Capitalized license costs are amortized at commencement of operations over the lives of the related licenses, ranging from 15 to 25 years on a straight-line basis.

         The excess of investments in consolidated subsidiaries over the net fair value of the tangible assets at acquisition is amortized on a straight-line basis over an average life of ten years.

Recoverability of Long-Lived Assets

         The Company evaluates the carrying value of its long-lived assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. If an asset, which is expected to be held and used, is determined to be impaired, then the asset would be written down to its fair market value based on the present value of the discounted cash flows related to such asset. Measurement of an impairment loss for an asset held for sale would be based on its fair market value less the estimated costs to sell. In accordance with this policy, as of December 31, 2001, the Company assessed all of its network assets and consequently recorded impairment losses in 2001 totaling
(euro)130.3 million in Germany and (euro)12.4 in the United Kingdom (see Note
11).

Revenue Recognition

         Revenue related to non-installation services offered by the Company is recognized in the period the services are delivered.

         Installation revenue is initially deferred upon installation and invoicing of the service and recognized as revenue over the expected life of the service.

         As required, the Company adopted Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") in the fourth quarter of 2000, retroactive to January 1, 2000. SAB 101 provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The Company's 2000 statement of operations reflects the application of SAB 101, which initially resulted in the deferral of approximately (euro)2.1 million of installation revenue into future periods. The cumulative effect of change in accounting principle is reflected in the 2000 consolidated statement of operations for the impact related to periods prior to January 2000. The cumulative effect related to periods prior to January 2000 was immaterial to the consolidated financial statements taken as a whole.

         The Company's three largest customers generated approximately 19% and 21% of its revenue for the years ended December 31, 2001 and 2000, respectively. The Company's largest customer generated slightly over 14% and 10% of total revenue for those years, respectively.

Fair Value of Financial Instruments

         The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts.

         The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

     o Cash and cash equivalents, trade receivables - the carrying amounts represent fair value because of the short maturities of such instruments.

     o Short-term and non-current investments, restricted - the fair value is based on quoted market values.

     o   Long-term debt - the fair value is based on quoted market values.

         The following table presents carrying amounts and fair values for the Company's financial instruments (in thousands):


Assets (Liabilities) as of December 31, 2001             Carrying Amount        Fair Value
--------------------------------------------             ---------------        ----------
Short-term and non-current investments.................     (euro)24,779      (euro)24,779
Long-term debt.........................................    (euro)227,735      (euro)66,437

Assets (Liabilities) as of December 31, 2000             Carrying Amount        Fair Value
--------------------------------------------             ---------------        ----------
Short-term and non-current investments.................     (euro)69,739      (euro)69,739
Long-term debt.........................................    (euro)280,597     (euro)182,388


Stock-Based Compensation

         The Company accounts for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and certain related interpretations including Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). Certain non-cash compensation amounts are pushed down from LLC to the Company and recorded as a deemed capital contribution, with an offsetting entry to deferred compensation. Deferred compensation is amortized to expense over the vesting period of the related stock-based awards. Non-cash compensation charges are primarily attributable to employees whose salary and benefits were otherwise recorded in selling, general and administrative expenses.

Income Taxes

         The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and income tax bases of assets, liabilities and carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse or the carryforwards are expected to be utilized. Deferred tax assets are then reduced by a valuation allowance if management believes it is more likely than not they will not be realized.

Comprehensive Loss

         Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), requires that an enterprise (i) classify items of other comprehensive income (loss) by their nature in the financial statements and (ii) display the accumulated balance of other comprehensive income (loss) separately from retained earnings (deficit) and additional paid-in capital in the equity section of a balance sheet. The Company's other comprehensive loss, as set forth in the accompanying consolidated statements of shareholders' equity (deficit), is comprised of the net loss for the period plus the current period cumulative translation adjustments.

Basic and Diluted Loss Per Ordinary Share

         Basic loss per Ordinary share is determined by dividing net loss by the weighted average number of Ordinary shares outstanding during each period. Diluted loss per share includes the effects of potentially issuable Ordinary shares, but only if dilutive. Because the Company was in a loss position in 2001, 2000 and 1999, there are no differences between basic and diluted loss per Ordinary share for the Company through December 31, 2001. Under the Company's employee incentive plans 319 and 148 Ordinary shares were exercisable as of December 31, 2001 and 2000, respectively, and no shares where exercisable as of December 31, 1999. The weighted average Ordinary shares outstanding for 2000 excludes the issuance in November 2000 of 4,690 Ordinary shares for LLC units contributed to the Company (See Note 4).

         For the years ended December 31, 2001, 2000 and 1999, basic and diluted loss per Ordinary share is comprised of the following:

                                                                   2001             2000                1999
                                                                   ----             ----                ----

Loss from continuing operation............................    (euro)(313.39)      (euro)(700.13)    (euro)(284.93)
Loss from discontinued operations.........................          (959.42)            (195.36)           (51.84)
Cumulative effect of change in accounting principle.......                -               (1.18)                -
                                                            ----------------      --------------    --------------
Basic and diluted loss per Ordinary share.................  (euro)(1,272.81)      (euro)(896.67)    (euro)(336.77)
                                                            ===============       =============     =============

Foreign Operations and Foreign Exchange Rate Risk

         Through December 31, 1999, the functional currency for the Company's foreign operations was the applicable local currency for the affiliate company and the functional currency for CompleTel Europe was the U.S. dollar. Effective January 1, 2000, CompleTel Europe and each of its subsidiaries, except those in the U.K. adopted the euro as their functional currency. Additionally, the Company adopted the euro as its financial reporting currency. As a result, the Company has restated prior period amounts by translating prior period U.S. dollar amounts into the euro.

         Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the consolidated statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into euro that result in unrealized gains or losses are recorded net of tax and referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of shareholders' equity.

         Transactions denominated in currencies other than the local functional currency of the Company's operating subsidiaries, including U.S. dollar denominated intercompany accounts and notes payable to LLC and Management Co., are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions.

Accounting for Derivative Instruments and Hedging Activities

         Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), establishes accounting and reporting standards for derivative instruments, including certain instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It also specifies the accounting for changes in the fair value of a derivative instrument depending on the intended use of the instrument and whether (and how) it is designated as a hedge. The adoption, on January 1, 2001, of SFAS 133 did not have a material impact on the financial position or operating results of the Company.

New Accounting Standards

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS 142 requires intangible assets to be recognized if they arise from contractual or legal rights or are "separable," i.e., it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that more intangible assets will be recognized under SFAS 142 than its predecessor, APB Opinion No. 16 although in some instances previously recognized intangibles will be subsumed into goodwill.

         Under SFAS 142, goodwill will no longer be amortized on a straight-line basis over its estimated useful life, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. A reporting unit is defined as an operating segment or one level lower. Goodwill will no longer be allocated to other long-lived assets for impairment testing under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock". Under SFAS 142, intangible assets with indefinite lives will not be amortized. Instead, they will be carried at the lower of cost or market value and be tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives.

         The Company adopted SFAS 141 and 142 effective January 1, 2002. The adoption of these statements did not have a material impact on its results of operations, financial position, or cash flows.

         The goodwill amortization expense and net loss of the Company for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

                                                           Year Ended December 31,
                                                ----------------------------------------
                                                       2001        2000           1999
                                                -----------      ---------      --------

Reported net loss                                 (299,049)      (200,488)      (49,790)

     Add back: goodwill amortization..........         305            441           179
                                                ----------       ---------      --------
Adjusted net loss ............................    (298,744)      (200,047)      (49,611)
                                                ===========      =========      ========

Reported net loss per share...................   (1,272.81)       (896.67)      (336.77)
                                                ===========      =========      ========
Adjusted net loss per share...................   (1,271.51)       (894.70)      (335.56)
                                                ===========      =========      ========

         In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". While it supersedes APB Opinion 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB Opinion 30") it retains the presentation of discontinued operations but broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. Under SFAS No. 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are a range of cash flows that may be generated by the asset being tested for impairment. SFAS No. 144 also establishes criteria for determining when an asset should be treated as held for sale.

         SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The provisions of the Statement are generally to be applied prospectively. Other than the restatement of the Company's financial statements to report the results of its German and U.K. operations, which were disposed of in May 2002, in discontinued operations the adoption of SFAS 144 on January 1, 2002 did not have a material impact on the Company's results of operations, financial position, or cash flows.

         In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds SFAS 4 "Reporting Gains and Losses from Extinguishment of Debt" and also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. SFAS 145 applies to fiscal years beginning after May 15, 2002. Other than the effect of reclassifying previously recognized gains on early extinguishment of debt from extraordinary item to other income and expense in the consolidated statements of operations, the Company estimates that the adoption of SFAS 145 will not have a material impact on its results of operations, financial position, or cash flows.

(3) Discontinued Operations

         During 2001 and beginning of 2002 the Company observed signs of general weakness in the European markets for carrier and dial-up Internet access and Internet data center services. In light of these adverse market conditions, the Company implemented reorganization and restructuring measures in order to adjust its operations to foreseeable market conditions, reducing ongoing operating expenses and capital outlays. In particular, as described in
Note 11, the Company implemented a major downsizing of its German operations in the fourth quarter of 2001 in view of the slowdown in German telecommunications markets (particularly in the carrier and ISP segments). Finally, in April 2002, in connection with its planned recapitalization as described in Note 1, the Company decided to sell its entire German and U.K. operations.

         On May 10, 2002, the Company sold its German operations to a third party. Pursuant to the agreement governing the terms of the sale, the Company transferred to the buyer the entire share capital of CompleTel GmbH, which, until the sale, was an indirect wholly-owned subsidiary of CompleTel Europe. Furthermore, the Company agreed to acquire from CompleTel GmbH certain transmission equipment for (euro)500,000. In addition, the Company agreed to provide the buyer free support billing and financial IT services for a period of up to 12 months after the sale. Following the sale of CompleTel GmbH, the Company no longer operates or generates revenue in Germany. In connection with the sale of its German operations, the Company entered into reciprocal agreements for terminating traffic, which will allow the Company to service its French customers that currently have, or will develop, operations in Germany.

         On May 15, 2002, the Company sold its U.K. operations to a third party. Pursuant to the agreement governing the terms of the sale, the Company transferred to the buyer the entire share capital of CompleTel UK Limited, which, until the sale, was an indirect wholly-owned subsidiary of CompleTel Europe. Following the sale of CompleTel U.K. Limited, the Company no longer operates or generates revenue in the United Kingdom.

         The Company has accounted for these transactions in accordance with SFAS 144. While SFAS 144 supercedes APB Opinion 30, it retains the presentation of discontinued operations but broadens that presentation to include a component of an entity (rather than a segment of a business). In the sale transactions of both the German operations and U.K. operations, both conditions of qualifying as a component of an entity are met, that is, (a) the operations and cash flows of the component have been eliminated from the ongoing operations of the Company as a result of the disposal transaction, and
(b) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction.

         The following table presents the components of discontinued operations, as reflected in the accompanying consolidated statements of operations (in thousands):

                                                     Year Ended December 31,
                                         -------------------------------------------------
                                                  2001             2000            1999
                                         --------------    -------------    -------------
Revenue                                  (euro) 21,970     (euro) 8,589    (euro)   958
Operating expenses                            (244,405)         (52,351)         (7,577)
                                         --------------    -------------   -------------
Operating loss                                (222,435)         (43,762)         (6,619)
Other income (expense)                          (2,982)              81          (1,045)
Loss from discontinued operations       (euro)(225,417)   (euro)(43,681)   (euro)(7,664)
                                        ===============   ==============   =============


         Upon the sale of the German and U.K. operations in May 2002, the Company recognized a loss of 3.9 million. The carrying values of the sold assets, as of December 31, 2001 and 2000, were (euro)43.2 million and
(euro)164.0 million, respectively. These assets primarily consisted of property plant and equipment. The carrying values of the sold liabilities, as of December 31, 2001 and 2000, were (euro)38.4 million and (euro)54.5 million, respectively, and consisted of accounts payable and accrued liabilities. Note 11 sets forth further discussion concerning the impairment and restructuring charges relating to the Company's discontinued operations.

(4) Related Party Transactions

Employee Loans

         In March 2000, iPcenta Limited, a wholly-owned indirect subsidiary of the Company, loaned one of the Managing Directors and the President of its subsidiary, CompleTel UK Limited, the principal amount of U.S.$206,500 ((euro)220,000) to purchase common units of LLC. The principal amount, together with accumulated interest at the rate of 7% compounded semi-annually, was to become due and payable on the earlier of (a) January 15, 2003, (b) 30 days after a termination for cause, or (c) 90 days after any termination of employment. The common units were subject to vesting and forfeiture provisions and will, if vested, entitle the Managing Director to receive a pro rata number of its Ordinary shares when and if LLC is liquidated. In accordance with the terms of the loan, iPcenta forgave a pro rata portion of the principal and interest on the note as the common units vest or upon forfeiture. In addition, iPcenta reimbursed the Managing Director for tax liabilities arising as a result of this arrangement. The Company forgave a total of (euro)179,880 of this loan, including principal and interest and reimbursement of associated tax liabilities. Following the termination of the Managing Director's employment with the Company in late May 2001, approximately (euro)101,752 of the loan became due and payable. This amount was settled by the Managing Director by transferring to the Company, LLC units he owned, representing 64 Ordinary shares and having market value equal to the amount due for repayment as of the date of transfer.

         In March 2000, a limited number of the Company's employees obtained interest bearing loans in an approximate aggregate principal amount of (euro)2 million from a commercial bank to purchase shares in the Company's IPO. The shares purchased by these employees were pledged to the bank as a security for the repayment of the loans. In connection with these loans, the Company has entered into certain arrangements with these employees and the lending bank, including indemnity letters under which the Company agreed to pay the lending bank the amount of any shortfalls from the amount payable on these loans (including interest), that is, the difference between the amount due for repayment and the proceeds of the sale of the pledged shares. In accordance with their terms, the loans matured in September 2001. In August 2001, the employees decided to prepay the loans prior to the maturity date. On August 16, 2001 the commercial bank sold the 167 Ordinary shares pledged to it by the employees and used the proceeds from such sale to repay the amount of the loans. The Company paid to the lending bank the amount of approximately
(euro)1.8 million, which represented the difference between the proceeds of the sale of the pledged sales and the amount due for repayment on the maturity of the loans. The charge related to this repayment has been included in selling, general and administrative expense in the accompanying 2001 consolidated statement of operations.

         In December 2000, the Company loaned William Pearson, its then President and Chief Executive Officer, the principal amount of U.S.$1.5 million. The principal amount, together with accumulated interest at the annual rate of 7% was originally scheduled to be due and payable on the earlier of December 31, 2001, or 180 days after any termination of employment. Effective as of December 11, 2001, the maturity date for this loan was extended to December 31, 2002, or 180 days after any termination of employment. As a result of this executive's resignation on February 22, 2002, the loan is due and payable on August 19, 2002.

         In April 2001, the Company granted Timothy Samples, its then Chief Executive Officer ("CEO"), an incentive bonus, which was structured as a loan agreement, pursuant to which the Company made a (euro)865,000 forgivable loan to the CEO. The loan accrued interest at 6%, compounded quarterly, and became due February 28, 2002. In accordance with its terms, the repayment of the loan (including interest and reimbursement of associated tax liabilities) has been forgiven by the Company, as the CEO was still employed by the Company. The charge related to the forgiveness of this loan has been included in selling, general and administrative expense in the accompanying 2001 statement of operations.

Tax Equalization Payments

         Certain of the Company's U.S. employees have been employed under expatriate agreements and were relocated to Paris and London. In accordance with their expatriate agreements, these employees were subject to tax equalization provisions whereby they were placed in substantially the same economic position as if they were employed in the United States. Based on such employees' year-end tax status, the Company paid taxes on behalf of these employees, however, the tax liability is the responsibility of these employees. For the year ended December 31, 2001, these amounts totaled approximately (euro)270,000 and have been classified as part of affiliate receivables in the accompanying consolidated balance sheet.

Management Agreement

         During 1999, LLC and Management Co., executed management services agreements (as amended, the "Management Agreements"), pursuant to which Management Co. performed certain services for LLC and its direct and indirect subsidiaries. The Management Agreements provided for reimbursement in an amount of 105% (103% prior to February 1999) of all expenses incurred by Management Co. in the performance of the Management Agreements. These items incurred by Management Co. consist primarily of executive management salaries and benefits, occupancy costs and professional fees and were allocated to certain of the LLC's direct and indirect subsidiaries (the "Operating Subsidiaries") based upon an estimate of the percentage of such items that are attributable to the operations of the Operating Subsidiaries. Beginning October 2000, these expenses were accounted for within CompleTel Headquarters Europe S.A.S (``Europe Headquarters"). Accordingly, after October 1, 2000, allocated costs from an affiliate represents only those costs of Management Co. and are included in the consolidated statements of operations as allocated costs from an affiliate, while costs incurred by Europe Headquarters are classified as part of selling, general and administrative costs. Management believes that the allocation method is reasonable and that such costs are representative of the costs which would have been incurred by the Operating Subsidiaries on a stand-alone basis without any support from LLC. For the years ended December 31, 2001, 2000 and 1999 the Company recorded approximately (euro)5.4 million, (euro)12.1 million and (euro)6.2 million respectively, for billings under the Management Agreements. In early 2002, the Company completed the acquisition of Management Co. for U.S.$1.0. from LLC. Accordingly, effective January 1, 2002, all the expenses incurred by Management Co. will be accounted for as selling, general and administrative costs.

Contribution of LLC Common Units for CompleTel Europe NV Ordinary Shares

         In late November 2000, certain employees of CompleTel Europe who held common units of CompleTel LLC ("LLC"), contributed all such common units, except for those still subject to performance vesting provisions, to CompleTel Europe in consideration for 4,690 newly issued Ordinary shares of CompleTel Europe. The number of Ordinary shares issued was equal to the number of Ordinary shares represented by the common units contributed to CompleTel Europe and were recorded at (euro)15.6 million, the fair market value of those shares on the date of issuance. The corresponding investment in LLC, representing approximately 3,280 common units which are exchangeable into 4,690 Ordinary shares of the Company, is reflected as a reduction of CompleTel Europe's equity in the accompanying consolidated statement of shareholders' equity (deficit), similar to treasury stock. The common units contributed included both vested and non-vested time vesting units. The Ordinary shares issued in respect of the non-vested units remain subject to the same vesting provisions as the original award.

(5) Initial Public Offering

         On March 30, 2000, CompleTel Europe completed the IPO of its Ordinary shares. In the offering, CompleTel Europe issued 46,687 Ordinary shares in exchange for gross proceeds of approximately (euro)547.4 million, based on the euro public offering price of (euro)17.50 per share (before reverse split). 12,454 of the IPO shares were offered in the U.S., at a public offering price of $17.09 per share (before reverse split). After giving effect to the translation of U.S. dollars received for shares offered in the U.S., gross proceeds translated into euro totaled approximately (euro)551.4 million.

(6) Indebtedness

Senior Discount Notes

         In February 1999, the CompleTel Europe and CompleTel Holdings completed an Offering of 147,500 units (the "Units") consisting of approximately (euro)131.9 million aggregate principal amount of 14% Senior Discount Notes due 2009 (the "Notes") issued by CompleTel Europe and 1,475,000 non-voting Class B Membership Interests of CompleTel Holdings. CompleTel Europe issued the Notes at a substantial discount from their principal amount at maturity on February 16, 2009. A principal investor in LLC acquired 400 Units in the Offering. The proceeds of the Offering, net of offering fees and costs, were approximately (euro)64.9 million and were held in an escrow account until CompleTel Europe received a minimum commitment of $90 million in senior credit facilities, which was received in April 1999. To comply with Netherlands laws, the Notes are guaranteed by LLC on a senior unsecured basis. As LLC is a holding company with no operations other than the operations to be conducted by CompleTel Europe and its subsidiaries, it is unlikely that LLC would have sufficient funds to satisfy CompleTel Europe's obligations on the Notes if CompleTel Europe is unable to satisfy its own obligation on the Notes. Of the approximately (euro)67.1 million gross proceeds from the Offering, approximately (euro)63.1 million was attributed to the Notes and approximately (euro)4 million was attributed to the 1,475,000 Class B Membership Interests of CompleTel Holdings. The (euro)4 million allocated to the Class B Membership Interests represents additional discount on the Notes.

         Cash interest will not accrue on the Notes prior to February 15, 2004, with the Notes accreting to their stated principal amount at maturity at an effective interest rate of approximately 15.1%. The accretion is being charged to interest expense. Commencing February 15, 2004, cash interest on the Notes will accrue at 14% per annum and will be payable in cash on August 15 and February 15 of each year. The Notes mature February 15, 2009.

Senior Notes Offering

         In April 2000, the Company completed an offering of an aggregate
(euro)200 million 14% senior notes due 2010 (the "Senior Notes"). A portion of the proceeds were used to repurchase $27.0 million ((euro)27.6 million) principal amount at maturity of the Senior Discount Notes. To comply with Netherlands laws, the Senior Notes were guaranteed by LLC on a senior, unsecured basis. In March 2001, this guaranty terminated. The Company lent approximately (euro)78.0 million of the initial net proceeds to a wholly-owned subsidiary, which used the funds to invest in a portfolio of securities which was pledged as security for interest payments on the Senior Notes. The proceeds of these pledged securities were to be used to make the first six interest payments on the Senior Notes. The remaining proceeds from the Senior Notes offering have been used to fund the further deployment of the Company's networks in existing markets, to fund net operating losses and for general and corporate purposes.

Senior Notes Repurchases

         During 2001, the Company repurchased (euro)78.1 million principal amount of its Senior Notes for (euro)28.9 million ((euro)11.2 million in unrestricted cash and (euro)17.7 million in proceeds from pledged securities). In connection with these repurchases, an extraordinary gain of approximately
(euro)49.9 million, net of related deferred financing costs which were also written off, was recognized.

         Long-term debt consists of the following (in thousands):

                                                                      December 31,
                                                           -------------------------------
                                                                 2001            2000
                                                            ------------   -------------
14% Senior Discount Notes, face amount $120.5 million,
  due 2009, effective rate of interest 15.1%,
  converted to euro at December 31, 2001 and 2000
  exchange rates of  0.886 and 0.942, respectively........  (euro)99,333    (euro)80,597
14% Senior Notes, due 2010................................       121,870         200,000
Other long-term debt......................................         6,532              -
                                                            ------------   -------------
                                                           (euro)227,735   (euro)280,597
                                                            =============   =============


Credit agreement

         In January 2000, the Company executed an agreement for a (euro)265 million senior secured credit facility with Goldman Sachs International and BNP Paribas as co-arrangers of the facility. The Company never drew on this facility and in August 2001 the facility was terminated. The remaining deferred financing costs associated with this facility were written off at the time the facility was terminated.

         (7) Commitments and Contingencies

Operating Leases, Including Rights-of-Way Agreements

         The Company has entered into various operating lease agreements for network switch locations, office space, employee residences and vehicles. In addition, the Company has entered into various rights-of-way agreements. Future minimum lease obligations related to the Company's operating leases and rights-of-way agreements are as follows for the years ending December 31 (in thousands):

2002.....................................................          12,560
2003.....................................................           9,708
2004.....................................................           7,604
2005.....................................................           6,822
2006.....................................................           5,444
Thereafter...............................................          21,281
                                                             ------------
Total....................................................    (euro)63,419
                                                             ============


         Total rent expense for the years ended December 31, 2001, 2000 and 1999 was approximately (euro)5.6 million, (euro)4.3 million and (euro)1.4 million, respectively.

Management Employment Agreements

         Certain employees of Management Co. that have been seconded to CompleTel Europe's subsidiaries are parties to employment agreements. The agreements generally provide for a specified base salary, as well as a bonus set as a specified percentage of the base salary. The bonus is based on attainment of certain identified performance measures. The employment agreements generally provide for cost of living differentials, relocation and moving expenses, automobile allowances and income tax equalization payments, if necessary, to keep the employee's tax liability the same as it would be in the United States.

Legal Proceedings

         The syndicate of co-owners of a building in which CompleTel France installed certain telecommunications equipment, brought an action against the Company before the Tribunal de Grande Instance of Paris alleging that the equipment was installed without obtaining the necessary authorizations and caused noise disturbances in the building. On May 11, 2001, the tribunal issued a decision, following a preliminary injunction hearing (a) ordering the Company to restore the premises to their original state, and (b) appointing an expert with the mandate of determining the liability, if any, the damages sustained, if any, and the work which the Company may have to undertake with respect to the equipment to cease the disturbances. The Company appealed against this decision and the proceeding is currently in progress. The Company has taken measures to reduce the noise disturbances and is also involved in discussions to settle this matter out of court, but there can be no assurance that the Company will be able to reach a settlement. If the negotiations to settle out of court are unsuccessful, the Company may be required to move the equipment and may be required to do so in a short period of time. In such an event, the Company could suffer disturbances to its network, which could have an impact on its activities. Although at this stage the Company is not in a position to predict the outcome of the negotiations, the Company estimates that the costs of either moving the equipment or settling this dispute would not have a material adverse effect on its financial condition or results of operations.

         The Company is not party to any other pending legal proceedings that it believes would, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

(8) Income Taxes

The Netherlands

         In general, a Dutch holding company may benefit from the so-called "participation exemption." The participation exemption is a facility in Dutch corporate tax law which allows a Dutch company to exempt, from Dutch income tax, any dividend income and capital gains in relation to its participation in subsidiaries which are legal entities residing in The Netherlands or in a foreign country. Capital losses are also exempted, apart from liquidation losses (under stringent conditions). Any costs in relation to participations, to the extent these participations do not realize Dutch taxable profit, are not deductible. These costs include costs to finance such participation.

         As of December 31, 2001, CompleTel Netherlands had generated net operating losses ("NOL") carryforwards for income tax purposes totaling approximately (euro)220 million. For Dutch corporate income tax purposes, NOL carryforwards may be carried forward indefinitely. The above-mentioned losses have not been established be decree by the Dutch tax inspector and could therefore be subject to change. The current statutory tax rate for the Netherlands is approximately 34.5%.

Germany

         As of December 31, 2001, CompleTel Germany had generated NOL carryforwards for income tax purposes totaling approximately (euro)105 million. For German income tax purposes, NOL carryforwards may be carried forward indefinitely. The current statutory tax rate for Germany is approximately 40%.

France

         As of December 31, 2001, CompleTel France had no NOL carryforwards for income tax purposes available. For French income tax purposes NOL carryforwards may generally be carried forward for a period of up to five years. Start-up costs are capitalized for French tax purposes. The Company considers the majority of these costs as eligible for the deferred depreciation regime for French tax purposes, resulting in an indefinite carryforward life of the corresponding amortization expense. The current statutory rate for France is 33.1/3%, excluding surcharge.

         The Company has recorded a valuation allowance equal to the total net deferred tax assets as of December 31, 2001 and 2000, due to the uncertainty of realization through future operations. The valuation allowance will be reduced at such time as management believes it is more likely than not that the net deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future provisions for income tax expense. The difference between income tax expense provided in the consolidated financial statements and the expected income tax benefit at statutory rates related to the Company's corporate and foreign subsidiary operations for the years ended December 31, 2001, 2000 and 1999 (in thousands):

                                                                      Year Ended December 31,
                                                          -----------------------------------------------------
                                                                2001                 2000               1999
                                                                ----                 ----               ----
Expected income tax benefit at the weighted
   average statutory rate of 39.56%..................     (euro)118,303       (euro)79,313       (euro)19,697
Stock-based compensation.............................            (2,080)           (23,953)              (256)
Other................................................                --                 --                 77
Valuation allowance..................................          (116,223)           (55,360)           (19,518)
                                                          --------------      -------------      -------------
 Total income tax benefit............................     (euro)     --       (euro)    --       (euro)    --
                                                          ==============      =============      =============


         Deferred tax assets are as follows (in thousands):

                                                           December 31,
                                                 ------------------------------
                                                      2001              2000
                                                 --------------  --------------
 Deferred tax assets:
   Operating loss carryforwards...............   (euro)132,130    (euro)73,722
   Capitalized start-up costs.................              --             728
   Depreciation and amortization..............          61,085           3,641
 Total deferred tax assets....................         193,215          78,091
   Less valuation allowance...................        (193,215)        (78,091)
                                                 --------------  --------------
   Net deferred taxes.........................   (euro)     --    (euro)    --
                                                 ==============  ==============


(9) Segment Reporting

         Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

         Historically, management has evaluated the Company's development efforts and results according to the geographic location of its markets in France, Germany and the UK. The key operating performance measures used by management in this evaluation include revenue growth and a measure the Company refers to as "Adjusted EBITDA." In calculating Adjusted EBITDA, the Company excludes (in addition to interest, taxes, depreciation and amortization) non-cash compensation charges and foreign exchange loss and other expenses, including restructuring, impairment and other charges, as well as other non-recurring operating expenses. The Company believes that Adjusted EBITDA provides both management and investors with a measure of operating results that is unaffected by the financing and accounting effects of gains and losses that are either of a non-recurring nature or are not closely related to the performance of its core business.

         Adjusted EBITDA is not derived pursuant to generally accepted accounting principles and therefore should not be considered as an alternative to operating income (loss), as an alternative to cash flows from operating activities, or as a measure of liquidity. Furthermore, the Company is not aware of any uniform standards for determining Adjusted EBITDA. Presentations of Adjusted EBITDA may not be calculated consistently by different companies in the same or similar businesses. As a result, the Company's reported Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

         As discussed in Note 3, the Company sold and discontinued its operations in Germany and the United Kingdom in May 2002. Consequently, the Company currently operates in a single geographic segment. Presented below, is certain financial information concerning the Company's performance in France, the Company's sole geographic segment. In addition, the tables below include certain financial information concerning CompleTel Europe and Others. This information includes costs that consist of the Company's corporate headquarters, including IT expenses and assets, including primarily cash, property and equipment.

As of and for the year ended December 31, 2001 (euro, in thousands):

                                                                       CompleTel
                                                      CompleTel           Europe
                                                         France              and          Total
                                                                           Other
                                                       --------           -------       -------
Revenue:
   Retail: voice............................             29,069                -         29,069
   Retail: Internet & data..................              9,927                -          9,927
                                                       --------           -------       -------
  Total Retail..............................             38,996                -         38,996
  Carrier...................................              8,877                -          8,877
  ISP.......................................             26,164                -         26,164
Hosting.....................................              1,902                           1,902
                                                       --------           -------       -------
     Total..................................             75,939                -         75,939
Adjusted EBITDA.............................            (33,514)         (23,943)       (57,457)
Depreciation and amortization...............                                            (28,520)
Interest expense, not of interest
  income....................................                                            (16,757)

Foreign exchange gain/loss and other
  expense...................................                                             (8,173)
Non-cash compensation charges...............                                             (2,844)
Gain on extinguishment of debt..............                                             46,168
Restructuring, impairment and other
  charges...................................                                             (6,049)
                                                                                         ------
Net loss from continuing operations.........                                            (73,632)
 Loss before cumulative effect of change in
  accounting principle........................          (74,518)        (224,531)      (299,049)
Total long-lived assets, net................            236,812           40,995        277,807
Total assets................................            285,251          170,739        455,990
Expenditures for long-lived Assets..........             93,927           14,289        108,216


As of and for the year ended December 31, 2000 (in thousands):


                                                     CompleTel        CompleTel
                                                        France       Europe and
                                                                          Other         Total
                                                       --------           -------       -------
Revenue:
    Retail: voice..........................              6,860                -         6,860
    Retail: Internet & data................              2,073                -         2,073
                                                      --------          -------        -------
  Total Retail.............................              8,933                -         8,933
  Carrier..................................              3,727                -         3,727
  ISP......................................              7,901                -         7,901
  Hosting..................................              2,390                -         2,390
                                                      --------          -------      --------
    Total..................................             22,951                -        22,951
Adjusted EBITDA............................            (54,886)          (7,254)      (62,140)
Depreciation and amortization..............                                           (14,472)
Interest expense, not of interest
  income...................................                                            (6,782)
Foreign exchange gain/loss and other
  expense..................................                                           (18,806)
Gain on extinguishment of debt.............                                             1,053
Non-cash compensation charges..............                                           (55,397)
Restructuring, impairment and other
  charges..................................                                                 -
                                                                                    -----------
Net loss from continuing operations........                                          (156,544)
Loss before cumulative effect of change in
  accounting principle.....................            (89,412)        (110,813)     (200,225)
Total long-lived assets, net...............            156,004          142,619       298,623
Total assets...............................            199,950          624,831       824,781
Expenditures for long-lived Assets.........            101,335           10,939       112,274


As of and for year ended December 31, 1999 (in thousands):


                                                      CompleTel        CompleTel
                                                         France       Europe and
                                                                           Other           Total
                                                       --------           -------       -------
Revenue:
    Retail: voice............................               286                -             286
    Retail: Internet & data..................               408                -             408
                                                      ---------         ---------       ---------
  Total Retail...............................               694                -             694
  Carrier....................................               411                -             411
  ISP........................................               798                -             798
    Total ...................................             1,903                -           1,903
Adjusted EBITDA..............................           (27,237)          (2,789)        (30,026)
Depreciation and amortization............                                                 (3,600)
Interest expense, not of interest income.....                                             (5,499)
Foreign exchange gain/loss and other
  expense....................................                                             (2,367)
Non-cash compensation charges................                                               (634)
Restructuring, impairment and other
  charges.....................................                                                 -
                                                                                        ---------
Net loss from continuing operations....                                                  (42,126)
Loss before cumulative effect of change in
  accounting principle.........................         (32,824)         (16,966)        (49,790)
Total long-lived assets, net.................            67,904           24,042          91,946
Total assets.................................            80,860           95,348         176,208
Expenditures for long-lived Assets...........            68,854                -          68,854


(10) Employee Incentive Plans

LLC Common Units

         Certain employees of the Company and LLC have purchased common units of LLC for $1 per unit under their executive securities agreements. The common units issued consist of non-performance time vesting units and performance based vesting units. The non-performance based time vesting units generally vest over a four-year period. Vesting for non-performance based time vesting units was accelerated by one year upon the completion of the IPO in March 2000. As discussed in Note 4, certain of these non-performance based time vesting units were contributed to CompleTel Europe in exchange for newly issued CompleTel Europe Ordinary shares, subject to the same vesting provisions of the original issuance of common units. The Company accounts for these awards under APB 25 and related interpretations. Accordingly, the intrinsic value of the non-performance based time vesting units was accounted for at issuance and pushed down to the Company as additional paid-in capital, with an offsetting entry to deferred compensation. The original intrinsic value of the non-performance based time vesting units issued totaled approximately (euro)4.0 million. This deferred compensation is being amortized over the vesting period for the applicable award, generally four years.

         The performance based vesting units are, in addition to time vesting, subject to performance based vesting according to certain multiple-of-invested-capital tests calculated based upon the valuation of LLC's equity implied by a qualified public offering and/or by actual sales of LLC's securities by Madison Dearborn Partners ("MDP"). If any performance based vesting units remain unvested on May 18, 2005, there shall be deemed to have occurred a sale of the LLC's securities by MDP at fair market value. Any performance based vesting units that do not vest upon such a deemed sale will be forfeited. The Company has determined that based on the current market capitalization of the Company, the likelihood of an MDP sale meeting the multiple-of-invested-capital test is remote. Accordingly, deferred compensation will only be calculated based on remaining performance based vesting units that are held by former preferred unit holders.

         CompleTel Europe's IPO in March 2000 caused certain common units of LLC held by employees of the Company to vest as a result of meeting specified performance vesting criteria. As a result, the Company recorded compensation expense of approximately (euro)41.9 million based on the value of those vested common units as implied by the IPO price received. In addition, based upon the IPO value indicated above, the Company recorded additional compensation expense and deferred compensation in the quarter ended March 31, 2000, of approximately (euro)24.0 million and (euro)74.9 million, respectively, for performance vesting units that did not vest as a result of the IPO but which may vest upon a qualified sale by MDP, or in May 2005 based on a deemed vesting date. The additional deferred compensation is amortized to expense over the remaining vesting period to May 18, 2005 (deemed vesting date if not prior due to a qualified sale by MDP as defined in the executive securities agreements). The recorded amount of compensation expense and deferred compensation for these variable awards are adjusted at each quarterly reporting date to reflect management's estimate of the number of such units that will ultimately vest and the fair market value of those units as of the end of each reporting period based on the then current market value of the Ordinary shares of CompleTel Europe. Accordingly, as of December 31, 2001, CompleTel Europe reduced the initially recorded amount of compensation expense by approximately (euro)21.8 million and deferred compensation by approximately
(euro)70.7 million based on the closing price per share on December 31, 2001.

         The compensation charges described above are included in non-cash compensation charges in the accompanying consolidated statements of operations for the year ended December 31, 2001. Also included in non-cash compensation charges for the year ended December 31, 2001 is (euro)9.5 million resulting from the recognition of deferred compensation on fixed stock option awards granted to the Company's employees and other common units of LLC held by employees subject only to time vesting.

Stock Option Plan

         In December 1999, the Company adopted the CompleTel Europe N.V. 2000 Stock Option Plan (the "Option Plan"). The Option Plan provides for the grant of options to purchase Ordinary shares of CompleTel Europe to employees of the Company.

         Options granted are subject to vesting as follows. Options granted to employees resident in France vest in an increment of 60% of the Ordinary shares subject to the option on the second anniversary of the date of the grant and in two increments of 20% on the third and fourth anniversaries of the date of the grant. Options granted to employees resident in the United Kingdom, Germany and the U.S. vest in annual increments of 25% of the Ordinary shares subject to the option, commencing on the first anniversary date of the grant. Grants under this plan are accounted for under fixed plan accounting in accordance with APB 25 and related interpretations.

         A summary of stock option activity for the Option Plan is as follows:

                                                                Year Ended                          Year Ended
                                                             December 31, 2001                   December 31, 2000
                                                         -------------------------        ----------------------------------
                                                                        Weighted
                                                                        Average                                Weighted
                                                         Number of      Exercise          Number of            Average
                                                            Shares      Price              Shares            Exercise Price
                                                         ---------      ----------        ---------          --------------
                                                                          (euro)                               (euro)

Outstanding at the beginning of the period...........        5,795           4,087          3,038              1,956.40
Granted during the period............................        8,500        1,815.70          3,751              5,621.30
Cancelled during the period..........................       (3,186)       3,303.10           (993)             3,363.40
Exercised during the period..........................           (9)       1,956.40             --                    --
                                                          ---------                       ---------
Outstanding at the end of the period.................       11,100        2,539.30          5,795              4,087.00
                                                          =========                       =========
Exercisable at the end of the period.................          319        4,308.10            148              1,956.40
                                                          =========                       =========


         The combined weighted-average fair values and weighted-average exercise prices of options granted are as follows:

                                                                    Year Ended                         Year Ended
                                                                December 31, 2001                  December 31, 2000
                                                              --------------------------      ------------------------------
                                                              Number of                       Number of
                                                               Options       Fair Value        Options          Fair  Value
                                                              ---------      -----------      ---------         -----------
Exercise Price:
Less than market price...................................           --               --            573           10,351.50
Equal to market price....................................        8,500         1,159.10          3,178            4,147.30
Greater than market price................................           --               --             --                  --
                                                                -------                         --------
Total....................................................        8,500         1,159.10          3,751            5,621.30
                                                                =======                         ========



         The following table summarizes information about stock options outstanding, vested and exercisable as of December 31, 2001:

                                                Options Outstanding                           Options Exercisable
                                --------------------------------------------------------------------------------------------
                                                        Weighted
                                                         Average
                                      Number of        Remaining      Weighted Average      Number of              Weighted
                                       Options        Contractual      Exercise Price        Options           Average Exercise
                                    Outstanding       Life (Years)              (euro)    Exercisable           Price (euro)
                                    -----------       ------------    ----------------    -----------          ----------------
Exercise Price Range (euro)
0-4............................           8,996             4.70            1,969.80            172                1,956.40
4-10...........................           1,495             3.95            4,797.20             80                4,931.20
10-15..........................             367             3.50            8,663.10             48                8,663.10
>15............................             243             3.25           11,725.00             20               11,725.00
                                    -----------                                           -----------
Total..........................          11,101             4.46            2,539.30            320                4,308.10
                                    ===========                                           ===========


Pro Forma Fair Value Disclosures

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), which defines a fair value based method of accounting for employee stock options and similar equity instruments. However, as allowed by SFAS 123, the Company has elected to account for its stock-based compensation plans using the intrinsic value based method of APB 25 and provide pro forma disclosures of net loss and loss per share as if the fair value based method had been applied.

         For pro forma disclosure purposes, the Company has computed the fair value of each option as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions.

                                                Year Ended December 31,
                                          -------------------------------------
                                            2001           2000           1999
                                            ----           ----           ----

    Risk-free interest rate............    4.15%           6.0%           6.4%
    Expected dividend yield............       0%             0%             0%
    Expected lives outstanding.........  5.5 years      5.5 years      5.5 years
    Expected volatility................    70.0%          70.0%          17.1%

         The estimated fair value of options granted is amortized to expense over the option vesting period. Cumulative compensation costs recognized in pro forma net loss with respect to options that are forfeited prior to vesting are adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

         Had compensation cost for the Option Plan been determined based upon the fair value of options on their date of grant, the Company's net losses for the years ended December 31, 2001, 2000 and 1999, would have been increased by approximately (euro)2.0 million, (euro)2.0 million and (euro)54,000, respectively. The related loss per share for the years ended December 31, 2001, 2000 and 1999, would have been (euro)1,281.32, (euro)905.61 and
(euro)337.14, respectively.

(11) Restructuring, Impairment and Other Charges

         In connection with the Company's restructuring efforts during the second half of 2001, the Company recognized approximately (euro)6.0 million in restructuring and impairment charges in its continuing operations. In addition, the Company recognized restructuring and impairment charges, totaling (euro)158.5 million, in its discontinued operations in Germany and the United Kingdom (See Note 3).

         These charges consist of the following (in millions):

Write-down of German and United Kingdom assets.............  (euro)142.7
Write-down of materials and supplies.......................          6.0
Restructuring charges(1)...................................         15.8
Total......................................................  (euro)164.5

____________________

(1) Includes (euro)6.0 million of restructuring charges recognized by CompleTel Europe and the Company's French operations and reflected in loss from continuing operations.


Impairment charges

         In light of adverse market conditions and the Company's efforts to reduce its ongoing operating expenses and capital outlays, in the fourth quarter of 2001 the Company decided to significantly scale-back its operations in Germany and exit the market in the United Kingdom. As a result of its decision, and in light of the adverse conditions in these markets, the Company determined, in accordance with its policy relating to recoverability of long-lived assets, that it was unlikely to recover its investment in these assets (whether by utilizing these assets in its business or through disposition) and thus, that the values of its German and U.K. assets (consisting of network property and equipment, including switches, network plant, customer access equipment and operational support systems) were impaired as of December 31, 2001. Accordingly, the Company recorded total charges of (euro)142.7 million to write-down the carrying values of these assets to their estimated fair market values using a discounted cash flow approach. These charges are included in discontinued operations, as discussed further in Note 3.

         In addition, as a result of its decision to significantly scale-back operations in Germany, the Company had materials and supplies in excess of what it needed in order to complete construction of its networks under its revised business plan. Accordingly, the Company revalued these excess materials and supplies, resulting in the write-down of all these excess materials and supplies to the lower of cost or market value, as of December 31, 2001.

Restructuring Charges

         The Company's restructuring charges relate primarily to severance costs associated with the reductions in the size of the Company's workforce in France, Germany and the United Kingdom during 2001, and charges incurred as a result of lease terminations and the renegotiation of interconnection agreements in connection with the Company's decision to significantly scale-back its operations in Germany and to exit the market in the United Kingdom.

         The Company's restructuring charges for the year ended December 31, 2001 can be detailed as follows (in thousands):

Summary of 2001 Restructuring Charges

                                                                                        Europe HQ
                                                                                              and
                                            France      Germany(5)           UK(5)           other           Total
                                        ----------      ----------        ---------      ---------      ----------
Severance (1)....................      (euro)1,151     (euro)2,399       (euro)527       (euro)603     (euro)4,680
Facilities and Network(2)........            1,558           5,194             992               -           7,744
Other (3).......................                20             601              50           2,694           3,365
                                        ----------      ----------        ---------      ---------      ----------
                                             2,729           8,194           1,569           3,297          15,789
Paid during 2001.................            1,025           2,251             546           2,228           6,050
                                        ----------      ----------        ---------      ---------      ----------
Accrual balance,
 December 31, 2001(4)............     (euro)1,704      (euro)5,943     (euro)1,023     (euro)1,069     (euro)9,739
                                      ===========      ===========      ==========     ===========     ===========

_______________________________

(1)   Severance charges relate to estimated termination salaries and benefits in connection with the termination of employees, related outplacement fees and other related benefits.

(2)   Facilities and network charges relate to costs to terminate or renegotiate facilities and equipment leases and interconnection agreements.

(3)   Other charges primarily relate to legal and consulting costs expected to be incurred in connection with the restructuring.

(4)   Outstanding accruals are expected to be paid prior to December 31, 2002.

(5)   Restructuring charges for the Company's operations in Germany and the United Kingdom are included in discontinued operations (see Note 3).


         The following table details the number of employees involved in the restructuring:

                                 Total number of       Total number of
                                 employees to be       employees terminated
                                 terminated            as of December 31, 2001
                                 ---------------     --------------------------
        France                         144                    122
        Germany                        231                    220
        UK                              33                     33
        Europe HQ and other             21                     15
                                 ---------------     --------------------------
        Total                          429                    390
                                 ===============     ==========================


(12)  Acquisitions

         On May 31, 2001 CompleTel France acquired 100% of a local network telecommunications operator in France. Effective June 1, 2001, the Company began consolidating the acquired entity. In connection with this transaction, the Company initially recorded (euro)12.4 million as net assets, (euro)5.7 million as long-term liabilities assumed and (euro)6.2 million as goodwill.

(13) Quarterly Financial Data (unaudited)

                                                                                   Basic and
                                                                                   Diluted
                                                 Operating                         Net Loss
                                    Revenue        Loss          Net Loss          per Share
                                    -------      ---------       --------          ---------
                                         (in thousands of euro, except per share amounts)
 2001
 First Quarter....................   15,604       (17,897)       (40,602)          (172.81)
 Second Quarter...................   18,599       (28,674)       (50,520)          (215.02)
 Third Quarter....................   19,787       (21,719)       (25,202)          (107.26)
 Fourth Quarter...................   21,949       (34,345)      (182,725)          (777.71)

 2000
 First Quarter....................    1,490       (81,827)       (97,701)          (516.16)
 Second Quarter...................    3,224        (3,462)       (27,597)          (117.46)
 Third Quarter....................    6,678       (10,785)       (35,913)          (152.86)
 Fourth Quarter...................   11,559       (35,572)       (39,277)          (110.19)


(14)  Subsequent Events

         On September 17, 2002, the Company completed the Recapitalization described in Note 1. In connection with its Recapitalization, the Company effected a 670-for-one reverse split of the its Ordinary shares, combined with a reduction of the nominal value of the resulting Ordinary shares to
(euro)0.04 each. The accompanying consolidated financial statements have been retroactively restated to give effect to this reverse split and reduction of the nominal value of the Company's Ordinary shares. Futhermore, on September 17, 2002, the Company adopted SFAS 145 which resulted in a reclassification of previously recognized gains on early extinguishment of debt from extraordinary item to other income and expense in the consolidated statements of operations.


                                              COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEETS
                                   (Stated in thousands of euro, except share and per share amounts)
                                                              (unaudited)

                                 ASSETS                                            September 30,         December 31,
                                                                                            2002                2001
                                                                                   -------------         -----------
CURRENT ASSETS:
   Cash and cash equivalents .....................................................       73,277              81,613
   Short-term investments, restricted ............................................           --              16,694
   Accounts receivable, net of allowance for doubtful receivables of
      (euro)658 and (euro)2,330, respectively ....................................       13,695              18,357
  Affiliate receivables ..........................................................          586               2,121
 VAT receivables .................................................................       12,589              24,472
  Prepaid expenses and other current assets ......................................        5,076              11,494
                                                                                  ---------------     --------------------------
           Total current assets ..................................................      105,223             154,751

NON-CURRENT ASSETS:
  Property and equipment, net ....................................................      247,767             277,807
   Licenses, net of accumulated amortization  of (euro)273 and (euro)335,
      respectively ...............................................................          815               2,104
  Goodwill .......................................................................        5,793               5,793
  Deferred financing costs, net ..................................................           --               7,525
  Non-current investments, restricted ............................................           --               8,085
  Other non-current assets .......................................................        1,381               2,525
                                                                                   -------------         -----------

          Total non-current assets ...............................................      255,756             303,839
                                                                                   -------------         -----------
TOTAL ASSETS ....................................................................       360,979             458,590
                                                                                   =============         ===========


                                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Network vendor payables ........................................................       10,819              37,356
  Accrued liabilities ............................................................        8,896              11,640
  Accrued payroll ................................................................        9,434              10,256
  Trade accounts payable .........................................................       26,289              48,294
  Affiliate payables .............................................................           --               1,393

          Total current liabilities ..............................................       55,438             108,939
LONG-TERM DEBT ...................................................................        4,063             227,735

COMMITMENTS AND CONTINGENCIES (Note 7)

CONVERTIBLE PREFERRED A SHARES, nominal value, (euro)4.00 per share, liquidation value, (euro)20.10 per share, 24,000 shares authorized,
  21,730 shares issued and outstanding at September 30, 2002 .....................       26,587                  --

CONVERTIBLE PREFERRED B SHARES, nominal value, (euro)4.00 per share, liquidation value, (euro)20.10 per share, 16,000 shares authorized,
  14,925 shares issued and outstanding at September 30, 2002 .....................       98,019                  --

SHAREHOLDERS' EQUITY:
    Ordinary shares, nominal value (euro).04 per share, 6,300,000 shares authorized;
          3,905,241 and  239,635 shares issued and outstanding at September 30, 2002
          and December 31, 2001, respectively ....................................          156              16,055
    C shares, nominal value(euro).04 per share, 10,000,000 shares authorized,
          1,548,261 shares issued and outstanding at September 30, 2002 ..........           62                  --
    Additional paid-in capital ...................................................      732,268             690,093
    Deferred compensation ........................................................       (4,026)            (11,192)
    Other cumulative comprehensive loss ..........................................          442                 747
    Accumulated deficit ..........................................................     (536,477)           (558,234)
    Treasury stock, at cost ......................................................      (15,553)            (15,553)

TOTAL SHAREHOLDERS' EQUITY .......................................................      176,872             121,916
                                                                                   -------------         -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......................................      360,979             458,590
                                                                                   =============         ===========

             The accompanying notes are an integral part of these unaudited consolidated balance sheets.



                                                COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Stated in thousands of euro, except share and per share amounts)
                                                              (unaudited)

                                                        Three Months Ended September 30,         Nine Months Ended September 30,
                                                      -------------------------------------     ----------------------------------
                                                           2002                 2001               2002                 2001
                                                      -------------------------------------     ----------------------------------
REVENUE..........................................         23,364                19,787              70,410               53,989

OPERATING EXPENSES:
   Network costs, excluding depreciation.........         15,310                17,754              46,825               47,199
   Selling, general and administrative
       (excluding non-cash compensation).........         12,248                16,656              42,151               48,495
   Non-cash compensation.........................            414                (2,771)              3,329               (2,769)
   Depreciation and amortization.................          7,370                 7,073              22,597               19,092
Restructuring, impairment and other charges...              (904)                2,686               8,108                4,175
                                                          ------                ------             -------              -------
         Total operating expenses................         34,438                41,398             123,010              116,192
                                                          ------                ------             -------              -------


OPERATING LOSS...................................        (11,074)              (21,611)            (52,600)             (62,203)

OTHER INCOME (EXPENSE):
   Interest income...............................            555                 2,422               1,783               11,323
   Interest expense, net of capitalized interest.         (6,890)               (7,478)            (22,831)             (22,834)
   Foreign exchange gain (loss) and other expense...        (982)                2,857               9,496               (2,745)
   Gain on early extinguishment of debt..........              -                16,009                   -               16,009
   Gain on exchange of debt for ordinary and
     preferred shares............................         91,057                     -              91,057                    -
                                                          ------                ------             -------              -------
         Total other income (expense)............         83,740                13,810              79,505                1,753
                                                          ------                ------             -------              -------

NET INCOME (LOSS) FROM CONTINUING OPERATIONS.....         72,666                (7,801)             26,905              (60,450)

DISCONTINUED OPERATIONS:
    Loss from discontinued operations (including
      loss on disposal of(euro)3,933 for the nine
      months ended September 30, 2002)                         -               (17,401)             (5,148)             (55,874)
                                                          ------                ------             -------              -------

NET INCOME (LOSS)................................         72,666               (25,202)             21,757             (116,324)
                                                          ------                ------             -------              -------

ACCRETION OF CONVERTIBLE  PREFERRED SHARES.......           (293)                    -                (293)                   -
                                                          ------                ------             -------              -------

NET INCOME (LOSS) APPLICABLE TO ORDINARY SHARES..         72,373               (25,202)             21,464             (116,324)
                                                       =========               =======             =======              =======

BASIC INCOME (LOSS) PER ORDINARY SHARE...........          91.29               (107.26)              50.75              (495.10)
                                                       =========               =======             =======              =======

DILUTED INCOME PER ORDINARY SHARE................          53.80               (107.26)              35.61)             (495.10)
                                                       =========               =======             =======              =======

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
    OUTSTANDING..................................        792,749               234,954             422,929              234,951
                                                       =========               =======             =======              =======
WEIGHTED AVERAGE NUMBER OF FULLY DILUTED
   ORDINARY SHARES OUTSTANDING...................      1,350,559               234,954             610,909              234,951
                                                       =========               =======             =======              =======


                   The accompanying notes are an integral part of these unaudited consolidated financial statements.

                                                COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                          (Stated in thousands of euro, except share amounts)
                                                              (unaudited)

                                                          Ordinary Shares               C Shares         Additional
                                                    --------------------------   --------------------     Paid-in       Deferred
                                                      Number         Amount       Number      Amount      Capital      Compensation
                                                    -----------   ------------   ----------   -------   ------------  -------------
BALANCE, January 1, 2002........................... 160,555,222         16,055            -       -          690,093        (11,192)
  Deemed contributions by LLC related to
    allocation of non-cash compensation charges....           -             -             -       -           (3,498)         2,001
  Amortization of deferred compensation............           -             -             -       -                -          2,972
  Effect of 670-for-1 reverse stock split .........(160,315,587)       (16,046)           -       -           16,046              -
  Issuance of Ordinary shares upon
    recapitalization ..............................   3,665,606            147            -       -           30,175              -
  Issuance of C shares ............................           -             -      1,548,261     62                -              -
  Accretion of Convertible Preferred A shares .....           -             -             -       -             (293)             -
  Recapitalization accrual to additional
     paid-in capital...............................           -             -             -       -             (702)             -
  Issuance of stock options........................           -             -             -       -            2,640              -
  Forfeitures of stock options.....................           -             -             -       -           (2,193)         2,193
  Cumulative translation adjustment ...............           -             -             -       -                -              -
  Net loss.........................................           -             -             -       -                -              -
                                                    -----------   ------------   ----------   -------   ------------  -------------
BALANCE, September 30, 2002........................   3,905,241            156    1,548,261      62          732,268         (4,026
                                                    ===========   ============   ==========   =======   ============  =============

[TABLE CONTINUED]
                                                       Other                        Treasury
                                                    Cumulative                     Stock at         Total
                                                   Comprehensive  Accumulated      Cost           Comprehensive
                                                      Loss          Deficit         Note 3)            Loss            Total
                                                   ------------  --------------   ------------   --------------  --------------
BALANCE, January 1, 2002...........................        747        (558,234)       (15,553)       (299,321)         121,916
  Deemed contributions by LLC related to
    allocation of non-cash compensation charges....          -               -             -                -           (1,497)
  Amortization of deferred compensation............          -               -             -                -            2,972
  Effect of 670-for-1 reverse stock split .........          -               -             -                -                -
  Issuance of Ordinary shares upon
    recapitalization ..............................          -               -             -                -           30,322
  Issuance of C shares ............................          -               -             -                -               62
  Accretion of Convertible Preferred A shares .....          -               -             -                -             (293)
  Recapitalization accrual to additional
     paid-in capital...............................          -               -             -                -             (702)
  Issuance of stock options........................          -               -             -                -            2,640
  Forfeitures of stock options.....................          -               -             -                -                -
  Cumulative translation adjustment ...............       (305)              -             -              (305)           (305)
  Net loss.........................................          -          21,757             -            21,757          21,757
                                                   ------------  --------------   ------------   --------------  --------------
BALANCE, September 30, 2002........................        442        (536,477)        (15,553)         21,452         176,872
                                                   ============  ==============  =============   ==============  ==============


                   The accompanying notes are an integral part of these unaudited consolidated financial statements.


                                                COMPLETEL EUROPE N.V. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                     (Stated in thousands of euro)
                                                              (unaudited)

                                                                       Nine Months Ended       Nine Months Ended
                                                                      September 30, 2002      September 30, 2001
                                                                    ----------------------    --------------------
OPERATING ACTIVITIES:
   Income (loss) from continuing operations...................                    26,905                 (60,450)
   Adjustments to reconcile loss from continuing operations
     to net cash flows provided by continuing operating
     activities:
     Depreciation and amortization............................                    22,597                  19,092
     Non-cash compensation....................................                     3,329                  (2,769)
     Restructuring, impairment and other charges..............                     8,108                      --
     Accretion of senior discount notes.......................                    10,090                  10,002
     Amortization of deferred financing costs.................                       574                   1,350
        Gain on early extinguishment of debt..................                         -                 (16,009)
        Gain on exchange of debt for ordinary and
          preferred shares ...................................                   (91,057)                     --
     Foreign exchange loss (gain).............................                    (9,496)                  8,197
     Changes in operating assets and liabilities:
       Decrease (increase) in accounts receivable.............                     1,934                  (3,362)
           Decrease in prepaid expenses, VAT receivables
             and other current assets.........................                     7,188                  22,020
       Decrease (increase) in other non-current assets........                      (293)                    505
       Increase (decrease) in accrued liabilities and trade
         accounts payable.....................................                   (18,162)                  3,107
       Change in net affiliate payables/receivables...........                     2,928                  (1,790)
                                                                                 -------                 -------
           Net cash used in continuing operations.............                   (35,355)                (20,107)
           Net cash used in discontinued operations...........                     2,938                 (42,822)
                                                                                 -------                 -------
                 Net cash flows used in operating activities..                   (32,417)                (62,929)
                                                                                 -------                 -------
 INVESTING ACTIVITIES:
   Expenditures for property and equipment....................                   (19,292)               (140,009)
    Change in network vendor payable..........................                        --                  (8,857)
   Expenditures for licenses..................................                        --                    (934)
   Acquisitions, net of cash acquired.........................                        --                 (12,886)
                                                                                 -------                 -------
              Net cash flows used in investing activities.....                   (19,292)               (162,686)
                                                                                 -------                 -------

 FINANCING ACTIVITIES:
    Proceeds from exercise of stock options...................                        --                      17
    Repurchase of senior notes from cash and cash equivalents.                        --                  (3,182)
    Repurchase of senior notes from restricted investments....                        --                  (8,132)
    Net proceeds from recapitalization........................                    43,678                      --
    Deferred financing costs..................................                        --                    (722)
                                                                                 -------                 -------
              Net cash flows provided by financing activities.                    43,678                 (12,019)
                                                                                 -------                 -------

   Effect of exchange rates on cash...........................                      (305)                  2,117
                                                                                 -------                 -------

NET DECREASE IN CASH AND CASH EQUIVALENTS.....................                    (8,336)               (235,517)


CASH AND CASH EQUIVALENTS, beginning of period................                    81,613                 361,698
                                                                                 -------                 -------

CASH AND CASH EQUIVALENTS, end of period......................                    73,277                 126,181
                                                                                 =======                ========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Cash paid for interest.......................................                     8,531                  14,000
 Cash paid for taxes..........................................                        -                        -

         The accompanying notes are an integral part of these unaudited consolidated financial statements.

         COMPLETEL EUROPE N.V. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                       FINANCIAL STATEMENTS (UNAUDITED)

(1) Organization and Nature of Operations

The Company's business

         CompleTel Europe N.V. ("CompleTel Europe") (together with its wholly-owned subsidiaries, the "Company") is a Dutch holding company incorporated on December 14, 1998. The Company is a facilities-based operator of a technologically advanced, high-capacity, fiber optic communications infrastructure. A facilities-based operator uses mainly its own telecommunications facilities to provide services, in contrast with non-facilities-based resellers, who purchase services of other providers and then retail the services to customers.

         The Company provides telecommunications and Internet-related services to business and government end-users, carriers and Internet service providers in targeted metropolitan areas in France. It delivers these services primarily to on-net customers directly connected to its fiber optic metropolitan area networks, or MANs. The Company has MANs in nine areas in France, covering the cities of: (1) Paris, (2) Lyon, (3) Marseille and Aix, (4) Lille, Roubaix and Tourcoing, (5) Grenoble, (6) Toulouse, (7) Nice and Sophia-Antipolis, (8) Nantes and (9) Strasbourg, Colmar and Mulhouse. The construction of the Company's MANs was completed during the last quarter of 2001. The Company's MANs are connected by its leased inter-city network.

The Company's operational restructuring

         Since its inception, the Company has generated operating losses and negative cash flow from its operating activities. The Company expects to continue to experience operating losses and negative cash flows from operations until it establishes a sufficient revenue-generating customer base. While the Company is experiencing growth in its core retail activity in France, and believes that this trend will continue, since mid-2001, the Company has been affected by the general weakness in the European markets for carrier and dial-up Internet access and Internet data center services. In light of these adverse market conditions, the Company implemented operational reorganization and restructuring measures in order to adjust its operations to foreseeable market conditions, reducing ongoing operating expenses and capital outlays. In particular, the Company implemented a major downsizing of its German operations in view of the slowdown in German telecommunications markets (particularly in the carrier and ISP segments). Further, in April 2002, the Company decided to sell its entire German operations, which sale was completed in early May 2002 (see Note 3, Discontinued Operations). In addition, faced with a significant downturn in the web hosting market, linked to the collapse of the ".com" market and installed hosting overcapacity in Europe, the Company decided to scale down the Internet data center operations it had launched in France, Germany and the United Kingdom. In France, the Company decided to integrate these activities with its retail business, while in Germany and the United Kingdom the Company exited these markets by selling its entire operations in these countries in May 2002.

         Having decided to concentrate its efforts solely in France, the Company closed its London offices and simplified its corporate headquarters structure at the end of the second quarter of 2002. The Company also introduced and continues to evaluate ongoing measures to further reduce its selling, general and administrative expenses, in particular, in its corporate headquarters functions and Internet data center operations.

The Company's Recapitalization

         Although the Company's operational restructuring described above had the desired effect of reducing ongoing operating expenses and capital outlays, the Company's funding requirements were still in excess of its capital resources. To address its funding situation, the Company effected a recapitalization plan (the "Recapitalization"), pursuant to a restructuring agreement (the "Restructuring Agreement ") dated May 15, 2002, as amended on July 29, 2002, among the Company, holders of its 14% senior discount notes due 2009 and 14% senior notes due 2010 (collectively, the "Notes") and its principal shareholders. The Recapitalization was completed on September 17, 2002, and involved:

     o   a debt for equity swap in respect of the Company's Notes,

     o the return to the holders of the senior notes due 2010 of the outstanding balance in the escrow account established to provide funds for interest payments on these senior notes,

     o   a cash investment of(euro)43.7 million, and

     o the issuance of warrants to its existing shareholders. The exercise of these warrants would result in an additional investment of up to(euro)3.3 million.

         Exchange of the Notes for Convertible Preferred B shares and Ordinary shares. The outstanding Notes were exchanged for convertible preferred B shares (the "Convertible Preferred B shares") and Ordinary shares together representing approximately 39% of CompleTel Europe's share capital outstanding (excluding the C shares described below). Pursuant to the terms of the Company's 14% senior notes due 2010, the outstanding balance in the escrow account established to provide funds for interest payments on those notes (approximately (euro)16.8 million) was distributed to holders of those notes in September 2002.

         (euro)43.7 million Investment. The Recapitalization included an investment of an aggregate of (euro)30.0 million by Meritage Private Equity Funds ("Meritage") and DeGeorge Telcom Holdings ("DeGeorge Telcom"), two of the Company's principal shareholders, in return for the issuance of convertible preferred A shares (the "Convertible Preferred A shares") and Ordinary shares, together representing approximately 40% of the Company's share capital (excluding the C shares). Meritage and DeGeorge Telcom were also issued, on a pro rata basis, a number of C shares that will cause them to hold the same number of shares for voting purposes as the former holders of the Notes. In order to limit the effect of the C shares strictly to the allocation of voting power, the C shares are structured in a way that effectively gives them only nominal economic value.

         Furthermore, certain of the holders of the senior notes due 2010 made an investment of approximately (euro)9.9 million (reflecting a reinvestment of a portion of the escrow funds released to these holders) in return for the issuance of Convertible Preferred A shares, Convertible Preferred B shares and Ordinary shares, together representing approximately 14% of CompleTel Europe's share capital (excluding the C shares).

         In addition, an institutional investor made an investment of approximately (euro)2.9 million in return for the issuance of Convertible Preferred A shares and Ordinary shares.

         Finally, several members of the Company's management and senior employees made an investment of approximately (euro)0.9 million in return for the issuance of Convertible Preferred A shares and Ordinary shares.

         Potential additional equity investments. The Restructuring Agreement also contemplates that up to an additional (euro)3.3 million may be invested in the form of the exercise of warrants for Ordinary shares. These warrants were issued on September 12, 2002 to the Company's then existing shareholders and will be exercisable between December 15, 2002 and the fifteenth day following the publication of the Company's 2002 financial statements. In the event that warrants expire unexercised, the Company has undertaken to make the Ordinary shares underlying those warrants available for subscription by the holders of its Convertible Preferred A Shares and Convertible Preferred B Shares. The Company has received a commitment from an institutional investor to take up approximately 51% of these subscription rights, if they are offered.

         Effect on financial condition. As part of the Recapitalization, all of the Company's outstanding Notes were converted into Convertible Preferred B and Ordinary shares; thereby, the Company's outstanding indebtedness effectively was eliminated. In addition, the Company raised a total of
(euro)43.7 million cash investment in its Convertible Preferred A and Ordinary shares. The Company believes that, as a result of the completion of the Recapitalization and the cash saving effect of its operational restructuring, its cash balances, together with the anticipated cash flow from its operations, will be sufficient to fully fund its operations to cash flow breakeven.

         Accounting Treatment of the Recapitalization. The Convertible Preferred A shares and Convertible Preferred B shares (together, the "Preferred shares") issued in the Recapitalization are classified outside of shareholders' equity as a result of the preferred shares having a redemption feature at a determinable future date for cash (see Note 8, Terms of the Preferred Shares).

         The Company used a relative fair value method for establishing the initial carrying value of the shares issued in return for the cash investment of (euro)43.7 million. Accordingly, the aggregate carrying value ascribed to the Convertible Preferred A and B shares, Ordinary shares and C shares does not exceed the total consideration received of (euro)43.7 million.

         The Convertible Preferred B shares issued in exchange for the Company's Notes are recorded as the sum of their redemption value and the dividends payable through the date of redemption.

         The gain on the exchange of the Company's Notes for Ordinary and Convertible Preferred B shares is calculated as the difference between (A) the carrying value of the swapped debt at September 17, 2002, and (B) the sum of:
(i) the redemption value of and the dividends payable on the Convertible Preferred B shares issued in exchange for the Notes and (ii) the fair value of the Ordinary shares issued in exchange for the Notes, minus (iii) the direct costs incurred to effect the exchange of the Notes for shares.

(2) Basis of Presentation and Summary of Significant Accounting Policies

         The accompanying interim unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") for interim financial information and are in the form prescribed by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The interim unaudited consolidated financial statements should be read in conjunction with the Company's restated audited financial statements as of and for the year ended December 31, 2001.

         Operating results for the three and nine month periods ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. Certain amounts for prior periods have been reclassified to conform to the current period presentation.

         In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the interim unaudited consolidated financial statements have been included. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Income (Loss) Per Ordinary Share

         For the three and nine months ended September 30, 2002 and 2001, basic and diluted income (loss) per ordinary share is comprised of the following (in euro):

                                                    Three Months Ended           Nine Months Ended
                                                      September 30,               September 30,
                                                   ---------------------     ------------------------
                                                    2002           2001          2002          2001
                                                   --------    ----------    ----------   -----------
Basic
Income (loss) from continuing operations....         91.29       (33.20)         62.92      (257.29)

Income (loss) from discontinued operations..             -       (74.06)       (12.17)      (237.81)
                                                   --------    ----------    ----------   -----------
Income (loss) per ordinary share............         91.29      (107.26)         50.75      (495.10)
                                                   ========    ==========    ==========   ===========
Diluted

Income (loss) from continuing operations....         53.80       (33.20)         44.04      (257.29)

Income (loss) from discontinued operations..             -       (74.06)        (8.43)      (237.81)
                                                   --------     ---------     ---------   -----------

Diluted income (loss) per ordinary share....         53.80      (107.26)         35.61      (495.10)
                                                   ========     =========     =========   ===========

Reverse Stock Splits

         On August 20, 2002, Company held an extraordinary general meeting at which its shareholders approved an amendment of the Company's Articles of Association to effect a 670-for-one reverse split of the Company's Ordinary shares, combined with a reduction of the nominal value of the resulting Ordinary shares to (euro)0.04 each. This reverse split of the Ordinary shares was effected on September 16, 2002. Furthermore, at the extraordinary general meeting, the Company's shareholders approved an amendment to the Company's Articles of Association to effect a 100-for-one reverse split of the Convertible Preferred A and B shares. This reverse split of the Company's Preferred shares was effected on September 18, 2002. All share and per share amounts have been restated to show the effect of these stock splits.

(3) Discontinued Operations

         In light of the general weakness in the European markets for carrier and dial-up Internet access and Internet data center services observed by the Company since mid-2001, the Company implemented operational reorganization and restructuring measures in order to adjust its operations to foreseeable market conditions, reducing ongoing operating expenses and capital outlays. In particular, the Company implemented a major downsizing of its German operations in the fourth quarter of 2001 in view of the slowdown in German telecommunications markets (particularly in the carrier and ISP segments). Finally, in April 2002, in connection with its Recapitalization as described in Note 1, the Company decided to sell its entire German and U.K. operations.

         On May 10, 2002, the Company sold its German operations to a third party. Pursuant to the agreement governing the terms of the sale, the Company transferred to the buyer the entire share capital of CompleTel GmbH, which, until the sale, was an indirect wholly-owned subsidiary of CompleTel Europe. Furthermore, the Company agreed to acquire from CompleTel GmbH certain transmission equipment for (euro)500,000. In addition, the Company agreed to provide the buyer free support billing and financial IT services for a period of up to 12 months after the sale. Following the sale of CompleTel GmbH, the Company no longer operates or generates revenue in Germany. In connection with the sale of its German operations, the Company entered into reciprocal agreements for terminating traffic, which will allow the Company to service its French customers that currently have, or will develop, operations in Germany.

         On May 15, 2002, the Company sold its U.K. operations to a third party. Pursuant to the agreement governing the terms of the sale, the Company transferred to the buyer the entire share capital of CompleTel UK Limited, which, until the sale, was an indirect wholly-owned subsidiary of CompleTel Europe. Following the sale of CompleTel U.K. Limited, the Company no longer operates or generates revenue in the United Kingdom.

         The Company has accounted for these transactions in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). While SFAS 144 supercedes APB Opinion 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," it retains the presentation of discontinued operations but broadens that presentation to include a component of an entity (rather than a segment of a business). In the sale transactions of both the German operations and U.K. operations, both conditions of qualifying as a component of an entity are met, that is, (a) the operations and cash flows of the component have been eliminated from the ongoing operations of the Company as a result of the disposal transaction, and
(b) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction.

         The following table presents the components of discontinued operations, as reflected in the accompanying unaudited consolidated statements of operations (in thousands):

                                                         Three Months Ended               Nine Months Ended
                                                            September 30,                   September 30,
                                                   ----------------------------   ------------------------------
                                                        2002             2001          2002              2001
                                                   -----------   --------------   ------------   --------------
Revenue.....................................        (euro) --      (euro)5,983     (euro)8,830   (euro)  15,932
Operating expenses..........................               --          (23,224)        (11,276)         (66,633)
                                                   -----------   --------------   ------------   --------------
  Operating loss............................               --          (17,241)         (2,446)         (50,701)
Other income (expense)......................               --             (160)          1,231           (5,173)
Loss on disposal of discontinued operations.               --              --           (3,933)             --
                                                   ------------  --------------   -------------  ----------------
Loss from discontinued operations...........        (euro) --   (euro) (17,401)   (euro)(5,148)  (euro) (55,874)
                                                   ===========  ===============   =============  ===============
Basic net loss from discontinued
   operations per ordinary share............        (euro) --    (euro) (74.06)   (euro)(12.17)  (euro) (237.81)
                                                   ===========  ===============   =============  ===============
Diluted net loss from discontinued
   operations per ordinary share............        (euro) --    (euro) (74.06)    (euro)(8.43)  (euro) (237.81)
                                                  ============  ===============   =============  ===============

(4) Property and Equipment

         Property and equipment includes network and network equipment, office furniture and equipment, computer equipment and software, leasehold improvements, buildings and construction in progress. These assets are stated at historical cost and are being depreciated when ready for their intended use on a straight-line basis over their estimated useful lives.

         Property and equipment consisted of the following (in thousands):

                                                             September 30,      December 31,
                                                                 2002               2001
                                                              ------------     ------------

Network and network equipment...........................     (euro)293,057    (euro)276,206
Office furniture and equipment..........................             3,114            3,602
Computer equipment and software.........................             5,603            7,152
Leasehold improvements..................................             3,629            4,096
Materials and supplies ................................                 --            5,525
Buildings...............................................               205              205
                                                              ------------     ------------
Property and equipment, in service......................           305,608          296,786
Less: accumulated depreciation..........................           (68,466)         (49,573)
                                                              ------------     -------------
Property and equipment, in service, net.................           237,142          247,213
Construction in progress................................            10,625           30,594
                                                              ------------     ------------
Property and equipment, net.............................   (euro)  247,767     (euro)277,807
                                                            ===============    =============

(5) Related Party Transaction

         In December 2000, the Company loaned William Pearson, its then President and Chief Executive Officer, the principal amount of U.S.$1.5 million. The principal amount, together with accumulated interest at the annual rate of 7% was secured by a pledge of 958,000 of Mr. Pearson's ordinary shares in the Company and was originally scheduled to be due and payable on the earlier of December 31, 2001, or 180 days after any termination of employment. Effective as of December 11, 2001, the maturity date for this loan was extended to December 31, 2002, or 180 days after any termination of employment. As a result of Mr. Pearson's resignation on February 22, 2002, the loan was due and payable on August 19, 2002. However, Mr. Pearson has indicated that he is unable to repay the full amount owed and has asserted that the loan was made to him solely with recourse to the collateral. Accordingly, and in light of the decline in current fair market value of the collateral, the Company recorded a (euro)1.9 million reserve for the full loan amount and accrued interest. The Company is pursuing collection of the full amount of the loan.

(6) Indebtedness

         Long-term debt consists of the following (in thousands):

                                                                                 September 30,     December 31,
                                                                                     2002              2001
                                                                                     ----              ----

   14% Senior Discount Notes, face amount $120.5 million, due 2009, effective interest rate of 15.1%, converted to euro at December 31, 2001 at exchange
   rate 0.8901................................................................     (euro)--        (euro)99,333
   14% Senior Notes, due 2010.................................................           --             121,870
   Other long-term debt.......................................................        4,063               6,532
                                                                                -----------       --------------
   Total long-term debt.......................................................  (euro)4,063       (euro)227,735
                                                                                ===========       =============


         The 14% Senior Discount Notes due 2009 and the 14% Senior Notes due 2010 were exchanged for Convertible Preferred B shares and Ordinary shares upon the closing of the Company's Recapitalization on September 17, 2002 (see
Note 1).

(7) Commitments and Contingencies

         Legal Proceedings

         The Company is not party to any pending legal proceedings that it believes would, individually or in the aggregate, have a material adverse effect on its financial condition, results of operations or its cash flows.

(8)  Terms of the Preferred Shares

         Dividends. The holders of Preferred shares are entitled to receive a dividend equal to 11% per annum, compounded quarterly, calculated over an amount of (euro)2,010.00 per Preferred share for the period commencing July 1, 2004, and until the cancellation or conversion of the Preferred shares in accordance with their terms.

         Redemption. Upon liquidation, the Preferred shares are entitled to receive, prior to any distribution in respect of the Ordinary shares, an amount in cash equal to (euro)2,010.00 per share, or approximately (euro)73.7 million in the aggregate. Furthermore, on August 20, 2002, CompleTel Europe's extraordinary general meeting of shareholders adopted a resolution to authorize the redemption, on July 1, 2007, of all of the Preferred shares issued in the Recapitalization, in accordance with their terms. Upon the redemption of the Preferred shares, their holders will be entitled to receive a redemption value of (euro)6,030.00 per share. If at such time the Company does not have access to sufficient funds to redeem all the then outstanding Preferred shares, the holders of Convertible Preferred A shares shall have the right to receive (euro)2,010.00 per share. After the Company similarly pays the holders of Convertible Preferred B shares, the Company will distribute any remaining surplus proportionally to the holders of Preferred shares up to the remaining balance of (euro)4,020.00 per share. Assuming that none of the Preferred shares issued in the Recapitalization are converted prior to the redemption date, the aggregate redemption value due on the Preferred Shares would be approximately (euro)221.0 million. The Preferred shares are classified outside of shareholder's equity as a result of the Preferred shares having a redemption feature at a determinable future date for cash.

         Conversion. Each Preferred share is convertible into one hundred Ordinary shares at any time at the option of the holder of the Preferred share and is entitled to customary anti-dilution adjustments in relation to share dividends, share splits and similar transactions. In addition, if at the time of conversion, there are accrued but unpaid dividends in respect of the Preferred shares, holders of the Preferred shares will be entitled to receive such accrued but unpaid dividends. The Preferred shares are subject, at any time, to mandatory conversion if a two-thirds majority of the total outstanding Preferred shares elect to do so with respect to all of the Preferred shares.

         Liquidation preference. In accordance with their respective terms, in the event of a liquidation of CompleTel Europe, the Convertible Preferred A shares rank senior to the Convertible Preferred B shares, which rank senior to the Ordinary shares.

(9) Revenue

         The Company generates revenue from four primary categories of service offering, including: (i) retail voice services, (ii) retail data and Internet services, (iii) carrier services, and (iv) ISP (Internet service providers) dial-up services.

         The following table presents the Company's revenue by category of service offering (in thousands):

                                                  Three Months Ended September 30,    Nine Months Ended September 30,
                                                  --------------------------------    -------------------------------
Revenue Category                                       2002              2001              2002             2001
----------------                                       ----              ----              ----             ----

Retail Voice................................    (euro)13,517       (euro)7,821      (euro)38,223     (euro)19,167
Retail Data and Internet....................           4,270             2,780            12,452            6,793
Carrier.....................................           3,054             2,704            10,223            6,919
ISP.........................................           2,523             6,482             9,512           21,110
                                                ------------      ------------      ------------     ------------
     Total                                      (euro)23,364     (euro) 19,787     (euro) 70,410    (euro) 53,989
                                                ============     =============     =============    =============


(10) Segment Reporting

         Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

         Historically, management has evaluated the Company's development efforts and results according to the geographic location of its markets in France, Germany and the UK. As discussed in Note 3, the Company sold and discontinued its operations in Germany and the United Kingdom in May 2002. Having decided to concentrate its efforts solely in France, the Company closed its London offices and simplified its corporate headquarters structure at the end of the second quarter of 2002. Consequently, the Company's French operations constitute its sole operating "segment."

(11) Restructuring, Impairment and Other Charges

         In connection with the Company's restructuring efforts during the second half of 2001, the Company recognized approximately (euro)6.0 million in restructuring and impairment charges in its continuing operations for the year ended December 31, 2001. In addition, during that period, the Company recognized during that period, restructuring and impairment charges, totaling
(euro)158.5 million, in its discontinued operations in Germany and the United Kingdom (See Note 3). These charges consist of the following (in millions):

Write-down of German and United Kingdom assets...............  (euro)142.7
Write-down of materials and supplies.........................          6.0
Restructuring charges(1).....................................         15.8
                                                               -----------
Total........................................................  (euro)164.5
                                                               ===========

____________________

(1) Includes (euro)6.0 million of restructuring charges recognized by CompleTel Europe and its French operations and reflected in loss from continuing operations.

Impairment charges

         In light of adverse market conditions and as part of the Company's efforts to reduce its ongoing operating expenses and capital outlays, in the fourth quarter of 2001 the Company decided to significantly scale-back its operations in Germany and exit the market in the United Kingdom. As a result of this decision, and in light of the adverse conditions in these markets, the Company determined, in accordance with its policy relating to recoverability of long-lived assets, that it was unlikely to recover its investment in these assets (whether by utilizing these assets in its business or through disposition) and thus, that the values of its German and U.K. assets (consisting of network property and equipment, including switches, network plant, customer access equipment and operational support systems) were impaired as of December 31, 2001. Accordingly, the Company recorded total charges of (euro)142.7 million to write-down the carrying values of these assets to their estimated fair market values using a discounted cash flow approach.

         In addition, as a result of its decision to significantly scale-back operations in Germany, the Company had materials and supplies in excess of what it needed in order to complete construction of its networks under its revised business plan. Accordingly, the Company revalued these excess materials and supplies, resulting in the write-down of all these excess materials and supplies to the lower of cost or market value, as of December 31, 2001. All of these charges are reflected in loss from discontinued operations, as discussed further in Note 3.

Restructuring charges

         The Company's restructuring charges relate primarily to severance costs associated with the reductions in the size of the Company's workforce in France, Germany and the United Kingdom during 2001, charges incurred as a result of lease terminations and the renegotiation of interconnection agreements in connection with the sale of the Company's operations in Germany and the United Kingdom and costs associated with the Company's Recapitalization efforts (see Note 1).

         Since the Company began its restructuring efforts in June 2001, the Company has incurred the following restructuring charges (in thousands):

                                         Summary of Restructuring Charges
                                             as of September 30, 2002
                                                                                          Europe
                                                                                          HQ and
                                        France        Germany(5)         UK(5)            other         Total
                                        ------        ----------         -----            -----         -----
Severance (1)...................       (euro)1,151      (euro)2,399      (euro)527       (euro)603     (euro)4,680
Facilities and Network (2)......             1,558            5,194            992               -           7,744
Other (3).......................                20              601             50           2,694           3,365
                                        ----------      -----------    -----------     -----------    ------------
Accrual Balance,
   December 31, 2001............             2,729            8,194          1,569           3,297          15,789
   Less: payments and changes in
   accruals through September 30,
   2002.........................            (1,818)          (8,194)        (1,569)          1,064         (10,517)
                                        ----------      -----------    -----------     -----------    ------------
Accrual balance,
 September 30, 2002(4)..........         (euro)911        (euro)-          (euro)-     (euro)4,361     (euro)5,272
                                        ==========      ===========    ===========     ===========    ============

_______________________________

     (1) Severance charges relate to estimated termination salaries and benefits in connection with the termination of employees, related outplacement fees and other related benefits.

     (2) Facilities and network charges relate to costs to terminate or renegotiate facilities and equipment leases and interconnection agreements.

     (3) Other charges primarily relate to legal and consulting costs incurred in connection with the Company's operational restructuring and Recapitalization.

     (4)  Outstanding accruals are expected to be paid prior to December
          31, 2002.

     (5) Restructuring charges for the Company's former operations in Germany and the United Kingdom are reflected in loss from discontinued operations (see Note 3).

Other charges

         Other charges of (euro)1.9 million are related to a reserve made in connection with the decrease in value of the collateral for a loan extended by the Company to William Pearson, its former President and Chief Executive Officer (see Note 5).

(12) New Accounting Standards

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS 142 requires intangible assets to be recognized if they arise from contractual or legal rights or are "separable," that is, if it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that more intangible assets will be recognized under SFAS 142 than its predecessor, APB Opinion No. 16, although in some instances previously recognized intangibles will be subsumed into goodwill.

         Under SFAS 142, goodwill will no longer be amortized on a straight line basis over its estimated useful life, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. A reporting unit is defined as a SFAS No. 131 (see Note
9) operating segment or one level lower. Goodwill will no longer be allocated to other long-lived assets for impairment testing under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." Under SFAS 142, intangible assets with indefinite lives will not be amortized. Instead, they will be carried at the lower of cost or market value and be tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives.

         The Company adopted SFAS 141 and 142 effective January 1, 2002. Accordingly, the Company discontinued amortizing its remaining balance of goodwill of approximately (euro)5.8 million effective January 1, 2002. The Company estimates that the adoption of these statements did not have a material impact on its results of operations, financial position or cash flows.

         The goodwill amortization expense and net loss of the Company for the three and nine month periods ended September 30, 2002 and 2001 are as follows (euro, in thousands (except per share information)):

                                         Three Months Ended September 30,     Nine Months Ended September 30,
                                         --------------------------------    -------------------------------
                                           2002               2001              2002               2001
                                         ----------       -----------        -----------         ----------
Reported net income (loss) applicable
to ordinary shares..................         72,373          (25,202)             21,464          (116,324)

Add back: goodwill amortization.....             --               201                 --                356
                                         ----------       -----------        -----------         ----------
Adjusted net income (loss)
   applicable to ordinary shares....         72,373          (25,001)             21,464          (115,968)
                                         ==========       ===========        ===========         ==========
Basic net income (loss) per ordinary
   share............................          91.29          (107.26)              50.75           (495.10)
                                         ==========       ===========        ===========         ==========
Adjusted basic net income (loss) per
   ordinary share...................          91.29          (106.41)              50.75           (493.59)
                                         ==========       ===========        ===========         ==========
Diluted net income (loss) per
   ordinary share...................          53.80          (107.26)              35.61           (495.10)
                                         ==========       ===========        ===========         ==========
Adjusted diluted net income (loss)
per ordinary share..................          53.80          (106.41)              35.61           (493.59)
                                         ==========       ===========        ===========         ==========

         The carrying amount of the Company's licenses as of September 30, 2002, was approximately (euro)1.0 million, with corresponding accumulated amortization of (euro)0.2 million. The carrying amount of the Company's goodwill as of September 30, 2002, was (euro)5.8 million.

         In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 establishes accounting requirements for retirement of obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of cost to expense, (4) subsequent measurement of the liability, and (5) related financial statement disclosure. SFAS 143 requires that the fair value of the liability for an asset retirement obligation be recognized in the period during which it is incurred, if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying value of the asset and depreciated over the life of the associated asset. SFAS 143 requires the measurement of changes in the liability for an asset retirement obligation due to the passage of time by applying an interest method of allocation to the amount of the liability at the beginning of a reporting period. The interest rate used to measure that change is the credit-adjusted-risk-free rate that existed when the liability was initially measured. Finally, SFAS 143 requires such changes in liability for asset retirement obligations to be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS 143 applies to fiscal years beginning after June 15, 2002. The Company does not anticipate that the adoption of SFAS 143 will have a material impact on its results of operations, financial position, or cash flows.

         In August 2001, the Financial Accounting Standards Board issued SFAS
144. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." While it supersedes APB Opinion 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," it retains the presentation of discontinued operations but broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. Under SFAS 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. SFAS 144 also establishes a probability weighted cash flow estimation approach to deal with situations in which there is a range of cash flows that may be generated by the asset being tested for impairment. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale.

         SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The provisions of SFAS 144 are generally to be applied prospectively. Other than the restatement of the Company's financial statements to report in discontinued operations the results of its German and U.K. operations, which were disposed of in May 2002, the adoption of SFAS 144 on January 1, 2002 did not have a material impact on the Company's results of operations, financial position, or cash flows.

         In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds SFAS 4 "Reporting Gains and Losses from Extinguishment of Debt" and also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. SFAS 145 applies to fiscal years beginning after May 15, 2002. Other than the classification in its statement of operations of the gain resulting from the September 17, 2002 Recapitalization, the adoption of SFAS 145 did not have a material impact on the Company's results of operations, financial position, or cash flows.

         In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 replaces Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 will be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS 146 to have a material impact on its results of operations, financial position, or cash flows.

                             COMPLETEL EUROPE N.V.

       Up to 326,778 Ordinary Shares Issuable Upon Exercise of Warrants


                                  Prospectus

                                Dated __, 2002

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, payable by the Registrant in connection with the sale of shares being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.


             SEC registration fee                               $     295
             Euronext Paris listing fee                         $       0
                                                                 --------
             Legal fees and expenses                            $ 100,000
             Accounting fees and expenses                       $  50,000
                                                                 --------
             Miscellaneous expenses                             $       0
                                                                 ---------

                  Total                                         $ 150,295
                                                                 ========


ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Articles of Association include provisions to indemnify the members of the Supervisory Board and the Board of Management against any liabilities resulting from proceedings against such member in connection with such member's actions as a member of the Supervisory Board or the Board of Management, as the case may be, if such member acted in good faith and in a manner he believed to be in the Registrant's best interests.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.      UNDERTAKINGS

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of December 2002.


                                    COMPLETEL EUROPE N.V.,
                                    a public limited liability company
                                    organized under the laws of The Netherlands


                                    By:      /s/ Jerome de Vitry
                                    -------------------------------------------
                                    Name:    Jerome de Vitry
                                    Title:   Managing Director, Chief Executive
                                             Officer and President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                                     Title                                 Date
          ---------                                     -----                                 ----
By:   /s/ Jerome de Vitry                  Chief Executive Officer,
     --------------------------            President and Managing Director               December 11, 2002
Name:  Jerome de Vitry                     (Principal Executive Officer)


By:   /s/ Alexandre Westphalen             Vice President, Finance                       December 11, 2002
     --------------------------            (Principal Financial Officer)
Name:  Alexandre Westphalen


By:   /s/ John M. Hugo                     Chief Accounting Officer and                  December 11, 2002
     --------------------------            Corporate Controller
Name:  John M. Hugo                        (Principal Accounting Officer)


By:   *                                    Supervisory Director                          December 11, 2002
     --------------------------
Name:  James C. Allen


By:  /s/ Lawrence F. DeGeorge              Supervisory Director                          December 11, 2002
     --------------------------
Name:  Lawrence F. DeGeorge


--------------------------
* By:   /s/ Alexandre Westphalen
        --------------------------
 Name:  Alexandre Westphalen, Attorney-in-fact


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerome de Vitry, Alexandre Westphalen and John M. Hugo, and each of them, his attorneys-in-fact, with full power of substitution, for him in any and all capacities, to sign a registration statement to be filed with the Securities and Exchange Commission (the "Commission") on Form S-1 to be filed by CompleTel Europe N.V., a public limited liability company organized under the laws of The Netherlands (the "Company"), and any and all amendments (including post-effective amendments) thereto and any abbreviated registration statement in connection with this Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission; and to sign all documents in connection with the qualification and sale of the Securities with Blue Sky authorities and with the National Association of Securities Dealers, Inc. and Euronext Paris; granting unto said attorneys-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in the premises, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

          Signature                                     Title                                 Date
          ---------                                     -----                                 ----
By:   /s/ Jerome de Vitry                  Chief Executive Officer,
     --------------------------            President and Managing Director               December 11, 2002
Name:  Jerome de Vitry                     (Principal Executive Officer)


By:   /s/ Alexandre Westphalen             Vice President, Finance                       December 11, 2002
     --------------------------            (Principal Financial Officer)
Name:  Alexandre Westphalen


By:   /s/ John M. Hugo                     Chief Accounting Officer and                  December 11, 2002
     --------------------------            Corporate Controller
Name:  John M. Hugo                        (Principal Accounting Officer)


By:   *                                    Supervisory Director                          December 11, 2002
     --------------------------
Name:  James C. Allen


By:  /s/ Lawrence F. DeGeorge              Supervisory Director                          December 11, 2002
     --------------------------
Name:  Lawrence F. DeGeorge


         Authorized U.S. Representative. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the undersigned in the capacity and on the date indicated.

            Name                                       Capacity                                Date
            ----                                       --------                                ----

Puglisi & Associates

By:   /s/ Donald Puglisi                    Authorized U.S. Representative               December 9, 2002
Name:  Donald Puglisi                        for the Registrant
Title:  Managing Director


                                                             EXHIBIT INDEX


        EXHIBIT NO.            DESCRIPTION

          2.1(1)               Restructuring Agreement, dated May 15, 2002, as amended as of July 29, 2002, among
                               (i) an ad hoc committee of holders of the registrant's 14% senior discount notes due 2009 and 14% senior notes due 2010, constituting over 75% of its outstanding
                               Notes, (ii)  Meritage Private Equity Funds and (iii) DeGeorge Telcom Holdings
          4.1(13)              Restated and Amended Articles of Association of CompleTel Europe N.V.
          4.3(13)              Form of Warrant Agreement
          5.1                  Opinion of Stibbe regarding legality of the securities being registered
          10.1(10)             CompleTel Europe N.V. 2000 Stock Option Plan, as amended
          10.2(5)              Purchase Agreement, dated August 4, 1999, between CompleTel GmbH and Siemens AG
          10.3(4)              Supply Agreement, dated January 8, 1999, between CompleTel SAS and Matra Nortel
                               Communications
          10.4(4)              Arrete, dated November 17, 1998, as amended by Arrete dated November 7, 2000
                               (which extended the license to an additional region) authorizing CompleTel SAS to set up and operate a telecommunications network open to the public and to supply the public with the telephone service in certain regions of France, as published
                               December 13, 1998
          10.5(7)              Extension of French License, dated November 17, 2000
          10.6(6)              Amended Employment Agreement by and between CableTel Management, Inc. and William
                               H. Pearson, dated June 30, 2000
          10.7(6)              Amended Employment Agreement by and between CableTel Management, Inc. and David
                               Lacey, dated June 30, 2000
          10.8(7)              Service Agreement, dated June 11, 1999, between iPcenta Limited and Martin Rushe
          10.9(7)              Employment Agreement, dated February 2001, between CompleTel Headquarters Europe
                               SAS and Jerome de Vitry
          10.10(6)             Amended and Restated Executive Securities Agreement by and between CompleTel LLC and Martin Rushe, dated January 15, 2000
          10.11(7)             Repurchase and Restriction Agreement, dated November 27, 2000, between CompleTel
                               LLC and Martin Rushe
          10.12(7)             Form of Contribution and Restriction Agreement, dated November 27, 2000, between
                               CompleTel LLC and the Executive Officers identified in the attached schedule
          10.13(3)             Promissory Note, dated March 23, 2000, between Martin Rushe as maker and iPcenta
                               Limited as payee
          10.14(3)             Letter Agreement, dated March 23, 2000, between Martin Rushe and iPcenta Limited
          10.15(11)            Promissory Note, as amended, dated December 21, 2000, between William Pearson as maker and CompleTel Europe N.V. as payee
        10.16(11)              Form of Loan Agreement, dated March 31, 2000, between CompleTel Europe N.V. and
                               Employee relating to loan from Paribas to the Employee, together with schedule identifying the final agreements entered into under the form
        10.17(11)              Form of Letter Agreement between CompleTel Europe N.V. and Employee relating to loan from Paribas to the Employee, together with schedule identifying the final agreements entered into under the form
        10.18(8)               Employment Agreement, dated as of March 1, 2001, between Timothy A. Samples and
                               Cabletel Management, Inc.
        10.19(8)               Secondment Agreement, dated April 2001, by and among CableTel Management, Inc.,
                               Timothy A. Samples and CompleTel Headquarters UK Ltd.
        10.20(8)               Non-qualified Stock Option Agreement, dated as of March 14, 2001, between
                               CompleTel Europe N.V. and Timothy A. Samples
        10.21(8)               Loan Agreement and Promissory Note, dated April 2, 2001, between Timothy A.
                               Samples and CompleTel Europe N.V.
        10.22(9)               Employment Agreement, dated as of November 1, 2001, between J. Lyle Patrick and
                               Cabletel Management, Inc.
        10.23(10)              Secondment Agreement, dated November 1, 2001, among CableTel Management, Inc., J.
                               Lyle Patrick and CompleTel Headquarters UK Ltd.
        10.24(11)              Retention Agreement, dated March 15, 2002, between CableTel Management Inc. and
                               Timothy A. Samples
        10.25(11)              Retention Agreement, dated March 15, 2002, between CableTel Management, Inc. and
                               J. Lyle Patrick
        10.26(11)              Summary of a Retention Agreement, dated March 15, 2002, between CompleTel Europe
                               N.V. and Jerome de Vitry
        10.27(12)              Resignation Agreement, dated May 17, 2002, among CompleTel Europe N.V., CableTel
                               Management Inc. and Timothy A. Samples
        10.28(12)              Non-Qualified Stock Option Agreement, dated May 17, 2002, between CompleTel Europe
                               N.V. and Timothy A. Samples
        10.29(12)              Resignation Agreement, dated May 17, 2002, between CompleTel Europe N.V., CableTel
                               Management, Inc. and J. Lyle Patrick
        10.30(12)              Non-Qualified Stock Option Agreement, dated May 17, 2002, between CompleTel Europe
                               N.V. and J. Lyle Patrick
        10.31                  Translation of Employment Agreement, dated July 16, 2002, between CompleTel SAS and Jerome de Vitry
        21.1                   List of Subsidiaries of the Registrant (included in "Business--General Corporate
                               Information")
        23.1                   Consent of Deloitte & Touche Accountants
        23.2                   Consent of Stibbe (included in Exhibit 5.1)
        23.3                   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
        24.1                   Power of Attorney (included on signature page of this registration statement)

       (1)    Previously filed as exhibits to the Registrant's Current Reports on Form 8-K, filed with the Securities and Exchange Commission on May 23, 2002 and September 4, 2002.

       (2)    Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended
              September 30, 2002 and incorporated herein by reference

       (3)    Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended
              March 31, 2000 and incorporated herein by reference.

       (4)    Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, file number
              333-82305, filed with the Securities and Exchange Commission on July 2, 1999 and incorporated herein by reference.

       (5)    Previously filed as an exhibit to the Post-Effective Amendment No. 1 to the Registrant's Registration
              Statement on Form S-4, file number 333-82305, filed with the Securities and Exchange Commission on January
              31, 2000 and incorporated herein by reference.

       (6)    Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, file number
              333-41126, filed with the Securities and Exchange Commission on July 11, 2000 and incorporated herein by reference.

       (7)    Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December
              31, 2000, filed with the Securities and Exchange Commission on April 2, 2001 and incorporated herein by reference.

       (8)    Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended
              March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

       (9)    Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended June
              30, 2001, filed with the Securities and Exchange Commission on August 14, 2001 and incorporated herein by reference.

       (10)   Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended
              September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001 and
              incorporated herein by reference.

       (11)   Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December
              31, 2001, filed with the Securities and Exchange Commission on April 1, 2002 and incorporated herein by reference.

       (12)   Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended
              March 31, 2002, filed with the Securities and Exchange Commission on May 15, 2002 and incorporated herein by reference.

       (13)   Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1, file number
              333-99501, filed with the Securities and Exchange Commission on September 13, 2002 and incorporated herein by reference.
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